Exhibit 10.3

EXECUTION VERSION

FOURTH AMENDMENT, dated as of June 7, 2019 (this “Fourth Amendment”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “Borrower”), THE NMG SUBSIDIARY LLC, a Delaware limited liability company (the “New Borrower”), each Co-Borrower party to the Credit Agreement (defined below), and, collectively, with the Borrower and the New Borrower, the “Borrower Parties”, each Guarantor party to the Credit Agreement (defined below), NMG SALON HOLDINGS LLC, a Delaware limited liability company, NMG SALONS LLC, a Delaware limited liability company, NMG FLORIDA SALON LLC, a Florida limited liability company, NMG CALIFORNIA SALON LLC, a California limited liability company, NMG TEXAS SALON LLC, a Texas limited liability company and NMG TERM LOAN PROPCO LLC, a Delaware limited liability company (the “New Guarantors”), each Guarantor party to the Credit Agreement and, collectively, with Holdings and the New Guarantors, the “Guarantors” and the LENDERS party hereto, to the REVOLVING CREDIT AGREEMENT, dated as of October 25, 2013 (as amended by the First Incremental Amendment to Revolving Credit Agreement, dated as of October 10, 2014, the Second Amendment to Revolving Credit Agreement, dated as of October 27, 2016, the Third Amendment to Revolving Credit Agreement, dated as of March 22, 2019, and as the same may be further amended, restated, amended and restated, supplemented and/or otherwise modified prior to the Fourth Amendment Effective Date referred to below, the “Credit Agreement”), among Holdings, the Borrower, the Co-Borrowers party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other parties party thereto from time to time.  Capitalized terms used but not otherwise defined in this Fourth Amendment shall have the respective meanings assigned to such terms in the Credit Agreement (as amended, restated, amended and restated, supplemented and/or otherwise modified, including by this Fourth Amendment).

A.                                    Pursuant to the Credit Agreement, the Lenders have extended credit to the Borrower pursuant to the terms and subject to the conditions set forth therein.

B.                                    Pursuant to Section 10.08 of the Credit Agreement, the Borrower, Holdings and other Loan Parties party hereto and the Lenders party hereto (the “Lender Parties”, and each individually, a “Lender Party”) desire to amend the Loan Documents as provided herein and enter into the agreements set forth in this Fourth Amendment.

C.                                    The Lender Parties executing this Fourth Amendment constitute Required Lenders under the Credit Agreement.

Accordingly, in consideration of the mutual agreements contained in this Fourth Amendment and other good and valuable consideration, the sufficiency and receipt of which are acknowledged by the parties hereto, and subject to the terms and conditions set forth in this Fourth Amendment, the parties agree as follows:

SECTION 1.                            Amendments; Joinder of the New Borrower and Guarantors.

(a)                                 Credit Agreement.  Effective as of Fourth Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example:  bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Annex A hereto.

(b)                                 Schedules.  All Schedules to the Credit Agreement are hereby amended and restated by deleting each such schedule in its entirety and replacing such schedule with the schedule set forth on Annex B hereto.

(c)                                  Exhibits.  All Exhibits to the Credit Agreement are hereby amended and restated by deleting each such Exhibit in its entirety and replacing such Exhibit with the Exhibit set forth on Annex C hereto.

(d)                                 The New Borrower, by its signature to this Fourth Amendment, shall become a Borrower and a Subsidiary Loan Party under the Credit Agreement and a Grantor under the Amended and Restated ABL Collateral and Guarantee Agreement (“Collateral Agreement”) with the same force and effect as if originally named therein as a Subsidiary Loan Party, a Loan Party, a Borrower and a Grantor, as applicable, and the New Borrower hereby (i) agrees to all the terms and provisions of (A) the Credit Agreement applicable to it as a Borrower and a Subsidiary Loan Party thereunder and (B) the Collateral Agreement applicable to it as a Grantor thereunder.  Each reference to a “Co-Borrower” or a “Borrower Party” in the Credit Agreement and each reference to a “Subsidiary Loan Party,” a “Loan Party” or a “Grantor” in the Collateral Agreement shall be deemed to include the New Borrower.

(e)                                  Each New Guarantor party hereto that was not party to the Collateral Agreement (as in effect prior to the date hereof), by its respective signature to this Fourth Amendment, shall become a Guarantor, a Subsidiary Loan Party and a Loan Party for all purposes under the Credit Agreement and a Subsidiary Loan Party, a Loan Party, a Guarantor and (if applicable, as set forth in the Collateral Agreement, and for the avoidance of doubt, other than NMG Term Loan PropCo LLC) a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, a Loan Party, a Guarantor and, if applicable, a Grantor, and each New Guarantor hereby (i) agrees to all the terms and provisions of (A) the Credit Agreement applicable to it as a Guarantor, a Subsidiary Loan Party and Loan Party thereunder and (B) the Collateral Agreement applicable to it as a Subsidiary Loan Party, a Loan Party, a Guarantor and, if applicable, a Grantor thereunder.  Each reference to a “Guarantor”, a “Subsidiary Loan Party”, or a “Loan Party” in the Credit Agreement and each reference to a “Subsidiary Loan Party”, a “Loan Party,” a “Guarantor,” or, if applicable, a “Grantor”, in the Collateral Agreement shall be deemed to include each New Guarantor.  For the avoidance of doubt, each Lender Party party hereto hereby consents to the amendment and restatement of the Collateral Agreement (as defined in the Credit Agreement) in the form attached on Annex D hereto, which amendment and restatement shall become effective on the Fourth Amendment Effective Date.

SECTION 2.                            Representations and Warranties. Each Loan Party party hereto hereby represents and warrants to the Administrative Agent and each Lender Party party hereto that:

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(a)                                 no Default or Event of Default has occurred and is continuing as of the Fourth Amendment Effective Date, or would exist immediately after giving effect to this Fourth Amendment; and

(b)                                 all of the representations and warranties contained in the Credit Agreement are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to the Fourth Amendment Effective Date and immediately after giving effect to this Fourth Amendment; and

(c)                                  this Fourth Amendment has been duly authorized, executed and delivered by each of Holdings and the Borrower and each of this Fourth Amendment and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation, enforceable against each Loan Party in accordance with its terms.

(d)                                 The execution, delivery and performance by each Loan Party party hereto of this Fourth Amendment and the consummation of the transactions contemplated hereby will not violate (i) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party party hereto, (ii) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (iii) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party party hereto is a party or by which any of them or any of their property is or may be bound, in each case of clause (i), (ii) or (iii), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.                            Effectiveness; Amendments. This Fourth Amendment shall become effective as of the date first written above (such date, the “Fourth Amendment Effective Date”) when:

(a)                                 the Lender Parties party hereto shall have received counterparts of this Fourth Amendment (including via facsimile or electronic transmission (including Adobe pdf copy)) that, when taken together, bear the signatures of Holdings, the Borrower, the New Borrower, each other Co-Borrower, the New Guarantors, the Guarantors and the Lender Parties constituting the Required Lenders;

(b)                                 The Administrative Agent shall have received a customary legal opinion of each of (A) Kirkland & Ellis LLP, special counsel to Holdings, the Borrower, the New Borrower, each other Co-Borrower, the New Guarantors and each other Guarantor, (B) K&L Gates LLP, local counsel to Worth Avenue Leasing Company and NMG Florida Salon LLC and local counsel to NM Nevada Trust, and (C) Stinson Leonard Street LLP, local counsel to NMGP, LLC;

(c)                                  The Administrative Agent shall have received (A) a certificate of a Responsible Officer of each Loan Party party hereto (1) certifying the resolutions of the board of directors, members or other body authorizing the execution, delivery and performance by such

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Loan Party of this Fourth Amendment, (2) containing an incumbency and specimen signature identifying by name and title of the officers of each Loan Party party hereto authorized to sign this Fourth Amendment (or certifying that the signatures of such officers previously delivered to the Administrative Agent remain true and correct) and (3) containing appropriate attachments, including the organization documents of each Loan Party party hereto certified, if applicable, by the relevant authority of the jurisdiction of organization of such Loan Party (or certifying that the organization documents of such Loan Party previously delivered to the Administrative Agent remain true and correct) and (B) a good standing certificate (or other equivalent certificate to the extent such status or analogous concept applies to such jurisdiction of organization) as of a recent date for each such Loan Party from its respective jurisdiction of organization;

(d)                                 On and as of the Fourth Amendment Effective Date, (A) no Default or Event of Default has occurred and is continuing, or would exist immediately after giving effect to this Fourth Amendment and (B) all of the representations and warranties contained in the Loan Documents are true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to the Fourth Amendment Effective Date and immediately after giving effect to this Fourth Amendment; the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying as to the matters set forth in this Section 3(d) and Section 3(e) below;

(e)                                  All (v) conditions precedent expressly set forth in (A) the TSA, (B) the material documents governing the New Second Lien Notes (including the Second Lien Notes Indenture), (C) the material documents governing the New Third Lien Notes (including the Third Lien Notes Indenture), (D) the material documents governing the MT Preferred Equity (as defined in the TSA) (including the applicable Certificate of Designation and material organizational documents), and (E) the material documents governing the Term Loans (including the 2019 Term Loan Extension Amendment), necessary to implement the Recapitalization Transactions, shall have been, or concurrently with the effectiveness of this Fourth Amendment shall be, satisfied (or waived in accordance therewith) and New Second Lien Notes in the face amount of $550,00,000 shall have been issued;

(f)                                   The Administrative Agent shall have received the duly executed and delivered Collateral Agreement among the Collateral Agent and the Loan Parties party thereto and each as defined therein.

(g)                                  The ABL/Term/Notes Intercreditor Agreement, dated as of the date hereof (the “ABL Intercreditor Agreement”), among Holdings, the Borrower Parties, the Administrative Agent, the Collateral Agent, the ABL Facility Administrative Agent, the Second Lien Notes Collateral Agent and the Third Lien Notes Collateral Agent shall have been duly executed and delivered by each party thereto, and shall be in full force and effect;

(h)                                 the Borrower shall have paid to the Administrative Agent and the Lenders all fees, costs and out-of-pocket expenses (including, without limitation, reasonable, documented and invoiced fees, charges and disbursement of a single counsel which shall be White & Case

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LLP) then due and payable to the Administrative Agent and the Lenders in accordance with the Credit Agreement, as amended hereby, to the extent then invoiced and due; and

(i)                                     All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least five (5) calendar days prior to the Fourth Amendment Effective Date, will be provided not later than the date that is three (3) calendar days prior to the Fourth Amendment Effective Date.

(j)                                    The Administrative Agent shall have received a completed Perfection Certificate dated the Fourth Amendment Effective Date and signed by a Responsible Officer of Holdings and the Borrower.

This Fourth Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Loan Parties party hereto and the Lender Parties constituting Required Lenders.

SECTION 4.                            Credit Agreement. Except as expressly set forth in this Fourth Amendment, this Fourth Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document.  In addition, except as expressly set forth in this Fourth Amendment, this Fourth Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are, except as expressly set forth in this Fourth Amendment, ratified and affirmed in all respects and shall continue in full force and effect.  Nothing in this Fourth Amendment shall be deemed to entitle Holdings or the Borrower or any other Loan Party to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  Upon the Fourth Amendment Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement as modified by this Fourth Amendment.  Upon the Fourth Amendment Effective Date, this Fourth Amendment shall constitute a “Loan Document” (as defined in the Credit Agreement).

SECTION 5.                            Novation. The parties hereto expressly acknowledge that it is not their intention that this Fourth Amendment or any of the other Loan Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, but rather constitute a modification thereof or supplement thereto pursuant to the terms contained herein. The Credit Agreement and the Loan Documents, in each case as amended, modified or supplemented hereby, shall be deemed to be continuing agreements among the parties thereto, and all documents, instruments, and agreements delivered, as well as all Liens created, pursuant to or in connection with the Credit Agreement and the other Loan Documents shall remain in full force and effect, each in accordance with its terms (as amended, modified or supplemented by this Fourth Amendment or otherwise).

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SECTION 6.                            APPLICABLE LAW. THIS FOURTH AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS FOURTH AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 7.                            Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Fourth Amendment by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery a manually signed original.

SECTION 8.                            Headings. The Section headings used in this Fourth Amendment are for convenience of reference only, are not part of this Fourth Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Fourth Amendment.

SECTION 9.                            Construction. The rules of construction specified in Section 1.02 of the Credit Agreement, as amended hereby, also apply to this Fourth Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President

MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, as Holdings

By:	/s/ Tracy M. Pretson
	Name:	Tracy M. Preston
	Title:	Vice President

[Signature Page to Fourth Amendment]

THE NEIMAN MARCUS GROUP LLC,
a Delaware limited liability company,
as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President

THE NMG SUBSIDIARY LLC,
a Delaware limited liability company,
as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NEMA BEVERAGE CORPORATION,
a Texas corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NEMA BEVERAGE HOLDING CORPORATION,
a Texas corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	President

[Signature Page to Fourth Amendment]

NEMA BEVERAGE PARENT CORPORATION,
a Texas corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	President

BERGDORF GOODMAN INC, a New York corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

BERGDORF GRAPHICS, INC., a New York corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NM FINANCIAL SERVICES, INC. a Delaware corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NM NEVADA TRUST, a Massachusetts Trust, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

[Signature Page to Fourth Amendment]

NMGP, LLC, a Virginia limited liability company, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

WORTH AVENUE LEASING COMPANY, a Florida corporation, as Co-Borrower

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

[Signature Page to Fourth Amendment]

NMG SALON HOLDINGS LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	President

NMG CALIFORNIA SALON LLC, a California limited liability company, as a New Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President

NMG FLORIDA SALON LLC,
a Florida limited liability company,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President

NMG SALONS LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President

[Signature Page to Fourth Amendment]

NMG TEXAS SALON LLC,
a Texas limited liability company,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President

BG PRODUCTIONS, INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

MARIPOSA BORROWER, INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NM BERMUDA, LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

[Signature Page to Fourth Amendment]

NMG GLOBAL MOBILITY, INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NMG TERM LOAN PROPCO LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

NMG NOTES PROPCO LLC,
a Delaware limited liability company,
as a Guarantor

By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Vice President

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Issuing Bank and Lender

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

By:	/s/ Michael Strosel
	Name:	Michael Strosel
	Title:	Vice President

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

Bank of America, N.A.

By:	/s/ Peter M. Walther
	Name:	Peter M. Walther
	Title:	Senior Vice President

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

BMO Harris Bank N.A.

By:	/s/ Kara Goodwin
	Name:	Kara Goodwin
	Title:	Managing Director

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

Citizens Bank, N.A.

By:	/s/ Richard Norberg
	Name:	Richard Norberg
	Title:	Vice President

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

Credit Suisse AG, Cayman Islands Branch

By:	/s/ Bryan J. Matthews
	Name:	Bryan J. Matthews
	Title:	Authorized Signatory

By:	/s/ Didier Siffer
	Name:	Didier Siffer
	Title:	Authorized Signatory

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Joshua R. Lewis
	Name:	Joshua R. Lewis
	Title:	Authorized Signer

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

ROYAL BANK OF CANADA

By:	/s/ Anna Bernat
	Name:	Anna Bernat
	Title:	Attorney In Fact

By:	/s/ Farhan Lodhi
	Name:	Farhan Lodhi
	Title:	Attorney In Fact

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

Siemens Financial Services, Inc.

By:	/s/ John Finore
	Name:	John Finore
	Title:	Vice President

By:	/s/ Michael Zion
	Name:	Michael Zion
	Title:	Vice President

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

SunTrust Bank

By:	/s/ Dan Clubb
	Name:	Dan Clubb
	Title:	Director

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

TD Bank, N.A.

By:	/s/ Stephen A. Caffrey
	Name:	Stephen A. Caffrey
	Title:	Vice President

[Signature Page to Fourth Amendment]

SIGNATURE PAGE TO FOURTH AMENDMENT RELATED TO THE REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 25, 2013, AMONG MARIPOSA INTERMEDIATE HOLDINGS LLC, MARIPOSA MERGER SUB LLC (WHICH WAS MERGED WITH AND INTO NEIMAN MARCUS GROUP LTD INC.), THE LENDERS FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

WELLS FARGO BANK, N.A. as a Lender

By:	/s/ Michele L. Riccobono
	Name:	Michele L. Riccobono
	Title:	Authorized Officer

[Signature Page to Fourth Amendment]

ANNEX A

Amended Credit Agreement

[See attached.]

ANNEX A

$900,000,000

REVOLVING CREDIT AGREEMENT,

dated as of October 25, 2013,

among

MARIPOSA INTERMEDIATE HOLDINGS LLC,
as Holdings,

~~MARIPOSA MERGER SUB LLC,~~
~~(to be merged with and into~~ NEIMAN MARCUS GROUP LTD ~~INC.)~~LLC as the Borrower,

THE CO-BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG, NEW YORK BRANCH

and

RBC ~~CAPTIAL~~CAPITAL MARKETS,

As Co-Syndication Agents,

BANK OF AMERICA, N.A.,

~~GENERAL ELECTRIC CAPITAL CORPORATION,~~

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agents,

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC,
RBC CAPITAL MARKETS(1),
BANK OF AMERICA, N.A.,
~~GE CAPITAL MARKETS, INC.,~~
J.P. MORGAN SECURITIES LLC, and
WELLS FARGO BANK, N.A.,
as Bookrunners and Arrangers,

BMO HARRIS BANK, N.A. and
SUNTRUST BANK,
as Senior Managing Agents

(1)           RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page

ARTICLE I Definitions		2

SECTION 1.01	Defined Terms	2
SECTION 1.02	Terms Generally	~~68~~74
SECTION 1.03	Accounting Terms; GAAP	~~69~~75
SECTION 1.04	Effectuation of Transfers	~~70~~75
SECTION 1.05	Currencies	~~70~~75
SECTION 1.06	Required Financial Statements	~~70~~75

ARTICLE II The Credits		~~70~~76

SECTION 2.01	Commitments	~~70~~76
SECTION 2.02	Loans and Borrowings	~~72~~78
SECTION 2.03	Requests for Borrowings	~~73~~78
SECTION 2.04	Swingline Loans	~~75~~79
SECTION 2.05	Letters of Credit	~~77~~81
SECTION 2.06	Funding of Borrowings	~~85~~88
SECTION 2.07	Interest Elections	~~86~~89
SECTION 2.08	Termination and Reduction of Commitments	~~87~~90
SECTION 2.09	Promise to Pay; Evidence of Debt	~~88~~91
SECTION 2.10	Optional Repayment of Loans	~~89~~91
SECTION 2.11	Mandatory Repayment of Loans	~~89~~92
SECTION 2.12	Fees	~~90~~92
SECTION 2.13	Interest	~~92~~94
SECTION 2.14	Alternate Rate of Interest	~~92~~94
SECTION 2.15	Increased Costs	~~93~~95
SECTION 2.16	Break Funding Payments	~~94~~97
SECTION 2.17	Taxes	~~95~~97
SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~99~~101
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	~~103~~104
SECTION 2.20	Illegality	105
SECTION 2.21	Incremental Facilities	~~105~~106
SECTION 2.22	Refinancing Amendments	~~108~~109
SECTION 2.23	Extensions of Revolving Commitments	109
SECTION 2.24	Joint and Several Liability of Borrower Parties	111
SECTION 2.25	Appointment of Borrower as Agent for Borrower Parties	111
SECTION 2.26	Defaulting Lenders	~~112~~111

ARTICLE III Representations and Warranties		114

SECTION 3.01	Organization; Powers	114
SECTION 3.02	Authorization	~~115~~114

SECTION 3.03	Enforceability	~~116~~115
SECTION 3.04	Governmental Approvals	~~116~~115
SECTION 3.05	Borrowing Base Certificate	~~117~~116
SECTION 3.06	Title to Properties; Possession Under Leases	~~117~~116
SECTION 3.07	Subsidiaries	~~117~~116
SECTION 3.08	Litigation; Compliance with Laws	~~118~~117
SECTION 3.09	Federal Reserve Regulations	~~118~~117
SECTION 3.10	Investment Company Act	~~118~~117
SECTION 3.11	Use of Proceeds	~~118~~117
SECTION 3.12	Tax Returns	~~119~~117
SECTION 3.13	No Material Misstatements	~~119~~118
SECTION 3.14	Environmental Matters	~~120~~118
SECTION 3.15	Security Documents	~~120~~119
SECTION 3.16	Location of Real Property and Leased Premises	~~121~~120
SECTION 3.17	Solvency	~~121~~120
SECTION 3.18	No Material Adverse Effect	~~122~~120
SECTION 3.19	Insurance	~~122~~120
SECTION 3.20	USA PATRIOT Act; FCPA; OFAC	~~122~~121
SECTION 3.21	Intellectual Property; Licenses, Etc	~~123~~121
SECTION 3.22	Employee Benefit Plans	~~123~~122

ARTICLE IV Conditions of Lending		~~124~~122

SECTION 4.01	All Credit Events After the Closing Date	~~124~~122
SECTION 4.02	Closing Date Conditions	~~125~~123

ARTICLE V Affirmative Covenants		~~128~~126

SECTION 5.01	Existence; Businesses and Properties	~~128~~126
SECTION 5.02	Insurance	~~129~~126
SECTION 5.03	Taxes	~~129~~127
SECTION 5.04	Financial Statements, Reports, etc	~~130~~128
SECTION 5.05	Litigation and Other Notices	~~133~~131
SECTION 5.06	Compliance with Laws	~~133~~132
SECTION 5.07	Maintaining Records; Access to Properties and Inspections	~~133~~132
SECTION 5.08	Use of Proceeds	~~135~~133
SECTION 5.09	Compliance with Environmental Laws	~~135~~134
SECTION 5.10	Further Assurances; Additional Security	~~135~~134
SECTION 5.11	Cash Management Systems; Application of Proceeds of Accounts	~~138~~139
SECTION 5.12	Creation and Release of Co-Borrowers	141
SECTION 5.13	~~Lender Calls~~MIRE Events	142
SECTION 5.14	Capital One Agreement and Permitted Replacement Credit Card Program	~~142~~143
SECTION 5.15	Post-Closing Matters	143
~~SECTION 5.16~~	~~.~~	~~143~~

ARTICLE VI Negative Covenants		143

SECTION 6.01	Indebtedness	143
SECTION 6.02	Liens	149
SECTION 6.03	Sale and Lease-Back Transactions	~~153~~154
SECTION 6.04	Investments, Loans and Advances	154
SECTION 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	157
SECTION 6.06	Restricted Payments	~~160~~159
SECTION 6.07	Transactions with Affiliates	163
SECTION 6.08	Business of the Borrower and its Subsidiaries	~~166~~165
SECTION 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc	~~166~~165
SECTION 6.10	Financial Performance Covenant	~~169~~168

ARTICLE VII Holdings ~~Covenant~~and PropCo Guarantors Covenants		169

SECTION 7.01	Holdings Covenant	169
SECTION 7.02	PropCo Guarantors Covenant	170

ARTICLE VIII Events of Default		~~171~~170

SECTION 8.01	Events of Default	~~171~~170
SECTION 8.02	Right to Cure	~~175~~174

ARTICLE IX The Agents		~~175~~174

SECTION 9.01	Appointment	~~175~~174
SECTION 9.02	Delegation of Duties	~~178~~177
SECTION 9.03	Exculpatory Provisions	~~179~~177
SECTION 9.04	Reliance by Administrative Agent	~~180~~178
SECTION 9.05	Notice of Default	~~181~~179
SECTION 9.06	Non-Reliance on Agents and Other Lenders	~~181~~179
SECTION 9.07	Indemnification	~~181~~179
SECTION 9.08	Agent in Its Individual Capacity	~~182~~180
SECTION 9.09	Successor Agent	~~182~~180
SECTION 9.10	Arrangers; Co-Syndication Agents; Co-Documentation Agents; Senior Managing Agents	~~183~~181

ARTICLE X Miscellaneous		~~183~~181

SECTION 10.01	Notices; Communications	~~183~~181
SECTION 10.02	Survival of Agreement	~~185~~182
SECTION 10.03	Binding Effect	~~185~~182
SECTION 10.04	Successors and Assigns	~~185~~182
SECTION 10.05	Expenses; Indemnity	~~191~~187

SECTION 10.06	Right of Set-off	~~193~~189
SECTION 10.07	Applicable Law	~~194~~190
SECTION 10.08	Waivers; Amendment	~~194~~190
SECTION 10.09	Interest Rate Limitation	~~198~~193
SECTION 10.10	Entire Agreement	~~198~~194
SECTION 10.11	WAIVER OF JURY TRIAL	~~198~~194
SECTION 10.12	Severability	~~198~~194
SECTION 10.13	Counterparts	~~199~~194
SECTION 10.14	Headings	~~199~~194
SECTION 10.15	Jurisdiction; Consent to Service of Process	~~199~~194
SECTION 10.16	Confidentiality	~~200~~195
SECTION 10.17	Platform; Borrower Materials	~~201~~196
SECTION 10.18	Release of Liens and Guarantees	~~201~~197
SECTION 10.19	USA PATRIOT Act Notice	~~202~~197
SECTION 10.20	Security Documents and Intercreditor Agreements	~~202~~197
SECTION 10.21	No Liability of the Issuing Banks	~~203~~198
SECTION 10.22	No Advisory or Fiduciary Responsibility	~~203~~198
SECTION 10.23	Incorporation by Reference	~~204~~199
SECTION 10.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	199
SECTION 10.25	Reaffirmation and Ratification	199
SECTION 10.26	Acknowledgment Regarding Any Supported QFCs	199

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Co-Borrower Joinder Agreement
Exhibit G	U.S. Tax Compliance Certificate
Exhibit H	Form of ABL Junior Lien Intercreditor Agreement
Exhibit I	FILO Intercreditor Provisions
Exhibit J	Form of PropCo Operating License

Schedule 1.01(1)	Existing Letters of Credit
Schedule 1.01(2)	Co-Borrowers
~~Schedule 1.01(3)~~	~~Closing Date Conversions~~
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.06(2)	Possession under Leases
Schedule 3.07(1)	Subsidiaries
Schedule 3.12	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.16(1)	Owned Material Real Property
Schedule 3.16(2)	Leased Material Real Property
Schedule 3.19	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.15	Post-Closing Matters
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

v

REVOLVING CREDIT AGREEMENT, dated as of October 25, 2013 (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, this “Agreement”), by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), ~~MARIPOSA MERGER SUB~~NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “~~Merger Sub~~Borrower”), the Lenders party hereto from time to time, CREDIT SUISSE AG, NEW YORK BRANCH and RBC CAPITAL MARKETS, as co-syndication agents (in such capacities, the “Co-Syndication Agents”), BANK OF AMERICA, N.A., ~~GENERAL ELECTRIC CAPITAL CORPORATION,~~ JPMORGAN CHASE BANK, N.A. AND WELLS FARGO BANK, N.A., as co-documentation agents (in such capacities, the “Co-Documentation Agents”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”), as Swingline Lender (in such capacity, and as further defined in Section 1.01, the “Swingline Lender”), and as issuing bank (in such capacity, and as further defined in Section 1.01, the “Issuing Bank”).

RECITALS

~~(1) Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P. and Canada Pension Plan Investment Board have formed Holdings, and pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013 (the “Merger Agreement”), by and among NM MARIPOSA HOLDINGS, INC. a Delaware corporation,, Merger Sub and NEIMAN MARCUS GROUP LTD INC., a Delaware corporation formerly known as Neiman Marcus, Inc. (the “Company”), Merger Sub will merge (the “Merger”) with and into the Company, with the Company being the survivor of such Merger.  As used herein, the “Borrower” means Merger Sub prior to the consummation of the Merger and the Company thereafter.~~

~~(2) In connection with the consummation of the Merger, (a) the Lenders have agreed to extend credit to the Borrower Parties in the form of Revolving Loans, Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed $900.0 million, (b) certain financial institutions have agreed to extend credit to the Borrower in the form of term loans under the Term Loan Credit Agreement (as defined herein) in an aggregate principal amount not to exceed $2,950.0 million and (c) the Sponsors and certain other equity investors (including members of the Company’s management) arranged by or designated by the Sponsors (such equity investors together with the Sponsors, the “Investors”) will, directly or indirectly, contribute to Holdings or another Parent Entity (as defined herein) cash or rollover equity in exchange for common equity of Holdings or such Parent Entity (and Holdings or such Parent Entity will contribute such cash and rollover equity to the common equity capital of Merger Sub) and the aggregate amount of such contributed cash or rollover equity will be no less than 22.5% of the sum of (i) the aggregate gross proceeds of the Loans borrowed on the Closing Date under this Agreement (excluding Letters of Credit), the aggregate gross proceeds of the term loans borrowed by the Borrower under the Term Loan Credit Agreement on the Closing Date and the aggregate gross cash proceeds from any sale of Senior Notes on or prior to the Closing Date, (ii) the aggregate outstanding principal amount of the Existing 2028 Debentures on the Closing Date and (iii) the amount of such cash and rollover equity contributed on the Closing Date after giving effect to the Transactions (such contribution, the “Equity Contribution”).~~

(1)                                 Borrower is party to that certain Credit Agreement, dated as of October 25, 2013 (as amended, supplemented or otherwise modified prior to the Fourth Amendment Effective Date (as defined below), including by (i) that certain First Incremental Amendment to Revolving Credit Agreement, dated as of October 10, 2014, among the Loan Parties (as defined below) party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent, (ii) that certain Second Amendment to Revolving Credit Agreement, dated as of October 27, 2016, by and among the Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and Collateral Agent, and (iii) that certain Third Amendment, dated as of March 22, 2019, by and among Holdings, Borrower, the Lenders party thereto, the Administrative Agent and the Collateral Agent, the “Existing Credit Agreement”), by and among Holdings, the Borrower Parties (as defined below), certain Subsidiary Loan Parties (as defined below), the Administrative Agent, the Collateral Agent and certain Lenders party thereto from time to time.

(2)                                       Pursuant to that certain Fourth Amendment, dated as of June 7, 2019 (the “Fourth Amendment”), by and among Holdings, the Borrower Parties party thereto, the Subsidiary Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the Lenders party thereto, the Administrative Agent and the Required Lenders have agreed, inter alia, to amend the Existing Credit Agreement in its entirety to read as set forth in this Agreement as of the Fourth Amendment Effective Date.

(3)                                       In connection with the Fourth Amendment and as part of the Recapitalization Transactions, the Required Lenders have agreed to amend or amend and restate the Existing Credit Agreement to, among other things, amend certain provisions to replicate the provisions set forth in the Term Loan Credit Agreement, in each case subject to the terms and conditions set forth in this Agreement and the Fourth Amendment.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2013 Collateral” means the “2013 Term Loan Designated Collateral” as defined in the Term Loan Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Term Loan Agent for the benefit of the 2013 Term Loan Lenders (as defined in the Term Loan Collateral Agreement) pursuant to any applicable Term Loan Security Document, including each mortgage of a Real Property entered into prior to the Fourth Amendment Effective Date.

“2013 Term Loan Amount” has the meaning provided in the definition of “2013 Term Loans”.

“2013 Term Loan Obligations” means the Indebtedness and the related Indebtedness Obligations under the Indebtedness Documents related to the 2013 Term Loans.

“2013 Term Loan Reserve” means, at any time, from and after July 25, 2020 (and the delivery of the irrevocable written direction from the Borrower contemplated by clause (1)(I) of the definition of “Maturity Date”), an amount equal to the aggregate principal amount of 2013 Term Loans outstanding on July 25, 2020; provided that (i) on the date of the incurrence of any Revolving Loans or Swingline Loans in reliance on the “2013 Term Loan Reserve” (as set forth in the applicable Borrowing Request for such Revolving Loans) for the sole purpose of repaying any then outstanding principal of the 2013 Term Loans, the “2013 Term Loan Reserve” shall be concurrently reduced on a dollar-for-dollar by principal amount of the Revolving Loans or Swingline Loans, as applicable, to be so incurred and (ii) the “2013 Term Loan Reserve” shall be reduced on a dollar-for-dollar basis by the amount of principal repayments of 2013 Term Loans (other than with the proceeds of Revolving Loans and Swingline Loans) after the imposition of the “2013 Term Loan Reserve” as contemplated by clause (1)(I) of the definition of “Maturity Date” (as certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

“2013 Term Loan Reserve Advances” has the meaning assigned to such term in Section 2.01(4).

“2013 Term Loans” means term loans made to the Borrower under the Term Loan Credit Agreement and outstanding on the Fourth Amendment Effective Date in an aggregate principal amount equal to $12,697,707.32 (the “2013 Term Loan Amount”) that the lenders under the Term Loan Credit Agreement declined to convert into 2019 Extended Term Loans on the Fourth Amendment Effective Date (it being understood that the term “2013 Term Loans” shall not include any Non-Participating Term Loan Exchange Indebtedness).

“2019 Extended Term Loan Amount” has the meaning provided in the definition of “2019 Extended Term Loans”.

“2019 Extended Term Loan Collateral” means all Collateral (other than the 2013 Collateral, the ABL Priority Collateral, the Call Right Collateral and Equity Interests in 2019 Extended Term Loan PropCo).

“2019 Extended Term Loan Liens” means Liens on the Collateral, which Liens have Required Collateral Lien Priority for Liens securing the 2019 Extended Term Loans.

“2019 Extended Term Loan Obligations” means the Indebtedness and the related Indebtedness Obligations under the Indebtedness Documents related to the 2019 Extended Term Loans (but not including, for the avoidance of doubt, any 2013 Term Loan Obligations or Non-Participating Term Loan Exchange Obligations).

“2019 Extended Term Loan PropCo” means NMG Term Loan PropCo LLC, a Delaware limited liability company that is a Subsidiary of the Borrower formed solely to hold Real Property interests consisting of 2019 Extended Term Loan PropCo Assets.

“2019 Extended Term Loan PropCo Assets” means the 2019 Term Loan Priority Real Estate Assets, to the extent that such Real Property assets are Non-Mortgageable Leases.

“2019 Extended Term Loans” means (x) the 2019 Extended Term Loans (as defined in the Term Loan Credit Agreement) converted from the term loans of the Borrower outstanding immediately prior to the Fourth Amendment Effective Date pursuant to the 2019 Term Loan Extension Amendment and the Term Loan Credit Agreement on the Fourth Amendment Effective Date in an initial aggregate principal amount equal to $2,775,439,480.18 (the “2019 Extended Term Loan Amount”) and (y) the Additional 2019 Extended Term Loans.

“2019 Term Loan Extension Amendment” means that certain Extension Amendment and Amendment No. 2 to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among Holdings, the Borrower Parties, the Subsidiary Loan Parties party thereto, the Term Loan Agent, and lenders party thereto.

“2019 Term Loan Priority Real Estate Assets” means (a) the Real Property assets set forth on (i) Schedule 3.16(1) under the heading “2019 Term Loan Priority Real Estate Assets” and (ii) Schedule 3.16(2) under the heading “2019 Term Loan Priority Real Estate Assets”.

“2028 Debentures” means the 7.125% debentures due 2028 issued by TNMG LLC (f/k/a The Neiman Marcus Group, Inc.) pursuant to an Indenture, dated as of May 27, 1998, by and between The Neiman Marcus Group LLC (f/k/a Neiman Marcus Group, Inc.) and Wilmington Savings Fund Society, FSB, as successor trustee, as amended, restated, supplemented and/or otherwise modified from time to time, including on or about the date hereof (the “2028 Debentures Indenture”).

“2028 Debentures Collateral” means the “2028 Notes Collateral” as defined in the Junior Lien Intercreditor Agreement (as in effect on the Fourth Amendment Effective Date).

“2028 Debentures Indenture” has the meaning given such term in the definition of 2028 Debentures.

“2028 Debentures Obligations” means the Indebtedness and the related Indebtedness Obligations under the 2028 Debentures Indenture and the other Indebtedness Documents related to the 2028 Debentures.

“ABL Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit H, or, if requested by the providers of Indebtedness to be secured on a junior basis to the Revolving Loans, another lien subordination arrangement satisfactory to the Administrative Agent.  Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver an ABL Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Revolving Loans.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the ABL/Term Loan/Notes Intercreditor Agreement.

“ABL Term Lenders” means, collectively, the Incremental Term Lenders and the Other Term Lenders.

“ABL Term Loan Commitments” means, collectively, the Incremental Term Loan Commitments and the Other Term Loan Commitments.

“ABL Term Loans” means, collectively, the Incremental Term Loans and the Other Term Loans.

“ABL/Term Loan/Notes Intercreditor Agreement” means the ABL/Term Loan/Notes Intercreditor Agreement, dated as of the Fourth Amendment Effective Date, by and among the Administrative Agent, the Collateral Agent, the Term Loan Agent, the Second Lien Notes Collateral Agent,

the Third Lien Notes Collateral Agent and any other parties party thereto from time to time, and acknowledged by Holdings, the Borrower and the other Subsidiary Loan Parties, as amended, restated, supplemented and/or otherwise modified from time to time.

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of:

(1)                                 the Federal Funds Rate plus 1/2 of ~~1~~1.00%;

(2)                                 the prime commercial lending rate published as of such day by the Administrative Agent as the “prime rate;” and

(3)                                 the LIBOR Quoted Rate plus ~~1~~1.00%.

Any change in the ABR due to a change in the Federal Funds Rate, the “prime rate” or the LIBOR Quoted Rate will be effective on the effective date of such change in the Federal Funds Rate, the “prime rate” or the LIBOR Quoted Rate, as the case may be.  Notwithstanding anything to the contrary herein, in no event shall the ABR be less than zero.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the ABR.  For the avoidance of doubt, all Swingline Loans will be ABR Loans.

“ABR Revolving Facility Borrowing” means a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the ABR.

“Acceptable Appraiser” means (a) Great American Appraisal & Valuation Services, LLC or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts (as defined in the UCC), including, whether or not constituting “accounts” (as defined in the UCC), any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance or arising out of the use of a credit or charge card or information contained on or used with such card (and whether same is an “Account” or “General Intangible” as defined in the UCC).  For the avoidance of doubt, “Accounts” will include all Credit Card Processor Accounts.

“Additional 2019 Extended Term Loans” means term loans incurred by the Term Loan Borrowers pursuant to, and in accordance with the terms of, Section 2.18 of the Term Loan Credit Agreement (as in effect on the Fourth Amendment Effective Date) in an aggregate principal amount not to exceed $200.0 million, the proceeds of which are used to prepay the Secured Notes substantially in accordance with the terms and conditions of Section 2.18(7) of the Term Loan Credit Agreement (as in effect on the Fourth Amendment Effective Date).

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with Incremental

Commitments, Incremental Term Loans or Other Term Loans; provided that no Disqualified Institution may be an Additional Lender.

~~“Average Daily Used Percentage” means, for any period, the percentage derived by dividing (a) the sum of (i) the average daily principal balance of all Revolving Loans during such period plus (ii) the average daily undrawn amount of all outstanding Letters of Credit issued for the account or on behalf of the Borrower or any of its Subsidiaries during such period by (b) the average daily amount of the aggregate Revolving Facility Commitments during such period.~~

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Revolving Facility Borrowing for any Interest Period, an interest rate per annum equal to the LIBO Rate in effect for such Interest Period divided by one minus the Statutory Reserves applicable to such Eurocurrency Revolving Facility Borrowing, if any

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.12(3).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Applicable Commitment Fee Percentage” means, for any period, (a) prior to the Second Amendment Effective Date, a percentage per annum equal to 0.25% and (b) from and after the Second Amendment Effective Date, (i) if the Average Daily Used Percentage for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower is greater than 50.0%, a percentage per annum equal to 0.25% and (ii) if the Average Daily Used Percentage for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower is equal to or less than 50%, a percentage per annum equal to 0.375%.

“Applicable Margin” means:

(a) prior to the Second Amendment Effective Date, the percentages per annum determined in accordance with the pricing grid set forth below, based on Average Historical Excess Availability for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower:

Pricing Level	Average Historical Excess Availability	Applicable Margin for Eurocurrency Revolving Loans	Applicable Margin for ABR Loans
I	Greater than or equal to 66.7% of the Line Cap	1.25%	0.25%
II	Less than 66.7% of the Line Cap but greater than or equal to 33.3% of the Line Cap	1.50%	0.50%
III	Less than 33.3% of the Line Cap	1.75%	0.75%

(b) from and after the Second Amendment Effective Date, initially (1) 0.75% in the case of ABR Loans and (2) 1.75% in the case of Eurocurrency Revolving Loans, and following delivery of the Required Financial Statements for the first full fiscal quarter ended after the Second Amendment Effective Date, the percentages per annum determined in accordance with the pricing grid set forth below, based on Average Historical Excess Availability for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower:

Pricing Level	Average Historical Excess Availability	Applicable Margin for Eurocurrency Revolving Loans	Applicable Margin for ABR Loans
I	Greater than or equal to 50.0% of the Line Cap	1.75%	0.75%
II	Less than 50.0% of the Line Cap	2.00%	1.00~~.~~	%

; provided, however, that from and after delivery to the Administrative Agent of the Required Financial Statements and the certificate required pursuant to Section 5.04(3) indicating an entitlement in accordance with the next sentence to a different margin (each, a “Start Date”) to and including the applicable End Date described below, each Applicable Margin (hereinafter the “Adjustable Applicable Margin”) set forth in the immediately preceding grid for Level I and Level II shall be reduced by 0.25%.  The Adjustable Applicable Margin shall apply upon the achievement and maintenance by the Borrower for two consecutive fiscal quarters for which Required Financial Statements have been delivered of a Senior Secured ~~First Lien~~ Net Leverage Ratio of less than or equal to 4.40:1.00.

The Senior Secured ~~First Lien~~ Net Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery to the Administrative Agent of the Required Financial Statements and the relevant certificate required pursuant to Section 5.04(3), which shall set forth the Senior Secured ~~First Lien~~ Net Leverage Ratio as at the last day of the most recent period of four consecutive fiscal quarters ended immediately prior to the relevant Start Date and shall remain in effect until such date as (x) the certificate delivered pursuant to Section 5.04(3) fails to demonstrate compliance with the Senior ~~First Lien~~Secured Net Leverage Ratio of less than or equal to 4.40:1.00 as at the last day of the most recent period of four consecutive fiscal quarters ended immediately prior to the delivery of such certificate or (y) at the option of the Administrative Agent or at the request of the Required Lenders, no certificate pursuant to Section 5.04(3)(b) has been delivered to the Administrative Agent as required pursuant to this Agreement (such date, the “End Date”).  Upon occurrence of an End Date, the Adjustable Applicable Margins shall be those set forth in the immediately preceding grid (such Adjustable Applicable

Margins as so determined, the “Higher Adjustable Applicable Margins”), until the occurrence of the next Start Date.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Senior Secured ~~First Lien~~ Net Leverage Ratio set forth in any certificate delivered to the Administrative Agent pursuant to Section 5.04(3)(b) is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Senior Secured ~~First Lien~~ Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Senior Secured ~~First Lien~~ Net Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.13 as a result of the miscalculation of the Senior Secured ~~First Lien~~ Net Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.13 at the time the interest for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owning under Section 2.13, in accordance with the terms of this Agreement);  provided, however, that non-payment of any interest as a result of any such inaccuracy shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate), in any such case prior to the earlier of (i) the occurrence of a Default or Event of Default under Section 8.01(8) or (9) and (ii) the fifth Business Day after written demand thereof by the Administrative Agent or the Required Lenders to the Borrower.

“Approved Fund” has the meaning assigned to such term in Section 10.04(2).

“Arranger” means each of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Royal Bank of Canada, Bank of America, N.A., ~~GE Capital Markets, Inc.,~~ J.P. Morgan Securities LLC and Wells Fargo Bank, N.A.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any Sale and Lease-Back Transaction) to any Person of any asset or assets of any Borrower Party or any Restricted Subsidiary.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Contribution Proceeds” means, as of any date, (A) (i) an amount equal to the cumulative amount of cash proceeds received by the Borrower in connection with the sale or issuance of Equity Interests of any Parent Entity after the Fourth Amendment Effective Date (including upon exercise of warrants or options) which have been contributed to the capital of the Borrower or exchanged for Equity Interests of the Borrower, in each case, other than the proceeds of Disqualified Stock, contributions of the type set forth in Section 6.06(2)(c), the proceeds of common Equity Interest sales used to make voluntary prepayments of any 2013 Term Loans prior to final stated maturity in accordance with Section 6.09(2)(i) (to the extent made in reliance on Section 2.07(2)(b) of the Term Loan Credit Agreement) and Cure Amounts, less (ii) any such amounts that are used prior to such date to make Investments under Section 6.04(3) and payments in respect of Junior Financing under Section 6.09(2)(h) or Section 6.09(4)(b) and (B) any property (for the avoidance of doubt, not the fair market value thereof, but property in the form received by the Borrower) other than cash received by the Borrower in connection with the sale or issuance of Equity Interests of any Parent Entity after the Fourth Amendment Effective Date (including upon exercise of warrants or options) which have been contributed to the capital of the Borrower or exchanged for Equity Interests of the Borrower.

“Available Revolving Facility Commitment” means, with respect to a Lender at any time, the Revolving Facility Commitment of such Lender at such time less the amount of such Lender’s Revolving Facility Percentage of the 2013 Term Loan Reserve at such time. The Available Revolving Facility Commitments of all Lenders at any time equals the sum of the Available Revolving Facility Commitments of all Lenders at such time.

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (1) the Revolving Facility Commitment of such Lender at such time exceeds (2) the aggregate Revolving Facility Credit Exposure (other than Revolving Facility Credit Exposure attributable to Swingline Loans) of such Lender at such time.

“Average Daily Used Percentage” means, for any period, the percentage derived by dividing (a) the sum of (i) the average daily principal balance of all Revolving Loans during such period plus (ii) the average daily undrawn amount of all outstanding Letters of Credit issued for the account or on behalf of the Borrower or any of its Subsidiaries during such period by (b) the average daily amount of the aggregate Revolving Facility Commitments during such period.

“Average Historical Excess Availability” means, for any period, the average daily Excess Availability for such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

~~“Blocked Account” has the meaning assigned to such term in Section 5.11.~~

~~“Blocked Account Agreement” has the meaning assigned to such term in Section 5.11.~~

“Below Threshold Asset Sale Proceeds” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred.  The terms “Beneficial Ownership”, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” has the meaning assigned to such term in Section 5.11.

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.11.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning assigned to such term in the ~~recitals to this Agreement~~introductory paragraph hereof.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrower Parties” means, as of any date, the Borrower and each Co-Borrower as of such date.

“Borrowing” means a group of Loans of a single Type made on a single date and, in the case of Eurocurrency Revolving Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of:

(1)                                 90% of the Eligible Accounts held by the Borrower Parties; plus

(2)                                 90% of the Net Orderly Liquidation Value of Eligible Inventory held by the Borrower Parties; plus

(3)                                 100% of all Eligible Cash held by the Borrower Parties; less

(4)                                 Reserves~~.~~; less

(5)                                 the 2013 Term Loan Reserve.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate will be made by the Borrower and certified to the Administrative Agent.

“Borrowing Minimum” means $1,000,000 in the case of ABR Borrowings and $5,000,000 in the case of Eurocurrency Revolving Facility Borrowings.

“Borrowing Multiple” means $1,000,000 in the case of ABR Borrowings and Eurocurrency Revolving Facility Borrowings.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1.

“Budget” has the meaning assigned to such term in Section 5.04(~~5~~8).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurocurrency Revolving Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in the London interbank market.

“Call Right” means “Call Right” as defined in the Junior Lien Term/Note Intercreditor Agreement.

“Call Right Cap Recovery” has the meaning assigned to such term in the Junior Lien Term/Note Intercreditor Agreement.

“Call Right Collateral” means the Notes Priority Real Estate Assets that are not Notes PropCo Assets and the Equity Interests in Notes PropCo, and all the proceeds of any of the foregoing.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)                                 expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower after the ~~Closing~~Fourth Amendment Effective Date;

(2)                                 expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries;

(3)                                 interest capitalized during such period;

(4)                                 expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(5)                                 the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(6)                                 the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(7)                                 Investments in respect of a Permitted Acquisition; or

~~(8) the Merger; or~~

(8)                                 ~~(9)~~ the purchase of property, plant or equipment made within 24 months of any Asset Sale to the extent purchased with the proceeds of such Asset Sale.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP (as in effect on the Closing Date), notwithstanding any modification or interpretative change thereto after the Closing Date and excluding the effect to any treatment of leases under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital One” means Capital One, National Association, together with its Affiliates.

“Capital One Agreements” means the Second Amended and Restated Credit Card Program Agreement, dated as of July 15, 2013, among The Neiman Marcus Group, Inc., a Delaware corporation, Bergdorf Goodman Inc., a New York Corporation, and Capital One, and all material agreements and instruments entered into in connection therewith, in each case, as amended prior to the date hereof and as may be further amended from time to time in accordance with the terms of this Agreement.

“Capital One Arrangements” means the private label credit card program among The Neiman Marcus Group, Inc., a Delaware corporation, Bergdorf Goodman Inc., a New York Corporation, and Capital One pursuant to the terms of the Capital One Agreements.

“Capital One Credit Card Receivables Accounts” has the meaning given to such term in the Collateral Agreement.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Dominion Period” means the period commencing upon the occurrence of, and continuing during the continuation of, a Liquidity Condition or any Designated Event of Default.  Once commenced, a Cash Dominion Period will continue until such Liquidity Condition or Designated Event of Default has been cured or waived or is no longer continuing, as applicable.

“Cash Equivalents” means:

(1)                                 Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)                                 direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)                                 time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4)                                 repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)                                 commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)                                 securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)                                 Indebtedness issued by Persons (other than the Sponsors) with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)                                 Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)                                 instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10)                          shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

~~“Cash Dominion Period” means the period commencing upon the occurrence of, and continuing during the continuation of, a Liquidity Condition or any Designated Event of Default.  Once commenced, a Cash Dominion Period will continue until such Liquidity Condition or Designated Event of Default has been cured or waived or is no longer continuing, as applicable.~~

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the ~~Closing~~Fourth Amendment Effective Date, on the ~~Closing~~Fourth Amendment Effective Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” means obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement (but only if such obligations have not been designated as “Cash Management Obligations” under the Term Loan Credit Agreement).

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

~~“Certain Funds Provisions” has the meaning given to such term in the Commitment Letter.~~

A “Change in Control” will be deemed to occur if:

(1)                                 at any time,

(a)                                 Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower; ~~provided, however, that prior to the completion of the Closing Date Conversions, a controlled Affiliate of the Sponsors may own the Class B Capital Stock of the Borrower;~~ or

(b)                                 a “change of control” (or comparable event) occurs under the Term Loan Credit Agreement, the Secured Notes Indentures or the Senior Notes Indentures or the documentation governing any Permitted Refinancing Indebtedness in respect of any of the foregoing, in each case, if any Indebtedness is outstanding under such agreement; or

(2)                                 at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to Beneficially Own, directly or indirectly, Voting Stock representing more than 50% ~~or more~~ of the aggregate ordinary voting power represented by the issued and outstanding Equity

Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested); or

(3)                                 at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of a Parent Entity representing (a) more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of such Parent Entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (b) more than the percentage of the aggregate ordinary voting power for the election of directors that is at the time Beneficially Owned, directly or indirectly, by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested).

“Change in Law” means:

(1)                                 the adoption of any law, rule or regulation after the  ~~Closing~~Fourth Amendment Effective Date;

(2)                                 any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the ~~Closing~~Fourth Amendment Effective Date; or

(3)                                 compliance by any Lender (or, for purposes of Section 2.15(2), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the ~~Closing~~Fourth Amendment Effective Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Closing Date” means October 25, 2013.

~~“Closing Date Conversions” means the transactions described on Schedule 1.01(3).~~

~~“Closing Date Refinancing” means the repayment of debt contemplated by the Debt Payoff Letter (as defined in the Merger Agreement).~~

~~“Closing Date Senior Secured First Lien Net Leverage Ratio” means 4.70 to 1.00.~~

~~“Closing Date Total Net Leverage Ratio” means 7.00 to 1.00.~~

“Co-Borrower” means (1) as of the Closing Date and after giving effect to the Original Merger, each of the Subsidiaries listed on Schedule 1.01(2) hereto and (2) from time to time after the

Closing Date, each of the Restricted Subsidiaries of the Borrower identified in clause (1) above and each other Restricted Subsidiary of the Borrower that as of such date of determination has executed a Co-Borrower Joinder Agreement, except for any Restricted Subsidiaries that as of such date of determination have ceased to be a Co-Borrower in accordance with the terms of this Agreement.

“Co-Borrower Joinder Agreement” means a Co-Borrower Joinder Agreement substantially in the form of Exhibit F, executed and delivered by a new Co-Borrower in accordance with the provisions of Section 5.12.

“Co-Documentation Agents” has the meaning assigned to such term in the introductory paragraphs hereof.

“Co-Syndication Agents” has the meaning assigned to such term in the introductory paragraphs hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document, including all interests in Real Property mortgaged in accordance with Section 5.12 hereof and the Real Property constituting Collateral prior to the Fourth Amendment Effective Date.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the Amended and Restated ABL ~~Collateral and~~ Guarantee and Collateral Agreement, dated as of the ~~Closing~~Fourth Amendment Effective Date, among the Loan Parties and the Collateral Agent, as amended, supplemented, restated and/or otherwise modified from time to time.

~~“Commitment Fee” has the meaning assigned to such term in Section 2.12(1).~~

“Commitment” means (1) with respect to each Lender, such Lender’s Revolving Facility Commitment, (2) with respect to the Swingline Lender, its Swingline Commitment and (3) with respect to any Issuing Bank, its Letter of Credit Commitment.  On the ~~First Incremental~~Closing Date, the aggregate amount of Commitments is $800.0 million.  On the Fourth Amendment Effective Date, the aggregate amount of Commitments is $900.0 million.

~~“Commitment Letter” means that certain Commitment Letter, dated as of September 9, 2013, by and among Merger Sub, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Royal Bank of Canada, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch and Deutsche Bank AG Cayman Islands Branch and including any joinders thereto.~~

“~~Company~~Commitment Fee” has the meaning assigned to such term in ~~the recitals hereto~~Section 2.12(1).

“Consolidated 1st and 2nd Priority Senior Secured Net Debt” means, as of any date, all Consolidated Debt as of such date (i) that constitutes Obligations or that is secured by a Lien on the ABL Priority Collateral that is pari passu with the Lien securing the Obligations, (ii) that is secured by a Lien on the ABL Priority Collateral that is junior to the Lien securing the Obligations but senior to the Lien securing the Term Loan Obligations (including any Incremental Equivalent Debt), (iii) that is secured by a Lien on the Term/Note Priority Collateral (excluding, prior to the Call Right Cap Recovery, the Call Right Collateral) that is senior to, or pari passu with, the Lien securing the Term Loan Obligations, and (iv) that is secured by a Lien on the Term/Note Priority Collateral (excluding, prior to the Call Right Cap Recovery, the Call Right Collateral) that is senior to, or pari passu with, the Lien securing the Second Lien Note Obligations, minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated 1st and 2nd Priority Senior Secured Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.  For the avoidance of doubt, (x) Indebtedness in respect of the Term Loan Credit Agreement and the Second Lien Notes Indenture will constitute Consolidated 1st and 2nd Priority Senior Secured Net Debt and (y) Indebtedness in respect of the Third Lien Notes Indentures will not constitute Consolidated 1st and 2nd Priority Senior Secured Net Debt.

“Consolidated Debt” means, as of any date, the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower for such period:

(1)                                 increased, in each case to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a)                                 provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of the Borrower and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Borrower; plus

(b)                                 Consolidated Interest Expense; plus

(c)                                  cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Borrower or any Restricted Subsidiary; plus

(d)                                 all depreciation and amortization charges and expenses; plus

(e)                                  all

(i)                                     losses, charges, fees, costs and expenses relating to the Recapitalization Transactions;

(ii)                                  transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions; and

(iii)                               without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(f)                                   any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower; plus

(g)                                  the amount of ~~management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities~~indemnities, fees, charges and expenses paid or accrued to or on behalf of any Parent Entity or any of the Permitted Holders, in each case, to the extent permitted by Section 6.07; plus

(h)                                 earn-out obligations incurred in connection with any Permitted Acquisition or other Investment; plus

(i)                                     all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Borrower and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j)                                    all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k)                                 all costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated

Net Income; and

(2)                                 decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).  For the avoidance of doubt, amortization of tenant and developer allowances will not be deducted pursuant to this clause (2).

~~Notwithstanding the foregoing, the Consolidated EBITDA of the Borrower for the fiscal quarters ended:~~

~~(i) August 3, 2013 will be deemed to be $107.2 million;~~

~~(ii) April 27, 2013 will be deemed to be $206.2 million;~~

~~(iii) January 26, 2013 will be deemed to be $178.3 million; and~~

~~(iv) October 27, 2012 will be deemed to be $179.8 million;~~

~~it being understood that the amounts listed in the foregoing clauses (i), (ii), (iii) and (iv) do not give effect to the adjustments provided for in the definition of Pro Forma Basis for any transactions or events other than the Transactions.~~

~~“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is secured by a Lien on the ABL Priority Collateral that is pari passu with the Lien securing the Obligations or that is secured by a Lien on the Term Priority Collateral that is senior to or pari passu with the Lien securing the Obligations, minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.  For the avoidance of doubt, Indebtedness in respect of the Term Loan Credit Agreement will constitute Consolidated First Lien Net Debt.~~

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)                                 the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, any expenses resulting from the discounting of the ~~Existing~~ 2028 Debentures as a result of the purchase accounting treatment of the Original Transactions and the Recapitalization Transactions and all discounts, commissions, fees and other charges associated with any ~~Receivables Facility~~receivables facility); plus

(2)                                 consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)                                 any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4)                                 interest income of the referent Person and its Restricted Subsidiaries for such period;

~~provided that when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period.~~  For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings or any Parent Entity during such period attributable to the operations of the Borrower and its Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof) and before any deduction for preferred stock dividends; provided that:

(1)                                 all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses and charges, and in any event including all restructuring, severance, relocation, consolidation, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans ~~in connection with the Transactions or otherwise~~, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments ~~related to the Transactions or otherwise~~ (including any transition-related expenses incurred before, on or after the ~~Closing~~Fourth Amendment Effective Date), will be excluded;

(2)                                 all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3)                                 all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by a Responsible Officer of the Borrower) will be excluded;

(4)                                 all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5)                                 all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6)                                 (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7)                                 the cumulative effect of a change in accounting principles during such period will be excluded;

(8)                                 the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to ~~the Transactions or~~ any acquisition consummated before or after the ~~Closing~~Fourth Amendment Effective Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9)                                 all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10)                          all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11)                          any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12)                          accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Recapitalization Transactions within ~~18~~12 months after the ~~Closing~~Fourth Amendment Effective Date will be excluded;

(13)                          all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14)                          any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15)                          (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16)                          expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed with such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17)                          losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18)                          (a) cash costs and expenses in connection with pre-opening and opening of stores, distribution centers and other facilities in an aggregate amount not to exceed $20.0 million for any four-quarter period, and all non-cash pre-opening costs and expenses, will be excluded, and (b) all income, loss, charges and expenses associated with stores, distribution centers and other facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated, will be excluded; and

(19)                          non-cash charges for deferred tax asset valuation allowances will be excluded.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

~~“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(15).~~

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Control Agreement” means any “Control Agreement” as defined in the Collateral

Agreement.

“Cost” means the calculated cost of purchases, based upon the Borrower’s accounting practices as reflected in the most recent Annual Financial Statements, which practices are consistent with the methodology used in the most recent appraisal delivered in connection with this Agreement prior to the ~~Closing~~Fourth Amendment Effective Date.

~~“Co-Documentation Agents” shall have the meaning assigned to such term in the introductory paragraphs hereof.~~

~~“Co-Syndication Agents” shall have the meaning assigned to such term in the introductory paragraphs hereof.~~

“Covenant Trigger Event” means that Excess Availability is less than the greater of (a) $50.0 million and (b) 10.0% of the Line Cap then in effect.  Once commenced, a Covenant Trigger Event will be deemed to be continuing until such time as Excess Availability equals or exceeds the greater of (i) $50.0 million and (ii) 10.0% of the Line Cap then in effect for 20 consecutive days.

“Covered Party” has the meaning assigned to such term in Section 10.26.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower (which may be co-borrowed by the Co-Borrowers) in the form of term loans or notes; provided that:

(1)                                 such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, convert, replace or refinance, in whole or part, Indebtedness (“Refinanced Debt”) that is either Loans or other Credit Agreement Refinancing Indebtedness;

(2)                                 such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses);

(3)                                 the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final stated maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the date that is at least 90 days after the Latest Maturity Date of the Revolving Loans;

(4)                                 such Indebtedness may participate in any voluntary or mandatory prepayments hereunder on the same basis as ABL Term Loans;

(5)                                 such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender) securing the applicable Loans or other Credit Agreement Refinancing Indebtedness being refinanced;

(6)                                 such Indebtedness is not guaranteed or incurred by any Subsidiary of the Borrower other than a Subsidiary Loan Party or by any other entity that is not a Loan Party (unless such entity becomes a Loan Party in connection with the incurrence of such Indebtedness);

(7)                                 if such Indebtedness is secured:

(a)                                 the security agreements relating to such Indebtedness are substantially similar to ~~or~~ the ~~same as the~~corresponding Security Documents (as determined in good faith by a Responsible Officer of the Borrower) applicable to the Loans or other Credit Agreement Refinancing Indebtedness being refinanced; and

(b)                                 such Indebtedness shall be secured on a junior basis to the Revolving Facility Claims and, except in the case of Credit Agreement Refinancing Indebtedness constituting Other Term Loans (which shall be secured on a pari passu basis with the Other Term Loans), the ABL Term Loans; and

(c)                                  except in the case of Other Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, shall have become party to or is otherwise subject to the provisions of ~~a~~an ABL Junior Lien Intercreditor Agreement and, if applicable, the ABL/Term Loan/Notes Intercreditor Agreement; provided that, to the extent such Indebtedness constitutes Other Term Loans, it shall be subject to the relative priorities and intercreditor provisions as described in Section 2.22(1);

(8)                                 the terms and conditions of such Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt as determined in good faith by a Responsible Officer of the Borrower; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness ~~(unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof)~~; provided that this clause (8) will not apply to:

(a)                                 terms addressed in the preceding clauses (1) through (7);

(b)                                 (i) interest rate, fees, funding discounts and other pricing terms; (ii) redemption, prepayment or other premiums; (iii) optional prepayment terms (except in the case of Other Term Loans, which terms shall be as set forth herein); and (iv) redemption terms;

(c)                                  subordination terms (except in the case of Other Term Loans, which terms shall be as set forth herein); and

(d)                                 covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness.

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Credit Card Notification” has the meaning assigned to such term in Section 5.11.

“Credit Card Processor” means any Person (other than a Loan Party or any Affiliate of any Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., or Capital One under the Capital One Arrangements or any Permitted Replacement Credit Card Program, and any servicing or processing agent or any factor or financial intermediary that facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards.

“Credit Card Processor Accounts” means Accounts owing to a Borrower Party from a Credit Card Processor (including Capital One under the Capital One Arrangements or any Permitted Replacement Credit Card Program).

“Credit Event” has the meaning assigned to such term in Article IV.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch.

“Credit Support” means, with respect to any Person and any Indebtedness or other Indebtedness Obligations, (i) such Person’s Guarantee of, or becoming a direct or indirect obligor with respect to, such Indebtedness or other Indebtedness Obligations, (ii) such Person’s pledge or other hypothecation of its assets to directly or indirectly secure or provide recourse with respect to such Indebtedness or other Indebtedness Obligations, (iii) such Person becoming directly or indirectly liable for such Indebtedness or other Indebtedness Obligations or (iv) such Person providing any other form of direct or indirect credit support for such Indebtedness or other Indebtedness Obligations (including by means of a “keepwell” or other similar commitment).

“Cure Amount” has the meaning assigned to such term in Section 8.02.

“Cure Right” has the meaning assigned to such term in Section 8.02.

“Customs Broker Agreement” means an agreement, in form reasonably satisfactory to the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of such Inventory solely as directed by the Collateral Agent.

“DBNY” means Deutsche Bank AG New York Branch.

“DDA” means any checking or other demand deposit account maintained by the Loan Parties.

“DDA Notification” has the meaning assigned to such term in Section 5.11.

“Debt Representative” means, with respect to any Indebtedness that is secured on a junior basis to the Revolving Facility Claims, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default.

“Designated Disbursement Account” has the meaning assigned to such term in Section 5.11.

“Designated Event of Default” means any Event of Default under Section 8.01(1) (solely with respect to a default under Section 3.05), Section 8.01(2), Section 8.01(3) (solely with respect to interest and Fees), Section 8.01(4) (solely with respect to a default under Section 5.04(~~9~~12), Section 5.11 or Section 6.10), Section 8.01(8) or Section 8.01(9).

~~“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.~~

~~“Designated Disbursement Account” has the meaning assigned to such term in Section 5.11.~~

“Discharge of ABL Revolving Claims” has the meaning assigned to the term “Discharge of ABL ~~Revolving~~ Claims” in the ABL/Term Loan/Notes Intercreditor Agreement, except that, solely for purposes of this definition, the principal amount of any ABL Term Loans and any interest, fees, attorneys’ fees, costs, expenses, indemnities and other Obligations relating thereto do not constitute “ABL Claims” (as defined in the ABL/Term Loan/Notes Intercreditor Agreement).

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means:

(1)                                 (a)                                 any Person that is a competitor of the Borrower and identified by the Borrower in writing to the Administrative Agent on or prior to the  ~~Closing~~Fourth Amendment Effective Date;

(b)                                 any Person that is a competitor of the Borrower and identified by the Borrower in good faith in writing to the Administrative Agent from time to time after the ~~Closing~~Fourth Amendment Effective Date; provided that such Person will not be a Disqualified Institution if the Administrative Agent reasonably determines in good faith that such Person is not a competitor of the Borrower and notifies the Borrower of such determination promptly following the date on which the Borrower identifies such Person to the Administrative Agent; and

(c)                                  together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are reasonably identifiable as such (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (2) below) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (i) make investment decisions or (ii) have access to non-public information relating to the Borrower or any Person that forms part of the Borrower’s business (including its Subsidiaries)); or

(2)                                 certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Administrative Agent on or prior to the ~~Closing~~Fourth Amendment Effective Date.

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent will not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent will have no liability with respect to any assignment made to a Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)                                 mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)                                 are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)                                 provide for the scheduled payments of dividends in cash; or

(4)                                 either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)                                 the Latest Maturity Date; and

(b)                                 the date on which the Loans and all other Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated and any outstanding Letters of Credit are expired, terminated or cash-collateralized on terms satisfactory to the Issuing Bank;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them.  Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of the Borrower.

“Dominion Account” has the meaning assigned to such term in Section 5.11.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a ~~subsidiary~~Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any ~~person~~Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means all Credit Card Processor Accounts that constitute proceeds from the sale or disposition of Inventory in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Credit Card Processor Account with respect to which any of the exclusionary criteria set forth below applies.  No Credit Card Processor Account will be an Eligible Account if:

(1)                                 such Credit Card Processor Account has been outstanding for more than five Business Days from the date of sale;

(2)                                 such Credit Card Processor Account is (a) not subject to the first priority, valid and perfected Lien of the Collateral Agent as to such Credit Card Processor Account or (b) is subject to any other Lien, other than (i) a Lien permitted under Section 6.02(10), 6.02(13) or 6.02(19) or other Permitted Lien arising by operation of law or (ii) a Lien securing Indebtedness permitted under Section 6.01(1)(it being understood that customary offsets to fees and chargebacks in the ordinary course by the credit card or debit card processors will not be deemed violative of this clause (2));

(3)                                 a Borrower Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Administrative Agent, for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (ii) a junior priority Lien permitted under Section 6.02(10), 6.02(13) or 6.02(19) or other Permitted Lien arising by operation of law or (iii) a lien securing Indebtedness permitted under 6.01(1) or(2));

(4)                                 such Credit Card Processor Account does not constitute the legal, valid and binding obligation of the applicable Credit Card Processor enforceable in accordance with its terms;

(5)                                 such Credit Card Processor Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(6)                                 such Credit Card Processor Account is owed by a Credit Card Processor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment;

(7)                                 such Credit Card Processor Account does not conform with a covenant or representation contained herein as to such Credit Card Processor Account;

(8)                                 unless otherwise agreed by the Administrative Agent, the Credit Card Processor is organized or has its principal offices or assets outside the United States or Canada;

(9)                                 such Credit Card Processor Account is evidenced by Chattel Paper or an Instrument (each as defined in the Collateral Agreement) of any kind, or has been reduced to judgment; or

(10)                          such Credit Card Processor Account includes a billing for interest, fees or late charges, but ineligibility will be limited to the extent thereof.

Anything contained herein to the contrary notwithstanding, for purposes of determining the amount of Eligible Accounts in the Borrowing Base at any time, any Credit Card Processor Account that otherwise meets the requirements for Eligible Accounts may be included in such calculation even though the same does not constitute proceeds from the sale or disposition of Inventory; provided that such amount will be subject to adjustment as may be required by the Administrative Agent at any time and from time to time to reflect such fact.

If any Credit Card Processor Account at any time ceases to be an Eligible Account, then such Credit Card Processor Account will promptly be excluded from the calculation of the Borrowing Base; provided that if any Credit Card Processor Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Credit Card Processor Account from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility; provided that upon such notice, the Borrower Parties shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Borrowing Base after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Cash” means cash of a Borrower Party held in a segregated restricted deposit account maintained with the Administrative Agent or another financial institution acceptable to the

Administrative Agent in its sole discretion, for the benefit of the Secured Parties, as security for the Obligations, and in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest, and which is (unless held by the Administrative Agent) subject to a deposit account control agreement reasonably satisfactory to the Administrative Agent; provided that in no event shall any cash held in any Excluded Account be included in Eligible Cash.

“Eligible Inventory” means all Inventory reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies.  No item of Inventory will be Eligible Inventory if such item:

(1)                                 is not subject to a first priority (subject to a Lien permitted under Section 6.02(10) or 6.02(13)) perfected Lien in favor of the Administrative Agent;

(2)                                 is subject to any Lien other than (a) a Lien in favor of the Collateral Agent, (b) a Lien permitted under Section 6.02(10) or 6.02(13) or other Permitted Lien arising by operation of law or (c) a (in each case under Section 6.01(2), on a junior priority basis) Lien securing Indebtedness permitted under Section 6.01(1) or (2) (in each case under Section 6.01(2), on a junior priority basis);

(3)                                 is slow moving (other than Inventory located at a clearance center that has been appropriately priced consistent with the Borrower Parties customary practices), obsolete, unmerchantable, defective, used or unfit for sale;

(4)                                 does not conform in all material respects to the representations and warranties contained in this Agreement or the Collateral Agreement;

(5)                                 is not owned only by one or more Borrower Parties;

(6)                                 is not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(7)                                 is not located in the United States or Canada;

(8)                                 (a) is located at any location (other than a retail store or clearance center) leased by a Borrower Party, unless (x) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment or (b) is located at retail store or clearance center leased by a Borrower Party and such location is in a Landlord Lien State, unless a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment;

(9)                                 is located in any third-party warehouse or is in the possession of a bailee (other than a third-party processor) and is not evidenced by a Document (as defined in Article 9 of the UCC), unless an appropriate Reserve has been established by the Administrative Agent in its Reasonable Credit Judgment;

(10)                          is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(11)                          is the subject of a consignment by any Borrower as consignor;

(12)                          is reported in a Borrower’s books and records as part of the “Epicure” division of The Neiman Marcus Group, Inc. or, without duplication of the foregoing, is perishable, to the extent the book value of Inventory described in this clause (12) exceeds $5,000,000;

(13)                          contains or bears any intellectual property rights licensed to any Loan Party by any Person other than a Loan Party unless the Collateral Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(14)                          is not reflected in a current retail stock ledger report of the ~~Company or the~~ respective Borrower Party (except as to goods received but not recorded in the retail stock ledger);

(15)                          is acquired in connection with a Permitted Acquisition to the extent the Administrative Agent has not received a Report in respect of such Inventory showing results reasonably satisfactory to the Administrative Agent;

(16)                          is in transit, except that Inventory in transit will not be deemed ineligible if:

(a)                                 it has been paid for in advance of shipment;

(b)                                 legal ownership thereof has passed to the applicable Borrower Party (or is retained by the applicable Borrower Party) as evidenced by customary documents of title;

(c)                                  the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (including, if requested by the Collateral Agent, by the delivery of a Customs Broker Agreement); and

(d)                                 it is insured to the reasonable satisfaction of the Collateral Agent; or

(17)                          constitutes operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts or other such materials not considered for sale in the ordinary course of business.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility; provided that upon such notice, the Borrower Parties shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“~~environment~~Environment” means ambient ~~and indoor~~ air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, legally binding agreements and final, legally binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating ~~in any way~~ to the ~~environment~~Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to ~~the environment or~~ exposure to Hazardous Materials).

~~“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.~~

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302, 303 and 306(g) of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)                                 a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)                                 a withdrawal by ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate that is treated as a termination or withdrawal under Section 4062(e) of ERISA;

(3)                                 a complete or partial withdrawal by ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability on it or written notification that a Multiemployer Plan is, or is expected to be, insolvent~~, in reorganization~~ within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA or Section 432 of the Code;

(4)                                 (a) the provision by a Plan administrator or the PBGC to any Loan Party or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate of notice of intent to terminate a Plan~~,~~ or to appoint a trustee to administer a Plan, (b) the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or (c) the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)                                 the incurrence by ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the timely payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)                                 the application for a minimum funding waiver under Section 302(c) of ERISA or Section 412(c) of the Code with respect to a Plan;

(7)                                 the imposition of a lien on the assets of any Loan Party under Section 303(k) of ERISA with respect to any Plan or Section 430(k) of the Code; and

(8)                                 a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA) or Section 430 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor ~~person~~Person), as in effect from time to time.

“Eurocurrency Revolving Facility Borrowing” means a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Availability” means, at any time, (a) the Line Cap at such time minus (b) the Revolving Facility Credit Exposure at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means any DDA, ~~securities account, commodity account or any other deposit account~~Securities Account, Commodity Account or any other Deposit Account of any Borrower Party or Restricted Subsidiary (and all ~~Cash~~cash, Cash Equivalents and other securities or investments credited thereto or deposited therein): (1) that does not have an individual daily balance in excess of $500,000, or in the aggregate with each other account described in this clause (1), in excess of $5,000,000; (2) the balance of which is swept at the end of each Business Day into a Deposit Account, Securities Account or Commodity Account subject to a Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such Deposit Account, Securities Account or Commodity Account is swept into another Deposit Account, Securities Account or Commodity Account subject to a Control Agreement) without the consent of the Collateral Agent; (3) that is a Trust Account, Specified Segregated Account, Capital One Credit Card Receivables Account or Designated Disbursement Account; (4) any DDA of the Borrower or any Restricted Subsidiary the balance of which consists solely of proceeds of any sale or other disposition of any Term/Note Priority Collateral including the Asset Sale Proceeds Account (as defined in the Term Loan Credit Agreement) so long as all amounts on deposit therein constitute Term/Note Priority Collateral; or (5) to the extent that it is cash collateral for letters of credit (other than Letters of Credit) to the extent permitted hereunder. Unless otherwise defined in this Agreement, terms which are defined in the UCC are used in this definition of “Excluded Accounts” as so defined (and if defined in more than one article of the UCC have the meaning specified in Article 9 thereof).

“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

~~“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of the Borrower) of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrower after the Closing Date from:~~

~~(1) contributions to its common equity capital; or~~

~~(2) the sale of Capital Stock of the Borrower;~~

~~in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(27) and Restricted Payments made pursuant to Section 6.06(13), in each case prior to such date; provided that the proceeds of Disqualified Stock, Cure Amounts and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b) or (B) for Contribution Indebtedness, will not be treated as Excluded Contributions.~~

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded NY Real Property” has the meaning assigned to such term in Section 5.10(10).

“Excluded Subsidiary” means any:

(1)                                 ~~Immaterial~~(i) Unrestricted Subsidiary, (ii) captive insurance Subsidiary, and (iii) not-for-profit Subsidiary;

(2)                                 Subsidiary that is not a Wholly Owned Subsidiary of Holdings ~~or the Borrower~~, only to the extent such Subsidiary was created, formed or acquired in connection with a Permitted Acquisition;

(3)                                 Foreign Subsidiary that is existing as of the Fourth Amendment Effective Date; provided that such Foreign Subsidiary shall not be deemed an Excluded Subsidiary hereunder to the extent that one or more Loan Parties makes Investments in such Foreign Subsidiary after the Fourth Amendment Effective Date exceeding $2.5 million in the aggregate; and

(4)                                 Foreign Subsidiary or FSHCO acquired or created after the Fourth Amendment Effective Date and with respect to which (i) a Responsible Officer of the Borrower (reasonably and in good faith) and the Administrative Agent have determined that making such Subsidiary a Subsidiary Loan Party is not practicable (including as a result of local law in the jurisdiction in which such Subsidiary is organized or other applicable law, rule or regulation), or (ii) a Responsible Officer of the Borrower (reasonably and in good faith) and the Collateral Agent determine that the burden or cost (including as a result of any adverse changes in applicable tax laws) of providing a Guarantee of the

Obligations from such Subsidiary outweigh the benefit of the Guarantee afforded thereby (it being understood for purposes of each of the foregoing that any such Guarantee provided by a Subsidiary Loan Party may not be given, or may be released, due to material adverse U.S. federal income tax consequences, in each case, only if such consequences arise as a result of a change in law occurring after the Fourth Amendment Effective Date, including, for the avoidance of doubt, a change to the Proposed Regulations under section 956 of the Internal Revenue Code of 1986, as amended, published on November 5, 2018);

~~(3) Unrestricted Subsidiary;~~

~~(4) Foreign Subsidiary;~~

~~(5) Domestic Subsidiary of a Foreign Subsidiary;~~

~~(6) Subsidiary substantially all the assets of which are Equity Interests or indebtedness in one or more Foreign Subsidiaries;~~

~~(7) Subsidiary if acting as a Guarantor, or its Guarantee, would (a) be prohibited by law or regulation or (b) require a governmental or third-party consent, approval, license or authorization; and~~

~~(8) captive insurance Subsidiary, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction (including any Receivables Subsidiary) or like special purposes;~~

in each case, unless the Borrower determines in its sole discretion, upon written notice to the ~~Administrative~~Collateral Agent, that any of the foregoing Persons ~~(other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings or the Borrower)~~ should not be an Excluded Subsidiary until the date on which the Borrower has informed the ~~Administrative~~Collateral Agent that it elects to have such Person be an Excluded Subsidiary; provided that (i) the Guarantee (or its obligations as a Co-Borrower, as applicable) provided by a Subsidiary Loan Party and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person~~.~~ and (ii) to the extent that a Subsidiary of Holdings provides Credit Support for the Second Lien Notes and/or Third Lien Notes or any Refinancing thereof, such Subsidiary shall not be deemed an Excluded Subsidiary for the purposes of this Agreement.  For the avoidance of doubt, Immaterial Subsidiaries shall not automatically constitute Excluded Subsidiaries hereunder, but Immaterial Subsidiaries shall not, subject to Section 5.10, constitute Subsidiary Guarantors as of the Fourth Amendment Effective Date.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1)                                 income taxes imposed on or measured by its net income (however denominated) or franchise taxes imposed in lieu of net income taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)                                 any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (1) above;

(3)                                 any withholding tax (including any backup withholding tax) that is in effect and would apply to amounts payable hereunder to or for the account of a Recipient under the law applicable at the time such Recipient becomes a party to this Agreement (or in the case of a Lender, under the law applicable at the time such Lender changes its lending office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its lending office), was entitled to receive additional amounts from the Loan Party with respect to any withholding tax pursuant to Section 2.17(1) or Section 2.17(3);

(4)                                 Taxes that are attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.17(5) or Section 2.17(6); and

(5)                                 any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.20(3)(a).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

~~“Existing ABL Facility” means the Second Amended and Restated Credit Agreement, dated as of May 17, 2011, among The Neiman Marcus Group, Inc. and the other borrowers referred to therein, Neiman Marcus, Inc., the other subsidiaries of The Neiman Marcus Group, Inc. from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents and lenders from time to time party thereto, as the same may have been subsequently amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.~~

~~“Existing 2028 Debentures” means the 7.125% debentures due 2028 issued by The Neiman Marcus Group, Inc. pursuant to an indenture dated as of May 27, 1998.~~

“Existing Letters of Credit” means those Letters of Credit described on Schedule 1.01(1) hereto.

“Extended Commitments” has the meaning assigned to such term in Section 2.23(1).

“Extended Loans” has the meaning assigned to such term in Section 2.23(1).

“Extension” has the meaning assigned to such term in Section 2.23(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.23(~~3~~2).

“Extension Offer” has the meaning assigned to such term in Section 2.23(1).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.20(2)

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that:

(1)                                 if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and

(2)                                 if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.0%) charged to the Administrative Agent on such day on such transactions as determined in good faith by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated September 9, 2013, by and among Merger Sub, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Royal Bank of Canada, Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, as amended and in effect from time to time and including any joinders thereto.

“Fees” means the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, Administrative Agent Fees and all other fees set forth in the Fee Letter and relating hereto.

“FILO Intercreditor Provisions” means the provisions set forth on Exhibit I.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

“First Incremental Amendment” ~~shall mean~~means that certain First Incremental Amendment to this Agreement, dated as of October 10, 2014.

“First Incremental Amendment Effective Date” shall have the meaning assigned to such term in the First Incremental Amendment.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of:

(1)                                 (a) Consolidated EBITDA of the Borrower for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, minus (b) non-financed Maintenance Capital Expenditures of the Borrower for such period that were paid in cash during such four-quarter period (it being understood that Capital Expenditures funded with proceeds of revolving loans will not be deemed to be “financed” for the purpose of this clause (b)) minus (c) Taxes based on income of the Borrower and the Restricted Subsidiaries that were paid or payable in cash during such period (including tax distributions paid in cash during such period) to

(2)                                 Fixed Charges of the Borrower for such four-quarter period, calculated on a Pro Forma Basis.

“Fixed Charges” means, for any period, the sum without duplication, of the following for such period:

(1)                                 the Consolidated Interest Expense of the Borrower that was paid or payable in cash during such period; plus

(2)                                 all scheduled principal amortization payments that were paid or payable in cash during such period with respect to Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries, including payments in respect of Capital Lease Obligations, but excluding payments with respect to intercompany Indebtedness; plus

(3)                                 all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any Restricted Subsidiary made during such period.

~~“Flex Provisions” means the market flex provisions of the Fee Letter.~~

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that not a Domestic Subsidiary.

“Fourth Amendment” has the meaning assigned to such term in the recitals to this Agreement.

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (1) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of the outstanding Revolving L/C Exposure, other than Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized in accordance with the terms hereof, and (2) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSHCO” means any Domestic Subsidiary substantially all the assets of which are Equity Interests or Indebtedness of one or more Foreign Subsidiaries that are treated as controlled foreign corporations within the meaning of Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of “Capital Lease Obligations” or “Capital Expenditures”, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)                                 any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)                                 to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)                                  to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)                                 entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)                                  as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)                                 any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the ~~Closing~~Fourth Amendment Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

The term “Guaranteed” as used herein will have a corresponding meaning.

“Guarantor” means (1) Holdings; (2) each Subsidiary Loan Party that is not a Borrower Party; and (3) each Parent Entity or Restricted Subsidiary ~~(other than any Restricted Subsidiary that is not a Wholly Owned Subsidiary)~~ that the Borrower may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations until such date that the Borrower has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations; provided that, in the case of this clause (3), the Guarantee and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would ~~reasonably be expected to~~ give rise to liability under any Environmental Law due to their dangerous or deleterious properties.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Hudson Yard Indebtedness” means the deferred financing obligation reflected on the balance sheet of TNMG LLC related to its ownership for accounting purposes of a portion of TNMG LLC’s retail property at Hudson Yards.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter ~~for which Required Financial Statements have been delivered~~ended prior to the Fourth Amendment Effective Date, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ~~for which Required Financial Statements have been delivered~~most recently ended prior to the Fourth Amendment Effective Date, calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower ~~for which Required Financial Statements have been delivered~~ended prior to the Fourth Amendment Effective Date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.  All Immaterial Subsidiaries existing as of the Fourth Amendment Effective Date shall, within 90 days of the Fourth Amendment Effective Date (or such later date as mutually agreed by the Borrower and the Administrative Agent) either (i) be dissolved, liquidated or merged out of existence or (ii) become a Guarantor hereunder in accordance with Section 5.10.

“Incremental Commitment” has the meaning assigned to such term in Section 2.21(1).

“Incremental Equivalent Debt” means Indebtedness of the Borrower (which may be co-borrowed by the Co-Borrowers) in the form of the term loans or notes that is secured on a junior basis to the Obligations or is unsecured; provided that:

(1)                                 the aggregate outstanding principal amount of such Indebtedness on any date that such Indebtedness is incurred pursuant to Section 6.01(1) shall be subject to the limitations set forth in Section 2.21(3);

(2)                                 the final maturity date of such Incremental Equivalent Debt may not be earlier than the date that is at least 90 days after the Latest Maturity Date of the Revolving Loans, and such Incremental Equivalent Debt shall not require any scheduled payment of principal prior to such date, other than quarterly principal payments in an aggregate amount not to exceed 1.00% per annum of the original aggregate principal amount of such Incremental Equivalent Debt; and

(3)                                 if such Indebtedness is secured, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of ~~a~~an ABL Junior Lien Intercreditor Agreement.

Incremental Equivalent Debt will include any Registered Equivalent Notes issued in exchange therefor.

~~“Incremental Equivalent Term Debt” has the meaning assigned to such term in the Term Loan Credit Agreement.~~

“Incremental Facility” has the meaning assigned to such term in Section 2.21(~~2~~1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(5)(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(4).

“Incremental Term Lender” means each Lender that holds an Incremental Term Loan.

“Incremental Term Loan Commitment” means, with respect to each Incremental Term Lender, the commitment of such Incremental Term Lender to make Incremental Term Loans as set forth in the applicable Incremental Facility Amendment.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(1).

“Indebtedness” means, with respect to any Person, without duplication:

(1)                                 all obligations of such Person for borrowed money;

(2)                                 all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)                                 all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)                                 all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)                                 all Capital Lease Obligations of such Person;

(6)                                 all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)                                 the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)                                 the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)                                 all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)                          the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)                                 trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)                                 prepaid or deferred revenue arising in the ordinary course of business;

(c)                                  purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)                                 earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness Documents” means, with respect to any Indebtedness, all agreements and instruments governing such Indebtedness, all evidences of such Indebtedness or Credit Support thereof, all security documents for such Indebtedness (and documents and filings related thereto) and any intercreditor or similar agreements related thereto.

“Indebtedness Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.21(1).

“Intercreditor ~~Agreement~~Agreements” means the ABL/Term Loan/Notes Intercreditor Agreement, ~~dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, and Credit Suisse, as administrative agent and collateral agent under the Term Loan Credit Agreement, and acknowledged by Holdings and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.~~the Junior Lien Term/Notes Intercreditor Agreement, the ABL Junior Intercreditor Agreement and/or any other intercreditor agreement related to the Obligations or the Term Loan Obligations, as the context may require.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of the Borrower for such period, calculated on a Pro Forma Basis, and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (1) with respect to any Eurocurrency Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Revolving Facility Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (2) with respect to any ABR Loan, the last Business Day of each fiscal quarter of the Borrower.

“Interest Period” means, as to any Eurocurrency Revolving Facility Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter (or, if agreed by all Lenders, 12 months or a period of less than one month), as the Borrower may elect, or the date any Eurocurrency Revolving Facility Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided that:

(1)                                 if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)                                 no Interest Period will extend beyond the applicable Maturity Date.  Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)           securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its ~~Restricted~~ Subsidiaries;

(3)           corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)           investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

~~“Investors” has the meaning assigned to such term in the recitals hereto.~~

“Issuing Bank” means DBNY and each other Lender designated as an Issuing Bank pursuant to Section 2.05(12), in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(10).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” will include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.12(2)(b).

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is subordinated in right of payment to the Obligations or ~~secured by Liens that are in all respects subordinated to the Liens securing the Obligations~~unsecured, (2) the 2028 Debentures, (3) the Senior Notes, (4) the Secured Notes, (5) any Junior Lien Term/Note Indebtedness and (~~3~~6) any Permitted Refinancing Indebtedness in respect of the foregoing.  Junior Financing shall ~~also~~(x) include any ABL Term Loans, Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness, in each case whether secured or unsecured and (y) exclude Term Loan Obligations and the Obligations.

~~“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit H, or, if requested by the providers~~

~~of Indebtedness to be secured on a junior basis to the Revolving Loans, another lien subordination arrangement satisfactory to the Administrative Agent.  Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Revolving Loans.~~

“Junior Lien Term/Note Indebtedness” means Indebtedness that is secured by Junior Liens.

“Junior Lien Term/Note Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement, dated as of the Fourth Amendment Effective Date, by and among the Term Loan Agent, the Second Lien Notes Collateral Agent, the Third Lien Notes Collateral Agent and any other parties party thereto from time to time, and acknowledged by Holdings, the Borrower and the Subsidiary Loan Parties, as amended, restated, supplemented and/or otherwise modified from time to time.

“Junior Liens” means Liens on the Collateral, which Liens on any item of Collateral rank junior to the Liens on such item of Collateral securing the Term Loan Obligations (it being understood, for the avoidance of doubt, that any Junior Liens must rank junior to the Liens on ABL Priority Collateral securing the Obligations), provided that, with respect to the Call Right Collateral, such Liens may rank senior to the Lien securing the Term Loan Obligations in accordance with the Junior Lien Term/Note Intercreditor Agreement.

“L/C Amount” has the meaning assigned to such term in the definition of Revolving L/C Exposure.

“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” has the meaning assigned such term in Section 2.12(2)(a).

“Landlord Lien State” means any state in which a landlord’s claim for rent has priority by law over the Lien of the Collateral Agent in any of the Collateral.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Revolving Facility Commitments, any Extended Commitments or any ABL Term Loans in effect on such date.

~~“L/C Amount” has the meaning assigned to such term in the definition of Revolving L/C Exposure.~~

~~“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.~~

~~“L/C Participation Fee” has the meaning assigned such term in Section 2.12(2)(a).~~

“Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.

“Lender Default” means:

(1)                                 the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Borrowing or reimbursement obligations, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied;

(2)                                 the failure of any Lender to pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;

(3)                                 the failure of any Lender within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Facility; provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and the Borrower;

(4)                                 any Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Revolving Facility or under other similar agreements in which it commits to extend credit; or

(5)                                 the admission by any Lender that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or such ~~a~~ Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“lending office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05(1).

“Letter of Credit Commitment” means (a) prior to the Second Amendment Effective Date, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05 as in effect prior to the Second Amendment Effective Date and (b) from and after the Second Amendment Effective Date, (i) with respect to each Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.01 attached to the Second Amendment as Annex A, and (ii) with respect to any other Lender that becomes an Issuing Bank pursuant to Section 2.05(10) or 2.05(12) hereof, such amount as agreed in writing by the Borrower and such Lender at the time such Lender is designated as an Issuing Bank hereunder, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Borrower and the Issuing Banks; provided that any increase in an applicable Issuing Bank’s Letter of Credit Commitment with respect to any Issuing Bank shall only require the consent of the Borrower and such Issuing Bank (so long as such increase does not result in the Letter of Credit Commitments exceeding the Letter of Credit ~~Sub-Limit~~Sublimit).

“Letter of Credit Request” shall mean a request by the Borrower substantially in the form of Exhibit D-3 (or such other form as may be agreed between the Borrower and the Administrative Agent).

“Letter of Credit Sublimit” means the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $150.0 million.

“LIBO Rate” means, with respect to any Eurocurrency Revolving Facility Borrowing for any Interest Period, the rate per annum equal to the arithmetic mean of the offered rates for deposits in Dollars with a term equivalent to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period will be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Revolving Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding anything to the contrary herein, in no event shall the LIBO Rate be less than zero.

“LIBOR Quoted Rate” means, for any day, a fluctuating rate per annum equal to the Adjusted LIBO Rate for an interest period of one month as reported on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited MYT Guarantee” means the joint and several, irrevocable, full and unconditional Guarantee by each MYT Guarantor on a senior basis of the performance of and punctual payment when due of all obligations of the issuers of the Second Lien Notes under the Second Lien Notes Indenture and the Second Lien Notes to the holders of such Second Lien Notes and the Second Lien Notes Trustee in accordance therewith (the maximum amount recoverable therefrom in the aggregate not to exceed $200.0 million).

“Limited MYT Guarantee Collateral” means all or substantially all assets of the MYT

Guarantors securing the Limited MYT Guarantee of each MYT Guarantor.

“Line Cap” means, at any time, the lesser of (1) the aggregate Available Revolving Facility Commitments at such time and (2) the Borrowing Base then in effect.

“Liquidity Condition” means and will exist during the period from (1) the date on which Excess Availability has been less than the greater of (a) $50 million and (b) 10.0% of the Line Cap then in effect, in either case, for five consecutive Business Days, to (2) the date on which Excess Availability has been at least equal to the greater of (a) $50 million and (b) 10.0% of the Line Cap then in effect, in either case, for 20 consecutive calendar days.

“Loan Accounts” means the loan accounts established on the books of the Administrative Agent.

“Loan Documents” means this Agreement, the Security Documents, the ABL/Term Loan/Notes Intercreditor Agreement, any ABL Junior Lien Intercreditor Agreement, ~~any Note~~the PropCo Subordination Agreements, any Note, the Fourth Amendment, any other amendment or other agreement or document evidencing or governing the Obligations hereunder, and, solely for the purposes of Sections 3.01, 3.02, and 8.01(3) hereof, the Fee Letter.

“Loan Parties” means Holdings, the Borrower, each Co-Borrower and the Subsidiary Loan Parties.

“Loans” means the Revolving Loans and the Swingline Loans and any other loans and advances of any kind made by the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender pursuant to this Agreement.

“Maintenance Capital Expenditures” means, for any period, the portion of the aggregate amount of all Capital Expenditures of the Borrower for such period attributable to maintenance of property, plant or equipment of the Borrower and the Restricted Subsidiaries, as determined in good faith by a Responsible Officer of the Borrower.

~~“Management Agreement” means (1) each of the Management Services Agreements, as in effect on the Closing Date (the “Closing Date Management Agreements”), as amended, supplemented or otherwise modified in a manner not materially adverse to the Lenders, and (2) any other similar or related agreement with one or more of the Sponsors on terms not materially adverse to the Lenders relative to the terms of the Closing Date Management Agreements; it being agreed that (a) the inclusion of or increases (either by amendments to the Closing Date Management Agreements, the execution of a similar or related agreements or otherwise) by a material amount in the aggregate amount payable to the Sponsors as a monitoring, management or similar fee above $10.0 million per annum (with pro rated amounts payable for any partial year periods and any amounts not paid in any year accruing and payable upon request of the Sponsors in future periods) will be deemed to be materially adverse to the Lenders and (b)(i) adding Affiliates of the Sponsors as parties to any such agreements or (ii) providing for the payment (or accrual) of an annual monitoring, management or similar fee to the Sponsors in an aggregate amount equal to or less than $10.0 million per annum for any period commencing on or after the Closing Date (with pro rated amounts payable for any partial year periods and any amounts not paid in any period beginning on the Closing Date accruing and payable upon request of the Sponsors in future periods), either by amendments to the Closing Date Management~~

~~Agreements, the execution of a similar or related agreements or otherwise, in each case, will not be materially adverse to the Lenders.~~

“Management Agreement” means each of (i) that certain Management Services Agreements, dated as of October 25, 2013, by and among ACOF Operating Manager III, LLC, a Delaware limited liability company, TNMG LLC and NMG, (ii) that certain Management Services Agreement, dated as of October 25, 2013, by and among ACOF Operating Manager IV, LLC, a Delaware limited liability company, TNMG LLC and NMG, and (iii) that certain Management Services Agreement, dated as of October 25, 2013, by and among CPPIB Equity Investments Inc., a corporation incorporated under the Canada Business Corporations Act, TNMG LLC and NMG, in each case, as in effect on the Fourth Amendment Effective Date, as amended, amended and restated, supplemented or otherwise modified in a manner consistent with this Agreement, including Section 6.07 hereof.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of ~~the Borrower and the Restricted~~NM Group and its Subsidiaries on the ~~Closing Date.~~Fourth Amendment Effective Date or who became directors, officers or management personnel of NM Group or any direct or indirect parent of NM Group, as applicable, and its Subsidiaries following the Fourth Amendment Effective Date (other than in connection with a transaction that would otherwise be a Change in Control if such persons were not included in the definition of “Permitted Holders”), or (in each case) family members thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date Beneficially Own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower or any Permitted Parent.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)                                 the business, financial condition or results of operations, in each case, of the Borrower and the Restricted Subsidiaries (taken as a whole);

(2)                                 the ability of the Borrower Parties and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)                                 the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the ABL Term Loans) of the Borrower or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $50.0 million.

~~“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.~~

“Maturity Date” means, as the context may require:

(1)                                 with respect to Revolving Facility Commitments existing after giving effect to the ~~Second~~Fourth Amendment on the ~~Second~~Fourth Amendment Effective Date, and Loans and Letters of Credit in respect thereof, the earlier of (I) the later of (a) July 25, 2020 and (b) July 25, 2021, so long as, in the case of this clause (b) ~~either~~, any of (i) the Term Loan Obligations (and any ~~Permitted~~ Refinancing ~~Indebtedness~~ in respect thereof) have been fully repaid or otherwise redeemed, discharged or defeased on or prior to July 25, 2020 (it being agreed that, absent manifest error, a payoff letter executed by an agent with respect to the Term Loan Obligations or such ~~Permitted~~ Refinancing ~~Indebtedness~~ shall be conclusive evidence thereof) ~~or~~, (ii) the maturity date with respect to the Term Loan Obligations (and any ~~Permitted~~ Refinancing ~~Indebtedness~~ in respect thereof) has been extended prior to July 25, 2020 to a date no earlier than October 25, 2021~~;~~ or (iii) the Administrative Agent shall have, at the written direction of a Responsible Officer of the Borrower (which written direction (once provided) shall be irrevocable), imposed the 2013 Term Loan Reserve on or prior to July 25, 2020; provided that the Administrative Agent shall have no obligation to impose the 2013 Term Loan Reserve, unless the Excess Availability at such time (prior to giving effect to the 2013 Term Loan Reserve) is equal to or greater than the amount of the 2013 Term Loan Reserve and (II) April 16, 2021, if and only if all of the Senior Notes (and any Refinancing in respect thereof), other than Senior Notes (and any Refinancing in respect thereof) in an aggregate principal amount not to exceed $150.0 million, have not been, on or prior to April 16, 2021, (a) fully repaid or otherwise redeemed, discharged or defeased or (b) extended so that the maturity date with respect thereto is no earlier than April 24, 2024;

(2)                                 with respect to any ABL Term Loans, the final maturity date specified therefor in the applicable Incremental Facility Amendment or Refinancing Amendment, as the case may be; and

(3)                                 with respect to any Extended Commitments and Loans and Letters of Credit in respect thereof, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Merger Sub” means Mariposa Merger Sub LLC, a Delaware limited liability company, which merged with and into Borrower with Borrower surviving such merger.

“MIRE Event” means any increase, extension of the maturity or renewal of any of the Commitments or Loans (including any Incremental Revolving Facility Increase or the provision of Incremental Term Loans) or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans, or (iii) the issuance, renewal or extension of Letters of Credit.

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Commitments and/or Loans or to enter into any of the transactions contemplated thereby.

~~“Merger” has the meaning assigned to such term in the recitals hereto.~~

~~“Merger Agreement” has the meaning assigned to such term in the recitals hereto.~~

~~“Merger Sub” has the meaning assigned to such term in the introductory paragraph hereof.~~

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage Policies” has the meaning assigned to such term in Section 5.10(2)(~~c~~d).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which ~~Holdings, the Borrower or any Restricted Subsidiary~~ any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“MYT Entities” means, (a) collectively, (i) Mariposa Luxembourg I S.à r.l. (Luxembourg), (ii) Mariposa Luxembourg II S.à r.l. (Luxembourg), (iii) NMG Germany GmbH (Germany), (iv) mytheresa.com GmbH (Germany), (v) mytheresa.com Service GmbH (Germany), (vi) Theresa Warenvertrieb GmbH (Germany), (vii) New MYT Dutch HoldCo (Netherlands) and (viii) the Subsidiaries of any of the foregoing described in subclauses (i) through (vii).

“MYT Guarantor” means, collectively, and together with their respective successors, (a) the entities listed in clause (a)(i), (a)(ii) and (a)(vii) of the definition of “MYT Entities” and (b) MYT Parent and MYT Intermediate Holdco, providing the Limited MYT Guarantee of the Second Lien Notes Obligations.

“MYT Holdco” means MYT Holding Co., a Delaware corporation and a direct Wholly Owned Subsidiary of MYT Parent, together with its successors.

“MYT Holdco Common Equity” means the common Equity Interests of the MYT Holdco.

“MYT Holdco Preferred Series A Certificate” means the certificate of designation governing the MYT Holdco Series A Preferred Stock.

“MYT Holdco Preferred Series B Certificate” means the certificate of designation governing the MYT Holdco Series B Preferred Stock.

“MYT Holdco Preferred Stock” means, collectively, the Cumulative Series A Preferred Stock of MYT Holdco under the certificate of designation governing the MYT Holdco Preferred Series A Stock and the Cumulative Series B Preferred Stock of MYT Holdco under the certificate of designation governing the MYT Holdco Preferred Series B Stock.

“MYT Holdco Preferred Stock Documents” means, collectively, the documents governing the MYT Holdco Preferred Stock (including the applicable certificates of designation and organizational documents).

“MYT Holdco Series A Preferred Stock” means the Cumulative Series A Preferred Stock of the MYT Holdco under the MYT Holdco Preferred Series A Certificate.

“MYT Holdco Series B Preferred Stock” means the Cumulative Series B Preferred Stock of the MYT Holdco under the MYT Holdco Preferred Series B Certificate.

“MYT Intermediate Holdco” means MYT Intermediate Holding Co., a newly formed Delaware corporation and a direct Wholly Owned Subsidiary of MYT Holdco, together with its successors.

“MYT Parent” means MYT Parent Co., a newly formed Delaware corporation, together with its successors.

“MYT Waterfall” means, collectively, distributions of cash or any other assets received in connection with a MYT Secondary Sale (as defined in the Second Lien Notes Indenture) by MYT Holdco or any of the equityholders thereof (which proceeds shall be funded by the purchasers directly to MYT Holdco for deposit or distribution) made in accordance with the following priorities:

(1)                                 first, up to $200.0 million irrevocably deposited into the MYT Account (as defined in the Second Lien Notes Indenture); provided, that, upon the earlier to occur of (i) the satisfaction and discharge in full of the Second Lien Notes Obligations and (ii) provision of MYT Alternate Security (as defined in the Second Lien Notes Indenture), any amounts in the MYT Account shall be released and distributed in accordance with clauses (2), (3) and (4) below;

(2)                                 second, to holders of MYT Holdco Series A Preferred Stock on a pro rata basis, up to an amount in respect of each share of MYT Holdco Series A Preferred Stock equal to (i) $1.00, adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization, combination or similar event with respect to shares of MYT Holdco Series A Preferred Stock, plus (ii) all accumulated and unpaid dividends (whether or not declared, and including all such dividends that have compounded) thereon through but not including, the date of payment (such amount in the aggregate, the “Liquidation Preference”);

(3)                                 third, to the holders of MYT Holdco Series B Preferred Stock, up to an amount equal to the Liquidation Preference received by the holders of MYT Holdco Series A Preferred Stock in the foregoing clause (2) (excluding any additional dividends of 2% per annum payable in accordance with the MYT Holdco Preferred Series A Certificate upon certain events of default therein); and

(4)                                 fourth, (x) to the holders of the MYT Holdco Common Equity, 50% of any remaining distributions on a pro rata basis and (y) the other 50% of any remaining distributions, to the Borrower as common equity and used by the Borrower to redeem the Third Lien Notes at par.

“MyTheresa Assets” means the assets described in clauses (1), (2), and (3) of the definition of MyTheresa Distribution.

“MyTheresa Designation” means, collectively, all designations by any Loan Party or any of their Related Parties prior to the execution date of the TSA of any of the MYT Entities as “unrestricted” subsidiaries under the Senior Notes Indentures, the Existing Credit Agreement or the Term Loan Credit Agreement, and all acts or omissions taken by any Loan Party or any of its Related Parties in structuring, implementing, or effectuating the foregoing designations.

“MyTheresa Distribution” means, collectively, all distributions or dividends by any Loan Party or any of their Related Parties (including but not limited to NMG International) prior to the execution date of the TSA to or for the benefit of any other Related Parties of (1) any Equity Interests in the MYT Entities, (2) any Indebtedness owed by the MYT Entities to any Related Party (including but not limited to NMG International), and (3) any and all other Claims or Equity Interests of any Related Party (including but not limited to NMG International) in the MYT Entities, and all acts or omissions taken by any Loan Party or any of its Related Parties in structuring, implementing, or effectuating the distributions or dividends described in clauses (1) through (3) of this definition.

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.07.

“New MYT Dutch HoldCo” means a newly formed Dutch B.V., Wholly Owned Subsidiary of MYT Intermediate Holding and direct parent of NMG Germany GmbH as a result of a merger by absorption of Mariposa Luxembourg II S.à r.l. into Mariposa Luxembourg I S.à r.l. and a subsequent merger by absorption of Mariposa Luxembourg I S.à r.l. into such newly formed Dutch B.V.

“New York Courts” has the meaning assigned to such term in Section 10.15.

“NM Group” means, collectively, NMG and its Subsidiaries.

“NMG” means Neiman Marcus Group, Inc., a Delaware corporation and the direct Parent Entity of Holdings.

“NMG International” means NMG International LLC, a Delaware limited liability company.

“NMG Sub” means The NMG Subsidiary LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(3).

“Non-Mortgageable Leases” means all leasehold Real Property interests subject to provisions restricting the mortgaging, assignment or other creation of a security interest in or of any such lease, agreement or other instrument governing such leasehold interest or in respect of which a mortgage, assignment or creation of a security interest therein or thereof could reasonably be expected (as determined in good faith by a Responsible Officer of the Borrower and the Collateral Agent) to be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation, revocation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such lease, agreement or other instrument governing such leasehold interest.

“Non-Participating Term Loan Exchange Indebtedness” means any Indebtedness incurred by the Borrower or any Guarantor under the Term Loan Credit Agreement in exchange for or converted from, or the net proceeds of which are used to, Refinance or repay the 2013 Term Loan Obligations (or any refinancings thereof constituting Permitted Refinancing Indebtedness (as defined in the Term Loan Credit Agreement)); provided that:

(1)                                       the principal amount (or accreted value, if applicable) of such Non-Participating Term Loan Exchange Indebtedness does not exceed 100% of the outstanding aggregate principal amount (or accreted value, if applicable) of the 2013 Term Loans so Refinanced or repaid (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)                                       such Non-Participating Term Loan Exchange Indebtedness otherwise qualifies as Permitted Refinancing Indebtedness (as defined in the Term Loan Credit Agreement) with respect to the 2013 Term Loans (except that such Indebtedness and Guarantees thereof may be unsecured, secured with 2019 Extended Term Loan Liens (including secured with any existing 2019 Extended Term Loan Liens) or secured with Liens junior to the 2019 Extended Term Loan Liens on any or all of the Collateral and Guaranteed by any Person that Guarantees the 2019 Extended Term Loans, including any PropCo Guarantor);

(3)                                       such Non-Participating Term Loan Exchange Indebtedness shall not amortize;

(4)                                       such Non-Participating Term Loan Exchange Indebtedness shall not be subject to any “most favored nation” pricing provisions;

(5)                                       such Non-Participating Term Loan Exchange Indebtedness shall mature no earlier than the final stated maturity date applicable to the 2019 Extended Term Loans under the Term Loan Credit Agreement (as in effect on the Fourth Amendment Effective Date);

(6)                                       such Non-Participating Term Loan Exchange Indebtedness has a cash interest rate not exceeding that applicable to the 2019 Extended Term Loans incurred on the Fourth Amendment Effective Date; and

(7)                                       such Non-Participating Term Loan Exchange Indebtedness is subordinated in right of payment or “waterfall” priority to the 2019 Extended Term Loan Obligations.

Notwithstanding any other provision of this Agreement, Non-Participating Term Loan Exchange Indebtedness may be incurred as Other Term Loans (as defined in the Term Loan Credit Agreement) pursuant to Section 2.19 of the Term Loan Credit Agreement (to the extent incurred to refinance existing 2013 Term Loans) or Extended Term Loans (as defined in the Term Loan Credit Agreement) pursuant to Section 2.20 of the Term Loan Credit Agreement (to the extent holders of 2013 Term Loans elect to extend such 2013 Term Loans in the form of Non-Participating Term Loan Exchange Indebtedness).

“Non-Participating Term Loan Exchange Obligations” means the Indebtedness and the related Indebtedness Obligations under the Indebtedness Documents related to the Non-Participating Term Loan Exchange Indebtedness.

“Note” has the meaning assigned to such term in Section 2.09(2).

“Notes Priority Real Estate Assets” means the Real Property assets set forth on (i) Schedule 3.16(1) under the heading “Notes Priority Real Estate Assets” and (ii) Schedule 3.16(2) under the heading “2019 Term Loan Priority Real Estate Assets”.

“Notes PropCo” means NMG Notes PropCo LLC, a Delaware limited liability company that is a Subsidiary of the Borrower formed solely to hold the Real Property interests consisting of Notes PropCo Assets; provided, however, that in the event no Notes Priority Real Estate Assets are contributed to the Notes PropCo as of the post-closing deadline (subject to any applicable extensions) to put in place mortgages over the Notes Priority Real Estate Assets set forth on Schedule 5.15, Notes PropCo shall be permitted to be liquidated or dissolved pursuant to Section 6.05(1)(g)  after the Fourth Amendment Effective Date.

“Notes PropCo Assets” means the Notes Priority Real Estate Assets, to the extent that such Real Property assets are Non-Mortgageable Leases.

“Notice Period” has the meaning assigned to such term in Section 5.13.

“Obligations” means:

(1)                                 all amounts owing to any Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document (including any contingent indemnification and reimbursement obligations, or other payments required under Section 10.05), including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2)                                 all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement; and

(3)                                 any Cash Management Obligations;

provided that:

(a)                                 the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations will be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed; and

(b)                                 any release of Collateral or Guarantors (as defined in the Collateral Agreement) effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Cash Management Bank or Qualified Counterparty pursuant to any Loan Document.

“OFAC” has the meaning assigned to such term in Section 3.20(3)(e).

“Offering Circular” means the Offering Circular related to the offering of Second Lien Notes, dated as of May 20, 2019.

“Original Merger” means the “Merger” as defined in the Existing Credit Agreement.

“Original Merger Agreement” means the “Merger Agreement” as defined in the Existing Credit Agreement.

“Original Transactions” means the “Transactions” as defined in the Existing Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Lender” means each Lender that holds an Other Term Loan.

“Other Term Loan Commitment” means, with respect to each Other Term Lender, the commitment of such Other Term Lender to make Other Term Loans as set forth in the applicable Refinancing Amendment.

“Other Term Loans” has the meaning assigned to such term in Section 2.22(1).

“Overadvance” has the meaning assigned to such term in Section 2.01(2).

“Parent Entity” means any direct or indirect parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 10.04(4).

“Participant Register” has the meaning assigned to such term in Section 10.04(4).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action, (1) no Default or Event of Default has occurred and is continuing, (2) Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed the greater of (a) 15% of the Line Cap then in effect and (b) $90.0 million, in any such case, on a Pro Forma Basis, and (3) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed the greater of 25% of the Line Cap then in effect and $200.0 million, on a Pro Forma Basis.

~~“Participant Register” has the meaning assigned to such term in Section 10.04(4).~~

“Payment Office” means the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Peter Cucchiara, Telecopier No.: 212-797-5690, and Email: peter.cucchiara@db.com or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the ~~Closing~~Fourth Amendment Effective Date.

“Permitted Acquisition” means ~~any~~the purchase or other acquisition ~~of all or substantially all the assets of, or a majority~~, by merger, consolidation, amalgamation or otherwise, of the Equity Interests in, or ~~merger, consolidation or amalgamation with, a Person or~~ the assets of (including all or substantially all the assets constituting a business unit, division, product line or line of business of ~~a~~), any Person, including minority investments and joint ventures (or any subsequent investment made in a Person, business unit, division, product line or line of business previously acquired in a Permitted Acquisition) (any such transaction, an “Acquisition”).

“Permitted Cure Securities” means any equity securities of Holdings other than Disqualified Stock.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1)                                       the Sponsors;

(2)                                       any member of the Management Group (or any controlled Affiliate thereof of which members of the Management Group hold at least 50% of the Voting Stock and 50% of the economic value);

(3)                                       any other holder of a direct or indirect ~~equity interest~~Equity Interest in Holdings that ~~either (a)~~ holds such ~~interest as of the Closing Date and is disclosed to the Arrangers prior to the Closing Date or (b) becomes a holder of such interest prior to the three-month anniversary of the Closing Date and is a limited partner of a Sponsor on the Closing Date; provided that the limited partners that become holders of equity interests pursuant to this clause (b) do not own in the aggregate more than 25% of the Voting Stock of Holdings as of such three-month anniversary;~~Equity Interest as of the Fourth Amendment Effective Date;

(4)                                       any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in the foregoing clauses (1), (2) or (3) are members; provided that, (a) without giving effect to the existence of such group or any other group, the Persons described in the foregoing clauses (1), (2) and (3), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or any Permitted Parent (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group~~; and~~ and (b) if the Beneficial Ownership described in subclause (a) is shared with any Person other than the Persons described in clauses (1), (2) and (3) above, the Persons described in clauses (1), (2) and (3) above hold at least 50% of the economic value of the equity securities of Holdings (or Permitted Parent, as the case may be) then held by such group; and

(5)                                 any Permitted Parent.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings that:

(1)                                 is not subject to any Guarantee by the Borrower or any Restricted Subsidiary;

(2)                                 does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date;

(3)                                 no Event of Default has occurred and is continuing immediately after the issuance or incurrence thereof or would result therefrom;

(4)                                 has no scheduled amortization or payments of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (6) hereof) prior to the Latest Maturity Date;

(5)                                 does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is ninety-one (91) days after the Latest Maturity Date; and

(6)                                 has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the Senior Notes Indentures taken as a whole (other than provisions customary for senior discount notes of a holding company), in each case as determined in good faith by a Responsible Officer of the Borrower;

provided that clauses (4) and (5) will not restrict payments that are necessary to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided, further that the Borrower will deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

“Permitted ~~Investment~~Investments” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent” means any Parent Entity for so long as it is controlled only by one or more Persons that are Permitted Holders pursuant to clause (1), (2), (3) or (4) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change in Control.

“Permitted PropCo Guaranteed Obligations” means, collectively, (i) the Obligations, (ii) the Second Lien Notes Obligations, (iii) the Third Lien Notes Obligations, (iv) the 2019 Extended Term Loan Obligations, (v) the Non-Participating Term Loan Exchange Obligations and (vi) the 2028 Debentures Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or converted from, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance” or a “Refinancing”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)                                 the final maturity of such Permitted Refinancing Indebtedness is later than the maturity of the Indebtedness so refinanced and the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than ~~or equal to~~ the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;

(3)                                 if the Indebtedness being Refinanced is subordinated in right of payment or, as to any assets, lien priority to the Obligations ~~under this Agreement~~, such Permitted Refinancing Indebtedness is subordinated as to such assets, in right of payment ~~to such~~or lien priority to the Obligations on terms at least as favorable to the ~~Lenders~~applicable creditors as those contained in the documentation governing the Indebtedness being Refinanced;

(4)                                 no Permitted Refinancing Indebtedness ~~may~~will have different obligors, or greater (including higher ranking priority) Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the Term Loan Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness will be on terms not materially less favorable to the Lenders than those contained in the documentation governing the Term Loan Credit Agreement, as determined in good faith by a Responsible Officer of the Borrower (and, for the avoidance of doubt, any Liens securing such Permitted Refinancing Indebtedness may not extend to additional assets or be higher in priority than the Liens securing the Indebtedness being Refinanced);

(5)                                 in the case of a Refinancing of Indebtedness that is secured ~~on a pari passu basis with, or on a junior basis to,~~by Liens on the ABL Priority Collateral that are junior to the Liens securing the Revolving Facility Claims ~~with Indebtedness that is secured on a junior basis, to the Revolving Facility Claims~~but senior to the Liens on the ABL Priority Collateral securing the Term Loan Obligations or other obligations secured on a first-priority basis by Term/Note Priority Collateral, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of ~~a~~an ABL Junior Lien Intercreditor Agreement and~~, if applicable, the~~ the ABL/Term Loan/Notes Intercreditor Agreement; ~~and~~

(6)                                 in the case of a Refinancing of Indebtedness that is secured by any Collateral and subject to specified Required Collateral Lien Priority, the applicable Liens securing such Permitted Refinancing Indebtedness do not have a higher priority than the Required Collateral Lien Priority applicable to the Liens securing the Obligations and a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of the ABL/Term Loan/Notes Intercreditor Agreement;

(7)                                 ~~(6)~~ in the case of a Refinancing of the Term Loan Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness are subject to the ABL/Term Loan/Notes Intercreditor Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders in any material respect than, the ABL/Term Loan/Notes Intercreditor Agreement as certified by a Responsible Officer of the Borrower~~.~~; and

(8)                                 in the case of a Refinancing of the Second Lien Notes Obligations and/or the Third Lien Notes Obligations, the cash interest rate on any such Permitted Refinancing Indebtedness shall not exceed the cash interest rate applicable to such Second Lien Notes Obligations and/or Third Lien Notes Obligations being Refinanced.

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured on a junior basis to the Revolving Loans with Indebtedness that is secured on a pari passu basis with the Revolving Loans.  For the avoidance of doubt, any Permitted Refinancing Indebtedness incurred to refinance any Obligations or Credit Agreement Refinancing Indebtedness shall satisfy the requirements of the definition of “Credit Agreement Refinancing Indebtedness”.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

Notwithstanding the foregoing: (a) Indebtedness incurred to Refinance the Remaining Senior Notes must be Remaining Senior Notes Exchange Indebtedness; (b) Indebtedness incurred to Refinance the 2013 Term Loan Obligations must be unsecured Indebtedness, Junior Lien Term/Note Indebtedness or Non-

Participating Term Loan Exchange Indebtedness; (c) Indebtedness incurred to Refinance the Second Lien Notes, Third Lien Notes and/or the Guarantees in respect thereof must be unsecured Indebtedness or Junior Lien Term/Note Indebtedness; (d) Indebtedness incurred to Refinance any Indebtedness Guaranteed by Notes PropCo may not have the benefit of a Guarantee by Notes PropCo that has a higher priority in right of payment than the Guarantee by Notes PropCo of the Indebtedness being Refinanced; and (e) Indebtedness incurred to Refinance any Indebtedness Guaranteed by 2019 Extended Term Loan PropCo may not have the benefit of a Guarantee by 2019 Extended Term Loan PropCo that has a higher priority in right of payment than the Guarantee by 2019 Extended Term Loan PropCo of the Indebtedness being Refinanced.

“Permitted Replacement Credit Card Program” means any private label credit card program or similar arrangement substantially similar in all material respects to the Capital One Arrangements, with such modifications as the Administrative Agent shall have consented to in writing prior to the effectiveness thereof (such consent not to be unreasonably withheld or delayed), which, after notice to the Administrative Agent in accordance with Section 5.14, is entered into by the Borrower or any of its Subsidiaries on commercially reasonable terms generally available at that time (as determined in good faith by a Responsible Officer of the Borrower), or is in effect with respect to any Person that becomes a Subsidiary after the date hereof in connection with a Permitted Acquisition and is not created in contemplation of or in connection therewith, provided that if such program grants a security interest in any assets other than those certain Accounts, receivables, or transferor interest or other similar residual interests subject to such program or arrangement, including a security interest in any returned goods, and the grant of such security interest would reasonably be expected to be detrimental in any material respect to the rights and interests of the Lenders under the Loan Documents, as determined by the Administrative Agent in its reasonable discretion, such program will not be considered a Permitted Replacement Credit Card Program unless and until the Administrative Agent and the third party with whom such program is created have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent with respect to the priority and enforcement of such security interests.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or any ERISA Affiliate or (b) in respect of which ~~Holdings or~~ any ~~of its Subsidiaries~~Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Collateral Agreement.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the Senior Secured ~~First Lien Net Leverage Ratio, the Total~~ Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that pro forma effect will be given to the Recapitalization Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or store, or any conversion of ~~a Restricted Subsidiary to an Unrestricted Subsidiary or of~~ an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Borrower and the Restricted Subsidiaries to be realized based upon actions taken or reasonably expected to be taken within ~~18~~12 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Borrower, up to an amount, after giving effect to such application or adjustment, not in excess of 10% of Consolidated EBITDA for any Reference Period.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the ~~Closing~~Fourth Amendment Effective Date.

“PropCo Guarantors” means Notes PropCo and 2019 Extended Term Loan PropCo.

“PropCo Operating License” has the meaning assigned to such term in Section 5.10(8).

“PropCo Subordination Agreements” means each of (a) that certain subordination agreement, dated as of the Fourth Amendment Effective Date, by and among the Administrative Agent, the Term Loan Agent, the representative for the Second Lien Notes, the representative for the Third Lien Notes and any other parties party thereto from time to time, and acknowledged by 2019 Extended Term Loan PropCo, as amended, restated, supplemented and/or otherwise modified from time to time and (b) that certain subordination agreement, dated as of the Fourth Amendment Effective Date, by and among the Administrative Agent, the Term Loan Agent, the representative for the Second Lien Notes, the representative for the Third Lien Notes and any other parties party thereto from time to time, and acknowledged by Notes PropCo, as amended, restated, supplemented and/or otherwise modified from time to time.

“Protective Advances” has the meaning assigned to such term in Section 2.01(3).

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“QFC Credit Support” has the meaning assigned to such term in Section 10.26.

~~“Purchase Date” means the date that the Merger is required to be consummated pursuant to the Merger Agreement.~~

~~“Purchase Documents” means the collective reference to the Merger Agreement, all material exhibits and schedules thereto and all agreements expressly contemplated thereby.~~

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of any Parent Entity which generates cash proceeds of at least $100.0 million.

~~“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:~~

~~(1) the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;~~

~~(2) all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of the Borrower); and~~

~~(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.~~

~~The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing.~~

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Credit Judgment” means reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions; provided that, as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, Reasonable Credit Judgment will require that:

(1)                                 such establishment, adjustment or imposition be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date that are materially different from facts or events known to the Administrative Agent on the Closing Date;

(2)                                 the contributing factors to the imposition of any Reserve will not duplicate (a) the exclusionary criteria set forth in definitions of “Eligible Accounts,” “Eligible Inventory” or “Eligible Cash,” as applicable (and vice versa), or (b) any reserves deducted in computing book value; and

(3)                                 the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Recapitalization Transaction Documents” has the meaning assigned to “Recapitalization Transaction Documents” in the TSA.

“Recapitalization Transactions” means, collectively, the transactions to occur pursuant to the Recapitalization Transaction Documents, including:

~~“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.~~

~~“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiaries may sell, convey or otherwise transfer to:~~

~~(1) a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary); and~~

~~(2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such accounts receivable.~~

~~“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.~~

~~“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing~~

~~with the Borrower and to which the Borrower or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:~~

(1)                                       ~~no portion of the Indebtedness or any other obligations (contingent or otherwise):~~ the execution and delivery of the Fourth Amendment and any other amended or amended and restated Loan Documents, and the creation of the Liens pursuant to the Security Documents;

(2)                                       the execution and delivery of the 2019 Term Loan Extension Amendment and the other Term Loan Documents, and the creation of the Liens pursuant to the Term Loan Security Documents;

(3)                                       the execution and delivery of the Second Lien Notes Documents and the issuance of the Second Lien Notes under the Second Lien Notes Indenture, and the creation of the Liens pursuant to the applicable Second Lien Notes Documents;

(4)                                       the execution and delivery of the Third Lien Notes Documents and the issuance of the Third Lien Notes under the Third Lien Notes Indentures, and the creation of the Liens pursuant to the applicable Third Lien Notes Documents;

(5)                                       the execution and delivery of the MYT Holdco Preferred Stock Documents and the issuance of the MYT Holdco Preferred Stock; and

(6)                                       the payment of all fees, costs and expenses in connection with the foregoing.

~~(a) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);~~

~~(b) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or~~

~~(c) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;~~

~~(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and~~

~~(3) to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.~~

~~Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.~~

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement (and, as necessary, each other Loan Document) executed by each of (1) the Borrower and Holdings; (2) the Administrative Agent; and (3) each Lender that agrees to provide any portion of the Other Term Loans in accordance with Section 2.22.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by the Borrower in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Persons” has the meaning assigned to such term in Section 6.06(2).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping~~, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the environment~~ or disposing into the Environment.

~~“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.~~

“Remaining Senior Notes” means any Senior Notes issued pursuant to the Senior Notes Indentures that the holders thereof declined to exchange into Third Lien Notes pursuant to the exchange offer contemplated by the TSA, which remain outstanding on the Fourth Amendment Effective Date following the consummation of the Recapitalization Transactions.

“Remaining Senior Notes Exchange Indebtedness” means Remaining Senior Notes Third Lien Exchange Indebtedness and Remaining Senior Notes Unsecured Exchange Indebtedness.

“Remaining Senior Notes Exchange Obligations” means the Indebtedness and the related Indebtedness Obligations under the applicable Remaining Senior Notes Exchange Indebtedness and the other Indebtedness Documents related to the applicable Remaining Senior Notes Exchange Indebtedness.

“Remaining Senior Notes Obligations” means the Indebtedness and the related Indebtedness Obligations under the Indebtedness Documents related to the Remaining Senior Notes.

“Remaining Senior Notes Third Lien Exchange Indebtedness” means any Indebtedness incurred by the issuers of the Senior Notes or issued in exchange for, or the net proceeds of which are used to Refinance the Senior Notes (or any refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)                                       the aggregate principal amount (or accreted value, if applicable) of such Remaining Senior Notes Third Lien Exchange Indebtedness issued shall not exceed an amount equal to 85% of the aggregate outstanding principal amount (or accreted value, if applicable) of the Senior Notes so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)                                       such Remaining Senior Notes Third Lien Exchange Indebtedness otherwise qualifies as Permitted Refinancing Indebtedness with respect to the Remaining Senior Notes (except that (a) such Indebtedness and Guarantees thereof may be secured with the same priority on the same Collateral that secures the Third Lien Notes and a Debt Representative acting on behalf of the holders of such Indebtedness shall become (if it is not already) party to or will otherwise be subject to the provisions of the ABL/Term Loan/Notes Intercreditor Agreement and (b) such Indebtedness may benefit from the same Guarantees that provide Credit Support to the Third Lien Notes, including by Notes PropCo and 2019 Extended Term Loan PropCo, subject to the Required PropCo Guarantee Priority for Third Lien Notes or otherwise no worse for the Lenders);

(3)                                       such Remaining Senior Notes Third Lien Exchange Indebtedness shall have a cash interest rate not exceeding the cash interest rate on the Third Lien Notes as of the Fourth Amendment Effective Date;

(4)                                       such Remaining Senior Notes Third Lien Exchange Indebtedness shall not amortize;

(5)                                       such Remaining Senior Notes Third Lien Exchange Indebtedness shall not be subject to any “most favored nation” pricing provisions; and

(6)                                       such Remaining Senior Notes Third Lien Exchange Indebtedness shall mature no earlier than the latest maturity date then applicable to the Third Lien Notes under the Third Lien Notes Indentures.

“Remaining Senior Notes Unsecured Exchange Indebtedness” means, any Indebtedness incurred by the issuers of the Senior Notes or issued in exchange for, or the net proceeds of which are used to Refinance the Senior Notes (or any refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1)                                 the aggregate principal amount (or accreted value, if applicable) of such Remaining Senior Notes Unsecured Exchange Indebtedness issued shall not exceed an amount equal to 100% of the aggregate outstanding principal amount (or accreted value, if applicable) of the Senior Notes so

Refinanced (including any Guarantees thereof) (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(2)                                 such Remaining Senior Notes Unsecured Exchange Indebtedness otherwise qualifies as Permitted Refinancing Indebtedness (as defined in the Term Loan Credit Agreement) with respect to the Remaining Senior Notes;

(3)                                 such Remaining Senior Notes Unsecured Exchange Indebtedness shall have a cash interest rate not exceeding the weighted average cash interest rate of the Senior Notes outstanding as of the Fourth Amendment Effective Date;

(4)                                 such Remaining Senior Notes Unsecured Exchange Indebtedness shall not amortize;

(5)                                 such Remaining Senior Notes Unsecured Exchange Indebtedness shall not be subject to any “most favored nation” pricing provisions; and

(6)                                 such Remaining Senior Notes Unsecured Exchange Indebtedness shall mature no earlier than the latest maturity date then applicable to the Third Lien Notes under the Third Lien Notes Indentures (as in effect on the Fourth Amendment Effective Date).

“Report” means reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent or Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Report may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 10.16.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required 2019 Extending Term Lenders” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Required Collateral Lien Priority” means, with respect to any Lien on any Collateral, that such Lien on such Collateral has the priority indicated in the table below pursuant to the Intercreditor Agreements or other binding contractual obligation of the applicable secured parties, based on the category of asset subject to such Lien listed at the top of each column and the Indebtedness Obligations secured by such Lien listed at the beginning of each row:

	2019 Extended Term Loan Collateral	2013 Collateral	ABL Priority Collateral	Call Right Collateral (pre- Call Right Cap Recovery)	Call Right Collateral (post- Call Right Cap Recovery)	Equity Interests in 2019 Extended Term Loan PropCo	Limited MYT Guarantee Collateral and MYT Account(A)
2019 Extended Term Loan Obligations and Non-Participating Term Loan Exchange Obligations	1	1	2	3	1	1	None
2013 Term Loan Obligations	None	1	2	None	None	None	None
ABL Obligations	4	4	1	4	5	4	None
Second Lien Notes Obligations	2	2	3	2(B)	3	2	1
Third Lien Notes Obligations	3	3	4	1(C)	4	3	None
2028 Debentures Obligations	1(D)	1(D)	None	3(D)	2(E)	1(D)	None

(A)        “MYT Account” shall have the meaning ascribed to it in the Second Lien Notes Indenture.  Liens securing the Second Lien Notes Obligations on Limited MYT Guarantee Collateral to be released following the earlier to occur of (i) a MYT Deposit Event (as defined in the Second Lien Notes Indenture) and (ii) the provision of MYT Alternate Security (as defined in the Second Lien Notes Indenture) pursuant to the terms of the Second Lien Notes Indenture.

(B)        Recovery not to exceed $200.0 million, together with recovery for Second Lien Notes Obligations.

(C)        Recovery not to exceed $200.0 million, together with recovery for Third Lien Notes Obligations.

(D)        Priority will be pari passu with the 2019 Extended Term Loan Liens and Liens securing the Non-Participating Term Loan Exchange Obligations (or if there are no 2019 Extended Term Loan Obligations or Non-Participating Term Loan Exchange Obligations, (i) with respect to the Call Right Collateral prior to the Call Right Cap Recovery, the 2028 Debentures Obligations will retain its Lien priority thereon (i.e., third priority)) and (ii) with respect to the 2019 Extended Term Loan Collateral, the 2013 Collateral, and the Equity Interests in the 2019 Extended Term Loan PropCo, the Lien priority provided for the 2028

Debentures Obligations will be pari passu with the highest priority Lien remaining on the relevant asset) solely on assets if and to the extent required by the 2028 Debentures Indenture as in effect on the Fourth Amendment Effective Date.

(E)        To the extent no 2019 Extended Term Loan Obligations or Non-Participating Term Loan Exchange Obligations are outstanding, if the Call Right Cap Recovery has occurred, priority will be pari passu with the highest priority Lien remaining on the relevant asset, solely on assets if and to the extent required by the 2028 Debentures Indenture.

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure and (2) Available Unused Commitments that, taken together, represent more than 50.0% of the sum of (a) all Revolving Facility Credit Exposure and (b) the total Available Unused Commitments at such time.  The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1)                                 any amendment that would disproportionately affect the obligation of the Borrower Parties to make payment of the Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same class of Loans or Commitments;

(2)                                 any amendment relating to:

(a)                                 increases in the Commitment of such Defaulting Lender;

(b)                                 reductions of principal, interest, fees or premium applicable to the Loans or Commitments of such Defaulting Lender;

(c)                                  extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the Loans or Commitments of such Defaulting Lender; and

(3)                                 matters requiring the approval of each Lender under Sections 10.08(2)(vi) and (vii).

“Required PropCo Guarantee Priority” means, with respect to any Guarantee of Permitted PropCo Guaranteed Obligations by Notes PropCo or 2019 Extended Term Loan PropCo, that such Guarantee has the priority indicated in the table below in respect of contractual right of payment, based on the Obligations guaranteed by Notes PropCo and 2019 Extended Term Loan PropCo (as the case may be) listed at the beginning of each row:

	Priority of Guarantee by Notes PropCo (pre- Call Right Cap Recovery)	Priority of Guarantee by Notes PropCo (post-Call Right Cap Recovery)	Priority of Guarantee by 2019 Extended Term Loan PropCo
2019 Extended Term Loan Obligations and Non-Participating Term Loan Exchange Obligations	3	1	1
Second Lien Notes Obligations	2	3	3
Third Lien Notes Obligations	1	4	4
2028 Debentures Obligations	3	2	2
ABL Obligations	4	5	5
2013 Term Loan Obligations	Not Permitted	Not Permitted	Not Permitted

To the extent no 2019 Extended Term Loan Obligations or Non-Participating Term Loan Exchange Obligations are outstanding, after a Call Right Cap Recovery, the priority of the Guarantee by Notes PropCo of 2028 Debenture Obligations will match the priority of the senior-most remaining Guarantee.

“Required Term Lenders” means, at any time, ABL Term Lenders having ABL Term Loans outstanding that, taken together, represent more than 50.0% of the sum of all ABL Term Loans outstanding at such time.  The ABL Term Loans of any Defaulting Lender will be disregarded in determining Required Term Lenders; provided that, subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Term Lenders with respect to:

(1)           any amendment that would disproportionately affect the obligation of the Borrower to make payment of the ABL Term Loans of such Defaulting Lender as compared to other Lenders holding the same class of ABL Term Loans;

(2)           any amendment relating to:

(a)           increases in the ABL Term Loan Commitment of such Defaulting Lender;

(b)           reductions of principal, interest, fees or premium applicable to the ABL Term Loans of such Defaulting Lender;

(c)           extensions of final maturity or the due date of any amortization, interest, fee or premium payment applicable to the ABL Term Loans of such Defaulting Lender; and

(d)           matters requiring the approval of each Lender under Section 10.08(2)(vi) and (vii).

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including banking services reserves, landlord lien reserves, customer credit liabilities reserves, customer deposits reserves, reserves for Obligations under Specified Hedge Agreements and reserves against Eligible Accounts, Eligible Inventory and Eligible Cash) that the Administrative Agent from time to time determines in its Reasonable Credit Judgment as being appropriate to reflect:

(1)                                 the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Loan Documents;

(2)                                 claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or

(3)                                 criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.

The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Reasonable Credit Judgment, upon at least five Business Days’ prior written notice to the Borrower (which notice will include a reasonably detailed description of the Reserve being established); provided that upon such notice, the Borrower will not be permitted to borrow so as to exceed the Borrowing Base after giving effect to such new or modified Reserves.  During such five Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve and (b) no Reserves will be duplicative of other reserves or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates).

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Borrower.  For the avoidance of doubt, TNMG LLC and NMG Sub are Restricted Subsidiaries of the Borrower for all purposes hereunder.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Facility Claims” has the meaning assigned to the term “ABL Claims” in the ABL/Term Loan/Notes Intercreditor Agreement, but assuming, solely for purposes of this definition, that the principal amount of any ABL Term Loans and any interest, fees, attorneys’ fees, costs, expenses, indemnities and other Obligations relating thereto do not constitute “ABL Claims”.

“Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21.  The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender has assumed its Revolving Facility Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Facility Commitments as of the Closing Date is $800.0 million. The aggregate principal amount of the Lenders’ Revolving Facility Commitments on the ~~First Incremental~~Fourth Amendment Effective Date is $900.0 million.

“Revolving Facility Credit Exposure” means, at any time, the sum of:

(1)                                 the aggregate principal amount of the Revolving Loans outstanding at such time;

(2)                                 the Swingline Exposure at such time; and

(3)                                 the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.26, the product of (a) such Revolving Lender’s Revolving Facility Percentage and (b) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages will be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” means at any time the sum of (1) the aggregate undrawn face amount of all Letters of Credit outstanding at such time (the “L/C Amount”) and (2) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time will be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit will be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Revolving Lender” means each Lender with a Revolving Facility Commitment or outstanding Revolving Facility Credit Exposure.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any Overadvances ~~and~~, Protective Advances and 2013 Term Loan Reserve Advances.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Second Amendment to this Agreement, dated as of October 27, 2016.

“Second Amendment Arrangers” means Deutsche Bank Securities Inc., Bank of America, N.A., J.P. Morgan Securities LLC, RBC Capital Markets, SunTrust Robinson Humphrey, Inc. and Wells Fargo Bank, N.A.

~~“Second Amendment Documentation Agent” means BMO Harris Bank, N.A.~~

“Second Amendment Co-Syndication Agents” means Bank of America, N.A., JPMorgan Chase Bank, N.A., RBC Capital Markets, SunTrust Robinson Humphrey, Inc. and Wells Fargo Bank, N.A.

“Second Amendment Documentation Agent” means BMO Harris Bank, N.A.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Second Amendment Senior Managing Agent” means BMO Harris Bank, N.A.

“Second Lien Notes” means the 14.00% Senior Cash Pay/PIK Second Lien Notes due 2024 issued on or prior to the Fourth Amendment Effective Date pursuant to the Second Lien Notes Indenture, as amended, restated, supplemented and/or otherwise modified from time to time.

“Second Lien Notes Collateral Agent” means Ankura Trust Company, LLC in its capacity as collateral agent under the applicable Second Lien Notes Documents, together with its permitted successors and assigns.

“Second Lien Notes Documents” means, collectively, the Second Lien Notes Indenture and all other mortgages, security agreements, indentures, note purchase agreements, promissory notes, Guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of Second Lien Notes or the collateral therefor.

“Second Lien Notes Indenture” means that certain indenture, dated as of June 7, 2019, among the Second Lien Notes Trustee, the issuers party thereto and the guarantors party thereto from time to time, as amended, restated, supplemented and/or otherwise modified from time to time.

“Second Lien Notes Obligations” means the Indebtedness and the related Indebtedness Obligations under the Second Lien Notes Indenture and the other Indebtedness Documents related to the Second Lien Notes.

“Second Lien Notes Trustee” means Ankura Trust Company, LLC in its capacity as trustee under the Second Lien Notes Indenture, together with its permitted successors and assigns.

“Secured Notes” means, collectively, the Second Lien Notes and the Third Lien Notes.

“Secured Notes Documents” means, collectively, the Second Lien Notes Documents and the Third Lien Notes Documents.

“Secured Notes Indentures” means, collectively, the Second Lien Notes Indenture and the Third Lien Notes Indentures.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10 or Section 5.15, including any and all mortgages, deeds of trust and related agreements in respect of Real Property constituting Collateral and any and all Control Agreements.

“Senior Cash Pay Notes” means the 8.00% senior cash pay notes due 2021 issued on or prior to the date hereof pursuant to the Senior Cash Pay Notes Indenture.

“Senior Cash Pay Notes Indenture” means that certain indenture, dated as of October 21, 2013, among the Senior Cash Pay Notes Trustee, the Borrower and the guarantors party thereto, as amended, restated, supplemented and/or otherwise modified from time to time.

“Senior Cash Pay Notes Trustee” means U.S. Bank National Association, together with its permitted successors and assigns.

“Senior Managing Agents” means, collectively, BMO Harris Bank N.A. and SunTrust Bank.

“Senior Notes” means, collectively, the Senior Cash Pay Notes and the Senior PIK Notes.

“Senior Notes Documents” means, collectively, the Senior Notes Indentures and all other loan agreements, indentures, note purchase agreements, promissory notes, guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of Senior Notes.

“Senior Notes Indentures” means, collectively, the Senior Cash Pay Notes Indenture and the Senior PIK Notes Indenture.

“Senior PIK Notes” means the 8.75% senior PIK notes due 2021 issued on or prior to the date hereof pursuant to the Senior PIK Notes Indenture, as amended, restated, supplemented and/or otherwise modified from time to time.

“Senior PIK Notes Indenture” means that certain indenture, dated as of October 21, 2013, among the Senior PIK Notes Trustee, the Borrower and the guarantors party thereto, as amended, restated, supplemented and/or otherwise modified from time to time.

“Senior PIK Notes Trustee” means U.S. Bank National Association, together with its permitted successors and assigns.

“Senior Secured ~~First Lien~~ Net Leverage Ratio” means, as of any date, the ratio of Consolidated ~~First Lien~~1st and 2nd Priority Senior Secured Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Settlement Date” has the meaning assigned to such term in Section 2.18(2).

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among the Borrower, any Co-Borrower or any other Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the Term Loan Credit Agreement).

~~“Specified Merger Agreement Representations” means such of the representations and warranties made with respect to the Company and its Subsidiaries by the Company in the Merger Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders.~~

“Specified Representations” means the representations and warranties of each of Holdings and ~~Merger Sub~~the Borrower set forth in the following sections of this Agreement:

(1)                                 Section 3.01(1) and (4) (but solely with respect to its organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the Collateral Agreement);

(2)                                 Section 3.02(1) (but solely with respect to its authorization of this Agreement and the Collateral Agreement);

(3)                                 Section 3.02(2)(a)(i) (but solely with respect to non-conflict of this Agreement and the Collateral Agreement with its certificate or article of incorporation or other charter document);

(4)                                 Section 3.02(2)(a)(iii) (but solely with respect to non-conflict of this Agreement and the Collateral Agreement with the ~~Existing~~ 2028 Debentures);

(5)                                 Section 3.03 (but solely with respect to execution and delivery by it, and enforceability against it, of this Agreement and the Collateral Agreement);

(6)                                 Section 3.09(2) (but solely with respect to use of proceeds on the ~~Closing Date~~applicable date);

(7)                                 Section 3.10;

(8)                                 Section 3.15(1) (but solely with respect to the validity and perfection of the Liens granted by it in the Collateral on the ~~Closing Date~~applicable date (subject to Permitted Liens ~~and subject to the Certain Funds Provisions~~));

(9)                                 Section 3.17; and

(10)                          Section 3.20.

“Specified Segregated Accounts” means those segregated DDAs that the Borrower designates to the Administrative Agent from time to time in writing, into which (1) funds from the sale of Inventory (a) held by the Borrower or any Restricted Subsidiary on a consignment basis or (b) relating to a leased department within retail stores of the Borrower or any Restricted Subsidiary, in each case, which Inventory is not owned by a Loan Party (and would not be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP); or (2) in-store payments in respect of private label credit cards subject to the Capital One Arrangements or any Permitted Replacement Credit Card Program are made.

“Sponsors” means, any of Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., the Canada Pension Plan Investment Board and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing.

~~“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.~~

“Standby Letter of Credit” has the meaning assigned to such term in Section 2.05(1).

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.  For the avoidance of doubt, as of the Fourth Amendment Effective Date, TNMG LLC and NMG Sub are Subsidiaries of the Borrower for all purposes hereunder.

“Subsidiary Loan Parties” means: (1) each ~~Wholly Owned Domestic~~Restricted Subsidiary of the Borrower on the ~~Closing~~Fourth Amendment Effective Date (other than any Excluded Subsidiary); and (2) each ~~Wholly Owned Domestic~~Restricted Subsidiary (other than any Excluded Subsidiary) of Holdings that becomes, or is required to become, a party to the Collateral Agreement after the ~~Closing Date~~Fourth Amendment Effective Date; provided, however, that notwithstanding anything herein or in any other Loan Document, any reference to a PropCo Guarantor as a Subsidiary Loan Party in this Agreement or in any other Loan Document shall only mean such Subsidiary Loan Party in its capacity as a Guarantor but not in any capacity as a Grantor (as defined in the Collateral Agreement).  For the avoidance of doubt, “Subsidiary Loan Parties” includes all Co-Borrowers.

“Supermajority Lenders” has the meaning assigned to such term in clause (5) of the proviso to Section 10.08(2).

“Supported QFC” has the meaning assigned to such term in Section 10.26(1).

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” means a request by the Borrower substantially in the form of Exhibit D-2.

“Swingline Commitment” means, with respect to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Closing Date is $45.0 million.

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Borrowings at such time.  The Swingline Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means DBNY, in its capacity as a lender of Swingline Loans to the Borrower Parties.

“Swingline Loans” means the swingline loans made to the Borrower or any Co-Borrower pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facilities” means the facilities and commitments utilized in making term loans under the Term Loan Credit Agreement.

“Term Loan Agent” means Credit Suisse, as administrative agent and collateral agent, under the Term Loan Credit Agreement, together with its permitted successors and assigns.

“Term Loan Borrowers” means, collectively, the Borrower, TNMG LLC and NMG Sub.

“Term Loan Collateral Agreement” means the “Collateral Agreement” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means the Amended and Restated Term Loan Credit Agreement, dated as of the ~~Closing~~Fourth Amendment Effective Date, among Holdings, ~~Merger Sub~~the Term Loan Borrowers, the lenders party thereto and ~~Credit Suisse, as administrative agent and collateral agent, initially in respect of $2,950.0 million of term loans made available on the Closing Date~~the Term Loan Agent, as such document may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan Documents” means the Term Loan Credit Agreement, the Term Loan Collateral Agreement and the other “Loan Documents” under and as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loan ~~Security Documents” means the “Security Documents” as defined in~~Obligations” means the Indebtedness and related Indebtedness Obligations under the Term Loan Credit Agreement and the other related Indebtedness Documents.

“Term Loan  ~~Obligations~~Security Documents” means the “~~Obligations~~Security Documents” as defined in the Term Loan Credit Agreement.

“Term/Note Priority Collateral” means “Term ~~Loan~~/Note Priority Collateral” as defined in the ABL/Term Loan/Notes Intercreditor Agreement.

~~“Threshold Level” has the meaning assigned to such term in Section 2.11(2).~~

~~“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.~~

“Third Amendment” means that certain Third Amendment to this Agreement, dated as of March 22, 2019.

“Third Lien Notes” means, collectively, the 8.00% and 8.75% senior third lien secured notes due October 25, 2024 issued on or prior to the Fourth Amendment Effective Date pursuant to the Third Lien Notes Indentures, as amended, restated, supplemented and/or otherwise modified from time to time.

“Third Lien Notes Collateral Agent” means Wilmington Trust, N.A. in its capacity as collateral agent under the applicable Third Lien Notes Documents, together with its permitted successors and assigns.

“Third Lien Notes Documents” means, collectively, the Third Lien Notes Indentures and all other mortgages, security agreements, indentures, note purchase agreements, promissory notes, Guarantees, intercreditor agreements, assignment and assumption agreements and other instruments and agreements evidencing the terms of Third Lien Notes or the collateral therefor.

“Third Lien Notes Indentures” means (x) that certain Indenture with respect to the 8.00% senior third lien secured notes, dated on or about the Fourth Amendment Effective Date, among the Third Lien Notes Trustee, the issuers party thereto and the guarantors party thereto from time to time, as amended, restated, supplemented and/or otherwise modified from time to time and (y) that certain Indenture with respect to the 8.75% senior third lien secured notes, dated on or about the Fourth Amendment Effective Date, among the Third Lien Notes Trustee, the issuers party thereto and the guarantors party thereto from time to time, as amended, restated, supplemented and/or otherwise modified from time to time.

“Third Lien Notes Obligations” means the Indebtedness and the related Indebtedness Obligations under the Third Lien Notes Indentures and the other Indebtedness Documents related to the Third Lien Notes.

“Third Lien Notes Trustee” means Wilmington Trust, N.A. in its capacity as trustee under the Third Lien Notes Indentures, together with its permitted successors and assigns.

“TNMG LLC” means The Neiman Marcus Group LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower.

“Trade Letter of Credit” has the meaning assigned to such term in Section 2.05(1).

~~“Transaction Documents” means the Purchase Documents, the Loan Documents, the Senior Notes Documents and the Term Loan Documents.~~

~~“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including:~~

~~(1) the consummation of the Merger;~~

~~(2) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;~~

~~(3) the Equity Contribution;~~

~~(4) the execution and delivery of the Term Loan Documents, the creation of the Liens pursuant to the Term Loan Security Documents and the initial borrowings under the Term Loan Credit Agreement;~~

~~(5) the execution and delivery of the Senior Notes Documents and the issuance of the Senior Notes under the Senior Notes Indentures;~~

~~(6) the Closing Date Refinancing;~~

~~(7) the Closing Date Conversions; and~~

~~(8) the payment of all fees, costs and expenses in connection with the foregoing.~~

“Trust Account” means any accounts or trusts used solely to hold Trust Funds (as defined in the Collateral Agreement).

“Trust Funds” means cash,  ~~Cash Equivalents~~cash equivalents or other assets comprised of:

(1)                                 funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees;

(2)                                 all taxes required to be collected, remitted or withheld (including ~~federal~~Federal and state withholding taxes (including the employer’s share thereof)); and

(3)                                 any other funds which Holdings, the Borrower or any of ~~its~~the Restricted Subsidiaries holds in trust or as an escrow or fiduciary for another ~~person~~Person which is not a Restricted Subsidiary ~~of the Borrower~~.

“TSA” means, collectively, that certain Transaction Support Agreement, dated as of March 25, 2019, by and among the Company Parties (as defined therein), the Sponsors, certain holders of the term loans incurred under the Term Loan Credit Agreement and certain holders of the Senior Notes, together with all exhibits, schedules and annexes thereto, as amended, restated, supplemented and/or otherwise modified from time to time.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” means Adjusted LIBO Rate or ABR, as applicable.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.26.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means, at any time that such Person is a Subsidiary of ~~Holdings (other than any Borrower Party) designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:~~the Borrower, any MYT Entity in the event that such MYT Entity is required to be contributed to Holdings or its Subsidiaries in accordance with any settlement, judgment, court order or other resolution of a claim, cause of action or litigation with respect to the MyTheresa Distribution. For the avoidance of doubt, there are no Unrestricted Subsidiaries as of the Fourth Amendment Effective Date.

~~(1) no Event of Default is continuing;~~

~~(2) such designation or re-designation would not cause an Event of Default; and~~

~~(3) compliance with the Payment Conditions.~~

~~The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04.~~  The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly Owned Domestic Subsidiaries will mean Wholly Owned Domestic Subsidiaries of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person, a ~~subsidiary~~Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02                                      Terms Generally.  The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise:

(1)                                 the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)                                 in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)                                 the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)                                 the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)                                 the word “or” will be construed to mean “and/or;”

(6)                                 any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(7)                                 the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time.  Whenever this Agreement refers to the “knowledge” of the ~~Company~~Borrower Parties or any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

SECTION 1.03                                      Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.  In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), the Borrower, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment.  “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings or the Borrower.

SECTION 1.04                                      Effectuation of Transfers.  Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Recapitalization Transactions, unless the context otherwise requires.

SECTION 1.05                                      Currencies.  Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars.  Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 1.06                                      Required Financial Statements.  With respect to the determination of the Senior Secured ~~First Lien Net Leverage Ratio, the Total~~ Net Leverage Ratio, the Interest Coverage

Ratio, the Fixed Charge Coverage Ratio or under any other applicable provision of the Loan Documents ~~(including the definition of Immaterial Subsidiary)~~ made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the ~~Closing~~Fourth Amendment Effective Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the ~~Closing~~Fourth Amendment Effective Date, and calculated on a Pro Forma Basis.

SECTION 1.07              Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

The Credits

SECTION 2.01                                      Commitments.  Subject to the terms and conditions set forth herein:

(1)                                 Revolving Loans.

~~(a)~~ Each Lender agrees to make loans (“Revolving Loans”) to the Borrower Parties from time to time during the Availability Period in amounts not to exceed (except for the Swingline Lender with respect to Swingline Loans) such Lender’s Revolving Facility Percentage of the Borrowing Base, and in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Available Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Available Revolving Facility Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower Parties may borrow, prepay and reborrow Revolving Loans.

~~(b) Notwithstanding the foregoing, on the Closing Date only the following Revolving Loans will be made available:~~

~~(i) Revolving Loans in an amount not exceed $100.0 million for working capital related purposes (including repayment of Indebtedness under the Existing ABL Facility); and~~

~~(ii) Revolving Loans in an amount, taken together with the amount drawn pursuant to the preceding clause (i), not to exceed $135.0 million in the aggregate, to fund original issue discount and upfront fees arising in connection with any exercise of the Flex Provisions;~~

(2)                                 Overadvances.  Insofar as the Borrower may request and the Administrative Agent or Required Lenders may be willing in their sole discretion to make Revolving Loans to the Borrower Parties at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Borrowing Base (any such Loan being herein referred to individually as an “Overadvance”), the Administrative Agent will enter such Overadvances as debits in the applicable Loan Account.  All Overadvances will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally.  Any Overadvance made pursuant to the terms hereof will be made to the Borrower Parties by all Lenders ratably in accordance with their respective Revolving Facility Percentages.  Overadvances in the aggregate amount of $10.0 million or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole, reasonable discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided that no existing Overadvances will be subject to such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof.  Overadvances in an aggregate amount of more than $10.0 million but less than $25.0 million may, unless a Default or Event of Default has occurred and is continuing, be made with the consent of the Required Lenders.  Overadvances in an aggregate amount of $25.0 million or more and Overadvances to be made after the occurrence and during the continuation of a Default or Event of Default will require the consent of all Revolving Lenders.  The foregoing notwithstanding, in no event, unless otherwise consented to by all Revolving Lenders will:

(a)                                 any Overadvances be outstanding for more than 90 consecutive days;

(b)                                 the Administrative Agent or Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or

(c)                                  will the Administrative Agent make Revolving Loans on behalf of Lenders under this Section 2.01(2) to the extent such Revolving Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Available Revolving Facility Commitment or cause the aggregate Available Revolving Facility Commitments to be exceeded.

(3)                                 Protective Advances.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole, reasonable discretion, may make Revolving Loans to the Borrower Parties on behalf of the Lenders, so long as the aggregate amount of such Revolving Loans will not exceed 5.0% of the Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable to:

(a)                                 protect all or any portion of the Collateral;

(b)                                 enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or

(c)                                  pay any other amount chargeable to the Borrower Parties pursuant to this Agreement (such Revolving Loans, “Protective Advances”);

provided that (i) in no event will the Revolving Facility Credit Exposure exceed the aggregate Available Revolving Facility Commitments and (ii) the Required Lenders under the Revolving Facility may at any time revoke the Administrative Agent’s authorization to make future Protective Advances; provided, further, that any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof and existing Protective Advances will not be subject to thereto.

Each applicable Lender will be obligated to advance to the Borrower Parties its Revolving Facility Percentage of each Protective Advance made in accordance with this Section 2.01(3).  If Protective Advances are made in accordance with the preceding sentence, then all Revolving Lenders will be bound to make, or permit to remain outstanding, such Protective Advances based upon their Revolving Facility Percentages in accordance with the terms of this Agreement.  All Protective Advances will be repaid by the Borrower Parties on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally.

(4)                                 2013 Term Loan Reserve Advances.  On October 25, 2020 (i.e., the final stated maturity date of the 2013 Term Loans), if (i) the 2013 Term Loan Reserve has been imposed as contemplated by the definition of “Maturity Date”, (ii)  principal of 2013 Term Loans remains outstanding on such date and (iii) the Administrative Agent has not received from the Borrower a Borrowing Request for the incurrence of Revolving Loans in reliance on the 2013 Term Loan Reserve (or other written evidence reasonably satisfactory to the Administrative Agent evidencing the repayment of 2013 Term Loans on such date), the Administrative Agent may, in its sole discretion, make Revolving Loans to the Borrower Parties on behalf of the Lenders in an aggregate principal amount equal to the 2013 Term Loan Reserve on such date and direct the proceeds thereof to repayment of principal of outstanding 2013 Term Loans under the Term Loan Credit Agreement as provided below (such Revolving Loans, “2013 Term Loan Reserve Advances”); provided that in no event will the Revolving Facility Credit Exposure exceed the Line Cap at such time. Each applicable Lender will be obligated to advance to the Administrative Agent (on behalf of the Borrower Parties) its Revolving Facility Percentage of each 2013 Term Loan Reserve Advance made in accordance with this Section 2.01(4). If 2013 Term Loan Reserve Advances are made in accordance with the preceding sentence, then all Revolving Lenders will be bound to make, or permit to remain outstanding, such 2013 Term Loan Reserve Advances based upon their Revolving Facility Percentages in accordance with the terms of this Agreement. All 2013 Term Loan Reserve Advances will be repaid by the Borrower Parties, will be secured by the Collateral and will bear interest, in each case, as provided in this Agreement for Revolving Loans generally.

The Borrower Parties hereby authorize the Administrative Agent (with full power and authority) to direct and apply the proceeds of the 2013 Term Loan Reserve Advances to the repayment of the 2013 Term Loans on October 25, 2020 and to make such payment to the Term Loan Agent under the Term Loan Credit Agreement on its behalf, all without further notice or consent from the Borrower Parties or any other Person.

SECTION 2.02                                      Loans and Borrowings.

(1)                                 Each Loan will be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments).  The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Loans as required.

(2)                                 Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) will be comprised entirely of ABR Loans or Eurocurrency Revolving Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing will be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Eurocurrency Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option will not affect the obligation of the Borrower Parties to repay such Loan in accordance with the terms of this Agreement and such Lender will not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(3)                                 At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing will be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing will be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(5).  Each Swingline Borrowing will be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type may be outstanding at the same time; provided that there will not at any time be more than ten Eurocurrency Revolving Facility Borrowings outstanding.

(4)                                 Notwithstanding any other provision of this Agreement, no Borrower Party will be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03                                      Requests for Borrowings.

(1)                                 To request a Revolving Facility Borrowing, (a) with respect to any initial ABR Borrowing on the Closing Date, the Borrower will deliver to the Administrative Agent a Borrowing Request not later than 2:00 p.m., New York City time, one Business Day before the anticipated Closing Date, requesting that the Lenders make the Loans on the Closing Date; provided that such Borrowing Request may be conditioned upon occurrence of the Closing Date and (b) with respect to any other Borrowing, the Borrower will notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Revolving Facility Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(5) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request will be irrevocable and will be confirmed promptly by hand delivery, facsimile or e mail to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit D-1 and signed by the Borrower.

(2)                                 Each such telephonic and written Borrowing Request will specify the following information in compliance with Section 2.02:

(a)                                 the aggregate amount of the requested Borrowing, which amount will not exceed Excess Availability;

(b)                                 the date of such Borrowing, which will be a Business Day;

(c)                                  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Revolving Facility Borrowing;

(d)                                 in the case of a Eurocurrency Revolving Facility Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;” and

(e)                                  the location and number of the applicable Borrower Party’s account to which funds are to be disbursed.

(3)                                 Disbursement.  Each Borrower Party hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03.  The proceeds of each Revolving Loan requested under this Section 2.03 will be disbursed by the Administrative Agent in immediately available funds and in the same form as received from the Lenders~~, in the case of a borrowing on the Closing Date permitted under Section 2.01(1), in accordance with the terms of the written disbursement letter from the Borrower and~~, in the case of each Borrowing after the Closing Date, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent, from time to time or elsewhere if pursuant to a written direction from the Borrower.  If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower Parties agree, jointly and severally, to repay the excess to the Administrative Agent immediately upon notice thereof to the Borrower from the Administrative Agent or any Lender.

(4)                                 If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing will be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Facility Borrowing, then the Borrower will be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent will advise the Lenders of the details thereof and of the amount of each such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04                                      Swingline Loans.

(1)                                 Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower Parties from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (a) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment; (b) the Revolving Facility Credit Exposure exceeding the total Available Revolving Facility Commitments; or (c) the Revolving Facility Credit Exposure exceeding the Borrowing Base; provided that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower Parties may borrow, prepay and reborrow Swingline Loans.

(2)                                 To request a Swingline Borrowing, the Borrower will notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by email or facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request will be irrevocable and will specify the requested (a) date (which will be a Business Day) and (b) amount of the Swingline Borrowing.  The Swingline Lender will consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan.  The Swingline Lender will make each Swingline Loan in accordance with Section 2.02(2) on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the account of the Borrower

Parties (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(5), by remittance to the applicable Issuing Bank); provided that the Swingline Lender will not be obligated to make any Swingline Loan at any time when any Lender is at such time a Defaulting Lender, unless the Swingline Lender (i) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders pursuant to clause (3) below or (ii) has otherwise entered into satisfactory arrangements with the Borrower Parties or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.

(3)

(a)                                 The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice will specify the aggregate amount of such Swingline Loans in which the Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and will not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender will comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent will promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.

(b)                                 The Administrative Agent will notify the Borrower of any participations in any Swingline Loan acquired pursuant to paragraph (3)(a), and thereafter payments in respect of such Swingline Loan will be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from any Borrower Party (or other party on behalf of any Borrower Party) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein will be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent will be promptly remitted by the Administrative Agent to the Revolving Lenders that made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted will be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower Party for any reason.  The purchase of participations in a Swingline Loan pursuant to paragraph (3)(a) will not relieve any Borrower Party of any default in the payment thereof.

(4)                                 If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs at a time when Extended Commitments are in effect, then (i) on such Maturity Date all then outstanding

Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date) or refinanced with a borrowing of an Extension pursuant to Section 2.23;  provided that, if on the occurrence of the such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.

SECTION 2.05                                      Letters of Credit.

(1)                                 General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (a) trade letters of credit in support of trade obligations of the Borrower or any Subsidiary Loan Party incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (b) standby letters of credit issued for any other lawful purposes of the Borrower or any Subsidiary Loan Party (such letters of credit issued for such purposes, “Standby Letters of Credit”) for their own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement will control.  “Letters of Credit” will include Trade Letters of Credit and Standby Letters of Credit and the Existing Letters of Credit.  Each Existing Letter of Credit will be deemed to have been issued under this Section 2.05 on the Closing Date.

(2)                                 Notice of Issuance, Amendment, Renewal, Extension.

(a)                                 To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (3) of this Section 2.05) or extension of an outstanding Letter of Credit), the Borrower will deliver by hand or facsimile (or transmit by e-mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent three Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which will be a Business Day), the date on which such Letter of Credit is to expire (which will comply with paragraph (3) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as is necessary to issue, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower will also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a

Letter of Credit.  A Letter of Credit will be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower Parties will be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension:

(i)            the Revolving L/C Exposure will not exceed the Letter of Credit Sublimit; and

(ii)           the Revolving Facility Credit Exposure will not exceed the Line Cap.

(b)                                 Notwithstanding anything to the contrary contained herein, the Issuing Bank will not issue (or be obligated to issue) any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Issuing Bank from issuing such Letter of Credit;

(ii)           any applicable law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank prohibits the issuance of letters of credit generally;

(iii)          such Letter of Credit imposes upon the Issuing Bank any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date;

(iv)          such Letter of Credit imposes upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(v)           any Lender is at such time a Defaulting Lender, unless the Issuing Bank (A) is satisfied in its reasonable discretion that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders pursuant to Section 2.26(1) or (B) has otherwise entered into satisfactory arrangements with the Borrower Parties or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender; or

(vi)          the issuance of such Letter of Credit would cause the aggregate face amount of all Letters of Credit issued and outstanding by the Issuing Bank to exceed such Issuing Bank’s Letter of Credit Commitment.

(3)                                 Expiration Date.

(a)                                 Each Standby Letter of Credit will expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Standby Letter of Credit with a one-year tenor may provide for the automatic extension thereof for additional one-year periods (which will in no event extend beyond the date referred to in the preceding clause (ii)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each

12-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such 12-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date of any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; and, provided, further, that (A) if any such Standby Letter of Credit is outstanding or is issued after the date that is 30 days prior to the Maturity Date, the Borrower Parties will provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Maturity Date or, if later, such date of issuance, and (B) each Revolving Lender’s participation in any undrawn Letter of Credit that is outstanding on the Maturity Date will terminate on the Maturity Date.

(b)                                 Each Trade Letter of Credit will expire on the earlier of (A) 180 days after such Trade Letter of Credit’s date of issuance or (B) the date that is five Business Days prior to the Maturity Date.

(4)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, its Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower Parties on the date due as provided in paragraph (5) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower Parties for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever.

(5)                                 Reimbursement.

(a)                                 If the applicable Issuing Bank makes any L/C Disbursement in respect of a Letter of Credit, the Borrower Parties will reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the first Business Day after the Borrower receives notice under paragraph (8) of this Section 2.05 of such L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, New York City time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided that the Borrower Parties may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower Parties’ obligations to make such payment will be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If such Letter of Credit is denominated in a currency other than Dollars, all reimbursements by the Borrower Parties of the honoring of any drawing under such Letter of Credit will be paid in the currency in which such Letter of Credit was denominated.

(b)                                 If the Borrower Parties fail to reimburse any L/C Disbursement when due, then the Administrative Agent will promptly notify the applicable Issuing Bank and each other Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower Parties in respect thereof and, in the case of a Revolving Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender will pay to the Administrative Agent its Revolving Facility Percentage of the payment then due from the Borrower Parties in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 will apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Any payment made by a Revolving Lender pursuant to this paragraph (5) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) will not constitute a Loan and will not relieve the Borrower Parties of their obligations to reimburse such L/C Disbursement.

(c)                                  Promptly following receipt by the Administrative Agent of any payment from the Borrower Parties pursuant to paragraph (5)(a), the Administrative Agent will distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to paragraph (5)(b) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(6)                                 Obligations Absolute.  The obligations of the Borrower Parties to reimburse L/C Disbursements as provided in paragraph (5) of this Section 2.05 will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(a)                                 any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(b)                                 any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(c)                                  payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(d)                                 any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower Party’s obligations hereunder.

(7)                                 Limited Liability.  None of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties, will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (a), (b) or (c) of Section 2.05(6); provided that the foregoing will not be construed to excuse the applicable Issuing Bank from liability to the Borrower Parties to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower Parties to the extent permitted by applicable law) suffered by any Borrower Party that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank will be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(8)                                 Disbursement Procedures.  The applicable Issuing Bank will, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank will promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or e-mail) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice will not relieve the Borrower Parties of their obligations to reimburse such Issuing Bank and/or the Revolving Lenders with respect to any such L/C Disbursement.

(9)                                 Interim Interest.  If an Issuing Bank makes any L/C Disbursement, then, unless the Borrower Parties reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof will bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower Parties reimburse such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower Parties when due pursuant to paragraph (5) of this Section 2.05, then Section 2.13(3) will apply.  Interest accrued pursuant to this paragraph will be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (5) of this Section 2.05 to reimburse such Issuing Bank will be for the account of such Revolving Lender to the extent of such payment.

(10)                          Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent will notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement becomes effective, the Borrower Parties will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (a) the successor Issuing Bank will have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” will be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context will require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but will not be required to issue additional Letters of Credit.

(11)                          Cash Collateralization.  If any Event of Default occurs and is continuing, (a) in the case of an Event of Default described in Section 8.01(8) or (9), on the Business Day, or (b) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph (11), the Borrower Parties will deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(8) or (9), the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind.  Each such deposit pursuant to this paragraph will be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower Parties under this Agreement.  The Administrative Agent will have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments will be made at the option and sole discretion of (i) for so long as an Event of Default is continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Cash Equivalents and at the risk and expense of the Borrower, such deposits will not bear interest.  Interest or profits, if any, on such investments will accumulate in such account.  Moneys in such account will be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Borrower Parties for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), be applied to satisfy other obligations of the Borrower Parties under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) will be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(12)                          Additional Issuing Banks.  From time to time, the Borrower may, by notice to the Administrative Agent, designate any Lender to act as an Issuing Bank; provided that such Lender agrees in its sole discretion to act as such and such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank.  Each such additional Issuing Bank will execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval will not be unreasonably withheld) and will thereafter be an Issuing Bank hereunder for all purposes.  The Borrower may, in its sole discretion, request a Letter of Credit issuance from any Issuing Bank.

(13)                          Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank will (a) provide to the Administrative Agent copies of any notice received from the Borrower or any Co-Borrower pursuant to Section 2.05(2) no later than the next Business Day after receipt thereof and (b) report in writing to the Administrative Agent as follows:

(i)            on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank will be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent will not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement;

(ii)           on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement; and

(iii)          on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent reasonably requests, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

The failure of any Issuing Bank (other than the Administrative Agent or any affiliate thereof acting as an Issuing Bank) to comply with the provisions of this clause (13) with respect to any letter of credit will result in such letter of credit not being deemed a “Letter of Credit” hereunder and under the other Loan Documents.

(14)                          Reallocation.  If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Facility Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(5)) under (and ratably participated in by Lenders pursuant to) the Revolving Facility Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Facility Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be reallocated); provided, in no event shall such reallocation cause a Lender’s share of the Revolving Facility Commitment to exceed such Lender’s Commitment, and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.05(11).  If, for any reason, such cash collateral is not provided or reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit.  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Facility Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.  Commencing with the Maturity Date of any tranche of Revolving Facility Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

SECTION 2.06                                      Funding of Borrowings.

(1)                                 Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that same-day ABR Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time; provided, further that Swingline Loans will be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower Parties by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower Party as specified in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(5) will be remitted by the Administrative Agent to the applicable Issuing Bank.

(2)                                 Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower Parties a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower Parties severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower Parties to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower Parties, the interest rate applicable to ABR Loans at such time.  If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Loan included in such Borrowing.

(3)                                 The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Loan on behalf of any such Lender, (including by means of Swingline Loans to the Borrower Parties).  In such event, the Lender, on behalf of whom Administrative Agent made the Revolving Loan, will reimburse the Administrative Agent for all or any portion of such Revolving Loan made on its behalf upon written notice given to such Lender not later than 12:00 noon, New York City time, on the Business Day such reimbursement is requested.  On each such settlement date, the Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder.  The entire amount of interest attributable to such Revolving Loan for the period from and including the date on which such Revolving Loan is made on such Lender’s behalf, to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Loan by such Lender, will be paid to the Administrative Agent for its own account.

SECTION 2.07                                      Interest Elections.

(1)                                 Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Facility Borrowing, will have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Facility Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion will be considered a separate Borrowing.  This Section 2.07 will not apply to Swingline Borrowings, which may not be converted or continued.

(2)                                 To make an election pursuant to this Section 2.07 following the Closing Date, the Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a Eurocurrency Revolving Facility Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the effective date of such election.  Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit E and signed by the Borrower.

(3)                                 (a)                                 Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below will be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Revolving Facility Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Revolving Facility Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(b)                                 If any such Interest Election Request requests a Eurocurrency Revolving Facility Borrowing but does not specify an Interest Period, then the Borrower will be deemed to have selected a Eurocurrency Revolving Facility Borrowing having an Interest Period of one month’s duration.

(4)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(5)                                 If the Borrower Parties fail to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Facility Borrowing two Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, as provided herein, at the end of such Interest Period, such Borrowing will be continued as a Eurocurrency Revolving Facility Borrowing having an Interest Period of one month’s duration.

(6)                                 Notwithstanding any contrary provision hereof, but subject to Section 2.13(3) in respect of a Specified Event of Default, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a Eurocurrency Revolving Facility Borrowing and (b) unless repaid, each Eurocurrency Revolving Facility Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08                                      Termination and Reduction of Commitments.

(1)                                 Unless previously terminated, the Commitments will terminate on the Maturity Date.

(2)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments will be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the applicable Revolving Facility Commitments) and (ii) the Borrower will not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the lesser of the total Available Revolving Facility Commitments and the Borrowing Base.

(3)                                 The Borrower will notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (2) of this Section 2.08 at least three Business Days prior to the date of such termination or reduction, specifying such election and the date thereof.  Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.08 will be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is revocable or conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified Closing Date).  Any termination or reduction of the Commitments will be permanent.  Each reduction of the Commitments will be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09                                      Promise to Pay; Evidence of Debt.

(1)                                 Each of the Borrower Parties, jointly and severally, hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan, Protective Advance, 2013 Term Loan Reserve Advance and Overadvance to such Borrower Party on the Maturity Date and (b) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.

(2)                                 Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”).  In such event, the Borrower Parties will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such Note and interest thereon at all times (including after assignment pursuant to Section 10.04) will be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(3)                                 The Administrative Agent will maintain accounts in which it will record (a) the amount of each Loan to any of the Borrower Parties made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower Parties to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph (3) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligations of the Borrower Parties to repay the Obligations in accordance with the terms of this Agreement.

SECTION 2.10                                      Optional Repayment of Loans.

(1)                                 The Borrower Parties will have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount, (a) in the case of Eurocurrency Revolving Loans, that is an integral multiple of $500,000 and not less than $2.5 million, and (b) in the case of ABR Loans, that is an integral multiple of $100,000 and not less than $1.0 million, or, in each case, if less, the amount outstanding; provided that no portion of the principal of any ABL Term Loans may be prepaid prior to the Discharge of ABL Revolving Claims unless such prepayment (i) is permitted under Section 6.09(2) or (ii) constitutes a scheduled amortization payment expressly contemplated under Section 2.21(7)(c).

(2)                                 Prior to any repayment of any Revolving Loans, the Borrower will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, (a) in the case of an ABR Borrowing, one Business Day before the anticipated date of such repayment and (b) in the case of a Eurocurrency Revolving Facility Borrowing, three Business Days before the anticipated date of such repayment.  Each repayment of a Borrowing will be applied to the Revolving Loans included in the repaid Borrowing such that each Revolving Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Lenders at the time of such repayment).  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, on the scheduled date of such repayment.  Repayments of Eurocurrency Revolving Facility Borrowings will be accompanied by accrued interest on the amount repaid, together with any amounts due under Section 2.16.

SECTION 2.11                                      Mandatory Repayment of Loans.

(1)                                 In the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap at such time, then the Borrower will on such Business Day repay outstanding Revolving Loans and Swingline Loans, and, if there remains an excess after paying all Revolving Loans and Swingline Loans, cash collateralize Letters of Credit (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess.

~~(2) On any date on or prior to April 25, 2014, the Borrower will cause the aggregate principal amount of outstanding Revolving Loans (excluding, for the avoidance of doubt, all other Revolving Facility Credit Exposure) on such date to be equal to or less than an amount (the “Threshold Level”) equal to (a) $25.0 million plus (b) the amount funded on the Closing Date to finance original issue discount and upfront fees arising in connection with any exercise of the Flex Provisions.  The foregoing sentence will not be construed in any manner to restrict the ability of the Borrower Parties to request any Borrowing under the Revolving Facility, and this Section 2.11(2) will have no further force or effect following the date on which outstanding Revolving Loans are equal to or less than the Threshold~~

~~Level.~~

(2)                                 [Reserved].

(3)                                 In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower will deposit cash collateral (in accordance with Section 2.05(11)) in an amount equal to such excess.

(4)                                 Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in the Dominion Account shall be applied by the Administrative Agent pursuant to clause (b) of the proviso to Section 5.11.

(5)                                 The Borrower will prepay Revolving Loans (with no reduction in commitments) or cash collateralize Letters of Credit with 100% of all net cash proceeds from non-ordinary course sales of Collateral included in the Borrowing Base to the extent such net cash proceeds are required to be applied to repay Revolving Loans in order to remain in compliance with the Borrowing Base.  Any amounts prepaid pursuant to this clause (5) will be applied pursuant to the waterfall set forth in Section 2.18(3), provided that amounts applied pursuant to subclauses (iv) and (v) thereof will be applied:

(a)                                 first, to ABR Loans;

(b)                                 second, to Eurocurrency Revolving Loans; and

(c)                                  third, to the cash collateralization of Letters of Credit.

SECTION 2.12                                      Fees.

(1)                                 The Borrower Parties agree, jointly and severally, to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the fifth Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending in January 2014, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender will be terminated, as applicable) at a rate equal to the Applicable Commitment Fee Percentage.  All Commitment Fees will be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated will be deemed to be zero.  The Commitment Fee due to each Lender will commence to accrue on the Closing Date and will cease to accrue on the date on which the last of the Commitments of such Lender will be terminated as provided herein.

(2)                                 The Borrower Parties agree, jointly and severally, to pay to:

(a)                                 the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), on the fifth Business Day after the end of each fiscal quarter of the Borrower in each year, commencing with the fiscal quarter of the Borrower ending in January 2014, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding fiscal quarter (or other period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments are terminated, as applicable) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period; and

(b)                                 each Issuing Bank, for its own account (i) on the fifth Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending in January 2014, and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by, or the term of which is extended by, such Issuing Bank for the period from and including the date of issuance or extension of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit~~)~~ plus (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed in a year of 360 days.

(3)                                 The Borrower Parties agree, jointly and severally, to pay to the Administrative Agent, for its own account, the agency fees set forth in the Fee Letter at the times specified therein or in such other amounts and at such other times as may be separately agreed in writing by the Administrative Agent and the Borrower from time to time (the “Administrative Agent Fees”).

(4)                                 All Fees will be paid on the dates due, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees will be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees will be refundable under any circumstances.

SECTION 2.13                                      Interest.

(1)                                 The Loans comprising each ABR Borrowing (including each Swingline Loan) will bear interest at the ABR plus the Applicable Margin.

(2)                                 The Loans comprising each Eurocurrency Revolving Facility Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)                                 Following the occurrence and during the continuation of a Specified Event of Default, the Borrower Parties will pay interest on overdue amounts hereunder at a rate per annum equal to (a) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (b) in the case of overdue interest or any other overdue amount, 2.0% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.13.

(4)                                 Accrued interest on each Loan will be payable by the Borrower Parties, jointly and severally, in arrears (a) on each Interest Payment Date for such Loan; (b) on the applicable Maturity Date; and (c) upon termination of the Revolving Facility Commitments; provided that:

(i)            interest accrued pursuant to paragraph (3) of this Section 2.13 will be payable on demand;

(ii)           in the event of any repayment of any Loan (other than a repayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment; and

(iii)          in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan will be payable on the effective date of such conversion.

(5)                                 All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Adjusted LIBO Rate or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

SECTION 2.14                                      Alternate Rate of Interest.  (a) If prior to the commencement of any Interest Period for a Eurocurrency Revolving Facility Borrowing:

(1)                                 the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(2)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrower and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Revolving Facility Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (b) if any Borrowing Request requests a Eurocurrency Revolving Facility Borrowing, such Borrowing will be made as an ABR Borrowing.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(1) of this Section 2.14 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(1) of this Section have not arisen but either (w) the supervisor for the administrator of the LIBO Rate has made a public statement that the administrator of the LIBO Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Rate), (x) the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Rate), (y) the supervisor for the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States of America at such time and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that if such alternate rate of interest as so determined would be less than zero, then such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that such Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 2.14(b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(b), only to the extent the LIBO Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15                                      Increased Costs.

(1)                                 If any Change in Law:

(a)                                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(b)                                 imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Revolving Loans made by such Lender or any Letter of Credit or participation therein; or

(c)                                  subjects any Recipient to any Taxes (other than (i) Indemnified Taxes and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurocurrency Revolving Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(2)                                 If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(3)                                 A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.15 will be delivered to the Borrower and will be conclusive absent manifest error.  The Borrower will pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten days after receipt thereof.

(4)                                 Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank will notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 will not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

SECTION 2.16                                      Break Funding Payments.  Except as otherwise set forth herein, the Borrower will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)                                 the payment of any principal of any Eurocurrency Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)                                 the conversion of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto;

(3)                                 the failure to borrow, convert, continue or prepay any Eurocurrency Revolving Loan on the date specified in any notice delivered pursuant hereto; or

(4)                                 the assignment of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19.

Such loss, cost or expense to any Lender will be deemed to be the amount determined by such Lender to be the excess, if any, of (a) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Revolving Loan, for the period that would have been the Interest Period for such Loan), over (b) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section will be delivered to the Borrower and will be conclusive absent manifest error.  The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.17                                      Taxes.

(1)                                 Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction ~~for any Indemnified Taxes or Other Taxes; provided that~~ or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if a Loan Party is required to deduct any Indemnified Taxes or Other Taxes from such payments, then ~~(a)~~ the sum payable hereunder will be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made~~; (b) such Loan Party will make such deductions; and (c) such Loan Party will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law~~.

(2)                                 In addition, the Loan Parties will timely pay ~~any Other Taxes~~ to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(3)                                 Each Loan Party will, jointly and severally, indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender (other than as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct) on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(4)                                 As soon as practicable after any payment of ~~Indemnified Taxes or Other~~ Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)                                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(5)(b), 2.17(5)(c), 2.17(5)(d) and 2.17(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)                                 Without limiting the effect of Section 2.17(5)(a) above, each Foreign Lender will deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit G to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any subsequent versions thereof or successors thereto);

(iv)          duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and additional Form W-8IMYs) or Internal Revenue Service Form W-9 as may be required; or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, in each of the foregoing circumstances, each Foreign Lender will deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender will promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).  ~~In addition, each Lender that is not a Foreign Lender will deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.~~  Notwithstanding any other provision of this paragraph, a Lender will not be required to deliver any form pursuant to this ~~paragraph (5)~~Section 2.17 that such Lender is not legally able to deliver;

(c)                                  Deutsche Bank AG New York Branch in its capacity as the Administrative Agent (and any Person succeeding the Administrative Agent upon assignment or succession under Section 9.09, if applicable) will also deliver, to the Borrower, on or prior to the execution and delivery of this Agreement, (i) two duly completed copies of Internal Revenue Service Form W-8ECI with respect to any amounts payable to DBNY for its own account and (ii) two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and DBNY agree to so treat DBNY as a United States person with respect to such payments), with the effect that the Borrower can make payments to DBNY (acting as the Administrative Agent) without deduction or withholding of any taxes imposed by the United States.

(d)                                 In addition, each Lender that is not a Foreign Lender will deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.

(6)                                 If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this ~~clause~~Section

2.17(6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7)                                 If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it will pay over reasonably promptly such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in Section 2.14(7), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(7) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.17(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)                                 Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and this repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)                                 For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

SECTION 2.18                                      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)                                 Unless otherwise specified, the Borrower Parties will make each payment required to be made by them hereunder (whether of principal, interest, fees, reimbursement of L/C Disbursements or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 will be made directly to the Persons entitled thereto, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement.  Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2)                                 The amount of each Lender’s Revolving Facility Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) will be computed weekly (or more frequently in the Administrative Agent’s discretion) and will be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 4:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.  The Administrative Agent will deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (a) the Administrative Agent will transfer to each Lender its Revolving Facility Percentage of repayments and (b) each Lender will transfer to the Administrative Agent (as provided below) or the Administrative Agent will transfer to each Lender such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender will be equal to such Lender’s Revolving Facility Percentage of all Revolving Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 2:00 p.m. on a Business Day, such transfers will be made in immediately available funds no later than 5:00 p.m. that day and, if received after 2:00 p.m., then no later than 4:00 p.m. on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Lender has not so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(3)                                 Except as otherwise provided in this Agreement, if (a) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower Parties to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Borrower or any Co-Borrower hereunder or (b) at any time during a Cash Dominion Period (including in connection with any termination of the Revolving Facility Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral, such funds will be applied,

(i)            first, toward payment of any expenses, fees and indemnities due to the Agents hereunder;

(ii)           second, toward payment of interest and fees then due from the Borrower Parties hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)          third, toward payment of principal of Swingline Loans, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due from the Borrower Parties hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed L/C Disbursements, Protective Advances and Overadvances then due to such parties;

(iv)          fourth, toward payment of other principal then due from the Borrower Parties hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties;

(v)           fifth, if an Event of Default has occurred and is continuing, to cash collateralize Letters of Credit issued for the account of the Borrower, any Co-Borrower or any other Subsidiary in accordance with Section 2.05(11);

(vi)          sixth, to pay any other Obligations (excluding Obligations (x) with respect to ABL Term Loans or (y) as described in items (2) and (3) of the definition of “Obligations” contained herein) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)         seventh, to payment of obligations pursuant to Specified Hedge Agreements then due from the Borrower or any Co-Borrower, ratably among the parties entitled thereto in accordance with the amounts of obligations under such Specified Hedge Agreements then due to such parties;

(viii)        eighth, to payment of Cash Management Obligations of the Borrower or any Co-Borrower then due from the Borrower or such Co-Borrower, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;

(ix)          ninth, to payment of all other Obligations (other than those relating to ABL Term Loans) of the Borrower Parties then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

(x)           tenth, toward payment of interest then due from the Borrower Parties hereunder with respect to the ABL Term Loans, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties;

(xi)          eleventh, toward payment of principal then due from the Borrower Parties hereunder with respect to the ABL Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties; and

~~(ix)~~ (xii)           twelfth, to payment of all other Obligations of the Borrower Parties then due and payable with respect to the ABL Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in the ABL/Term Loan/Notes Intercreditor Agreement.

(4)                                 Subject to express priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in L/C Disbursements and Swingline Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (4) will not be construed to apply to any payment made by the Borrower Parties pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower Parties or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (4) apply).  The Borrower Parties consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

(5)                                 Subject to the priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its ABL Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its ABL Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the ABL Term Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective ABL Term Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (5) will not be construed to apply to any payment made by the Borrower Parties pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its ABL Term Loans to any assignee or participant, other than to the Borrower Parties or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (5) apply).  The Borrower Parties consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

(6)                                 Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower Parties will not make such payment, the Administrative Agent may assume that the Borrower Parties have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower Parties have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(7)                                 If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(3), 2.05(4) or (5), 2.06(2) or 2.18(6), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19                                      Mitigation Obligations; Replacement of Lenders.

(1)                                 If any Lender requests compensation under Section 2.15, or if the Borrower Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)                                 If any Lender requests compensation under Section 2.15 or is a Defaulting Lender, or if the Borrower Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower Parties may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower Parties shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank~~)~~, which consent shall not unreasonably be withheld, (b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Parties (in the case of all other amounts) and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 will be deemed to prejudice any rights that the Borrower Parties may have against any Lender that is a Defaulting Lender.

(3)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.08, requires the consent of such Lender with respect to which the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) have granted their consent, then the Borrower Parties will have the right (unless such Non-Consenting Lender grants such consent) at their sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank to the extent the consent of such Person would be required under Section 10.04; provided that (a) all Obligations of the Borrower Parties owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, which will be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment, the Borrower Parties, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request therefor, compliance with Section 10.04 will not be required to effect such assignment.

SECTION 2.20                                      Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Revolving Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Revolving Loans or to convert ABR Borrowings to Eurocurrency Revolving Facility Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Revolving Facility Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Revolving Facility Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21                                      Incremental Facilities.

(1)                                 Notice.  At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, increase the Revolving Facility Commitments (each such increase, an “Incremental Revolving Facility Increase” and such additional Revolving Facility Commitments, the “Incremental Commitments”) or add one or more tranches of term loans under the Loan Documents (“Incremental Term Loans;” each such Incremental Revolving Facility Increase together with any tranche of Incremental Term Loans, an “Incremental Facility”).

(2)                                 Ranking.  Any Incremental Commitments will (a) rank pari passu in right of payment with the Revolving Facility Claims and (b) be secured by the Collateral on a pari passu basis with the Revolving Facility Claims.  Incremental Term Loans shall ~~be secured on a~~(a) rank junior ~~basis~~in right of payment to the Revolving Facility Claims in the manner set forth herein, including (without limitation) as set forth in Section 2.18(3) and in the FILO Intercreditor Provisions~~)~~ and pari passu in right of payment with the Other Term Loans and any other ABL Term Loans and (b) be secured by Liens on the Collateral on a pari passu basis with the ~~Other Term Loans~~Revolving Facility Claims in the manner set forth herein and the other Loan Documents subject, however, to the terms of Section 2.18(3) and the FILO Intercreditor Provisions.

(3)                                 Size. The principal amount of commitments in respect of Incremental Revolving Facility Increases received pursuant to this Section 2.21, Incremental Term Loans incurred pursuant to this Section 2.21 and Incremental Equivalent Debt incurred pursuant to Section 6.01(1), in each case on and after the Fourth Amendment Effective Date, will not exceed, in the aggregate, an amount equal to $~~300.0~~100.0 million.

Each Incremental Revolving Facility Increase received pursuant to this Section 2.21 and Incremental Term Loans incurred pursuant to this Section 2.21 will be in an integral multiple of $1.0 million and in a minimum aggregate principal amount of $50.0 million (or such lesser minimum amount approved by the Administrative Agent).

(4)                                 Incremental Lenders.  Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide any Incremental Facility), or any Additional Lender (collectively, the “Incremental Lenders”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s provision of such Incremental Facility if such consent by the Administrative Agent would be required under Section 10.04 for an assignment of Commitments or Loans to such Additional Lender.

(5)                                 Incremental Facility Amendments.

(a)                                 Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower Parties, the applicable Incremental Lenders and the Administrative Agent.  The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby.

(b)                                 Upon each Incremental Revolving Facility Increase in accordance with this Section 2.21:

(i)            each Incremental Lender in respect of such increase will automatically and without further act be deemed to have assumed a portion of each Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment; and

(ii)           the Administrative Agent may, in consultation with the Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrower, by:

(A)                               requiring the outstanding Loans to be prepaid with the proceeds of a new Borrowing;

(B)                               causing non-increasing Lenders to assign portions of their outstanding Loans to Incremental  ~~Revolving~~ Lenders holdings such Incremental Revolving Facility Increase; or

(C)                               a combination of the foregoing.

(6)                                 Conditions.  The initial availability of any Incremental Facility will be subject solely to the following conditions:

(a)                                 no Default or Event of Default shall have occurred and be continuing on the date such Incremental Facility is incurred (or commitments in respect thereof are provided) or would exist immediately after giving effect thereto;

(b)                                 the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility (or the date on which commitments in respect thereof are provided);

(c)                                  such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Facility, unless such other conditions are waived by such Incremental Lenders; and

(d)                                 with respect to the incurrence of Incremental Term Loans, Excess Availability on the date of such incurrence will be at least 15% of the Line Cap;

provided that if the proceeds of such Incremental Facility will be used to finance, in whole or in part, the acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or the merger, consolidation or amalgamation with, a Person or division or line of business of a Person,

(i)            the condition in the foregoing clause (a) may be waived (or not required) by the Incremental Lenders in respect of such Incremental Facility; and

(ii)           the condition in the foregoing clause (b) may be limited to the accuracy in all material respects of (A) the Specified Representations and (B) any representations and warranties made with respect to such Person, division or line of business in the agreement governing such acquisition, merger, consolidation or amalgamation to the extent the breach of such representations and warranties is material to the interests of the Lenders; provided that the failure of any such representation or warranty will not result in a failure of the conditions set forth in the foregoing clause (b) unless such breach results in a failure of a condition precedent of the obligations of the Borrower or a Restricted Subsidiary to consummate such acquisition, merger, consolidation or amalgamation or permits the Borrower or a Restricted Subsidiary to terminate such agreement (after giving effect to any applicable notice and cure provisions).

(7)                                 Terms. Any Incremental Facility will be on the terms set forth in the Loan Documents, as amended by the applicable Incremental Facility Amendment; provided that (a) any Incremental Commitments will (x) rank pari passu in right of payment with the Revolving Facility Claims, (y) be secured by Collateral on a pari passu basis with the Revolving Facility Claims and (z) be on terms and pursuant to documentation applicable to the Revolving Facility Commitments; provided that Applicable Margin and Applicable Commitment ~~Fees~~Fee Percentage, in each case, applicable to Revolving Facility Commitments and the Revolving Loans may be increased without the consent of any Lender, in connection with the incurrence of any Incremental Commitments such that the Applicable Margin and the Applicable Commitment Fee Percentage of the Revolving Facility Commitments are identical to those of any Incremental Commitments; provided, further, that any arrangement or similar fees for such Incremental Commitments will be as determined by a Responsible Officer of the Borrower and the lenders providing such Incremental Commitments, (b) no Incremental Commitments may mature prior to the Maturity Date with respect to the Revolving Facility Commitments existing on the Closing Date and (c) Incremental Term Loans (x) may not mature or require any scheduled payment of principal prior to the date that is at least 90 days after the Latest Maturity Date of the Revolving Loans, other than quarterly principal payments in an aggregate annual amount not to exceed 1.00% per annum of the original aggregate principal amount of such Incremental Term Loans and (y) shall be subject to the relative priorities and intercreditor provisions as described in clause (2) above.

SECTION 2.22                                      Refinancing Amendments.

(1)                                 Other Term Loans. Credit Agreement Refinancing Indebtedness may, at the election of the Borrower, take the form of term loans under a new term loan facility hereunder (“Other Term Loans”) pursuant to a Refinancing Amendment.  All Other Term Loans shall ~~be secured~~ (a) ~~on a~~rank junior ~~basis~~in right of payment to the Revolving ~~Loans~~Facility Claims in the manner set forth herein, including (without limitation) as set forth in Section 2.18(3) and in the FILO Intercreditor Provisions and ~~(b)~~pari passu in right of payment with all Incremental Term Loans and any other ABL Term Loans and (b) be secured by Liens on the Collateral on a pari passu basis with ~~any Incremental Term Loans~~the Revolving Facility Claims in the manner set forth herein and the other Loan Documents subject, however, to the terms of Section 2.18(3) and the FILO Intercreditor Provisions.

(2)                                 Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction (or waiver) on the date thereof of such of the conditions set forth in Section 4.01 of this Agreement as may be requested by the providers of Other Term Loans.  The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loans incurred pursuant thereto.

(3)                                 Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing the applicable Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Parties, to effect the provisions of this Section 2.22.  This Section 2.22 supersedes any provisions in Section 10.08 to the contrary.

(4)                                 Providers of Other Term Loans. It is understood that (a) any Lender approached to provide all or a portion of Other Term Loans may elect or decline, in its sole discretion, to provide such Other Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide any Other Term Loans) and (b) the Administrative Agent has consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Person’s providing such Other Term Loans if such consent would be required under Section 10.04 for an assignment of Loans or Commitments to such Person.

SECTION 2.23                                      Extensions of Revolving Commitments.

(1)                                 Extension Offers.  Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date, the Borrower Parties may extend the Maturity Date of each such Lender’s Revolving Facility Commitments and otherwise modify the terms of such Revolving Facility Commitments pursuant to the terms of the relevant Extension Offer, including by increasing the interest rate or fees payable in respect to such Revolving Facility Commitments (each, an “Extension,” and each group of Revolving Facility Commitments so extended, as well as the original Revolving Facility Commitments not so extended, being a “tranche”).  Each Extension Offer will specify the minimum amount of Revolving Facility Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $50.0 million (or (a) if less, the aggregate principal amount of such Revolving Facility Commitments or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and shall be made on a pro rata basis to all Lenders having Revolving Facility Commitments with a like Maturity Date.  If the aggregate outstanding principal amount of Loans and Revolving Facility Commitments (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and Revolving Facility Commitments offered to be extended pursuant to an Extension Offer, then the Loans and Revolving Facility Commitments of such Lenders will be extended ratably up to such maximum amount based on the Revolving Facility Commitments of the Lenders that have accepted such Extension Offer.  There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions.  Each Lender accepting an Extension Offer is referred to herein as an “Extending Lender,” and the Loans and Revolving Facility Commitment held by such Lender (and so extended) accepting an Extension Offer are referred to herein as “Extended Loans” and “Extended Commitments”.

(2)                                 Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches in respect of Extended Commitments (and related Extended Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case, on terms consistent with this Section 2.23.  This Section 2.23 supersedes any provisions in Section 10.08 to the contrary.

(3)                                 Terms of Extension Offers and Extension Amendments.  The terms of any Extended Commitments (and related Extended Loans) will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(a)                                 no Event of Default has occurred and is continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(b)                                 except as to pricing terms (interest rate and fees) and maturity, the terms and conditions of such Revolving Facility Credit Exposure are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Revolving Facility Commitments (and related Extended Loans) subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower.

(4)                                 Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and each Lender agreeing to such Extension with respect to one or more of its Revolving Facility Commitments.  The transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.09 and 2.16) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23 will not apply to any of the transactions effected pursuant to this Section 2.23.

SECTION 2.24             Joint and Several Liability of Borrower Parties.

(1)                                 Each of the Borrower Parties ~~is accepting~~hereby accepts joint and several, primary liability for all Obligations hereunder in consideration of the financial ~~accommodation to be~~accommodations provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrower Parties and in consideration of the undertakings of each of the Borrower Parties to accept joint and several liability for the ~~obligations~~Obligations of each of them under the Loan Documents.

(2)                                 Each of the Borrower Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower Parties with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations are the joint and several obligations of each of the Borrower Parties without preferences or distinction among them.

(3)                                 If and to the extent that any of the Borrower Parties fails to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrower Parties will make such payment with respect to, or perform, such Obligation.

(4)                                 The obligations of each Borrower Party under the provisions of this Section 2.24 constitute full recourse obligations of such Borrower Party, enforceable against it to the full extent of its properties and assets.

(5)                                 Notwithstanding any provision to the contrary contained herein or in any other ~~of the~~ Loan ~~Documents~~Document, the obligations of each Co-Borrower hereunder will be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of Title 11 of the United States Code, as now constituted or hereafter amended or any comparable provisions of any applicable state law.

SECTION 2.25             Appointment of Borrower as Agent for Borrower Parties.

Each Co-Borrower hereby appoints the Borrower to act as its exclusive agent for all purposes under this Agreement and the other Loan Documents (including with respect to all matters related to the borrowing and repayment of Loans as described in Article II hereof). Each Co-Borrower (in such capacity) acknowledges and agrees that (1) the Borrower may execute such documents on behalf of all the Borrower Parties as the Borrower deems appropriate in its sole discretion and each Borrower Party (in such capacity) will be bound by and obligated by all of the terms of any such document executed by the Borrower on its behalf, (2) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower will be deemed to have been delivered to each Borrower Party and (3) the Administrative Agent and each of the Lenders will accept (and will be permitted to rely on) any document or agreement executed by the Borrower on behalf of the Borrower Parties (or any of them).

SECTION 2.26             Defaulting Lenders.

(1)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in Section 10.08.

(b)                                 Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), will be applied at such time or times as may be determined by the Administrative Agent as follows:

(i)                                     first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)                                  second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder;

(iii)                               third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan or Letter of Credit;

(iv)                              fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(v)                                 fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement;

(vi)                              sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)                           seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)                        eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender.  Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.26(1)(b) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.  Such Defaulting Lender (i) will not be entitled to receive any Commitment Fee pursuant to Section 2.12(1) for any period during which that Lender is a Defaulting Lender (and the Borrower Parties will be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) will not be entitled to receive any L/C Participation Fee pursuant to Section 2.12(2) for any period during which that Lender is a Defaulting Lender (although the Borrower Parties will be required to pay any such L/C Participation Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Bank, in accordance with any reallocation of Fronting Exposure to non-Defaulting Lenders or as may be retained by the Issuing Bank, as the case may be).

(d)                                 Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Revolving Facility Percentage” of each non-Defaulting Lender will be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans will not exceed the positive difference, if any, of (i) the Revolving

Facility Commitment of such non-Defaulting Lender minus (ii) the aggregate outstanding amount of the Revolving Loans of such Defaulting Lender.

(e)                                  Elimination of Remaining Fronting Exposure.  At any time that there exists a Defaulting Lender, (i) immediately upon the request of the Administrative Agent or the Issuing Bank, the Borrower Parties will deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure of the Revolving Facility L/C Exposure (after giving effect to Section 2.26(1)(d)) which will be held as security for the reimbursement obligations of the Borrower with respect to the Revolving Facility L/C Exposure and (ii) immediately upon request of the Administrative Agent or the Swingline Lender, the Borrower Parties will repay an amount of Swingline Loans sufficient to eliminate the Fronting Exposure of the Swingline Lender.

(2)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.26(1)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

~~Each of Holdings and Merger Sub represents and warrants to each Agent and to each of the Lenders, with respect to Borrowings made on the Closing Date, that on the Closing Date immediately prior to consummation of the Merger, the Specified Merger Agreement Representations and the Specified Representations are true and correct in all material respects.~~

With respect to any Borrowing made after the Closing Date, the Borrower, with respect to itself, each Co-Borrower and each of the Restricted Subsidiaries, and Holdings, solely with respect to Sections 3.01, 3.02, 3.03 and 3.20, will represent and warrant to each Agent and to each of the Lenders that:

SECTION 3.01             Organization; Powers.  Each of Holdings, the Borrower, each Co-Borrower and each Restricted Subsidiary:

(1)                                 is a partnership, limited liability company, corporation, or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization);

(2)                                 has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)                                 is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)                                 has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower Parties, to borrow and otherwise obtain credit hereunder.

SECTION 3.02             Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Recapitalization Transactions:

(1)                                 have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(2)                                 will not:

(a)                                 violate:

(i)                                     any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(ii)           any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(iii)          any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(b)                                 be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(c)                                  result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clauses (a) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03             Enforceability.  This Agreement has been duly executed and delivered by Holdings and each of the Borrower Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:

(1)                                 the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(2)                                 general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(3)                                 implied covenants of good faith and fair dealing; and

(4)                                 any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 3.04             Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Recapitalization Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)                                 the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions;

(2)                                 filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions;

(3)                                 filings of deeds of trusts or mortgages with the applicable filing offices;

(4)                                 ~~(3)~~ filings which may be required under Environmental Laws;

(5)                                 ~~(4)~~ filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(6)                                 ~~(5)~~ such as have been made or obtained and are in full force and effect;

(7)                                 ~~(6)~~ such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(8)                                 ~~(7)~~ filings or other actions listed on Schedule 3.04.

SECTION 3.05             Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory and the cash and Cash Equivalents reflected therein as eligible for inclusion in the Borrowing Base constitute Eligible Cash.

SECTION 3.06             Title to Properties; Possession Under Leases.

(1)                                 Each of the Borrower and the Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title interest, easement or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)                                 Neither the Borrower Parties nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Borrower Parties’ and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.06(2), on the ~~Closing~~Fourth Amendment Effective Date the Borrower Parties and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07             Subsidiaries.

(1)                                 Schedule 3.07(1) sets forth as of the ~~Closing~~Fourth Amendment Effective Date the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

(2)                                 As of the ~~Closing~~Fourth Amendment Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned or held by Holdings, the Borrower or any Restricted Subsidiary.

SECTION 3.08             Litigation; Compliance with Laws.

(1)                                 There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower Parties or any Restricted Subsidiary or any business, property or rights of any such Person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.14), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)                                 To the knowledge of the Borrower, none of the Borrower Parties, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.14) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09             Federal Reserve Regulations.

(1)                                 None of Holdings, the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)                                 No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.10             Investment Company Act.  None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11             Use of Proceeds.  The Borrower Parties shall use the proceeds of the Revolving Loans and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes or other transaction permitted by the Loan Documents (including for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

SECTION 3.12             Tax Returns.  Except as set forth on Schedule 3.12:

(1)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2)                                 Each of Holdings, the Borrower and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it on the returns referred to in clause (1) of this Section 3.12 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the ~~Closing~~Fourth Amendment Effective Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.13             No Material Misstatements.

(1)                                 All written factual information and written factual data (other than the Projections, any other projections, estimates and information of a general economic or industry specific nature) concerning Holdings, the Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in connection with the Recapitalization Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.  As of the Fourth Amendment Effective Date, to the best knowledge of the Borrower and each Co-Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Fourth Amendment Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

(2)                                 The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Recapitalization Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)                                 the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)                                 the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower~~, the Company~~ and/or the Sponsors;

(c)                                  no assurance can be given that any particular Projections will be realized; and

(d)                                 actual results may differ and such differences may be material.

SECTION 3.14             Environmental Matters.  Except as set forth on Schedule 3.14 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)                                 each of the Borrower Parties and the Restricted Subsidiaries is in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(2)                                 none of the Borrower Parties or any Restricted Subsidiary has received notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(3)                                 to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any Borrower Party or any Restricted Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Borrower Party or any Restricted Subsidiary and transported to or ~~Released~~released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to any Borrower Party or any Restricted Subsidiary; and

(4)                                 there are no agreements in which any Borrower Party or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

SECTION 3.15             Security Documents.

(1)                                 The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule IV to the Collateral Agreement, a short form grant of security interest in intellectual property (in substantially the form of Exhibit II to the Collateral Agreement (for trademarks), Exhibit III to the Collateral Agreement (for patents) or Exhibit IV to the Collateral Agreement (for copyrights)) is properly filed in the

United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Collateral Agreement is delivered to the Collateral Agent, the Liens on the Collateral granted pursuant to the Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens).

(2)                                 When financing statements in appropriate form are filed in the offices specified on Schedule IV to the Collateral Agreement and the Collateral Agreement or a summary thereof or a short form grant of security interest in intellectual property (in substantially the form of Exhibit II to the Collateral Agreement (for trademarks), Exhibit III to the Collateral Agreement (for patents) or Exhibit IV to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the Collateral granted pursuant to the Collateral Agreement shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the domestic intellectual property, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the ~~Closing~~Fourth Amendment Effective Date).

(3)                                 Notwithstanding anything herein (including this Section 3.15) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party (i) makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, in each case, under foreign law, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law or (ii) shall be required to take any action to perfect any Lien in any intellectual property registered (or where an application for registration has been filed) in any jurisdiction other than the United States of America.

SECTION 3.16             Location of Real Property and Leased Premises.

(1)                                 Schedule 3.16(1) correctly identifies, in all material respects, as of the ~~Closing~~Fourth Amendment Effective Date, all ~~material~~ Real Property owned in fee by the Loan Parties~~.  As of the Closing~~, including all such Real Property required to be subject to a mortgage or deed of trust pursuant to the terms of the TSA.  As of the Fourth Amendment Effective Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.16(1).

(2)                                 Schedule 3.16(2) lists correctly in all material respects, as of the ~~Closing~~Fourth Amendment Effective Date, all material Real Property (including all leased full-line Neiman Marcus and Bergdorf Goodman stores and all leased warehouses or distribution centers) leased by any Loan Party and the best known addresses thereof~~.  As of the Closing~~, including any such Real Property required to be subject to a mortgage or deed of trust pursuant to the terms of the TSA.  As of the Fourth Amendment Effective Date, the Loan Parties have in all material respects valid leases in all material Real Property set forth as being leased by them on Schedule 3.16(2).

SECTION 3.17             Solvency.  On the ~~Closing~~Fourth Amendment Effective Date, after giving effect to the consummation of the Recapitalization Transactions, including the Borrowing of the Loans ~~hereunder~~, and after giving effect to the application of the proceeds of such Indebtedness:

(1)                                 the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

(2)                                 the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

(3)                                 the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

(4)                                 the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 3.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.18             No Material Adverse Effect.  Since ~~August 3~~July 28, ~~2013~~2018, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.19             Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of any Borrower Party or any Restricted Subsidiary as of the ~~Closing~~Fourth Amendment Effective Date.  As of such date, such insurance is in full force and effect.

SECTION 3.20             USA PATRIOT Act; FCPA; OFAC.

(1)                                 To the extent applicable, each of Holdings, the Borrower Parties and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(2)                                 No part of the proceeds of the Loans or Letters of Credit will be used by Holdings, a Borrower Party or any of their respective Subsidiaries, directly or (to the knowledge of Holdings, the Borrower or any Restricted Subsidiary) indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”).

(3)                                 None of Holdings, the Borrower or any Restricted Subsidiary is any of the following:

(a)                                 a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b)                                 a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)                                  a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable laws with respect to terrorism or money laundering;

(d)                                 a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                                  a Person that is named ~~as a “specially designated national and blocked Person”~~ on the most current ~~list~~List of Specially Designated Nationals and Blocked Persons as published by the U.S. ~~Treasury~~ Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Loans or Letters of Credit will be, directly or (to the knowledge of Holdings, the Borrower or any Restricted Subsidiary) indirectly, offered, lent, contributed or otherwise made available to any Restricted Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

SECTION 3.21             Intellectual Property; Licenses, Etc.  Except as set forth on Schedule 3.21:

(1)                                 except as would not reasonably be expected to have a Material Adverse Effect, each Borrower Party and Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person;

(2)                                 except as would not reasonably be expected to have a Material Adverse Effect, no Borrower Party or Restricted Subsidiary nor any Intellectual Property Rights, product, process, method, substance, part or other material now employed, sold or offered by any Borrower Party or Restricted Subsidiary is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person; and

(3)                                 no material claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

SECTION 3.22             Employee Benefit Plans.

~~The~~ Except as would not reasonably be expected to have a Material Adverse Effect, with respect to Plans the Borrower Parties and each of their respective ERISA Affiliates are in compliance ~~in all material respects~~ with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b)

any Issuing Bank to issue Letters of Credit or amend, extend or renew Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01             All Credit Events After the Closing Date.  On the date of each Credit Event, other than Credit Events on the Closing Date:

(1)                                 The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with Section 2.03(4)) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit (and if requested by such Issuing Bank, a letter of credit application) as required by Section 2.05(2).

(2)                                 Except with respect to any Borrowing pursuant to Section 2.21 (solely when the proviso immediately following Section 2.21(6)(d) is applicable and then only to the extent required thereby), the representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(3)                                 At the time of and immediately after any Borrowing (other than a Borrowing pursuant to Section 2.21 (solely when the proviso immediately following Section 2.21(6)(d) is applicable)) or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension not beyond the Maturity Date, or renewal of a Letter of Credit without any increase in the stated amount thereof), as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(4)                                 At the time after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, the sum of, without duplication, of Revolving Loans (including Swingline Loans), unreimbursed drawings under Letters of Credit and the face amount of undrawn amount of outstanding Letters of Credit does not exceed the Line Cap.

Each such Credit Event occurring after the Closing Date will be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (2), (3) and (4) of this Section 4.01.

There are no conditions, implied or otherwise, to the making of Loans after the Closing Date other than as set forth in the preceding clauses (1) through (4) of Section 4.01 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.

SECTION 4.02             Closing Date Conditions.  On the Closing Date:

(1)                                 Loan Documents.  The Administrative Agent shall have received this Agreement and the Collateral Agreement, in each case, duly executed and delivered by a Responsible Officer of each of Holdings and Merger Sub.

(2)                                 Borrowing Request.  On or prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request.

(3)                                 Acquisition Transactions.  Merger Sub or Holdings shall have confirmed to the Administrative Agent that the following transactions have been consummated or will be consummated substantially concurrently with the making of the Revolving Loan on the Closing Date:

(a)                                 the Original Merger; and

(b)                                 the Equity Contribution; and

(c)                                  the ~~Closing Date Refinancing~~repayment of debt contemplated by the Debt Payoff Letter (as defined in the Original Merger Agreement).

(4)                                 Pro Forma Balance Sheet; Financial Statements.  The Administrative Agent shall have received a pro forma consolidated balance sheet and income statement of the Company as of August 3, 2013 and for the four-quarter period then ended, in each case, prepared on a pro forma basis giving effect to the Original Transactions as if the Original Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

(5)                                 Fees.  Payment of all fees (a) required to be paid pursuant to the Fee Letter and (b) reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case to the extent invoiced in reasonable detail at least five Business Days prior to the Closing Date.

(6)                                 Solvency Certificate.  The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit C.

(7)                                 Closing Date Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of each of Holdings and Merger Sub dated the Closing Date and certifying:

(a)                                 that attached thereto is a true and complete copy of the charter or other similar organizational document of Holdings or Merger Sub, as applicable, and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which Holdings or Merger Sub, as applicable, is organized;

(b)                                 that attached thereto is a true and complete copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which Holdings or Merger Sub, as applicable, is organized, dated reasonably near the Closing Date, listing the charter or other similar organizational document of such Person and each amendment thereto on file in such office and, if available, certifying that (i) such amendments are the only amendments to such Person’s charter on file in such office, (ii) such Person has paid all franchise taxes to the date of such certificate and (iii) such Person, is duly organized and in good standing under the laws of such jurisdiction;

(c)                                  that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Holdings or Merger Sub, as applicable, authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(d)                                 as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents specified in Section 4.02(1) (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(7)); and

(e)                                  that on the Closing Date following consummation of the Equity Contribution the Sponsors will control Merger Sub.

(8)                                 Legal Opinions.  The Administrative Agent shall have received a customary legal opinion of each of (a) Latham & Watkins LLP, special counsel to the Loan Parties and (b) K&L Gates LLP, local counsel to the Loan Parties.

(9)                                 Pledged Equity Interests; Pledged Notes.  Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of (a) Merger Sub and (b) to the extent obtained by Merger Sub from the Company on or prior to the Closing Date, the Company and each Subsidiary Loan Party, in each case to the extent such Equity Interests are included in the Collateral and required to be pledged pursuant to the Collateral Agreement (as defined in the Existing Credit Agreement), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(10)                          Lien Searches. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of Holdings and the Borrower, together with, if requested by the Administrative Agent at least 21 days prior to the Closing Date, the results of a search of Uniform Commercial Code filings made with respect to the Loan Parties (for purposes of this clause (10), giving effect to the Original Transactions) in the applicable jurisdiction of organization of each Loan Party and copies of the financing statements (or similar documents) disclosed by such search.

(11)                          No Material Adverse Effect.  Except as disclosed in the disclosure schedules to the Original Merger Agreement, the audited consolidated financial statements of the Company (including the related notes) at and for the fiscal year ended on August 3, 2013, certified by the Company’s auditors or in the Company SEC Documents (as defined in the Original Merger Agreement) filed with, or furnished to, the SEC prior to the date of the Original Merger Agreement (other than any risk factor disclosures contained in the “Risk Factors” section thereof, sections relating to forward-looking statements and any other disclosures that constitute predictive, cautionary or forward-looking statements), there shall not have occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Original Merger Agreement) since August 3, 2013 that would result in a failure of a condition precedent to the obligations of Merger Sub under the Original Merger Agreement.

(12)                          Initial Borrowing Base Certificate.  The Administrative Agent shall have received an executed Borrowing Base Certificate prepared as of October 5, 2013 in form and substance reasonably satisfactory to the Administrative Agent.

(13)                          Know Your Customer and Other Required Information.  All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least ten calendar days prior to the ~~Purchase Date~~date that the Original Merger was required to be consummated pursuant to the Original Merger Agreement, will be provided not later than the date that is three Business Days prior to ~~the Purchase Date~~such date.

(14)                          Representations and Warranties.  Subject to the Certain Funds Provisions, the Specified Merger Agreement Representations and Specified Representations (as defined in the Existing Credit Agreement) will be true and correct in all material respects; provided that the failure of a Specified Merger Agreement Representation to be true and correct will not result in a failure of a condition precedent under this Article IV unless such failure gives Merger Sub the right to terminate the Original Merger Agreement pursuant to its terms (after giving effect to any applicable notice and cure provisions).

There are no conditions, implied or otherwise, to the making of Loans on the Closing Date other than as set forth in the preceding clauses (1) through (14) of Section 4.02 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.  Notwithstanding anything herein to the contrary, capitalized terms used in this Article IV to the extent not otherwise defined in this Agreement shall have the meaning given such terms in the Existing Credit Agreement.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, the Borrower will, and will cause each Co-Borrower and each Restricted Subsidiary, to:

SECTION 5.01             Existence; Businesses and Properties.

(1)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)                                 in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)                                 in connection with a transaction permitted under Section 6.05.

(2)                                 (a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(i)                                     as expressly permitted by this Agreement;

(ii)                                  such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)                               where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02             Insurance.

(1)                                 Maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.  The Borrower will furnish to the Administrative Agent or Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained.  Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to maintain flood insurance unless any ~~material~~ Real Property ~~owned by it~~that constitutes Collateral is required to be so insured pursuant to the Flood ~~Disaster Protection Act of 1973 or the National Flood~~ Insurance ~~Act of 1968, and the regulations promulgated thereunder~~Laws, because such ~~material~~ Real Property is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area.”

(2)                                 Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(3)                                 With respect to all Real Property constituting Collateral (and any Real Property that is required to be mortgaged pursuant to the terms of this Credit Agreement) that is located in an area identified by the Federal Emergency Management Agency (or any successor agency thereto) as a “special flood hazard area” with respect to which flood insurance has been made available under the Flood Insurance Laws, the applicable Loan Party (a) shall obtain and maintain with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Real Property of such Loan Party ceases to be financially sound and reputable after the Fourth Amendment Effective Date, in which case such Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and each Lender may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Insurance Laws and (b) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

SECTION 5.03             Taxes.

(1)                                 Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

(2)                                 The Loan Parties agree, for U.S. federal (and applicable state and local) income tax purposes, to treat TNMG LLC and NMG Sub, in each case, as an entity disregarded as separate from the Borrower.

SECTION 5.04             Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) and, subject to customary confidentiality undertakings, make available to potential Lenders/assignees:

(1)                                 ~~within 120 days following the end of the fiscal year ending August 2, 2014, and~~ within 90 days following the end of each fiscal year ~~thereafter~~(commencing with the fiscal year ending August 3, 2019), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, ~~starting with the fiscal year ending August 2, 2014,~~ setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)                                 ~~within 60 days following the end of the fiscal quarters ending November 2, 2013 and February 1, 2014, and, thereafter,~~ within 45 days following the end of each of the first three fiscal quarters of each fiscal year~~,~~ (commencing with the fiscal quarter ending April 27, 2019), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3)                                 concurrently with any delivery of Required Financial Statements (except that with respect to the fiscal quarter ending April 27, 2019, within 60 days following the end of such fiscal quarter), a certificate of a Financial Officer of the Borrower:

(a)                                 certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)                                 setting forth in reasonable detail calculations of the Fixed Charge Coverage Ratio and the Senior Secured ~~First Lien~~ Net Leverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of the fiscal year or fiscal quarter, as applicable; and

~~(c) certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary;” and~~

(c)                                  ~~(d)~~ certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(4)                                 together with any such Required Financial Statements, (a) the revenue of the Borrower and the Restricted Subsidiaries derived from (i) “brick and mortar” or retail stores at owned and leased locations, on the one hand, and (ii) online operations or e-commerce sales, on the other hand, in each case on a current and prior-year period comparable basis and (b) condensed consolidating financial information regarding Holdings, the Borrower and its subsidiaries in form and substance substantially the same as that disclosed in the Parent Entity’s latest Form 10-K and Form 10-Q prior to the Fourth Amendment Effective Date  (or at the Borrower’s election, as to the businesses conducted as of the Fourth Amendment Effective Date by Bergdorf Goodman Inc., a New York corporation, Bergdorf Graphics, Inc., a New York corporation, and BG Productions, Inc., a Delaware corporation, on a consolidated basis) irrespective of whether such information is required to be disclosed under law; provided that the Borrower shall not be required to furnish the foregoing information described in this clause (4) if such information is not required to be delivered to the lenders under the Term Loan Credit Agreement pursuant to the terms thereof;

(5)                                 whether or not NMG or any of its Subsidiaries is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the following reports: (a) together with any such Annual Financial Statements delivered pursuant to Section 5.04(1), a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”  containing the information required under such caption of Form 10-K of the Exchange Act, and (b) together with any such Quarterly Financial Statements delivered pursuant to Section 5.04(2), a “Management’s Discussions and Analysis of Financial Condition and Results of Operations” containing the information required under such caption of Form 10-Q of the Exchange Act, and in the case of the second and third fiscal quarters, the period from the beginning of such fiscal year to the end of such fiscal quarter, which shall include, in the case of each of the foregoing (a) and (b), a reasonably detailed description during the most recently completed fiscal quarter of any Permitted Investment in excess of $15.0 million; provided that the Borrower shall not be required to furnish the foregoing reports and information described in this clause (5) if such reports and information are not required to be delivered to the lenders under the Term Loan Credit Agreement pursuant to the terms thereof;

(6)                                 whether or not NMG is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, within the time period specified for filing current reports on Form 8-K by the SEC, all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports for any of the following events (i) “Entry into a Material Definitive Agreement” pursuant to Item 1.01 on Form 8-K (ii) “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” pursuant to Item 2.03 on Form 8-K, (iii) any significant acquisitions or dispositions by the Borrower or any of its Restricted Subsidiaries, (iv) the bankruptcy of the Borrower or any of its Restricted Subsidiaries, (v) the acceleration of any Indebtedness of the Borrower or any of its Restricted Subsidiaries having a principal amount in excess of $15.0 million, (vi) a change in the Borrower’s certifying independent auditor, (vii) the appointment or departure of the Chief Executive Officer or Chief Financial Officer (or persons fulfilling similar duties) of the Borrower or any of its Restricted Subsidiaries, (viii) non-reliance on previously issue financial statements of the Borrower or any of its Restricted Subsidiaries, (ix) entering into, materially modifying, or terminating material contracts (to the extent not otherwise required under clause (i) above) of the Borrower or any of its Restricted Subsidiaries (for the avoidance of doubt, excluding officer employment arrangements) and (x) the incurrence of costs associated with exit or disposal activities by the Borrower or any of its Restricted Subsidiaries; provided that the Borrower shall not be required to furnish the foregoing reports described in this clause (6) if such reports are not required to be delivered to the lenders under the Term Loan Credit Agreement pursuant to the terms thereof;

(7)                                 ~~(4)~~ promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable;

(8)                                 ~~(5) within 120 days following the end of the fiscal year ending August 2, 2014, and~~ within 90 days following the end of each fiscal year ~~thereafter~~(commencing with the fiscal year ending August 3, 2019), a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(9)                                 ~~(6) upon the reasonable request of the Collateral Agent,~~ concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate ~~(or, to the extent such request relates to specified information contained in the Perfection Certificate, such information)~~ reflecting all changes since the date of the information most recently received pursuant to this paragraph (~~6~~9) or Section 5.10;

(10)                          ~~(7)~~ promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(11)                          ~~(8)~~ promptly upon request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that the Borrower ~~or any of its ERISA Affiliates~~ may request with respect to any Multiemployer Plan; provided that if the Borrower ~~or any of its ERISA Affiliates~~ has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower ~~or the applicable ERISA Affiliate~~ shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(12)                          ~~(9)~~ on or before the 15th Business Day of each month from and after the Closing Date, a Borrowing Base Certificate from the Borrower as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent may reasonably request (which requests may be more frequent with respect to information regarding Eligible Cash); provided that, after the occurrence and during the continuance of a Liquidity Condition or a Designated Event of Default, the Administrative Agent may require the Borrower to deliver the Borrowing Base Certificate more frequently as reasonably determined by the Administrative Agent.  Notwithstanding the foregoing, the Administrative Agent may not require the Borrower to deliver a Borrowing Base Certificate more frequently than weekly, and in the case of such weekly reporting the Borrowing Base Certificate will be due on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) calculated as of the close of business on Saturday of the immediately preceding calendar week.

Anything to the contrary notwithstanding, the obligations in clauses (1) ~~and~~, (2), (4), (5) and (6) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of Holdings (or any other Parent Entity) or (2) the Borrower’s or Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-K ~~or~~, 10-Q or 8-K, as applicable, filed with the SEC; provided that with respect to each of ~~the foregoing clauses~~clause (1) and (2) of this paragraph (a) to the extent such information relates to Holdings (or a Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)).  The obligations in clauses (1) ~~and~~, (2), (4), (5) and (6)  of this Section 5.04 may be satisfied by delivery of financial information of the Borrower and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

Within 10 Business Days of the date the Required Financial Statements for the prior fiscal period have been furnished pursuant to this Section 5.04(1) and (2), as applicable, the Borrower shall cause a Financial Officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate in consultation with the Administrative Agent, to hold a conference call to which all Lenders will be invited, which shall include a reasonable “question and answer” session with the Lenders and the Lenders’ respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited, to recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that (i) any such conference call shall be held at a reasonable time within the specified ten-Business Day period to be mutually agreed by the Borrower and the Administrative Agent and (ii) any such conference call may, at the Borrower’s option, be held together with the corresponding conference call pursuant to the Term Loan Credit Agreement; provided, further that the Borrower shall not be required to comply with this paragraph if the terms of Term Loan Credit Agreement ceases to require a lender conference call on terms similar to this paragraph. No fewer than two Business Days prior to the date such conference call is to be held, the Administrative Agent shall inform the Lenders of the time and the date of such conference call and provide the dial-in details of such conference call.

SECTION 5.05             Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(1)                                 any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)                                 the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3)                                 the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to ~~have a Material Adverse Effect~~result in a material liability to a Loan Party; and

(4)                                 any material change in accounting policies or financial reporting practices by any Loan Party with respect to the Borrower’s Accounts and Inventory or which otherwise could reasonably be expected to affect the calculation of the Borrowing Base or Reserves.

SECTION 5.06             Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07             Maintaining Records; Access to Properties and Inspections; Appraisals.

(1)                                 Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Borrower, to discuss the affairs, finances and condition of Holdings, the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures).

(2)                                 At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) once per 12-month period if subclause (b) does not apply and (b) twice per 12-month period during any period commencing upon the date on which Excess Availability has been less than 20.0% of the Line Cap then in effect for at least five consecutive Business Days and ending on the date on which Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive calendar days, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent to conduct field examinations at reasonable business times and upon reasonable prior notice to the Borrower; provided that if a field exam has commenced pursuant to immediately preceding clause (b) but not completed prior to such time as Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive Business Days, such field exam will be completed at the expense of the Loan Parties.  The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations.

(3)                                 At any time in the Administrative Agent’s sole discretion upon the occurrence and during the continuance of a Designated Event of Default, and at such other times not more frequently than (a) once per 12-month period if subclause (b) does not apply and (b) twice per 12-month period during any period commencing upon the date on which Excess Availability has been less than 20.0% of the Line Cap then in effect for at least five consecutive Business Days and ending on the date on which Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive calendar days, the Loan Parties will, at their expense and upon the Administrative Agent’s request, permit any Acceptable Appraiser to conduct appraisals of the Collateral at reasonable business times and upon reasonable prior notice to the Borrower; provided that if an appraisal of the Collateral has commenced pursuant to immediately preceding clause (b) but not completed prior to such time as Excess Availability has been at least equal to the Line Cap then in effect for 20 consecutive Business Days, such appraisal will be completed at the expense of the Loan Parties.  The Loan Parties will reasonably cooperate with the Administrative Agent and such Acceptable Appraiser in the conduct of such appraisals.  Such appraisals will be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and by the internal policies of the Lenders.  In addition, the Loan Parties will have the right (but not the obligation), at their expense, at any time and from time to time to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from any Acceptable Appraiser prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder.  With respect to each appraisal made pursuant to this Section 5.07(3) after the Closing Date, (i) the Administrative Agent and the Loan Parties will each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal.

(4)                                 The Borrower Parties will conduct a physical count of the Inventory at least once per fiscal year,

and after an occurrence and during the continuation of an Event of Default, at such other times as the Administrative Agent requests.  The Borrower Parties, at their own expense, shall deliver to the Administrative Agent the results of each physical verification that the Borrower Parties have made, or have caused any other Person to make on its behalf, of all or any portion of its Inventory.  The Borrower Parties will maintain a retail stock ledger inventory reporting system at all times.

(5)                                 Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(~~7~~10), 5.05, 5.07(1) through (4) and 5.12) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information; (2) in respect of which disclosure is prohibited by law or any binding agreement; (3) is subject to attorney-client or similar privilege or constitutes attorney work product; or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

SECTION 5.08             Use of Proceeds.  Use the proceeds of the Revolving Loans and the Swingline Loans and request issuance of Letters of Credit solely for general corporate purposes (including for capital expenditures, Permitted Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder); provided, however, that Revolving Loans or Swingline Loans incurred utilizing Revolving Facility Commitments in reliance on the 2013 Term Loan Reserve shall be used solely to repay principal of outstanding 2013 Term Loans.

SECTION 5.09             Compliance with Environmental Laws.  Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10             Further Assurances; Additional Security.

(1)                                 If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired or ceases to be an Excluded Subsidiary after the ~~Closing~~Fourth Amendment Effective Date ~~or~~, (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary~~, within five~~ or (c) an Immaterial Subsidiary existing on the Fourth Amendment Effective Date is not dissolved, liquidated or merged out of existence within 90 days following such date, then, in each case, the Borrower shall promptly notify the Collateral Agent thereof and, within 15 Business Days after the date such Restricted Subsidiary is formed ~~or~~, acquired or ~~such Unrestricted Subsidiary is~~ redesignated ~~as a Restricted~~or ceases to be an Excluded Subsidiary~~, as applicable, notify~~ (or such longer period as the Collateral Agent ~~thereof and~~agrees in its discretion), or, for Immaterial Subsidiaries, within ~~20~~1 Business ~~Days after~~Day following the post-closing date ~~such Restricted Subsidiary is formed or acquired~~set forth in clause (c) above  (or such longer period as the Collateral Agent agrees), as applicable, the Borrower will or will cause such Restricted Subsidiary or Immaterial Subsidiary, as applicable, to:

(i)           deliver a joinder to the Collateral Agreement, substantially in the form specified therein, duly executed on behalf of such Restricted Subsidiary;

(ii)          to the extent required by and subject to the exceptions set forth in the Collateral Agreement, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(iii)         to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; ~~and~~

(iv)         except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder~~.~~; and

(v)                                 deliver all documentation and other information about such Restricted Subsidiary or Immaterial Subsidiary that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(2)                                 (A) If any Loan Party (i)(a) acquires fee simple title in Real Property after the ~~Closing~~Fourth Amendment Effective Date or (b) owns fee simple title in Real Property on the date it enters a joinder pursuant to Section 5.10(1)(i) hereof, that, ~~combined with all other Real Property owned in fee simple by the Loan Parties~~in each case of subclauses (a) and (b) of this clause (A)(i), on the date of such acquisition or joinder, as applicable, has an ~~aggregate~~individual fair market value (as determined in good faith by a Responsible Officer of the Borrower~~) of $50.0 million or more~~ in consultation with the Collateral Agent) of $2.5 million or more or (ii)(a) acquires a leasehold interest in Real Property after the Fourth Amendment Effective Date with respect to a full-line Neiman Marcus or Bergdorf Goodman store or a warehouse or distribution center or (b) owns leasehold title in Real Property with respect to a full-line Neiman Marcus or Bergdorf Goodman store or a warehouse or distribution center on the date it enters a joinder pursuant to Section 5.10(1)(i) hereof or (B) any Non-Mortgageable Lease of a Loan Party with respect to a full-line Neiman Marcus or Bergdorf Goodman store or a warehouse or distribution center ceases to be a Non-Mortgageable Lease hereunder, then in each case of the foregoing clauses (A) and (B) above, within 20 Business Days (unless otherwise agreed by the Collateral Agent in its sole discretion) after such acquisition or entry of a joinder or such Non-Mortgageable Lease ceases to be a Non-Mortgageable Lease hereunder (as applicable):

(a)                                 notify the Collateral Agent thereof;

(b)                                 cause any such acquired Real Property owned in fee simple that has a fair market value (as determined in good faith by a Responsible Officer of the Borrower~~) of $7.5~~ in consultation with the Collateral Agent) of $2.5 million or more to be subjected to a customary mortgage or deed of trust securing the Obligations;

(c)                                  cause any such acquired or owned leasehold Real Property to be subjected to a customary mortgage or deed of trust securing the Obligations;

(d)                                 ~~(c)~~ with respect to any such Real Property, to the extent requested by the Collateral Agent in its sole discretion, obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies, with endorsements  (including a standard survey endorsement or equivalent (only with respect to any such Real Property acquired or owned in fee simple) and zoning endorsements where available) and in customary amounts that in no event shall be less than fair market value of such Real Property (the “Mortgage Policies”);

(e)                                  ~~(d)~~ with respect to any such Real Property acquired or owned in fee simple pursuant to Section 5.10(2)(A), to the extent necessary to issue the Mortgage Policies, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent, on behalf of itself and each Lender, and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent and sufficient for the issuer of the Mortgage Policies to omit as an exception to each title policy the standard printed survey exception relating to such Real Property;

(f)                                   ~~(e)~~ provide evidence of insurance (including all insurance required to comply with applicable ~~flood insurance laws~~Flood Insurance Laws) naming the Collateral Agent ~~as~~on behalf of itself and each Lender as lender loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably available for similar for similar properties in the same geographical area and as are reasonably satisfactory to the Collateral Agent (including in the case of all insurance required to comply with applicable Flood Insurance Laws, in such amounts and covering such risks as are reasonably satisfactory to each Lender), including the insurance required by the terms of any mortgage or deed of trust;

(g)                                  ~~(f)~~ obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such ~~acquired~~ Real Properties ~~owned in fee simple~~ are located; and

(h)                                 ~~(g)~~ take, or cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, in each case, at the expense of the Loan Parties, subject to paragraph (5) of this Section 5.10.

(3)                                 Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a)                                 corporate or organization name;

(b)                                 organizational structure;

(c)                                  location (determined as provided in UCC Section 9-307); or

(d)                                 organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number~~;~~.

~~except, in the case of each of the foregoing clauses (a) through (c), in connection with the Closing Date Conversions.~~

The Borrower will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4)                                 Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5)                                 Notwithstanding anything herein to the contrary,

(a)                                 the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the Collateral Agreement;

(b)                                 neither the Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent; and

(c)                                  no actions will be required outside of the United States in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required~~.~~, in each case other than with respect to (1) debt or Equity Interests acquired pursuant to a Permitted Acquisition and (2) Foreign Subsidiaries that are or become Subsidiary Loan Parties; provided, however, that (i) in the event a Responsible Officer of the Borrower (reasonably and in good faith) and the Collateral Agent mutually determine that the burden or cost of obtaining foreign-law governed Security Documents or creating or taking perfections steps in any such foreign jurisdictions outweighs the benefit afforded thereby to the Secured Parties or obtaining foreign-law governed Security Documents or creating or taking such perfection steps in any such foreign jurisdictions is impracticable, impossible or ineffective or would give rise to or result in any violation of applicable law, then no such foreign-law governed Security

Documents nor creation or the taking of perfection steps in any such foreign jurisdictions shall be required to be provided with respect to such Subsidiary Loan Party and (ii) notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event that any foreign-law governed Security Documents or the creation or taking of perfection steps in any such foreign jurisdictions are being obtained in accordance with this clause (c), the Borrower and the Collateral Agent shall mutually agree on customary “Agreed Security Principles” and a reasonable and customary timeline to complete such Security Documents and/or filings or perfection actions or steps (which may be longer than the timelines otherwise agreed to in this Section 5.10).

(6)                                 Notwithstanding anything herein to the contrary, if Holdings, the Borrower, or any Restricted Subsidiary consummates a Permitted Acquisition, within 5 business days (or such longer period as the Collateral Agent agrees) after the date such Permitted Acquisition is consummated the Borrower shall notify the Collateral Agent thereof and, within 15 Business Days after the date such Permitted Acquisition is consummated (or such longer period as the Collateral Agent agrees), the Borrower will or will cause such Restricted Subsidiary to:

(a)                                 pledge the outstanding Equity Interests (regardless of whether otherwise constituting Excluded Equity Interests or Excluded Assets) acquired by Holdings, the Borrower, or a Restricted Subsidiary in such Permitted Acquisition, and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(b)                                 deliver to the Collateral Agent such other documents and take such other actions reasonably requested by the Collateral Agent to create and perfect the Liens contemplated by this Section 5.10(6);

(c)                                  obtain all consents and approvals required to be obtained in connection with (A) the execution and delivery of all Security Documents (or supplements thereto), if applicable, in connection with the foregoing clauses (6)(a) and (6)(b) and the granting of the Liens contemplated thereby and (B) the performance of any obligations thereunder; and

(d)                                 deliver all documentation and other information about such Subsidiary that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(7)                                 Notwithstanding anything herein to the contrary, (i) within 15 Business Days of the incurrence of any Indebtedness pursuant to Section 6.01(8) or otherwise (or such longer period as the Collateral Agent agrees), owing to Holdings, the Borrower or any Restricted Subsidiary that is a Subsidiary Loan Party by any Restricted Subsidiary that is not a Guarantor, pledge such Indebtedness (other than Excluded Assets), including instruments and promissory notes, if any, evidencing such Indebtedness, and all interest, cash, instruments, and other property from time to time received, receivable or otherwise distributed in exchange for any or all of such Indebtedness, together with duly executed instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof), in each case in form and substance satisfactory to the Collateral Agent and (ii) within 15 Business Days of any Investments made (x) pursuant to Section 6.04(4) (or such longer period as the Collateral Agent agrees), by any Loan Party in Restricted Subsidiaries that are not Guarantors and (y) pursuant to Section 6.04(27) or 6.04(28) (other than Excluded Equity Interests) acquired or obtained by a Loan Party in connection with such Investment, deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof), in each case in form and substance satisfactory to the Collateral Agent.

(8)                                 Notwithstanding anything herein to the contrary, (i) within 15 Business Days of the contribution of any Non-Mortgageable Lease to a PropCo Guarantor (or such longer period as the Collateral Agent agrees), the applicable PropCo Guarantor receiving such Non-Mortgageable Lease shall grant a lease or license with respect to such contributed Non-Mortgageable Lease, substantially in the form of Exhibit J or such other form that is approved by the Collateral Agent in consultation with the Lenders and reasonably satisfactory to the Borrower (a “PropCo Operating License”) to each applicable Subsidiary of Holdings to operate on the relevant 2019 Extended Term Loan PropCo Asset or Notes PropCo Asset contributed to such PropCo Guarantor, as applicable, and (ii) from and after the Fourth Amendment Effective Date, each of 2019 Extended Term Loan PropCo, Notes PropCo, and the Loan Parties shall at all times maintain, preserve, and keep in full force and effect without any amendment thereto that would adversely affect the Lenders in any material respect the PropCo Operating Licenses with respect to any Non-Mortgageable Lease that remains in existence on or after the Fourth Amendment Effective Date.

(9)                                 Notwithstanding anything herein to the contrary, in the event any MYT Entity is required to be contributed to Holdings or its Subsidiaries, 100% of the Equity Interests of the top-tier MYT Entity (the “Contributed MYT Equity Interests”) held by Holdings or any Subsidiary Loan Party immediately following such contribution shall be required to be pledged as Collateral to the Collateral Agent to secure the Obligations on a fourth-priority basis; provided, however, that notwithstanding the foregoing, such pledge of Contributed MYT Equity Interests shall not affect the MYT Waterfall contemplated herein or the “Distributions Upon Realizations of Value by MYT HoldCo” contemplated in the Offering Circular; provided, further, however that in the event such Contributed MYT Equity Interests are distributed in accordance with clause (12) of Section 6.06, then any such equity pledges or Liens granted on such Contributed MYT Equity Interests contemplated by this Section 5.10(9) shall be automatically and immediately released without any further action by any party.

(10)                          Notwithstanding anything herein to the contrary, no Real Property located in the State of New York (“Excluded NY Real Property”) shall be mortgaged under Section 5.10(2) or Section 5.15 hereof and the requirements set forth therein with respect to Real Property to be mortgaged shall not be applicable to such Excluded NY Real Property; provided, that, at the request of Collateral Agent, in its sole discretion, taking into account the cost (including mortgage recording taxes) and benefit of such mortgage, the applicable Loan Party shall, within 20 Business Days of such request (which can be extended in Collateral Agent’s sole discretion), deliver to Collateral Agent a mortgage on any Excluded NY Real Property and comply with the requirements in Section 5.10(2) or Section 5.15, as applicable.  For the avoidance of doubt, the failure to deliver a mortgage on an Excluded NY Real Property shall not violate any Intercreditor Agreement unless and until the Collateral Agent has requested a mortgage and the time period to deliver such mortgage (together with any extensions) has elapsed.

(11)                          Notwithstanding the foregoing, the Collateral Agent shall not enter into or obtain any mortgage, deed of trust or any lien upon the Real Property referred to on Schedule 5.15 or any Real Property acquired by any Loan Party after the Fourth Amendment Effective Date until (A) the Administrative Agent has delivered to all of the Lenders (which may be delivered electronically) the following documents in respect of such Real Property: (i) a completed flood hazard determination from a third party vendor, (ii) if such Real Property is located in a “special flood hazard area,” (A) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party in the event any such Mortgaged Property is located in a special flood hazard area) and (b) all other evidence of flood insurance as required by Section 5.02 of the Credit Agreement and any other documentation required by any Lender, and (2) the Administrative Agent shall have received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been reasonably satisfactorily completed by the Lenders.

SECTION 5.11             Cash Management Systems; Application of Proceeds of Accounts.

(1)                                 Within 90 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 enter into blocked account agreements (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any bank with which any Borrower Party or any Subsidiary Loan Party maintains any DDA other than an Excluded Account (a “Blocked Account”) covering each such Blocked Account maintained with such bank;

(b)                                 ensure that all cash, checks, proceeds of collections of Accounts and other amounts received by or on behalf of any Borrower Party or any Subsidiary Loan Party are deposited promptly upon receipt in accordance with historical practices into a DDA maintained in the name of such Borrower Party or such Subsidiary Loan Party; and

(c)                                  deliver notifications to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the Administrative Agent (each, a “DDA Notification”), instructing such depository institution to sweep, no less frequently than once per Business Day, all available cash balances and cash receipts, including the then contents or then entire ledger balance of such DDA net of such minimum balance (not to exceed $100,000 per account), if any, required by the bank at which such DDA is maintained to a concentration account of the Borrower Parties and the other Subsidiary Loan Parties that are subject to Blocked Account Agreements; provided that Holdings, the Borrower Parties and other Subsidiary Loan Parties may maintain credit balances (including cash and cash equivalents) in DDAs or other deposit or securities accounts that are Excluded Accounts.

Notwithstanding anything herein to the contrary, the provisions of this Section 5.11(a) will not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Acquisition or other Investment permitted under this Agreement prior to the date that is 90 days (or such later date as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such Permitted Acquisition or other Investment, and the balances held in such deposit accounts at the date of such Permitted Acquisition or other Investment shall not be counted toward the amount set forth in clause (1) of the definition of “Excluded Account” until the end of such 90 day period (or later period, if applicable).

(2)                                 Within 90 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), deliver to the Administrative Agent notifications in form reasonably satisfactory to the

Administrative Agent executed on behalf of each applicable Borrower Party and addressed to such Borrower Party’s Credit Card Processors (each, a “Credit Card Notification”);

provided that, with respect to each of Sections 5.11(1) and (2):

(a)                                 Each Blocked Account Agreement and Credit Card Notification will require, during a Cash Dominion Period and upon receipt by the Borrower of written notice thereof by the Administrative Agent, the ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account net of such minimum balance (not to exceed $100,000 per account), if any, required by the bank at which such Blocked Account is maintained to an account established with, and subject to the control of, the Administrative Agent (the “Dominion Account”).

(b)                                 All collected amounts received in the Dominion Account shall be distributed and applied on a daily basis to the repayment of all Loans outstanding under this Agreement and to the payment of all other Obligations then due and owing pursuant to the waterfall set forth in Section 2.18(3); provided that amounts applied pursuant to subclauses (iv) and (v) thereof will be applied:

(i)            first, to ABR ~~loans~~Loans;

(ii)           second, to Eurocurrency Revolving Loans; and

(iii)          third, to the cash collateralization of Letters of Credit;

with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the Borrower Parties.

(c)                                  At any time after the occurrence and during the continuance of a Cash Dominion Period as to which the Administrative Agent has notified the Borrower, any cash or Cash Equivalents owned by any Borrower Party or Subsidiary Loan Party are deposited to any account, held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent will be entitled to require the applicable Borrower Party or Subsidiary Loan Party to close such account and have all funds therein transferred to a Blocked Account;

provided that the foregoing will not apply to cash or Cash Equivalents constituting Term/Note Priority Collateral required to be deposited in a ~~blocked account~~Blocked Account in favor of the lenders under the Term Loan Credit Agreement pursuant to the terms of the Term Loan Credit Agreement; provided, further, that the foregoing will not apply to cash or Cash Equivalents deposited, held or invested in any of the following:

(i)                                     any Excluded Account;

(ii)                                  an amount not to exceed $20,000,000 in the aggregate that is on deposit in a segregated DDA that the Borrower designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds will not be funded from, or when withdrawn from the Designated

Disbursement Account, will not be replenished by, funds constituting Collateral (or proceeds of Collateral) so long as such Cash Dominion Period continues; or

(iii)         de minimus cash or cash equivalents from time to time inadvertently misapplied by the Borrower or any Restricted Subsidiary.

(d)                                 The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Administrative Agent of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 5.11; provided, that the Loan Parties may close DDAs or open new DDAs that are Excluded Accounts without executing or delivering any such DDA Notification or Blocked Account Agreement.  Unless consented to in writing by the Administrative Agent, the Loan Parties will not enter into any agreements with credit card processors unless contemporaneously therewith a Credit Card Notification is executed by a Loan Party or Restricted Subsidiary and a copy thereof is delivered to the Administrative Agent.

(e)                                  The Dominion Account will at all times be under the sole dominion and control of the Collateral Agent.

(f)                                   So long as (i) no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period is then in effect, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

(g)                                  Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (i) after this Agreement has been terminated, the Commitments have been terminated and the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations for which no claim has been asserted) have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized on terms satisfactory to the Issuing Bank or (ii) when all Events of Default have been cured and no Cash Dominion Period is then in effect will be remitted to the Loan Parties as the Borrower may direct.

SECTION 5.12             Creation and Release of Co-Borrowers.

(1)                                 Provide to the Administrative Agent, to the extent the Borrower intends to qualify any Subsidiary that is a Wholly Owned Domestic Restricted Subsidiary of the Borrower as a Co-Borrower (a) a written request to designate such Subsidiary as a Co-Borrower, (b) no later than five Business Days prior to the date on which such Subsidiary will become a Co-Borrower, all documentation and other information about such Subsidiary that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (c) a Co-Borrower Joinder Agreement executed by each Borrower Party and such Subsidiary pursuant to which such Subsidiary agrees that it is jointly and severally liable for all Obligations.

(2)                                 Provide to the Administrative Agent, to the extent the Borrower intends to cause the release of any Co-Borrower from its qualification as a Co-Borrower hereunder and so long as no Default or Event of Default shall have occurred and be continuing immediately prior to, or would result immediately after, giving effect to such release, (a) a written request for the release of the applicable

Co-Borrower stating that such Co-Borrower is concurrently being released from all of its obligations as a Co-Borrower in accordance with the terms of the Loan Documents and (b) an updated Borrowing Base Certificate demonstrating that, after giving effect to the exclusion of such Co-Borrower’s assets from the Borrowing Base, the Revolving Facility Credit Exposure will not exceed the Line Cap (or that Loans are being repaid or Letters of Credit cash collateralized in connection with such requested release to the extent necessary to eliminate such excess);

provided that any such request for release will be effective upon the release of such Co-Borrower from the Collateral Agreement and the receipt of the materials referred to in the preceding clauses (a) and (b) of this Section 5.12(2); provided, further, that:

(i)                                     the Administrative Agent and/or the Lenders will, upon the release of any Co-Borrower hereunder, return to the Borrower any Notes executed by such Co-Borrower;  ~~and~~

(ii)                                  the Administrative Agent will, at the request of the Borrower, provide evidence of the release of any Co-Borrower in a form reasonably acceptable to the Borrower to the extent such release is permitted pursuant to this Section 5.12(2)~~.~~; and

~~SECTION 5.13 Lender Calls.  Following receipt by the Borrower of a request by the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders), use commercially reasonable efforts to hold an update call (which call shall take place on or prior to the date that is 10 Business Days following the receipt of such notice) with a Financial Officer of the Borrower, such other members of senior management of the Borrower as the Borrower deems appropriate, the Lenders and the Lenders’ respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited, to recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any fiscal quarter (in total with respect to this Agreement and the Term Loan Credit Agreement).~~

(iii)         no Co-Borrower shall be released pursuant to this Section 5.12(2) if such Co-Borrower is (and remains) a borrower under the Term Loan Credit Agreement.

SECTION 5.13             MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a “special flood hazard area”, ten (10) Business Days or (b) if there are Mortgaged Properties in a “special flood hazard area”, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of each Mortgaged Property: (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower or the applicable Loan Party in the event any such Mortgaged Property is located in a special flood hazard area) and (ii) evidence of flood insurance as required by Section 5.02 of the Credit Agreement; provided that no such MIRE Event may be closed if the Administrative Agent has received notice prior to the expiration of the Notice Period from any Lender that it has not completed any necessary flood insurance due diligence to its reasonable satisfaction and provided further that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

SECTION 5.14                                      Capital One Agreement and Permitted Replacement Credit Card Program. At least fifteen (15) days prior to the execution by any Borrower or any Subsidiary of documents evidencing the proposed adoption of any Permitted Replacement Credit Card Program (or of the consummation of any Permitted Acquisition of the type referred to in the definition of the term “Permitted Replacement Credit Card Program”), the Borrower shall deliver or cause to be delivered notice to the Agent of such adoption, which notice shall include a copy, in the then-existing form, of any documents to be executed in connection with such Permitted Replacement Credit Card Program. The Borrower shall deliver or cause to be delivered to the Agent copies of all such documents delivered in connection with such Permitted Replacement Credit Card Program within a reasonable period of time after the execution of such documents, and shall deliver any Credit Card Notification in connection therewith required under Section 5.11 in accordance with the terms of Section 5.11.

SECTION 5.15                                      Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof on or before the dates specified with respect to such items on Schedule 5.15 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the Term/Note Priority Collateral, in the sole discretion of the administrative agent under the Term Loan Credit Agreement). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.15 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, it will not and will not permit any Co-Borrower or any Restricted Subsidiary to:

SECTION 6.01                                      Indebtedness.  Issue, incur or assume any Junior Lien Term/Note Indebtedness or unsecured Indebtedness; provided that the Borrower, any Co-Borrower and the ~~Restricted Subsidiaries~~Subsidiary Guarantors may issue, incur or assume Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Interest Coverage Ratio is ~~2.00~~2.25 to 1.00 or greater (“Ratio Debt”)~~; and provided, further, that the aggregate principal amount of Ratio Debt incurred by Restricted Subsidiaries that are not Guarantors may not exceed $100.0 million at any time outstanding~~.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)                                 Indebtedness created under the Loan Documents (including Indebtedness created under Incremental Facilities, Other Term Loans and Extended Commitments), Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness~~;~~ and any Guarantees thereof, in each case incurred by one or more Loan Parties (subject, in the case of the Guarantees provided by 2019

Extended Term Loan PropCo and Notes PropCo, to such Guarantee having the Required PropCo Guarantee Priority);

(2)                                 (a) Indebtedness incurred by the Term Loan Borrowers pursuant to the Term Loan Credit Agreement (including ~~all Incremental~~2013 Term Loans, ~~Other Term Loans and~~2019 Extended Term Loans~~, in each case, as~~ and all Other Term Loans, Extended Term Loans and Non-Participating Term Loan Exchange Indebtedness (as each such term is defined in the Term Loan Credit Agreement)); (b~~) any Incremental Equivalent Term Debt (as defined in the Term Loan Credit Agreement); and (c~~) Credit Agreement Refinancing Indebtedness (as defined in the Term Loan Credit Agreement) in respect of the Indebtedness described in preceding clause (a); and (c) any Guarantees of the foregoing by the Loan Parties (in the case of the Guarantee thereof by 2019 Extended Term Loan PropCo and Notes PropCo, having the Required PropCo Guarantee Priority); provided that the aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness), as of the date any such Indebtedness is incurred, does not exceed ~~the sum of;~~an amount equal to the 2019 Extended Term Loan Amount plus the 2013 Term Loan Amount plus, solely in the event the Call Right is exercised, an amount equal to the aggregate principal amount of Third Lien Notes and Second Lien Notes redeemed in connection therewith (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, in each case, in connection with any Refinancings);

(3)                                 (a)                                 (i) the Second Lien Notes issued on or prior to the Fourth Amendment Effective Date (and any Second Lien Notes issued under the Second Lien Notes Indentures in respect of interest paid in kind), (ii) any Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (i) and (iii) any Guarantee by a Loan Party of the foregoing (subject, in the case of the Guarantees provided by 2019 Extended Term Loan PropCo and Notes PropCo, to such Guarantee having the Required PropCo Guarantee Priority);

(b)                                 (i) the Third Lien Notes issued on or prior to the Fourth Amendment Effective Date, (ii) any Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (i) and (iii) any Guarantees by a Loan Party of the foregoing (subject, in the case of the Guarantees provided by 2019 Extended Term Loan PropCo and Notes PropCo, to such Guarantee having the Required PropCo Guarantee Priority);

(c)                                  (i) the 2028 Debentures outstanding on or prior to the Fourth Amendment Effective Date and the Guarantees thereof by 2019 Extended Term Loan PropCo and Notes PropCo having the Required PropCo Guarantee Priority and (ii) any Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (i); and

(d)                                 (i) the Remaining Senior Notes and (ii)(a) any Remaining Senior Notes Exchange Indebtedness or other Permitted Refinancing Indebtedness in respect of any of the Indebtedness described in subclause (i) and (b) any Guarantee by a Loan Party of the Indebtedness incurred pursuant to clause (ii)(a) (subject, in the case of the Guarantees provided by 2019 Extended Term Loan PropCo and Notes PropCo, to such Guarantee having the Required PropCo Guarantee Priority);

~~(i) $3,600.0 million; plus~~

~~(ii) (A) with respect to any such Incremental Term Loans or Incremental Equivalent~~

~~Term Debt to be secured on a pari passu basis to the Term Loans (as defined in the Term Loan Credit Agreement), such amount as would not result in the Senior Secured First Lien Net Leverage Ratio, as of the date of such incurrence, being greater than 4.25 to 1.00; and~~

~~(B) with respect to any such Incremental Term Loans to be secured on a junior basis to the Term Loans (as defined in the Term Loan Credit Agreement), such amount as would not result in the Total Net Leverage Ratio, as of the date of such incurrence, being equal   to, or greater than, the Closing Date Total Net Leverage Ratio;~~

~~(3) the Senior Notes issued on the Closing Date and any notes issued in exchange for the Senior Notes pursuant to a registration rights agreement;~~

(4)                                 Indebtedness existing on the ~~Closing~~Fourth Amendment Effective Date (other than Indebtedness described in clause (1), (2) or (3) above~~), including the Existing 2028 Debentures;~~ or clause (5) below); provided that any such Indebtedness outstanding as of the Fourth Amendment Effective Date which was incurred or allocated under a specific clause of the definition of “Permitted Debt” under the Existing Credit Agreement shall be deemed to be incurred on the Fourth Amendment Effective Date under the corresponding specific clause of the definition of “Permitted Debt” under this Agreement, and not under this clause (4);

(5)                                 Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness (including, for the avoidance of doubt, the Hudson Yards Indebtedness outstanding as of the date hereof) to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $200.0 million and (b) 2.25% of Consolidated Total Assets as of the date any such Indebtedness is incurred (the “Capital Lease Obligations Cap”); provided that (i) such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness~~;~~ and (ii) the Capital Lease Obligations Cap shall be reduced from time to time by an amount equal to the amount that the Hudson Yards Indebtedness is reduced from time to time (whether by repayment, retirement, recharacterization, discharge or otherwise) after the Fourth Amendment Effective Date (provided that (x) once so reduced, the Capital Lease Obligations Cap shall not be increased and (y) such reductions shall not result in a Capital Lease Obligations Cap of less than the greater of (a) $100.0 million and (b) 1.125% of Consolidated Total Assets as of the date any such Indebtedness is incurred);

(6)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)                                 Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Original Transactions, any Permitted Acquisition or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8)                                 intercompany Indebtedness between or among the Borrower and the Restricted Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness that is owing by any Restricted Subsidiary that is not a Guarantor to a Loan Party may not exceed the amount, as of the date such Indebtedness is incurred, permitted pursuant to Sections 6.04(~~3~~4) and ~~(4);~~no such Indebtedness owing by 2019 Extended Term Loan PropCo or Notes PropCo shall be incurred hereunder except to the extent permitted pursuant to Section 6.04(4); provided, further that (i) such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor shall be subordinated in right of payment to the Obligations or Guarantee of such Loan Party, as applicable, and (ii) any subsequent issuance or transfer of any Equity Interests or any other event that results in such Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Loan Party) will be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)                                 Indebtedness pursuant to Hedge Agreements;

(10)                          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11)                          Guarantees of Indebtedness of the Borrower or the ~~Restricted Subsidiaries~~Subsidiary Loan Parties or any other Subsidiary permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (other than Section 6.04(~~18~~19));

(12)                          (a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):

(i)                                     no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii)                                  immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis, either (A) the Borrower would be permitted to incur at least $~~1~~1.00 of Ratio Debt or (B) the Interest Coverage Ratio would increase; ~~and~~

(iii)                               the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (12) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally incurred pursuant to this clause (12) (and any successive Permitted Refinancing Indebtedness), may not exceed $~~75.0~~50.0 million at any one time outstanding ~~as of the date such Indebtedness is incurred~~;

(iv)                              the aggregate principal amount of any Indebtedness incurred or assumed under the foregoing subclauses (a) and (b), together with (x) the aggregate principal amount of any Permitted Refinancing Indebtedness in respect thereof and (y) the aggregate amount of any Investments outstanding under clause (4) of the definition of Permitted Investments, does not exceed the limits set forth in that clause; and

(v)                                 the assets acquired, if held in a Borrower Party or a Subsidiary Loan Party (other than a PropCo Guarantor), shall be pledged as Collateral, subject to Liens with the Required Collateral Lien Priority;

(13)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by the Borrower of its incurrence;

(14)                          Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(15)                          ~~Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by the Borrower from the issuance or sale of its Equity Interests or as a contribution to its capital, other than (a) proceeds from the issuance or sale of the Borrower’s Disqualified Stock, (b) Excluded Contributions, (c) Cure Amounts and (d) any such proceeds that are used prior to the date of incurrence to make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”);~~[reserved];

(16)                          Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(17)                          ~~Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);~~[reserved];

(18)                          Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(19)                          Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(20)                          ~~Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (20) (and any successive Permitted Refinancing Indebtedness) may not exceed the greater of (a) $50.0 million and (b) 0.50% of Consolidated Total Assets as of the date any such Indebtedness is incurred;~~[reserved];

(21)                          Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by Foreign Subsidiaries to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), not to ~~not~~ exceed ~~the greater of (a) $50.0~~$25.0 million ~~and (b) 0.50% of Consolidated Total Assets as of the date any such Indebtedness is incurred~~;

(22)                          unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(23)                          Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Original Transactions or any Permitted Investment;

(24)                          any Permitted Refinancing Indebtedness incurred to Refinance Indebtedness incurred under clauses (~~3), (~~4~~), (5), (12), (15), (20), (21~~), this clause (24) or clauses (27)~~,~~ or (28) ~~or (29)~~ of this Section 6.01;

(25)                          customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26)                          Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27)                          unsecured Indebtedness of the Borrower or any Restricted Subsidiary so long as (a) immediately after giving effect to the incurrence of such Indebtedness the Payment Conditions are satisfied and (b) the maturity date and Weighted Average Life to Maturity of such Indebtedness is at least six months after the Latest Maturity Date at the time of incurrence of such Indebtedness, and any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (27) (and any successive Permitted Refinancing Indebtedness);

(28)                          other Indebtedness that is secured by Liens that are in all respects subordinated or junior to the Liens securing the Obligations; provided that such Indebtedness (a) is subject to ~~a~~an ABL Junior Lien Intercreditor Agreement and (b) has a maturity date and Weighted Average Life to Maturity that is at least six months after the Latest Maturity Date at the time of incurrence of such Indebtedness, and any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant this clause (28) (and any successive Permitted Refinancing Indebtedness); and

(29)                          additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant this clause (29) (and any successive Permitted Refinancing Indebtedness), not to exceed ~~the greater of (a) $250.0~~$100.0 million ~~and (b) 2.75% of Consolidated Total Assets as of the date~~; provided that the cash interest rate on any such Indebtedness ~~is~~ incurred pursuant to this clause (29) shall not exceed 8.00% per annum.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, combine, divide, classify or reclassify, or at any later time combine, divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that (i) all Indebtedness outstanding under this Agreement (and ~~the Term Loan Credit Agreement~~ any Permitted Refinancing Indebtedness and Guarantees in respect thereof) will be deemed to have been incurred in reliance on the exception in ~~clauses~~clause (1) ~~and (2), respectively,~~ of the definition of “Permitted Debt” ~~and shall not be permitted to be reclassified pursuant to this paragraph.  All unsecured Permitted Debt~~, (ii) all Indebtedness under the Term Loan Credit Agreement or Guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been incurred pursuant to clause (2) of the definition of “Permitted Debt,” (iii) all Indebtedness under the Second Lien Notes or Guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been incurred pursuant to clause (3)(a) of the definition of “Permitted Debt,” (iv) all Indebtedness under the Third Lien Notes or Guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been incurred pursuant to clause (3)(b) of the definition of “Permitted Debt,” (v) all Indebtedness under the 2028 Debentures or Guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been incurred pursuant to clause (3)(c) of the definition of “Permitted Debt,” and (vi) all Indebtedness under the Remaining Senior Notes or Guarantees thereof (and any Permitted Refinancing Indebtedness in respect thereof) will be deemed to have been incurred pursuant to clause (3)(d) of the definition of “Permitted Debt,” and, in each case, of clauses (i) through (vi) above, the Borrower will not be permitted to reclassify at any later date all or any portion of such Indebtedness. All Indebtedness originally incurred under clause (~~5), (20), (21) or (27~~29) of the definition of “Permitted Debt” will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred by the obligor thereon as Ratio Debt. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including pay-in-kind interest on the 2019 Extended Term Loans, Second Lien Notes, or Senior Notes), and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.  Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

Notwithstanding anything to the contrary contained herein, in no event may any Future Senior ABL Indebtedness (as defined in the ABL/Term Loan/Notes Intercreditor Agreement) be incurred, or any ABL Pari Passu Intercreditor Agreement (as defined in the ABL/Term Loan/Notes Intercreditor Agreement) be permitted to be entered into.

SECTION 6.02                                      Liens.  Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

~~(1) Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2); provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;~~

(1)                                 (a)                                 Liens securing the Indebtedness incurred in accordance with clause (1) of the definition of “Permitted Debt” and Obligations related thereto;

(b)                                 Liens on the Collateral having the Required Collateral Lien Priority for Term Loan Obligations pursuant to the applicable Intercreditor Agreements securing Indebtedness incurred in accordance with clause (2) of the definition of “Permitted Debt” and Term Loan Obligations related thereto (other than the 2013 Term Loans and the other 2013 Term Loan Obligations);

(c)                                  Liens on the Collateral (and Other Second Lien Collateral (as defined in the Junior Lien Term/Note Intercreditor Agreement as in effect on the Fourth Amendment Effective Date)) having the Required Collateral Lien Priority pursuant to the applicable Intercreditor Agreements securing the Second Lien Notes and Indebtedness incurred in accordance with clause (3)(a) of the definition of “Permitted Debt” and the Second Lien Notes Obligations related thereto;

(d)                                 Liens on the Collateral (and Other Third Lien Collateral (as defined in the Junior Lien Term/Note Intercreditor Agreement as in effect on the Fourth Amendment Effective Date)) having the Required Collateral Lien Priority pursuant to the applicable Intercreditor Agreements securing the Third Lien Notes and Indebtedness incurred in accordance with clause (3)(b) of the definition of “Permitted Debt” and the Third Lien Notes Obligations related thereto;

(e)                               Liens on the 2028 Debentures Collateral having the Required Collateral Lien Priority pursuant to the applicable Intercreditor Agreements and the Term Loan Security Documents securing the 2028 Debentures and Indebtedness incurred in accordance with clause (3)(c) of the definition of “Permitted Debt” and the 2028 Debentures Obligations related thereto;

(f)                                   Liens on 2013 Collateral securing 2013 Term Loans and 2013 Term Loan Obligations; and

(g)                                  Liens securing any Remaining Senior Notes Third Lien Exchange Indebtedness incurred in accordance with clause 3(d)(ii) of the definition of “Permitted Debt” and Remaining Senior Notes Exchange Obligations related thereto;

provided that, in the case of clauses (b) through (g), the applicable Liens are subject to the ABL/Term Loan Note Intercreditor Agreement;

(2)                                 Liens securing Indebtedness existing on the ~~Closing~~Fourth Amendment Effective Date; provided that such Liens only secure the obligations that they secure on the ~~Closing~~Fourth Amendment Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto; provided, further that Liens outstanding as of the Fourth Amendment Effective Date that were incurred or allocated under a specific Liens clause under the Existing Credit Agreement shall be deemed to be incurred on the Fourth Amendment Effective Date under the corresponding Liens clause under this Agreement, and not under this clause (2);

(3)                                 Liens securing Indebtedness incurred in accordance with Sections 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

~~(4) Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(17);~~

(4)                                 ~~(5)~~ Liens on assets of Foreign Subsidiaries that are not Subsidiary Loan Parties and (b) Junior Liens on assets of Foreign Subsidiaries that are Subsidiary Loan Parties, in either case securing Indebtedness incurred in accordance with Section 6.01(21);

(5)                                 ~~(6)~~ Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(24); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property ~~that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien~~ (plus any replacements, additions, accessions and improvements thereto) that secured the Indebtedness so Refinanced that are not higher in priority than the original Lien;

(6)                                 ~~(7)~~ (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(7)                                 ~~(8) Liens on property or assets of any Restricted Subsidiary that is not a Guarantor~~[reserved];

(8)                                 ~~(9)~~ Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(9)                                 ~~(10)~~ Liens disclosed by the title insurance commitments or policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(10)                          ~~(11)~~ Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(11)                          ~~(12)~~ Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(12)                          ~~(13)~~ (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(13)                          ~~(14)~~ deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), the delivery of merchandise or services with factors (to company suppliers), vendors, shippers, brand partners, credit insurers and other service providers (but not to secure Indebtedness or receivables or Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(14)                          ~~(15)~~ survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use, ownership or operation of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(15)                          ~~(16)~~ any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(16)                          ~~(17)~~ Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)                          ~~(18)~~ Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18)                          ~~(19)~~ leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(19)                          ~~(20)~~ Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(20)                          ~~(21)~~ the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(21)                          ~~(22)~~ Liens arising from precautionary Uniform Commercial Code financing statements;

(22)                          ~~(23)~~ Liens on Equity Interests of any joint venture, to the extent such Equity Interests are Excluded Equity Interests, (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(23)                          ~~(24)~~ Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24)                          ~~(25)~~ Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(25)                          ~~(26)~~ Liens securing insurance premium financing arrangements;

~~(27) Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;~~

(26)                          [reserved];

(27)                          ~~(28)~~ Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(28)                          ~~(29)~~ Liens:

(a)                                 of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)                                 attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)                                  in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(29)                          ~~(30)~~ Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(30)                          [reserved];

(31)                          Junior Liens ~~that rank pari passu with the Liens securing the Term Loan Obligations if the Senior Secured First Lien Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to the Closing Date Senior Secured First Lien Net Leverage Ratio~~which secure Ratio Debt and/or other Indebtedness incurred in accordance with Section 6.01(29); provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of (x) the ABL/Term Loan/Notes Intercreditor Agreement and ~~a First~~, if applicable, an ABL Junior Lien Intercreditor Agreement ~~(as defined in the Term Loan Credit Agreement)~~or (y) an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(32)                          Junior Liens ~~that rank junior to the Liens securing the Obligations and the Term Loan Obligations if the Total Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to the Closing Date Total Net Leverage Ratio~~on the Collateral securing additional obligations in an aggregate outstanding principal amount not to exceed $50.0 million; provided that the cash interest rate on any such obligations may not exceed 8.00% per annum; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of (x) the ABL/Term Loan/Notes Intercreditor Agreement ~~and a~~, an ABL Junior Lien Intercreditor Agreement ~~(as defined in~~and the Junior Lien/Term ~~Loan~~Note Intercreditor Agreement~~)~~ or (y) an intercreditor agreement in form and substance satisfactory to the Administrative Agent; and

~~(33) Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $250.0 million and (b) 2.75% of Consolidated Total Assets as of the date such Liens are first created; and~~

(33)                          ~~(34)~~ Liens securing (a) amounts owning to any Qualified Counterparty under any Specified Hedge Agreement and Cash Management Obligations, which amounts are secured under the Loan Documents and (b) Specified Hedge Obligations (as defined in the Term Loan Credit Agreement) and Cash Management Obligations (as defined in the Term Loan Credit Agreement), which amounts are secured under the Term Loan Documents; provided that, in each case, the applicable Liens are subject to the ABL/Term Loan/Notes Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the ABL/Term Loan/Notes Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower.

For purposes of this Section 6.02, ~~Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the~~

~~subsection or clause to which reclassified).~~(x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower will, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (1) or (33) above (giving effect to the incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (1) or (33) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.  Notwithstanding the foregoing, (A) all Liens securing Term Loan Obligations shall be incurred under clause (1)(b) of this Section 6.02, (B) all Liens securing Second Lien Notes and other Indebtedness incurred under clause (3)(a) of the definition of “Permitted Debt” and the Second Lien Notes Obligations and other Indebtedness Obligations related thereto shall be incurred under clause (1)(c) of this Section 6.02, (C) all Liens securing Third Lien Notes and other Indebtedness incurred under clause (3)(b) of the definition of “Permitted Debt” and the Third Lien Notes Obligations and other Indebtedness Obligations related thereto shall be incurred under clause (1)(d) of this Section 6.02, (D) all Liens securing the 2028 Debentures and other Indebtedness Obligations incurred under clause (3)(c) of the definition of “Permitted Debt” shall be incurred under clause (1)(e) of this Section 6.02, (E) all Liens securing Remaining Senior Notes Third Lien Exchange Indebtedness incurred under clause (3)(d)(ii) of the definition of “Permitted Debt” and the Indebtedness Obligations related thereto shall be incurred under clause (1)(g) of this Section 6.02, and (F) all Liens securing 2013 Term Loans and the 2013 Term Loan Obligations shall be incurred under clause (1)(f) of this Section 6.02 and, in each case of subclauses (A) through (F) above, such Liens may not be later reallocated.

SECTION 6.03                                      Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), except the following:

(1)                                 Sale and Lease-Back Transactions with respect to property owned ~~(a)~~ by the Borrower or any of its ~~Domestic~~ Subsidiaries that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property ~~or (b) by any Foreign Subsidiary of the Borrower regardless of when such property was acquired~~; and

(2)                                 Sale and Lease-Back Transactions approved by the Required 2019 Extending Term Lenders with respect to any property owned by the Borrower Parties or any Restricted Subsidiary, ~~if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease~~to the extent that (a) the Net Cash Proceeds (as defined in the Term Loan Credit Agreement) would not exceed $~~200.0 million~~250.0 million and (b) the Net Cash Proceeds (as defined in the Term Loan Credit Agreement) thereof are applied to the Term Loans in accordance with Section 2.07(3) of the Term Loan Credit Agreement.

SECTION 6.04                                      Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or

Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)                                 ~~the~~Investments made in order to consummate or complete the Recapitalization Transactions ~~(including payment of the purchase consideration under the Merger Agreement)~~;

(2)                                 loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary not to exceed $~~25.0~~5.0 million in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made); provided that loans and advances to consultants in the form of upfront payments made in connection with employment or consulting arrangements entered into in the ordinary course of business shall not be subject to such $5.0 million cap;

(3)                                 Investments made with Available Contribution Proceeds;

(4)                                 ~~(3)~~ intercompany Investments ~~among the Borrower and the Restricted Subsidiaries~~ (including intercompany Indebtedness) (i) among the Borrower and the Subsidiary Loan Parties (other than Notes PropCo or 2019 Extended Term Loan PropCo; provided, that any Loan Party (other than Notes PropCo and 2019 Extended Term Loan PropCo) shall be permitted to fund, solely in the form of cash equity Investments, lease and other operating payments that are due in the ordinary course of business, or to maintain the legal existence, of Notes PropCo or the 2019 Extended Term Loan PropCo, as applicable), and (ii) among the Loan Parties (other than Notes PropCo and 2019 Extended Term Loan PropCo) and Restricted Subsidiaries that are not Guarantors; provided that (a) the sum of (~~a~~1) the aggregate fair market value of all such Investments under subclause (ii) (other than intercompany Indebtedness and Guarantees of Indebtedness) made since the ~~Closing~~Fourth Amendment Effective Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) by the ~~Borrower and the Guarantors~~Loan Parties in Restricted Subsidiaries that are not Guarantors; (~~b~~2) the aggregate principal amount of Indebtedness owing to the ~~Borrower and the Guarantors~~Loan Parties by Restricted Subsidiaries that are not Guarantors at any time outstanding; and (~~c~~3) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors that is Guaranteed by the Borrower and the Guarantors, may not exceed $25.0 million at any time outstanding~~, may not exceed the greater of (i) $50.0 million and (ii) 0.50% of Consolidated Total Assets as of the date~~; and (b) any such Investment ~~is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);~~consisting of an intercompany loan by the Borrower or the Guarantors in Restricted Subsidiaries that are not Guarantors shall be pledged as Collateral to secure the Obligations, subject to carve outs for Excluded Assets; provided, further that Investments by the Borrower or its Restricted Subsidiaries in Subsidiaries that are not Wholly Owned Subsidiaries shall be on arm’s-length terms;

~~(4) Investments in Foreign Subsidiaries; provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made by the Borrower and the Restricted Subsidiaries since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value); (b) the aggregate principal amount of Indebtedness of Foreign Subsidiaries owing to the Borrower and the other~~

~~Restricted Subsidiaries at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Borrower and the other Restricted Subsidiaries at any time outstanding, when taken together with the aggregate amount of payments made with respect to entities that do not become Guarantors following Permitted Acquisitions, may not exceed the greater of (i) $100 million and (ii) 1.15% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);~~

(5)                                 [reserved];

(6)                                 ~~(5)~~ Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(7)                                 ~~(6)~~ Investments arising out of the receipt by the Borrower or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(8)                                 ~~(7)~~ accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(9)                                 ~~(8)~~ Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(10)                          ~~(9)~~ Hedge Agreements;

(11)                          ~~(10)~~ Investments existing on, or contractually committed as of, the ~~Closing~~Fourth Amendment Effective Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (~~10~~11) is not increased at any time above the amount of such Investments existing or committed on the ~~Closing~~Fourth Amendment Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the ~~Closing Date);~~Fourth Amendment Effective Date); provided that Investments outstanding as of the Fourth Amendment Effective Date which were incurred or allocated under clause (5) of this Section 6.04 under the Existing Credit Agreement shall be deemed incurred on the Fourth Amendment Effective Date under clause (5) of this Section 6.04 under this Agreement and not under this clause (11);

(12)                          ~~(11)~~ Investments resulting from pledges and deposits that are Permitted Liens;

(13)                          ~~(12)~~ intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(21);

(14)                          ~~(13)~~ acquisitions of obligations of one or more officers or other employees of any Parent Entity, Borrower or any Subsidiary of Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the

Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(15)                          ~~(14)~~ Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(16)                          ~~(15)~~ Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(17)                          ~~(16)~~ Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(18)                          ~~(17)~~ Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(19)                          ~~(18)~~ Guarantees permitted under Section 6.01;

(20)                          ~~(19)~~ advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(21)                          ~~(20)~~ Investments, including loans and advances, to any Parent Entity so long as Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(22)                          ~~(21)~~ Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(23)                          ~~(22)~~ purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;

(24)                          ~~(23)~~ Investments in assets useful in the business of the Borrower or any Restricted Subsidiary made with (or in an amount equal to) any ~~Reinvestment Deferred Amount (as defined in the Term Loan Credit Agreement as originally in effect) or~~ Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of the Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by the Borrower or a Subsidiary Loan Party;

~~(24) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;~~

(25)                          [reserved];

(26)                          ~~(25)~~ intercompany current liabilities owed to ~~Unrestricted Subsidiaries or~~ joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

~~(26) Investments that are made with Excluded Contributions;~~

(27)                          Investments; provided that the aggregate fair market value of such Investments made since the ~~Closing~~Fourth Amendment Effective Date that remain outstanding (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value)~~, when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(a) and Restricted Payments pursuant to Section 6.06(15)~~ does not exceed, as of the date such Investments are made, $~~75.0 million; and~~25.0 million; provided that any Investments pursuant to this clause (27) cannot be in any Parent Entity or its Subsidiaries (other than a Loan Party or any of its Subsidiaries), including any MYT Entity, and any such Investment in the form of an intercompany loan shall be pledged as Collateral to secure the Obligations, subject to carve outs for Excluded Assets; provided, further that Investments by the Borrower or its Restricted Subsidiaries in Subsidiaries that are not Wholly Owned Subsidiaries shall be on arm’s-length terms; and

(28)                          additional Investments; provided that (i) both immediately before such Investment is made and immediately after giving effect to such Investment, the Payment Conditions are satisfied~~.~~ and (ii) any Investments pursuant to this clause (28) cannot be in any Parent Entity or its Subsidiaries (other than a Loan Party or any of its Subsidiaries), including any MYT Entity, and any such Investment in the form of an intercompany loan shall be pledged as Collateral to secure the Obligations, subject to carve outs for Excluded Assets;

provided that a Loan Party shall not, directly or indirectly, use any Investments made pursuant to the definition of “Permitted Investments” to (i) provide assets to a Person that incurs Indebtedness or issues Equity Interests, which Indebtedness, Equity Interests or proceeds thereof (as the case may be) are used to purchase, Refinance or otherwise invest in any Indebtedness of Holdings and its Subsidiaries or (ii) make a Restricted Payment.

SECTION 6.05                                      Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)                                 if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a)                                 the merger, consolidation or amalgamation of any Restricted Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor;

(b)                                 the merger, consolidation or amalgamation of any Restricted Subsidiary (other than a PropCo Guarantor) into or with any Subsidiary Loan Party (other than a PropCo Guarantor) in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party; and, in the case of each of the foregoing clause (a) and this clause (b), no Person other than the Borrower or a Subsidiary Loan Party receives any consideration;

(c)                                  the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;

(d)                                 (i) any transfer of inventory among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business~~;~~ or (ii) any other transfer of property or assets among the Borrower and any Subsidiary Loan Party (other than a PropCo Guarantor); provided any Collateral so transferred pursuant to this clause (ii) shall remain Collateral subject to valid and perfected Liens in favor of the Collateral Agent;

(e)                                  the liquidation or dissolution or change in form of entity of any Restricted Subsidiary of the Borrower if a Responsible Officer of the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; ~~or~~

(f)                                   the merger, consolidation or amalgamation of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment so long as the continuing or surviving Person will be a Subsidiary Loan Party if the merging, consolidating or amalgamating Subsidiary was a Subsidiary Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10; or

(g)                                  the liquidation or dissolution of (i) any Immaterial Subsidiary or (ii) in the event that none of the Notes PropCo Assets constitute Non-Mortgageable Leases, Notes PropCo;

(2)                                 any sale, transfer or other disposition if:

(a)                                 at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(b)                                 such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of the Borrower in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i)                                     any liabilities of the Borrower or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto)~~,~~ (other than liabilities that are by their terms Junior Financing and subordinated in right of payment to the Term Loan Obligations), that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing; and

(ii)                                  any securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within ~~180~~90 days following the closing of the applicable disposition; ~~and~~

~~(iii) any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $125.0 million and (B) 1.50% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;~~

(3)                                 (a) the purchase and sale of inventory in the ordinary course of business; (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business; (c) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business; or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);

(4)                                 Sale and Lease-Back Transactions permitted by Section 6.03;

(5)                                 Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(6)                                 the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(7)                                 Permitted Acquisitions, including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition; provided that following any such merger, consolidation or amalgamation: (a) involving the Borrower Party, the Borrower Party is the surviving corporation; and (b), immediately before and immediately after such transaction, the Payment Conditions are satisfied;

(8)                                 leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(9)                                 sales, licenses, transfers, abandonments, allowances to lapse or other dispositions of Intellectual Property (as defined in the Collateral Agreement) that are immaterial or no longer useful or necessary in the operation of the business of the Borrower or such Restricted Subsidiary, as determined by a Responsible Officer of the Borrower reasonably and in good faith;

(10)                          ~~(9)~~ sales, leases or other dispositions of inventory of the Borrower or any Restricted Subsidiary determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or such Restricted Subsidiary, as determined by a Responsible Officer of the Borrower reasonably and in good faith;

(11)                          ~~(10)~~ acquisitions and purchases made with Below Threshold Asset Sale Proceeds;

(12)                          ~~(11)~~ to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any Restricted Subsidiary that is not in contravention of Section 6.08; ~~or~~

(13)                          ~~(12)~~ any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Borrower reasonably and in good faith, of not more than $~~10.0~~5.0 million~~.~~;

(14)                          any sale, transfer or other disposition made to consummate any Real Property monetization or financing transaction consummated after the Fourth Amendment Effective Date the net cash proceeds of which are applied in accordance with Section 2.07(3) of the Term Loan Credit Agreement; or

(15)                          any sale, transfer or other disposition made in connection with, and for the sole purpose of the implementation of, the Recapitalization Transactions.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, a Borrower Party or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by the Borrower in order to evidence the foregoing, in each case, in accordance with Section 10.18.

SECTION 6.06                                      Restricted Payments.  Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1)                                 ~~the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to make a Restricted Payment under Section 6.06(2)(b) or incur Contribution Indebtedness;~~[reserved];

(2)                                 Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors (collectively, “Related Persons”) of Holdings, the Borrower or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a)                                 $~~30.0~~20.0 million in any fiscal year ~~(with any unused amounts in any fiscal year being carried over to the next three succeeding fiscal years)~~for purchases or redemptions from Persons that are current Related Persons at the time of such purchase or redemption; plus

(b)                                 $5.0 million in the aggregate from the Fourth Amendment Effective Date for purchases or redemptions from former Related Persons; plus

(c)                                  ~~(b)~~ the amount of net cash proceeds contributed to the Borrower that were received by any Parent Entity since the ~~Closing~~Fourth Amendment Effective Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements~~, other than (a) Excluded Contributions, (b) Cure Amounts and (c) any such proceeds that are used prior to the date of determination to (1) make a Restricted Payment under Section 6.06(1) or (2) incur Contribution Indebtedness~~; plus

(d)                                 ~~(c)~~ the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(e)                                  ~~(d)~~ the amount of any bona fide cash bonuses otherwise payable (but not actually paid) to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests~~, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year~~;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3)                                 [reserved];

(4)                                 [reserved];

~~(3) Restricted Payments to consummate the Transactions or to pay any amounts pursuant to the Merger Agreement;~~

~~(4) at any time after the consummation of a Qualified IPO, Restricted Payments in an amount equal to 6.0% per annum of the net cash proceeds received from any public sale of the Equity Interests of the Borrower or any Parent Entity that are contributed to the Borrower;~~

(5)                                 Restricted Payments to any Parent Entity that files, or to any Parent Entity for the purpose of paying to any other Parent Entity that files, a consolidated U.S. federal or combined or unitary state tax return that includes the Borrower and the Subsidiaries (or the taxable income thereof), or to any Parent Entity that is a partner or a sole owner of the Borrower in the event the Borrower is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, in each case, in an amount not to exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such fiscal year if the Borrower and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group)~~; provided that~~ (such amounts, plus any cash actually distributed by an Unrestricted Subsidiary for such period pursuant to the second proviso below, the “Tax Amount”); provided that (i) any amounts paid pursuant to this clause (5) shall actually be used by a Parent Entity to pay taxes to an applicable taxing authority; (ii) Restricted Payments will be permitted in respect of the income of an Unrestricted Subsidiary only to the extent of the amount of cash distributed to the Borrower or any Restricted Subsidiary by such Unrestricted Subsidiary for such purpose; provided, further that amounts paid under this clause (5), taken together with any amounts paid in respect of federal, state or local Taxes under clause (16) of Section 6.07, shall not exceed the Tax Amount for any applicable year;

(6)                                 Restricted Payments to permit any Parent Entity to:

(a)                                 pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Borrower and the Restricted Subsidiaries~~;~~ but not, for the avoidance of doubt, any costs, fees and expenses for, or directly allocable to, the MYT Entities, or in respect of any litigation related thereto (other than litigation for defense of Claims brought against any Parent Entity which may be covered so long as reasonably related to the Loan Parties and their respective Subsidiaries, for the avoidance of doubt, prosecution of defamation or similar claims and defense against claims of wrongful disclosures by a Parent Entity shall not be paid for, directly or indirectly, by any Restricted Payment to a Parent Entity), subject to reasonable pro-ration of joint services, costs, fees and expenses;

(b)                                 pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated, to the extent the proceeds of any of the foregoing transactions are contributed to the Borrower;

(c)                                  pay franchise taxes and other fees, income or other taxes and expenses in connection with any Parent Entity’s ownership of any Restricted Subsidiary or the maintenance of its legal existence;

(d)                                 make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)) ~~or Article VII~~, in each case to the extent such payments are due at the time of such Restricted Payment; or

(e)                                  pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Borrower and the Restricted Subsidiaries~~;~~, but not, for the avoidance of doubt, any indemnities, costs, fees and expenses for, or directly allocable to, the MYT Entities, or in respect of any litigation related thereto (other than litigation for defense of Claims brought against any Parent Entity which may be covered so long as reasonably related to the Loan Parties and their respective Subsidiaries; for the avoidance of doubt, prosecution of defamation or similar claims and defense against claims of wrongful disclosures by a Parent Entity shall not be paid for, directly or indirectly, by any Restricted Payment to a Parent Entity), incurred after the

Fourth Amendment Effective Date, subject to reasonable pro-ration of joint services, indemnities, costs, fees and expenses;

(7)                                 non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)                                 Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

~~(9) so long as no Event of Default is continuing, Restricted Payments to any Parent Entity for the purpose of paying (a) monitoring, consulting, management, transaction, advisory, termination or similar fees payable to any Sponsor in accordance with the Management Agreement in an amount not to exceed amounts payable pursuant to the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived) and (b) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of any Sponsor;~~

(9)                                 Restricted Payments to any Parent Entity for the purpose of paying indemnities of, and reimbursement of reasonable and documented out-of-pocket fees and expenses to Sponsors, in each case incurred in connection with the provision by Sponsors of bona fide services (including such services provided under the Management Agreement) to any Parent Entity for the benefit of Holdings and its Subsidiaries and not, for the avoidance of doubt, in respect of MYT Entities, the MyTheresa Distribution or any litigation related thereto (other than litigation for defense of Claims brought against any Parent Entity which may be covered so long as reasonably related to the Loan Parties and their respective Subsidiaries; for the avoidance of doubt, prosecution of defamation or similar claims and defense against claims of wrongful disclosures by a Parent Entity shall not be paid for, directly or indirectly, by any Restricted Payment to a Parent Entity), subject to reasonable pro-ration of joint services, indemnities, fees, costs and expenses;

(10)                          Restricted Payments to the Borrower or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not the Borrower or a Restricted Subsidiary is permitted under Section 6.04);

~~(11) Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary of the Borrower or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the Person formed or acquired into the Borrower or any Restricted Subsidiary of the Borrower in order to consummate~~

~~such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;~~

~~(12) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;~~

(11)                          ~~(13) Restricted Payments that are made with Excluded Contributions~~[reserved];

(12)                          Restricted Payments of the MyTheresa Assets (or the net cash proceeds received from a sale of the MyTheresa Assets or the MYT Entities) in the event the MyTheresa Assets (or proceeds from such sale) are contributed to Holdings or any of its Subsidiaries on or after the Fourth Amendment Effective Date to the extent that the MyTheresa Assets (or such proceeds) are required to be distributed in accordance with any settlement, judgment, court order or other resolution of a Claim (as defined in the Term Loan Credit Agreement), Cause of Action (as defined in the Term Loan Credit Agreement) or litigation with respect to the MyTheresa Distribution or the MyTheresa Designation, subject to (i) restoration of all terms set forth in the MYT Holdco Preferred Series A Certificate, (ii) compliance by the MYT Entities with all of the MYT Covenants (as defined in the Offering Circular), and (iii) the automatic release of any pledges or Liens on the Contributed MYT Equity Interests contemplated by the definition of “Unrestricted Subsidiary”; or

~~(14) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);~~

~~(15) additional Restricted Payments in an aggregate amount, when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(a) and Investments made pursuant to Section 6.04(27) that remain outstanding, not to exceed, as of the date such Restricted Payment is made, $75.0 million; or~~

(13)                          ~~(16)~~ Restricted Payments; provided that both immediately before such Restricted Payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied.

SECTION 6.07                                      Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $~~15.0~~2.5 million, unless such transaction is ~~(i) otherwise permitted (or required) under this Agreement or (ii)~~ upon terms no less favorable to the Borrower and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)                                 transactions between or among (a) ~~the Borrower and the Restricted Subsidiaries or~~ (~~b~~i) the Borrower Parties and the Subsidiary Loan Parties or (ii) the Borrower Parties and any Person that becomes a ~~Restricted~~ Subsidiary Loan Party as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity)~~;~~ and (b) the Borrower Parties and any Restricted Subsidiary that is not a Subsidiary Loan Party as of the date of the consummation, so long as (i) such transaction is on an arms’ length basis or (ii) involves the sharing of operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses) in the ordinary course of business;

(2)                                 ~~so long as no Event of Default is continuing, payment of management, monitoring, consulting, transaction, oversight, advisory and similar fees and payment of all expenses and indemnification claims, in each case, in accordance with the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default will accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived);~~[reserved];

(3)                                 any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or any Parent Entity in good faith;

(4)                                 loans or advances to employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary in accordance with Section 6.04(2);

(5)                                 the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Restricted Subsidiaries ~~(which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in the Borrower and assets incidental to the ownership of the Borrower and its Restricted Subsidiaries));~~and subject to reasonable pro-ration of joint services, indemnities, costs, fees and expenses);

(6)                                 the Recapitalization Transactions and transactions pursuant to the Recapitalization Transaction Documents and other transactions, agreements and arrangements in existence on the ~~Closing~~Fourth Amendment Effective Date and set forth on Schedule 6.07 or any amendment thereto ~~to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Borrower~~on arm’s-length terms;

(7)                                 (a) any employment agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8)                                 Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(9)                                 any purchase by any Parent Entity of the Equity Interests of the Borrower and the purchase by the Borrower of Equity Interests in any Restricted Subsidiary;

(10)                          ~~payments to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of~~

~~Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;~~[reserved];

(11)                          transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and on arm’s length terms;

(12)                          any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings or the Borrower from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13)                          transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(14)                          the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity and capital contributions by any Parent Entity to the Borrower (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith);

(15)                          the issuance of Equity Interests to the management of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with the Original Transactions;

(16)                          payments by ~~Holdings~~any Parent Entity, the Borrower or any of the Restricted Subsidiaries pursuant to tax sharing agreements among ~~Holdings~~any Parent Entity, the Borrower and any of the Restricted Subsidiaries~~;~~, which payments would otherwise be permitted under clause (5) of Section 6.06 and shall be subject to the same restrictions as set forth under clause (5) of Section 6.06; provided, that amounts paid under this clause (16) in respect of federal, state or local Taxes, taken together with any amounts paid under clause (5) of Section 6.06, shall not exceed the Tax Amount for any applicable year;

(17)                          payments or loans (or cancellation of loans) to employees or consultants that are:

(a)                                 approved by a majority of the Disinterested Directors of Holdings or the Borrower in good faith;

(b)                                 made in compliance with applicable law; and

(c)                                  otherwise permitted under this Agreement;

(18)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Borrower and the Restricted Subsidiaries;

(19)                          [reserved];

(20)                          [reserved];

~~(19) transactions between or among the Borrower and the Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any Parent Entity, so long as (a) such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;~~

~~(20) transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);~~

(21)                          the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future; and

(22)                          intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08                                      Business of the Borrower and its Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by the Borrower and the Restricted Subsidiaries on the ~~Closing~~Fourth Amendment Effective Date (after giving effect to the Recapitalization Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09                                      Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)                                 amend or modify in any manner materially adverse to the Lenders the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Restricted Subsidiary;

(2)                                 make (I) any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any (x) Junior Financing~~,~~ or (y) Indebtedness outstanding pursuant to Section 6.01(2) (or any Permitted Refinancing Indebtedness in respect thereof) or (~~z~~II) any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing (subject to Section 6.09(4)) or Indebtedness described in preceding clause (y)~~,~~; except in the case of this clause (2):

~~(a) aggregate payments which when taken together with the aggregate amount of payments made with respect to Investments pursuant to Section 6.04(27) and the aggregate Restricted Payments pursuant to Section 6.06(15), do not exceed $75.0 million;~~

(a)                                 (i) payments in an amount not to exceed $5.0 million in the aggregate in respect of (a) Senior Notes pursuant to Section 5.10 of the Senior Notes Indentures and/or (b) Third Lien Notes pursuant to the “AHYDO” provisions of the Third Lien Notes Indentures, (ii) for the avoidance of doubt, the redemption of Third Lien Notes in accordance with clause (4)(y)

under the MYT Waterfall with the cash or other assets received in connection with a MYT Secondary Sale, and (iii) the redemption or repurchase of Third Lien Notes Obligations or Second Lien Notes Obligations in accordance with the exercise of the Call Right as contemplated by Section 2.18(7) of the Term Loan Credit Agreement (as in effect on the Fourth Amendment Effective Date);

(b)                                 transactions described in clause (4) of this Section in respect of the Senior Notes;

(c)                                  ~~(b)~~ additional payments if immediately before and immediately after consummation of such payment, the Payment Conditions are satisfied;

(d)                                 the refinancing or replacement of any Junior Financing or Indebtedness described in preceding clause (y) with Permitted Refinancing Indebtedness in respect thereof;

(e)                                  ~~(c)~~ (i) the conversion or exchange of any Indebtedness into or for Equity Interests of any Parent Entity and (ii) any payment (other than on account of the Senior Notes or Third Lien Notes, as to which clause (a)(i) shall apply) that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(f)                                   ~~(d)~~ any conversion or exchange of any Indebtedness into or for Indebtedness incurred (and permitted to be incurred) under Section 6.01 (other than Permitted Debt under clause (1) of the definition thereof), or any payment of Indebtedness with net cash proceeds of any substantially contemporaneous issue of Indebtedness incurred (and permitted to be incurred) under Section 6.01 (other than Permitted Debt under clause (1) of the definition thereof);

(g)                                  ~~(e)~~ (i) payments of regularly scheduled principal and interest (including the repayment of the 2013 Term Loans on the maturity date applicable thereto); (ii) mandatory offers to repay, repurchase or redeem (including in connection with the net cash proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; ~~and~~ (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Indebtedness~~;~~, in accordance with contractual requirements in effect as of the Fourth Amendment Effective Date (or with respect to any refinancing, no less favorable in any material respect to the Lenders than those in effect as of the Fourth Amendment Effective Date);

(h)                                 ~~(f)~~ payments or distributions in respect of all or any portion of such Indebtedness ~~with the proceeds contributed directly or indirectly to the Borrower by any Parent Entity~~using Available Contribution Proceeds from the issuance, sale or exchange by any Parent Entity of Equity Interests made within 18 months prior thereto; or

(i)                                     the prepayment of the 2013 Term Loans prior to the final stated maturity date applicable thereto in accordance with Section 2.07(2) of the Term Loan Credit Agreement;

(3)                                 permit any ~~Material~~Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such ~~Material~~Restricted Subsidiary that is not a Guarantor or Co-Borrower, Restricted Payments from such ~~Material~~Restricted Subsidiary to the Borrower or any other Loan Party that is a direct or indirect parent of such ~~Material~~Restricted Subsidiary or

(b) with respect to any such ~~Material~~Restricted Subsidiary that is a Guarantor or Co-Borrower, the granting of Liens by such ~~Material~~Restricted Subsidiary pursuant to the Security Documents, except in the case of this clause (3);

(a)                                 restrictions imposed by applicable law;

(b)                                 contractual encumbrances or restrictions:

(i)                                     under the Term Loan Documents;

(ii)                                  under the Senior Notes Documents; ~~or~~

(iii)                               under the Secured Notes Documents; or

(iv)                              ~~(iii)~~ under any other agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (2), (3), (4), (5), (7), (12), (15), (~~20), (~~21), (24), (27), (28) or (29), Indebtedness ~~that is secured on a pari passu basis with Indebtedness under the Loan Documents or~~under the Term Loan Credit Agreement, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;

(c)                                  any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d)                                 customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(e)                                  any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)                                   customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(g)                                  customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h)                                 customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)                                     customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(j)                                    customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(k)                                 customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(l)                                     any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(m)                             restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;

(n)                                 customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)                                 restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(p)                                 any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing~~.~~; and

(4)                                 repurchase, redeem, retire, repay, refinance or exchange the Remaining Senior Notes Obligations, whether at maturity or otherwise, except in the case of this clause (4):

(a)                                 repurchasing, repaying, exchanging for or refinancing any such Remaining Senior Notes Obligations using the proceeds of Remaining Senior Notes Exchange Indebtedness (including by means of an exchange offer, conversion or modification of the Remaining Senior Notes Obligations to become Remaining Senior Notes Exchange Indebtedness);

(b)                                 repurchasing, repaying, exchanging for or refinancing any such Remaining Senior Notes Obligations using (i) the common Equity Interests of, or the cash proceeds of common equity sales by, or common equity contributions to, Holdings, or (ii) any non-cash assets contributed, exchanged or sold to Holdings in respect of Holdings’ common equity or any cash proceeds received from the sale or disposition of any assets which are contributed to Holdings (including any interests, including Equity Interests of, MYT Holdco so contributed to or purchased by Holdings, or the cash proceeds of which are contributed to Holdings following a sale or disposition of such interests); or

(c)                                  repurchasing or repaying all or any portion of any Remaining Senior Notes Obligations with cash proceeds from any other source not otherwise described in clauses (a) or (b) above, in an aggregate amount, together with any cash payments or other cash distributions made pursuant to Section 6.09(2)(i) made in reliance on Section 2.07(2)(c) of the Term Loan Credit Agreement, not to exceed $60.0 million for the term of this Agreement; provided that the total purchase price or repayment amount of any such Remaining Senior Notes Obligations repurchased or repaid (or any portion of which is repurchased or repaid) pursuant to this clause (c) more than 45 days prior to October 15, 2021 may not be greater than 40% of the aggregate face value of any such Remaining Senior Notes.

SECTION 6.10                                      Financial Performance Covenant.  Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 measured for the most recent period of four consecutive fiscal quarters for which Required Financial Statements are available (or were required to be furnished) at the time of occurrence of such Covenant Trigger Event, and each subsequent four fiscal quarter period ending during the continuance of such Covenant Trigger Event.

ARTICLE VII

Holdings ~~Covenant~~and PropCo Guarantors Covenants

SECTION 7.01                                      Holdings Covenant.  Holdings will not, so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, conduct, transact or otherwise engage in any active trade ~~or~~, business or operations other than through the Borrower and its Subsidiaries.

The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(1)                                 its ownership of the Equity Interests of the Borrower;

(2)                                 the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(3)                                 the performance of its obligations with respect to the Revolving Facility, the Term Loan Credit Agreement, and other Indebtedness permitted by this Agreement~~, the Merger Agreement and the other agreements contemplated by the Merger Agreement~~;

(4)                                 any offering of its common stock or any other issuance of its Equity Interests;

(5)                                 the making of Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from the Borrower or any Subsidiary unless such cash has been dividended or otherwise distributed to Holdings as a permitted Restricted Payment;

(6)                                 the incurrence of Permitted Holdings Debt;

(7)                                 making contributions to the capital or acquiring Equity Interests of its Subsidiaries;

(8)                                 guaranteeing the obligations of the Borrower and its Subsidiaries;

(9)                                 participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;

(10)                          holding any cash or property (including cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Equity Interests of any Person other than the Borrower);

(11)                          providing indemnification to officers and directors;

(12)                          the making of Investments consisting of Cash Equivalents or, to the extent not made for speculative purposes, Investment Grade Securities; and

(13)                          activities incidental to the businesses, activities or operations described above.

SECTION 7.02                                      PropCo Guarantors Covenant.  No PropCo Guarantor will, so long as this Agreement is in effect and until the Commitments have been terminated, the Obligations (other than Obligations in respect of Letters of Credit (except for any Obligations relating to Letters of Credit which are then due and payable), Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, and Letters of Credit have expired, terminated or been cash-collateralized on terms satisfactory to the Issuing Bank, unless the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) otherwise consent in writing, (i) conduct, transact or otherwise engage in any active trade or business or operations other than own interests in, and perform its obligations pursuant to, any Non-Mortgageable Leases, (ii) issue, incur or assume any Indebtedness or Guarantee any Indebtedness of another Person, (iii) create, incur, assume or permit to exist any Lien securing Indebtedness or on any property or assets at the time owned by it, (iv) sell, lease, transfer or otherwise dispose of any of its properties or assets or (v) own or acquire any property or assets other than Non-Mortgageable Leases and immaterial assets incident thereto.

The foregoing will not prohibit either PropCo Guarantor from taking actions related to the following (and activities incidental thereto):

(1)                                 the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(2)                                 the performance of its obligations with respect to Permitted PropCo Guaranteed Obligations;

(3)                                 the making of Restricted Payments permitted under Section 6.06;

(4)                                 holding, as applicable, the 2019 Extended Term Loan PropCo Assets and the Notes PropCo Assets and the performance of its obligations with respect to any PropCo Operating License.

(5)                                 participating in tax, accounting and other administrative matters as a member of the consolidated group;

(6)                                 providing indemnification to officers and directors; and

(7)                                 ~~(13)~~ activities incidental to the businesses ~~or~~, activities or operations described above.

ARTICLE VIII

Events of Default

SECTION 8.01                                      Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(1)                                 any representation or warranty made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto proves to have been false or misleading in any material respect when so made or deemed made;

(2)                                 default is made in the payment of any principal of any Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise (other than Swingline Loans that become Revolving Loans in accordance with Article II);

(3)                                 default is made in the payment of any interest on any Loan or the reimbursement of any L/C Disbursement or in the payment of any Fee or any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(4)                                 (a) default is made in the due observance or performance by Holdings, the Borrower or any other Restricted Subsidiary Loan Party or, solely with respect to Article VII, Holdings, of any covenant, condition or agreement contained in Section 5.01(1), 5.05(1), 5.07, 5.08, 5.11 (but only if such default occurs during a Cash Dominion Period), or in Article VI or Article VII of this Agreement, or in any provision of the Fourth Amendment or (b) Section 5.04(~~9~~12) and such default shall continue unremedied for a period of five Business Days (or, after the occurrence and during the continuance of a Liquidity Condition or a Designated Event of Default, two Business Days) following notice thereof from the Administrative Agent to the Borrower;

(5)                                 default is made in the due observance or performance by the Borrower or any other Restricted Subsidiary Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01), and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(6)                                 (a) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) the Borrower Parties or any Restricted Subsidiary fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans and termination of the Commitments pursuant to the final paragraph of this Section 8.01;

(7)                                 a Change in Control occurs;

(8)                                 an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)                                 relief in respect of Holdings, any Borrower Party or any of the ~~Material~~Restricted Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower Party or any ~~Material~~Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, or similar law and such proceeding or petition continues undischarged, undismissed or unstayed for 60 calendar days, or an order or decree approving or ordering any of the foregoing is entered;

(b)                                 the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower Party or any of the ~~Material~~Restricted Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower Party or any Restricted Subsidiary and such appointment occurs and continues undischarged, undismissed or unstayed for 60 calendar days from the date of such appointment~~, or an order or decree approving or ordering any of the foregoing is entered~~; or

(c)                                  the winding up or liquidation of Holdings, any Borrower Party or any ~~Material~~Restricted Subsidiary (except, in the case of any ~~Material~~Restricted Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undischarged, undismissed or unstayed for 60 calendar days, or an order or decree approving or ordering any of the foregoing is entered;

(9)                                 Holdings, the Borrower or any ~~Material~~Restricted Subsidiary:

(a)                                 voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)                                 consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)                                  applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the ~~Material~~ Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any ~~Material~~Restricted Subsidiary;

(d)                                 files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)                                  makes a general assignment for the benefit of creditors; or

(f)                                   becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(10)                          any Borrower Party or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of (a) if Excess Availability is greater than $100.0 million as of the date of such judgment, $40.0 million or (b) if Excess Availability is less than or equal to $100.0 million as of the date of such judgment, $20.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of any Borrower Party or any other Restricted Subsidiary to enforce any such judgment;

(11)                          (a) a trustee is appointed by a United States district court to administer any Plan or (b) an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, and, in each case, with respect to clauses (a) and (b) above, such event or condition, together with all other such events or conditions, if any, is reasonably expected to have a Material Adverse Effect; or

(12)                          (a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are included in the Borrowing Base or otherwise are not immaterial to Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, any Borrower Party or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than with respect to any Borrower Party described in clause (8) or (9) of this Section 8.01) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders), will, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower Parties accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.05(11); and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower Parties described in clause (8) or (9) of this Section 8.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower Parties accrued hereunder and under any other Loan Document, will automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(11), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided that, notwithstanding any of the foregoing, (w) upon the occurrence of and during the continuance of an Event of Default under Section 8.01(2) or (3) with respect to the ABL Term Loans, the Administrative Agent, at the request of the Required Term Lenders, will, by notice to the Borrower, declare the ABL Term Loans then outstanding to be forthwith due and payable in whole or in part pursuant to the foregoing clause (B), (x) upon the acceleration of the Revolving Loans hereunder, the principal of the ABL Term Loans then outstanding, together with accrued interest thereon and all other Obligations accrued in respect thereof, shall be automatically due and payable in whole immediately and all ABL Term Loan Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties, (y) upon the acceleration of the ABL Term Loans hereunder, the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all other Obligations accrued in respect thereof, shall be automatically due and payable in whole immediately and all Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties and (z) except as expressly set forth herein (including, without limitation, in the FILO Intercreditor Provisions), no ABL Term Lender shall have any right to affirmatively exercise any remedy with respect to the Collateral upon the occurrence and during the continuance of an Event of Default until the Discharge of ABL Revolving Claims.

SECTION 8.02                                      Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower Parties fail (or, but for the operation of this Section 8.02, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the Required Financial Statements are required to be delivered pursuant to Section 5.04(1) or (2) for the applicable fiscal quarter, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”) and, upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.  The resulting increase to Consolidated EBITDA from the application of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Financial Performance Covenant.  In each four fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of this Agreement and, for purposes of this Section 8.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.  If, after giving effect to the adjustments in this Section 8.02, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Performance Covenant and any related default that had occurred shall be deemed cured for the purposes of this Agreement.

ARTICLE IX

The Agents

SECTION 9.01                                      Appointment.

(1)                                 Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(2)                                 In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In connection therewith, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(3)                                 Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document

(i)                                     upon termination of the Commitments, the payment in full of all Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) and the expiration, termination or cash-collateralization (to the satisfaction of the respective Issuing Bank) of all Letters of Credit;

(ii)                                  that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; or

(iii)                               if approved, authorized or ratified in writing in accordance with Section 10.08 hereof;

(b)                                 to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3) (and to the extent required by the terms thereof as of the Closing Date).

Upon request by the Administrative Agent at any time, the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents.

(4)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(5)           The Lenders and each other holder of an Obligation under a Loan Document shall act collectively through the Administrative Agent ~~and, without~~with respect to the Obligations and the Loan Documents. Without limiting the delegation of authority to the Administrative Agent set forth herein and subject to the proviso to the final paragraph of Section 8.01, the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default ~~in each case that could be waived with the consent of the Required Lenders~~) (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders)~~)~~, ~~and~~the exercise of rights and remedies with respect to (i) the Recapitalization Transactions, (ii) the Loans and any securities, notes, or other interests issued pursuant to this Agreement or the Existing Credit Agreement and (iii) any Collateral with respect to the Obligations. Any such rights and remedies shall not be exercised other than through the Administrative Agent~~; provided that~~.  None of the foregoing shall ~~not~~ preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it.

SECTION 9.02             Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03             Exculpatory Provisions.  None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i)            any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(ii)           the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii)          the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(iv)          the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;

(v)           the value or the sufficiency of any Collateral; or

(vi)          the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Borrowing.  The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders (including, after the Discharge of ABL Revolving Claims, the Required Term Lenders)) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders (including, after the Discharge of ABL Revolving Claims, the Required Term Lenders)), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.05             Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders (including, after the Discharge of ABL Revolving Claims, the Required Term Lenders)); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06             Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07             Indemnification.  The Lenders agree to indemnify each Agent and each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower Parties and without limiting the obligation Holdings or the Borrower Parties to do so), in the

amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such Issuing Bank’s gross negligence or willful misconduct.  The failure of any Lender to reimburse the Administrative Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  The agreements in this Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.08             Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09             Successor Agent.  The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower.  Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent hereunder shall, on behalf of the Lenders and the Issuing Bank appoint a successor agent which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10             Arrangers; Co-Syndication Agents; Co-Documentation Agents; Senior Managing Agents.  None of the Arrangers, Second Amendment Arrangers, Co-Syndication Agents, Second Amendment Co-Syndication Agents, Co-Documentation Agents, Second Amendment Documentation Agent, Senior Managing ~~Agent~~Agents or Second Amendment Senior Managing ~~Agents~~Agent will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

ARTICLE X

Miscellaneous

SECTION 10.01          Notices; Communications.

(1)           Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)           if to any Loan Party, the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)           if to any other Lender or Issuing Bank, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(2)           Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)           Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)           Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(5)           Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02          Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 10.03          Binding Effect.  This Agreement shall become effective when ~~it~~the Fourth Amendment has been executed by Holdings, ~~Merger Sub~~the Borrower Parties and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower Parties, the Subsidiary Loan Parties, each Agent, each Issuing Bank, each Lender and their respective permitted successors and assigns.

SECTION 10.04          Successors and Assigns.

(1)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower Party without such consent shall be null and void)~~, except pursuant to the Merger,~~ and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04.  Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)           (a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender may assign to one or more assignees (other than a natural person or a Defaulting Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Revolving Loans at the time owing to it with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned)) of:

(i)            the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after delivery of a written request therefor by the Administrative Agent; and

(ii)           the Administrative Agent, each Issuing Bank and the Swingline Lender; provided that no consent of the Administrative Agent will be required for an assignment of all or any portion of Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(b)           Assignments shall be subject to the following additional conditions:

(i)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the

Administrative Agent, manually), and, except in the case of an assignment to an Approved Fund, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(iii)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(iv)          the Assignee will not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(v)           the ~~Assignor~~assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c)           Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)           The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (a) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Facility Commitment, and the outstanding balances of its Revolving Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (b) except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Restricted Subsidiary or the performance or observance by Holdings, the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (c) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (d) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (e) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (f) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (g) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)           (a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that

(i)            ~~(i)~~ such Lender’s obligations under this Agreement shall remain unchanged;

(ii)           ~~(ii)~~ such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)          ~~(iii)~~ the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents ~~and~~, to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents and to exercise any right or remedy with respect to the Loans and any securities or interests issued pursuant to this Agreement or the Existing Credit Agreement and any Collateral; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (4)(b) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(4) as though it were a Lender.  Any Participant that seeks to receive the foregoing benefits under Sections 2.15, 2.16, 2.17 or 10.06 must act through the Lender that sold the participation to the Participant, and such Lender must comply with all other requirements for seeking such benefits, including complying with Section 9.01(5) of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Each Lender shall indemnify the Loan Parties for any Taxes (including any additions to Tax) attributable to or resulting from such Lender’s failure to comply with the provisions of this Section 10.04(4)(a) relating to the maintenance of a Participant Register.

(b)           A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(5) as though it were a Lender.

(5)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04.

(7)           If the Borrower wishes to replace the Loans or Commitments with ones having different terms (which would otherwise have been permitted in accordance with Section 10.08(4) if made as new Loans or Commitments), it shall have the option, with the consent of the Administrative Agent and, where relevant, the Swingline Lender and each Issuing Bank, and subject to at least three Business Days’ advance notice to the Lenders, instead of repaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8)           Notwithstanding the foregoing, no assignment may be made or participation sold to an Disqualified Institution without the prior written consent of the Borrower; provided that, in connection with a participation, the Lenders shall have received a list of the Disqualified Institutions prior to the executions of such participation rights.

SECTION 10.05          Expenses; Indemnity.

(1)           If the Recapitalization Transactions are consummated and the ~~Closing~~Fourth Amendment Effective Date occurs, the Borrower Parties, jointly and severally, agree to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent ~~and the Arrangers~~ in connection with the preparation of this Agreement and the other Loan Documents~~,~~ (including as to post-closing matters), or by the Administrative Agent (and in the case of enforcement of this Agreement, each Lender) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent ~~and the Arrangers~~ (which shall be White & Case LLP), one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent, the Arrangers and, in the case of enforcement of this Agreement, the Lenders.

(2)           The Borrower Parties, jointly and severally, agree to indemnify the Administrative Agent, each Arranger, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of an additional counsel for group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)           the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Recapitalization Transactions and the other transactions contemplated hereby;

(b)           the use of the proceeds of the Loans; or

(c)           any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their Restricted Subsidiaries or Affiliates or creditors; provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent or Arrangers or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Revolving Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of Holdings, the Borrower or their Restricted Subsidiaries.

(3)           Subject to and without limiting the generality of the foregoing sentence, the Borrower Parties, jointly and severally, agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result any claim related ~~in any way~~ to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)           Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than (x) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim and (y) expenses related to the enforcement of Section 2.17 or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.17.

(5)           To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, any Letter of Credit, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6)           The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.  All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.06          Right of Set-off.

(1)           If an Event of Default shall have occurred and be continuing, each Revolving Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Revolving Lender or such Issuing Bank to or for the credit or the account of Holdings, any Borrower Party or any Subsidiary Loan Party against any and all of the Obligations (except to the extent relating to ABL Term Loans) of Holdings, any Borrower Party or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Revolving Lender or such Issuing Bank, irrespective of whether or not such Revolving Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured.  The rights of each Revolving Lender and each Issuing Bank under this Section 10.06(1) are in addition to other rights and remedies (including other rights of set-off) that such Revolving Lender or such Issuing Bank may have, but may be exercised only at the direction of the Administrative Agent or the Required Lenders (or, after the Discharge of ABL Revolving Claims, the Required Term Lenders).

(2)           After the Discharge of ABL Revolving Claims, if an Event of Default shall have occurred and be continuing, each ABL Term Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such ABL Term Lender to or for the credit or the account of Holdings, any Borrower Party or any Subsidiary Loan Party against any and all of the Obligations (to the extent relating to the ABL Term Loans) of Holdings, any Borrower Party or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such ABL Term Lender, irrespective of whether or not such ABL Term Lender shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured.  The rights of each ABL Term Lender under this Section 10.06(2) are in addition to other rights and remedies (including other rights of set-off) that such ABL Term Lender may have, but may be exercised only at the direction of the Administrative Agent or the Required Term Lenders and only after the Discharge of ABL Revolving Claims.

SECTION 10.07          Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 10.08          Waivers; Amendment.

(1)           No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this

Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)           as provided in Sections 2.21, 2.22, 2.23 and 10.20;

(b)           in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or after the Discharge of ABL Revolving Claims, the Required Term Lenders); and

(c)           in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders (or after the Discharge of ABL Revolving Claims, the Required Term Lenders);

provided, however, that, except as provided in Sections 2.21, 2.22, 2.23 and 10.20, no such agreement will:

(i)            decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender adversely directly affected thereby, except as provided in Section 2.05(3) with respect to the expiration of Letters of Credit;

(ii)           increase or extend the Commitment or ABL Term Loan Commitment of any Lender or decrease, waive or excuse the Commitment Fees or L/C Participation Fees or other fees of any Lender, Agent or Issuing Bank without the prior written consent of such Lender, Agent or Issuing Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments or ABL Term Loan Commitments shall not constitute an increase of the Commitments or ABL Term Loan Commitments of any Lender);

(iii)          extend any date on which payment of principal or interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv)          amend the provisions of Section 2.18 of this Agreement, Section 5.2 of the Collateral Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments, without the prior written consent of each Lender adversely affected thereby;

(v)           change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower Parties would be increased, or increase any of the percentages set forth in the definition of “Borrowing Base”, without the prior written consent of Lenders which would constitute the Required Lenders if the percentage “50.0%” contained in the definition thereof were changed to “66-2/3%” (such Lenders, the “Supermajority Lenders”); provided that the foregoing shall not limit the ability of the Administrative Agent to implement, change or eliminate any Reserves in its Reasonable Credit Judgment as permitted hereunder without the prior written consent of any Lenders;

(vi)          amend or modify the provisions of this Section 10.08 or the definition of the term “Supermajority Lenders”, “Required Lenders”, or “Required Term Lenders”, as the case may be, or any other provision hereof specifying the number or percentage of Supermajority Lenders, Required Lenders or Required Term Lenders, as the case may be, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each applicable Lender;

(vii)         release a material portion of the Collateral (or subordinate the Liens in favor of the Administrative Agent on a material portion of the Collateral), unless pursuant to a transaction permitted by this Agreement, or release any of Holdings, any Borrower Party or any other Subsidiary Loan Party from their respective obligations as a Borrower Party or Subsidiary Loan Party under this Agreement or from their respective Guarantees under the Collateral Agreement (as applicable), unless, in the case of a Subsidiary Loan Party (other than the Borrower), all or substantially all the Equity Interests of such Subsidiary Loan Party are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

(viii)        increase the aggregate Revolving Facility Commitments, other than as provided in Section 2.21, without the prior written consent of each Revolving Lender; or

(ix)          at any time when there is outstanding more than one tranche of Loans, amend, modify or waive any provision of this Agreement which adversely impacts one or more tranches in a manner different than that which applies to one or more other tranches, without the consent of Lenders holding a majority of each tranche of such adversely affected Loans;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)           Without the consent of the Administrative Agent or any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)           Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.21, Refinancing Amendments in accordance with Section 2.22, Extension Amendments in accordance with Section 2.23, and such Incremental Facility Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(5)           Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate (a) any Incremental Commitments on substantially the same basis as the Revolving Loans or (b) any ABL Term Loans or ABL Term Loan Commitments, subject to the FILO Intercreditor Provisions and the express terms hereof as they relate to ABL Term Loans or ABL Term Loan Commitments and ABL Term Lenders.

(6)           Notwithstanding the foregoing, no consent of any Defaulting Lender will be required other than with respect to any amendment or waiver set forth in clauses (a) through (c) of Section 10.08(2) that directly and adversely affects such Lender.

(7)           Prior to the Discharge of ABL Revolving Claims, any amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement solely affecting the ABL Term Lenders will be in writing and signed by the Administrative Agent and the Required Term Lenders.  Prior to the Discharge of ABL Revolving Claims, it is understood that no ABL Term Lender will have any voting or consent rights under, or with respect to, any Loan Document other than as expressly provided herein.

(8)           Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(9)           Notwithstanding the foregoing, the Borrower and any Issuing Bank may amend or modify such Issuing Bank’s Letter of Credit Commitment without the consent of the Required Lenders.

SECTION 10.09          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate;

provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.  In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrower.

SECTION 10.10          Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12          Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

SECTION 10.14          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15          Jurisdiction; Consent to Service of Process.

(1)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United

States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16          Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees (and agrees to cause each of its respective Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrower or its Restricted Subsidiaries under the Loan Documents or otherwise in connection with the ~~Merger or the~~Original Transactions and the Recapitalization Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that (1) has become generally available to the public other than as a result of a disclosure by such party; (2)  has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 10.16; or (3) was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Revolving Facility on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(a)           to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure;

(b)           as part of normal reporting or review procedures to, or examinations by, Governmental

Authorities or any bank accountants or bank regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or bank regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure;

(c)           to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(d)           in order to enforce its rights under any Loan Document in a legal proceeding;

(e)           to any pledgee or assignee under Section 10.04(5) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16); and

(f)            to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

SECTION 10.17          Platform; Borrower Materials.  The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers will make available to the Lenders and the Issuing Bank materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)           all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)           by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws;

(c)           all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)           the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrowers notify the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Term Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

SECTION 10.18          Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of a Borrower Party) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than a Borrower Party) in a transaction permitted by Section 6.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under this Agreement and the Collateral Agreement (as applicable) shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under this Agreement and the Collateral Agreement (as applicable).  In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and all Commitments are terminated Letters of Credit expired, terminated or cash collateralized on terms satisfactory to the Issuing Bank.

SECTION 10.19          USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20          Security Documents and Intercreditor Agreements.  ~~(a) The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all Term Loan Claims (as defined in the Intercreditor Agreement), the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the Term Loan Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any Term Loan Document) under the terms and provisions of the Term Loan Documents.  Each Lender hereunder (i) consents to the subordination of Liens on Term Priority Collateral provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as ABL Agent (as defined in the Intercreditor Agreement) and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders~~

~~under the Term Loan Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.~~

(a)           ~~(b)~~ The parties hereto authorize the Administrative Agent to enter into ~~any~~(w) the ABL/Term Loan/Notes Intercreditor Agreement in the form executed on the date hereof or in such other form as may be satisfactory to the Administrative Agent (x) the ABL Junior Lien Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent ~~and~~, (y) the PropCo Subordination Agreements in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and (z) any other intercreditor agreement as may be contemplated herein or determined by the Administrative Agent to be consistent herewith, in such form as may be satisfactory to the Administrative Agent.  The Administrative Agent may from time to time enter into a modification of the ABL/Term Loan/Notes Intercreditor Agreement, any ABL Junior Lien Intercreditor Agreement, the PropCo Subordination Agreements or any other intercreditor agreement, as the case may be, ~~so long as the Administrative Agent reasonably determines that such modification is~~for the purpose of causing new or additional Indebtedness Obligations to become subject thereto, consistent with the terms of this Agreement.

(b)          Each Lender hereunder:

(1)           agrees to the terms of the ABL/Term Loan/Notes Intercreditor Agreement and the subordination of Guarantees provided for in the PropCo Subordination Agreements; and

(2)           agrees that it will be bound by and will take no actions contrary to the provisions of the ABL/Term Loan/Notes Intercreditor Agreement or the PropCo Subordination Agreements.

(c)           The foregoing provisions of this Section 10.20 are intended as an inducement to the lenders under the ABL Credit Agreement to extend or continue to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the ABL/Term Loan/Notes Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable.

SECTION 10.21          No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 10.22          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower Parties acknowledges and agrees that:  (1) (a) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrower Parties, on the one hand, and the Agents and the Arrangers, on the other hand, (b) the Borrower Parties and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate, and (c) the Borrower Parties and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower Party, Holdings, or any other Person and (b) neither any Agent nor any Arranger has any obligation to any Borrower Party, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower Parties, Holdings and their respective Affiliates, and neither any Agent nor any has any obligation to disclose any of such interests to the Borrower Parties, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower Party and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23          Incorporation by Reference.  The FILO Intercreditor Provisions are hereby incorporated by reference in this Agreement and apply to each ABL Term Lender, and to all ABL Term Loans at any time incurred or outstanding hereunder, as fully as if set forth herein in their entirety.  Each ABL Term Lender, by extending ABL Term Loans or acquiring same by assignment, agrees to be bound by the FILO Intercreditor Provisions.

SECTION 10.24          Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the ~~write-down and conversion powers~~Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(2)           the effects of any Bail-In Action on any such liability, including, if applicable:

(a)           a reduction in full or in part or cancellation of any such liability;

(b)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 10.25          Reaffirmation and Ratification. Notwithstanding anything to the contrary contained herein, each Agent (on behalf of itself and the Lenders), each Lender (in its capacity as a Lender) and each Company Party (as defined in the TSA), and each Related Party of each of the foregoing, by accepting the benefits of this Agreement hereby ratifies and acknowledges the Recapitalization Transactions.

SECTION 10.26          Acknowledgment Regarding Any Supported QFCs. (1) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(2)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(3)           As used in this Section 10.26, the following terms have the following meanings:

(a)           “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(b)           “Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          iii.            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(c)           “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(d)           “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

ANNEX B

Amended and Restated Schedules to Amended Credit Agreement

[See attached.]

SCHEDULE 1.01(1)

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 1.01(2)

CO-BORROWERS

1.	The Neiman Marcus Group LLC
2.	NEMA Beverage Parent Corporation
3.	NEMA Beverage Holding Corporation
4.	NEMA Beverage Corporation
5.	NMGP, LLC
6.	Bergdorf Goodman Inc.
7.	Worth Avenue Leasing Company
8.	NM Financial Services, Inc.
9.	NM Nevada Trust
10.	Bergdorf Graphics, Inc.
11.	The NMG Subsidiary LLC

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Deutsche Bank AG New York Branch	$105,000,000.00
Bank of America, N.A.	$100,000,000.00
JPMorgan Chase Bank, N.A.	$100,000,000.00
Wells Fargo Bank, N.A.	$100,000,000.00
Royal Bank of Canada	$91,000,000.00
SunTrust Bank	$90,000,000.00
BMO Harris Bank N.A.	$75,000,000.00
Regions Bank	$45,000,000.00
Capital One, NA	$39,000,000.00
Citizens Bank, N.A.	$39,000,000.00
TD Bank, N.A.	$39,000,000.00
Siemens Financial Services, Inc.	$30,000,000.00
Webster Business Credit Corporation	$25,000,000.00
Credit Suisse AG, Cayman Islands Branch	$22,000,000.00
Total:	$900,000,000.00

SCHEDULE 3.04

GOVERNMENTAL APPROVALS

None.

SCHEDULE 3.06(2)

POSSESSION UNDER LEASES

None.

SCHEDULE 3.07

SUBSIDIARIES

Holder	Issuer	Type of Organization	Jurisdiction of Organization / Formation	% of Interest Owned
Mariposa Intermediate Holdings LLC	Neiman Marcus Group LTD LLC	Limited Liability Company	Delaware	100%
Neiman Marcus Group LTD LLC	Mariposa Borrower, Inc.	Corporation	Delaware	100%
Neiman Marcus Group LTD LLC	The Neiman Marcus Group LLC	Limited Liability Company	Delaware	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	NM Financial Services, Inc.	Corporation	Delaware	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	NM Nevada Trust	Trust	Massachusetts	90%
Bergdorf Goodman Inc.				10%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	NMGP, LLC	Limited liability company	Virginia	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	Worth Avenue Leasing Company	Corporation	Florida	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	BG Productions, Inc.	Corporation	Delaware	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	NM Bermuda, LLC	Limited Liability Company	Delaware	100%

Holder	Issuer	Type of Organization	Jurisdiction of Organization / Formation	% of Interest Owned
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	NEMA Beverage Parent Corporation	Corporation	Texas	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	Bergdorf Goodman Inc.	Corporation	New York	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	NMG Global Mobility, Inc.	Corporation	Delaware	100%
The Neiman Marcus Group LLC (f/k/a The Neiman Marcus Group, Inc.)	Neiman Marcus Bermuda, L.P.	Limited Partnership	Bermuda	99%
NM Bermuda, LLC				1%
NEMA Beverage Parent Corporation	NEMA Beverage Holding Corporation	Corporation	Texas	100%
NEMA Beverage Holding Corporation	NEMA Beverage Corporation	Corporation	Texas	100%
Bergdorf Goodman Inc.	Bergdorf Graphics, Inc.	Corporation	New York	100%
The Neiman Marcus Group LLC	NMG Salon Holdings LLC	Limited Liability Company	Delaware	100%
NMG Salon Holdings LLC	NMG Salons LLC	Limited Liability Company	Delaware	100%
NMG Salon Holdings LLC	NMG Florida Salon LLC	Limited Liability Company	Florida	100%
NMG Salon Holdings LLC	NMG California Salon LLC	Limited Liability Company	California	100%
NMG Salon Holdings LLC	NMG Texas Salon LLC	Limited Liability Company	Texas	100%
The Neiman Marcus Group LLC	The NMG Subsidiary LLC	Limited Liability Company	Delaware	100%
The Neiman Marcus Group LLC	Fashionphile Group, LLC	Limited Liability Company	Delaware	170,000 Units (13.655% as of 5/17/19)

Holder	Issuer	Type of Organization	Jurisdiction of Organization / Formation	% of Interest Owned
The Neiman Marcus Group LLC	NMG Term Loan PropCo LLC	Limited Liability Company	Delaware	100%
The Neiman Marcus Group LLC	NMG Notes PropCo LLC	Limited Liability Company	Delaware	100%

SCHEDULE 3.12

TAXES

None.

SCHEDULE 3.14

ENVIRONMENTAL MATTERS

None.

SCHEDULE 3.16(1)

MATERIAL REAL PROPERTY OWNED IN FEE

Loan Party	Location	Address/City/State/Zip Code
The Neiman Marcus Group LLC (“TNMG LLC”)	Beverly Hills, CA(1)	9700 Wilshire Boulevard Beverly Hills, California 90212
TNMG LLC	San Francisco, CA	150 Stockton Street San Francisco, California 94108
TNMG LLC	Orlando, FL	4170 Conroy Road Orlando, Florida 32839
TNMG LLC	Natick, MA	310 Speen Street Natick, Massachusetts 01760
TNMG LLC	Dallas, TX (Downtown)	1609 Commerce Street Dallas, Texas 75201 1618 Main Street Dallas, Texas 75201
TNMG LLC	Plano, TX	2201 Dallas Parkway Plano, Texas 75093

(1)           This location is partially leased and owned.

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	Irving, TX	5950 Colwell Blvd Irving, Texas 75039 (mailing: 111 Customer Way Irving, Texas 75039)

2019 Term Loan Priority Real Estate Assets

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC (as successor in interest to Nancy Holdings LLC)	San Antonio, TX	15900 La Cantera Parkway Building 14 San Antonio, Texas 78256
TNMG LLC (as successor in interest to Nancy Holdings LLC)	Longview, TX	2301 Neiman Marcus Parkway Longview, Texas 75602

Notes Priority Real Estate Assets

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC (as successor in interest to Nancy Holdings LLC)	Tysons Galleria, VA	2255 International Drive McLean, Virginia 22102

SCHEDULE 3.15(2)

MATERIAL REAL PROPERTY LEASED BY ANY LOAN PARTY

2019 Term Loan Priority Real Estate Assets

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	Washington, D.C.	5300 Wisconsin Avenue Northwest Washington, DC 20015
TNMG LLC	Tampa, FL	2223 North West Shore Boulevard Tampa, Florida 33607
TNMG LLC	Dallas, TX (Downtown)

1622 Main Street
Dallas, Texas 75201

1612 - 1616 Main Street
Dallas, Texas 75201

1607 Commerce Street
Dallas, Texas 75201

1603 - 1605 Commerce Street
Dallas, Texas 75201

1600 Commerce Street
Dallas, Texas 75201

TNMG LLC	Dallas, TX (NorthPark)	400 NorthPark Center (a/k/a 8687 North Central Expressway) Dallas, Texas 75225

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	Houston, TX	2600 Post Oak Boulevard Houston, Texas 77056
TNMG LLC	Bal Harbour, FL	9700 Collins Avenue Bal Harbour, Florida 33154
TNMG LLC	Fashion Island, CA (Newport Beach)	601 Newport Center Drive Newport Beach, California 92660
TNMG LLC	(Westchester) White Plains, NY	2 East Maple Avenue White Plains, New York 10601
TNMG LLC	Chicago, IL	737 North Michigan Avenue Chicago, Illinois 60611
TNMG LLC	Boston, MA	5 Copley Place Boston, Massachusetts 02116
TNMG LLC	Palo Alto, CA	400 Stanford Shopping Center Palo Alto, California 94304
TNMG LLC	Short Hills, NJ	1200 Morris Turnpike Short Hills, New Jersey 07078

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	Denver, CO	3030 East First Avenue Denver, Colorado 80206
TNMG LLC	Scottsdale, AZ	6900 East Camelback Road Scottsdale, Arizona 85251
TNMG LLC	King of Prussia, PA	170 North Gulph Road King of Prussia, Pennsylvania 19406
TNMG LLC	Ala Moana, HI	1450 Ala Moana Boulevard Honolulu, Hawaii 96814
TNMG LLC	Palm Beach, FL	151 Worth Avenue Palm Beach, Florida 33480
TNMG LLC	Paramus, NJ	503 Garden State Plaza Paramus, New Jersey 07652
TNMG LLC	Boca Raton, FL	5860 Glades Road Boca Raton, Florida 33431
TNMG LLC	New York, New York (Bergdorf Goodman Men’s)	745 Fifth Avenue New York, New York 10151

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	Fort Worth, TX	5200 Monahans Avenue Fort Worth, Texas 76109
TNMG LLC	Bellevue, WA	11111 Northeast 8th Street Bellevue, Washington 98004
TNMG LLC	Garden City, NY	620 Old Country Road Garden City, New York 11530
TNMG LLC	Dallas, TX	4121 Pinnacle Point Drive Dallas, Texas 75211
TNMG LLC	Atlanta, GA	3393 Peachtree Road Northeast Atlanta, Georgia 30326
TNMG LLC	St. Louis, MO	100 Plaza Frontenac Street St. Louis, Missouri 63131
TNMG LLC	Northbrook, IL	5000 Northbrook Court Northbrook, Illinois 60062
NM Nevada Trust	Las Vegas, NV	3200 Las Vegas Boulevard South Las Vegas, Nevada 89109

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	San Diego, CA	7027 Friars Road San Diego, California 92108
TNMG LLC	Oakbrook, IL	6 Oakbrook Center Oak Brook, Illinois 60523
TNMG LLC	New York, NY (Bergdorf Goodman Women’s)	754 Fifth Avenue New York, New York 10019
TNMG LLC	New York (Hudson Yards), NY	20 Hudson Yards New York, New York 10001
TNMG LLC	Pittston, PA	450 Centerpoint Blvd. Pittston, Pennsylvania 18640

Notes Priority Real Estate Assets

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	(Topanga Plaza) Canoga Park, CA	6550 Topanga Canyon Boulevard Woodland Hills, California 91303
TNMG LLC	Walnut Creek, CA	1275 Broadway Plaza Walnut Creek, California 94596

Loan Party	Location	Address/City/State/Zip Code
TNMG LLC	Fort Lauderdale, FL	2442 East Sunrise Boulevard Fort Lauderdale, Florida 33304
TNMG LLC	Troy, MI	2705 W. Big Beaver Road Troy, Michigan 48084
TNMG LLC	Charlotte, NC	4400 Sharon Road Charlotte, North Carolina 28211
TNMG LLC	Austin, TX	3400 Palm Way Austin, Texas 78758
TNMG LLC	Coral Gables, FL	390 San Lorenzo Avenue Coral Gables, Florida 33146

SCHEDULE 3.19

INSURANCE

On file with the Administrative Agent.

SCHEDULE 3.21

INTELLECTUAL PROPERTY

None.

SCHEDULE 5.15

POST-CLOSING MATTERS

1.              Within 90 days of the Fourth Amendment Effective Date (or such later date as mutually agreed by the Borrower and the Administrative Agent), cause Nancy Holdings LLC to (i) merge or consolidate with TNMG LLC and (ii) terminate any intercompany lease agreements or licenses between Nancy Holdings LLC and TNMG LLC; provided that the certificate of merger filed with the Secretary of State of the State of Delaware evidencing such merger or consolidation shall be deemed to satisfy this subclause (ii) ((i) and (ii) collectively, the “Nancy Merger”).

2.              Within 90 days of the Fourth Amendment Effective Date (or such later date as mutually agreed by the Borrower and the Administrative Agent), the Borrower or its applicable Subsidiaries shall (i) cause the 2019 Term Loan Priority Real Estate Assets and the Notes Priority Real Estate Assets to be subjected to a customary mortgage or deed of trust securing the Obligations (in each case, having the Required Collateral Lien Priority), (ii) to the extent that any 2019 Term Loan Priority Real Estate Assets or any Notes Priority Real Estate Assets is a 2019 Extended Term Loan PropCo Asset or a Notes PropCo Asset, respectively, contribute, assign, or transfer (a) such 2019 Extended Term Loan PropCo Asset to 2019 Extended Term Loan PropCo and (b) such Note PropCo Asset to Notes PropCo, (iii) amend the mortgages granted under the Existing Credit Agreement and existing immediately prior to the Amendment No. 2 Effective Date on Real Property owned in fee simple by TNMG LLC, as necessary to secure the Obligations with the Required Collateral Lien Priority and (iv) cause each Real Property owned by Nancy Holdings LLC in fee simple immediately prior to the consummation of the Nancy Merger and owned in fee simple by TNMG LLC immediately following the consummation of the Nancy Merger to be subjected to a customary mortgage or deed of trust securing the Obligations, in each case having the Required Collateral Lien Priority and, in connection with each of the foregoing clauses (i) through (iv), to and take all actions referred to under Section 5.10(2)(d) (provided that the Administrative Agent shall use reasonable discretion with respect to requesting any such actions under clause (d)), (e) (provided that, for purposes of the foregoing clauses (i) through (iv), whether such action under clause (e) is necessary shall be mutually agreed with the Loan Parties), (f), (g), and (h), as applicable and to the extent such actions have not been taken prior to the Amendment No. 2 Effective Date.

3.              Within 10 Business Days of the Fourth Amendment Effective Date (or such later date as determined by the Collateral Agent), the Collateral Agent shall file (and each Grantor (as defined in the Collateral Agreement) hereby authorizes the Collateral Agent to file) with the United States Copyright Office (or any successor office) a copyright security agreement for the purpose of perfecting, continuing, enforcing or protecting the Security Interest (as defined in the Collateral Agreement) granted by each Grantor (as defined in the Collateral Agreement) in the Intellectual Property (as defined in the Collateral Agreement) listed as items #89-95 on Exhibit B to the Perfection Certificate.

SCHEDULE 6.04

INVESTMENTS

1.              The Neiman Marcus Group LLC owns 170,000 Units of Fashionphile Group, LLC, a Delaware limited liability company (13.655% as of 5/17/19)

SCHEDULE 6.07

TRANSACTIONS WITH AFFILIATES

1.              NM Nevada Trust is a Massachusetts business trust established on December 30, 1996. The trustee is NM Financial Services, Inc. NM Nevada Trust is owned by the Company (90%) and Bergdorf Goodman Inc. (10%) and was established for the purpose of holding the consolidated group’s intangible assets, such as the trademarks and trade names. Inter-company agreements and notes are in place establishing the royalty charges and related interest to The Neiman Marcus Group LLC and Bergdorf Goodman Inc.

2.              NMGP, LLC is a Virginia limited liability company established on April 21, 2003. It is a wholly owned subsidiary of the Company, and was established for the purpose of holding and managing the gift card liabilities of the Company and Bergdorf Goodman Inc. Inter- company agreements are in place for the services provided between NMGP, LLC and the Company.

SCHEDULE 10.01

NOTICE INFORMATION

If to any Loan Party:

One Marcus Square 1618 Main Street

Dallas, Texas 75201 Attention: General Counsel Facsimile No: (214) 743-7611

Website: www.neimanmarcusgroup.com

If to the Administrative Agent or Collateral Agent:

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attention: Frank Fazio, Stephen Lapidus, Marguerite Sutton

Facsimile No.: 212-797-5690

Email: frank.fazio@db.com, stephen.r.lapidus@db.com, marguerite.sutton@db.com

ANNEX C

Amended and Restated Exhibits to Amended Credit Agreement

[See attached.]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1

Assignor[s]:

Assignee[s]:

Borrower: NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company

Administrative Agent: Deutsche Bank AG New York Branch, as the administrative agent under the Credit Agreement.

Credit Agreement: Revolving Credit Agreement dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed and/or otherwise modified and in effect from time to time), by and among the Borrower, the Co-Borrowers party thereto, MARIPOSA INTERMEDIATE HOLDINGS LLC, the Lenders party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Facility Assigned(7)	Amount of Assignor’s Commitment / Loans(8)	Amount of Commitment / Loans Assigned(9)	Percentage of Assignor’s Commitment / Loans Assigned(10)		Resulting Commitment / Loans Amount for Assignor	Resulting Commitment / Loans Amount for Assignee
			$	$		%	$	$
			$	$		%	$	$
			$	$		%	$	$

[7.	Trade Date:	](11)

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Fill in appropriate terminology for each applicable type of facility under the Credit Agreement that is being assigned under this Assignment, i.e., Revolving Facility Commitments.

(8)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Subject to minimum amount requirements pursuant to Section 10.04(2) of the Credit Agreement.

(10)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(11)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                    , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

3

Consented to and Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent[,] [and] Collateral Agent[, Swingline Lender and Issuing Bank]

By:
Name:
Title:

By:
Name:
Title

[[ ], as Issuing Bank

By:
Name:
Title:

[ ], as Swingline Lender

By:
Name:
Title:]

[Consented to:](12)

NEIMAN MARCUS GROUP LTD LLC, as Borrower

By:
Name:
Title:

(12)  To the extent required under Section 10.04(2) of the Credit Agreement.

4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Revolving Credit Agreement dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed and/or otherwise modified from time to time, the “Credit Agreement”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto, the Lenders party thereto from time to time, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.                                      Representations and Warranties.

1.1                               Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(2)(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to

5

the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

4.                                      Fees.  This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500.00.

5.                                      Administrative Questionnaire.  If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, in form and substance satisfactory to the Administrative Agent, providing such information (including credit contact information and wiring instructions) of the Assignee as the Administrative Agent may reasonably require.

6

Exhibit A

Administrative Questionnaire

[provided by Administrative Agent]

7

EXHIBIT B

[FORM OF]

BORROWING BASE CERTIFICATE

[DATE]

The undersigned hereby certifies that pursuant to, and in accordance with, the terms and provisions of that certain Revolving Credit Agreement dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed and/or otherwise modified from time to time, the “Credit Agreement”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto, the Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent and Collateral Agent, the Borrower is executing and delivering to the Administrative Agent this Borrowing Base Certificate accompanied by such supporting data as the Administrative Agent has requested in accordance with the terms of the Credit Agreement (collectively referred to as the “Certificate”).  Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.  The Borrower represents and warrants to the Administrative Agent that (i) this Certificate is true and correct in all material respects, (ii) this Certificate is based on information contained in the Borrower’s own financial accounting records and (iii) the amounts set forth in this Certificate are determined in accordance with the Credit Agreement.

NEIMAN MARCUS GROUP LTD LLC

Responsible Officer:
Name:
Title:

[Attachment]

8

EXHIBIT C

[FORM OF]

SOLVENCY CERTIFICATE

June 7, 2019

This Solvency Certificate is being delivered to you pursuant to (i) the Second Amendment to the Term Loan Credit Agreement, dated as of October 25, 2013 (as amended, amended and restated, supplemented, extended, renewed and/or otherwise modified from time to time, the “Term Loan Credit Agreement”), by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, THE NEIMAN MARCUS GROUP LLC, a Delaware limited liability company, THE NMG SUBSIDIARY LLC, a Delaware limited liability company, the Lenders party thereto from time to time, and Credit Suisse AG, as Administrative Agent and Collateral Agent and (ii) the Fourth Amendment to Revolving Credit Agreement, dated as of June 7, 2019, which amends and restates that certain Revolving Credit Agreement, dated as of October 25, 2013 (as amended, amended and restated, supplemented, extended, renewed and/or otherwise modified from time to time, the “ABL Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, the Co-Borrowers party thereto, the Lenders party thereto from time to time, and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the applicable Credit Agreement.

As of the date hereof, after giving effect to the consummation of the Recapitalization Transactions, on the date hereof:

(1)                                 The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(2)                                 The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(3)                                 The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(4)                                 The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

NEIMAN MARCUS GROUP LTD LLC

By:
Name:
Title:

[Signature Page to ABL Solvency Certificate]

EXHIBIT D-1

[FORM OF]

BORROWING REQUEST

To:	Deutsche Bank AG New York Branch,
as Administrative Agent for
	the Lenders referred to below	[•], 20[•]

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed, waived and/or otherwise modified from time to time, the “ABL Credit Agreement”), by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto, the Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein have the meanings specified in the ABL Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the ABL Credit Agreement that it, on behalf of the Borrowing Parties, requests a Borrowing under the ABL Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

Date of Borrowing

(which shall be a Business Day)

Principal Amount of Borrowing

Type of Borrowing(13)

Interest Period and the last day thereof(14)

(in the case of a Eurocurrency Revolving Facility Borrowing)

Name of Borrowing Party

Account Number and Location

(13)  Specify an ABR Borrowing or a Eurocurrency Revolving Facility Borrowing.

(14)  The initial Interest Period applicable to a Eurocurrency Revolving Facility Borrowing shall be subject to the definition of “Interest Period”.

NEIMAN MARCUS GROUP LTD LLC

By:
Name:
Title:

[Signature Page to ABL Borrowing Request]

EXHIBIT D-2

[FORM OF]
SWINGLINE BORROWING REQUEST

To:                             Deutsche Bank AG New York Branch,
as Administrative Agent
for the Lenders referred to below

To:                             Deutsche Bank AG New York Branch.,
as Swingline Lender

[•], 20[•](15)

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed waived and/or otherwise modified from time to time, the “ABL Credit Agreement”), by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto, the Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein have the meanings specified in the ABL Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.04 of the ABL Credit Agreement that the Borrower requests, on behalf of the Borrower Parties, a Swingline Borrowing under the ABL Credit Agreement, and in that connection sets forth below the terms on which such Swingline Borrowing is requested to be made:

Date of Borrowing

(which shall be a Business Day)

Principal Amount of Swingline Borrowing(16)

Name of Borrowing Party

Account Number and Location

(15)  To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and Swingline Lender by telephone (confirmed by a Swingline Borrowing Request by email or facsimile), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing.

(16)  Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum as indicated in Section 2.02(3) of the ABL Credit Agreement.

NEIMAN MARCUS GROUP LTD LLC

By:
Name:
Title:

EXHIBIT D-3

[FORM OF]

LETTER OF CREDIT REQUEST

Dated       (17)

Deutsche Bank AG New York Branch, as Administrative Agent, under the ABL Credit Agreement, dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed, waived and/or otherwise modified from time to time, the “ABL Credit Agreement”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers from time to time party thereto, the Lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

Standby Letter of Credit Unit
Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Tel.:	(212) 250-1214
Fax:	(212) 797-0403

[[ (18) ], as Issuing Bank
under the Credit Agreement

]

Attention: [ ]

Ladies and Gentlemen:

Pursuant to Section 2.05 of the ABL Credit Agreement, the undersigned hereby requests that the Issuing Lender referred to above issue a [Trade] [Standby] Letter of Credit for

(17)  Date of Letter of Credit Request.

(18)  Insert name and address of Issuing Bank.  For Letters of Credit issued by Deutsche Bank AG New York Branch insert:  Standby Letter of Credit Unit, Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005.  For Letters of Credit issued by another Issuing Bank, insert the correct notice information for that Issuing Bank.

the account of the undersigned on       (19)      (the “Date of Issuance”) which Letter of Credit shall be denominated in Dollars and shall be in the aggregate stated amount of       (20)      .

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the ABL Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be       (21)      , and such Letter of Credit [will be in support of      (22)        and] will have a stated expiration date of       (23)      .

We hereby certify that:

(A)                               all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects), as applicable, with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date);

(B)                               no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default result therefrom;

(C)                               after giving effect to the [issuance][amendment][extension] requested hereby, the Revolving Facility Credit Exposure (i) will not exceed the Letter of Credit Sublimit; and (ii) will not exceed the Line Cap.

(19)  Date of issuance which shall be a Business Day that is at least three (3) Business Days after the date hereof (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree).

(20)  Aggregate initial stated amount of the Letter of Credit.

(21)  Insert name and address of beneficiary.

(22)  Insert a description of the obligations of the Borrower Party or other Subsidiary Loan Party (in the case of Standby Letters of Credit) or trade obligations of the Borrower Party or other Subsidiary Loan Party (in the case of Trade Letters of Credit).

(23)  Insert the last date upon which drafts may be presented which may not be later than (i) in the case of Standby Letters of Credit, earlier of (x) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and (y) the date that is five Business Days prior to the Maturity Date and (ii) in the case of Trade Letters of Credit, the earlier of (x) 180 days after such Trade Letter of Credit’s date of issuance or (y) the date that is five Business Days prior to the Maturity Date.

Copies of all material documentation with respect to the supported transaction are attached hereto.

NEIMAN MARCUS GROUP LTD LLC, as agent for [NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

EXHIBIT E

[FORM OF]
INTEREST ELECTION REQUEST

To:                             Deutsche Bank AG New York Branch,
as Administrative Agent
for the Lenders referred to below

[•], 20[•](24)

Ladies and Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of October 25, 2013 (as amended, restated, supplemented, extended, renewed, waived and/or otherwise modified from time to time, the “ABL Credit Agreement”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto, the Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein have the meanings specified in the ABL Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable, under Section 2.07 of the ABL Credit Agreement, and Borrower, on behalf of the Borrower Parties, hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

a.                                      The Borrowing to which this Interest Election Request applies is [•](25);

b.                                      The effective date of the election (which shall be a Business Day) made pursuant to this Interest Election Request is [•], 20[•];

c.                                       The resulting Borrowing is to be [an ABR Borrowing][a Eurocurrency Revolving Facility Borrowing][; and]

[d.                                  The Interest Period applicable to the resulting Borrowing after giving effect to such election is [•]](26).

(24) Administrative Agent must be notified as indicated in Section 2.07 of the ABL Credit Agreement in the case of an election to convert to or continue a Eurocurrency Revolving Facility Borrowing election, not later than 2:00 p.m. New York City time, three Business Days before the effective date of such election or, in the case of an election to convert to or continue an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the effective date of such election.

(25) If different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (d) below shall be specified for each resulting Borrowing).

NEIMAN MARCUS GROUP LTD LLC

By:
Name:
Title:

(26) Include this clause (d) if the resulting Borrowing is a Eurocurrency Revolving Facility Borrowing.  Such Interest Period shall be a period contemplated by clause (1) of the definition of the term “Interest Period” as set forth in the ABL Credit Agreement.  In the case of a Eurocurrency Revolving Facility Borrowing that does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

EXHIBIT F

[FORM OF]
CO-BORROWER JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of          , 20   (this “Joinder”), is delivered pursuant to the Revolving Credit Agreement dated as of October 25, 2013 (as the same may from time to time be amended, restated, supplemented, extended, renewed and/or otherwise modified from time to time, the “ABL Credit Agreement”), among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto, the Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent and Collateral Agent.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the ABL Credit Agreement.

1.                                      Joinder in the ABL Credit Agreement.  The undersigned hereby agrees that on and after the date hereof, it shall be a “Co-Borrower” under Section 5.12 of the ABL Credit Agreement, hereby assumes and agrees to perform all of the obligations of a Co-Borrower thereunder and agrees that it shall comply with and be fully bound by the terms of the ABL Credit Agreement as if it had been a signatory thereto as of the date thereof as a Co-Borrower.

2.                                      Unconditional Joinder.  The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties.  The undersigned further agrees that it has joined and is fully obligated as a Co-Borrower under the ABL Credit Agreement.

3.                                      Incorporation by Reference.  All terms and conditions of the ABL Credit Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 25, 2013 by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the Administrative Agent (as the same may be modified, extended, renewed, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 25, 2013 by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the Administrative Agent (as the same may be modified, extended, renewed, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 25, 2013 by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the Administrative Agent (as the same may be modified, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 25, 2013 by and among MARIPOSA INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company, as the Borrower, the Co-Borrowers party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the Administrative Agent (as the same may be modified, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 2.17(5)(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT H

FORM OF ABL JUNIOR LIEN INTERCREDITOR AGREEMENT

[attached]

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

Dated as of [   ], 20[   ]

among

DEUTSCHE BANK AG NEW YORK BRANCH,

as the Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First Lien Secured Parties,

[            ],
as the Initial Second Lien Representative,

[            ],

as the Initial Second Lien Collateral Agent

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

NEIMAN MARCUS GROUP LTD LLC,

as the Company and the other

Grantors referred to herein

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6.10	Effectiveness in Insolvency or Liquidation Proceedings	38

SECTION 7.	Reliance; Waivers; Etc.	38

7.1	Reliance	38
7.2	No Warranties or Liability	38
7.3	No Waiver of Lien Priorities	39
7.4	Obligations Unconditional	41

SECTION 8.	Miscellaneous	42

8.1	Integration/Conflicts	42
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	42
8.3	Amendments; Waivers	43
8.4	Information Concerning Financial Condition of the Grantors and their Subsidiaries	43
8.5	Subrogation	44
8.6	Application of Payments	44
8.7	Additional Debt Facilities	45
8.8	Submission to Jurisdiction; Certain Waivers	48
8.9	WAIVER OF JURY TRIAL	49
8.10	Notices	49
8.11	Further Assurances	50
8.12	Agency Capacities	50
8.13	GOVERNING LAW	50
8.14	Binding on Successors and Assigns	50
8.15	Section Headings	50
8.16	Counterparts	50
8.17	Authorization	51
8.18	No Third Party Beneficiaries/Provisions Solely to Define Relative Rights	51
8.19	No Indirect Actions	51

EXHIBITS

Exhibit I - Joinder Agreement (Additional Second Lien Debt)
Exhibit II - Joinder Agreement (Additional First Lien Debt)
Exhibit III - Additional Debt Designation

ii

[SECOND] LIEN INTERCREDITOR AGREEMENT

[SECOND] LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[  ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Initial First Lien Secured Parties (in such capacity and together with its successors in such capacity, and together with any Replacement First Lien Representative, the “Initial First Lien Representative”) and collateral agent for the Initial First Lien Secured Parties (in such capacity and together with its successors and in such capacity, and together with any Replacement First Lien Collateral Agent, the “Initial First Lien Collateral Agent”), [INSERT NAME], as [INSERT CAPACITY] for the Initial Second Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Representative”), [INSERT NAME], as collateral agent for the Initial Second Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Collateral Agent”) and each additional First Lien Representative, First Lien Collateral Agent, Second Lien Representative and Second Lien Collateral Agent that from time to time becomes a party hereto pursuant to Section 8.7, and acknowledged and agreed to by NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “Company”), and the other Grantors referred to below.  Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

[INSERT APPROPRIATE RECITALS]

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Initial First Lien Representative (for itself and on behalf of the Initial First Lien Secured Parties), the Initial First Lien Collateral Agent (for itself and on behalf of the Initial First Lien Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Lien Secured Parties), the Initial Second Lien Collateral Agent (for itself and on behalf of the Initial Second Lien Secured Parties), each additional First Lien Representative (for itself and on behalf of the Additional First Lien Secured Parties represented by it), each additional First Lien Collateral Agent (for itself and on behalf of the Additional First Lien Secured Parties represented by it), each additional Second Lien Representative (for itself and on behalf of the Additional Second Lien Secured Parties represented by it) and each additional Second Lien Collateral Agent (for itself and on behalf of the Additional Second Lien Secured Parties represented by it), intending to be legally bound, hereby agree as follows:

SECTION 1.        Definitions.

1.1          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABL/Term Loan/Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 7, 2019, by and among the Initial First Lien Collateral Agent, the Initial First Lien Representative, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent for the Initial Term Loan Credit Agreement (as described therein), the Company and the other Grantors parties thereto.

“Additional Collateral Agent” means an Additional First Lien Collateral Agent and/or an Additional Second Lien Collateral Agent, as the context may require.

“Additional Debt” has the meaning set forth in Section 8.7.

“Additional First Lien Collateral Agent” has the meaning set forth in the definition of “First Lien Collateral Agent”.

“Additional First Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any other Grantor (other than the Initial First Lien Debt) which Indebtedness and guarantees are secured by the First Lien Collateral on a basis senior to the Second Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Document and Second Lien Document, (ii) unless already a party with respect to that Series of Additional First Lien Debt, each of the First Lien Representative and the First Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the First Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying, the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial First Lien Representative, the Initial First Lien Collateral Agent, the First Lien Representative for such Indebtedness and the First Lien Collateral Agent for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with.  The requirements of clause (i) of Section 8.7(e) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.  Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.  For avoidance of doubt, Indebtedness under a Replacement First Lien Credit Agreement shall not constitute Additional First Lien Debt.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional First Lien Documents and the First Lien Collateral Documents securing such Series of Additional First Lien Debt.

“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Debt, (a) principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional First Lien Debt, (b) all other amounts payable to the related Additional First Lien Secured Parties

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under the related Additional First Lien Documents (other than in respect of any Indebtedness not constituting Additional First Lien Debt), (c) any Hedging Obligations and Bank Product Obligations secured under the First Lien Collateral Documents securing such Series of Additional First Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional First Lien Representative” has the meaning set forth in the definition of “First Lien Representative”.

“Additional First Lien Secured Parties” means, with respect to any Series of Additional First Lien Debt, the holders of such Indebtedness, the First Lien Representative with respect thereto, the First Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional First Lien Documents and the holders of any other Additional First Lien Obligations secured by the First Lien Collateral Documents for such Series of Additional First Lien Debt.

“Additional Obligations” means the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Representative” means an Additional First Lien Representative and/or an Additional Second Lien Representative, as the context may require.

“Additional Second Lien Collateral Agent” has the meaning set forth in the definition of “Second Lien Collateral Agent.”

“Additional Second Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any Grantor (other than the Initial Second Lien Debt) which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a basis junior to the First Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Document and Second Lien Document, (ii) unless already a party with respect to that Series of Additional Second Lien Debt, each of the Second Lien Representative and the Second Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the Second Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying, the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial Second Lien Representative, the Initial Second Lien Collateral Agent, the Second Lien Representative for such Indebtedness and the Second Lien Collateral Agent for such Indebtedness shall have executed and delivered the Second Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with.  The requirements of clause (i) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.  Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

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“Additional Second Lien Documents” means, with respect to any Series of Additional Second Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional Second Lien Documents and the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt.

“Additional Second Lien Obligations” means, with respect to any Series of Additional Second Lien Debt, (a) principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional Second Lien Debt, (b) all other amounts payable to the related Additional Second Lien Secured Parties under the related Additional Second Lien Documents (other than in respect of any Indebtedness not constituting Additional Second Lien Debt), (c) subject to Section 5.7, any Hedging Obligations and Bank Product Obligations secured under the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional Second Lien Representative” has the meaning set forth in the definition of “Second Lien Representative”.

“Additional Second Lien Secured Parties” means, with respect to any Series of Additional Second Lien Debt, the holders of such Indebtedness, the Second Lien Representative with respect thereto, the Second Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional Second Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional Second Lien Documents and the holders of any other Additional Second Lien Obligations secured by the Second Lien Collateral Documents for such Series of Additional Second Lien Debt.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

“Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Company or any other Grantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any Person permitted to be a secured party in respect of such obligations under the applicable First Lien Documents or Second Lien Documents.

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“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means, at any time, all assets and property of any Grantor in which the holders of First Lien Obligations under at least one Series of First Lien Obligations and the holders of Second Lien Obligations under at least one Series of Second Lien Obligations (or their Collateral Agents or Representatives) hold, or purport to hold, a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Article 2 to hold a security interest).  If, at any time, any portion of the First Lien Collateral under one or more Series of First Lien Obligations does not constitute Second Lien Collateral under one or more Series of Second Lien Obligations, then such portion of such First Lien Collateral shall constitute Collateral only with respect to the Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Collateral for any Second Lien Obligations which do not have a security interest in such Collateral at such time.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as the context may require.

“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated First Lien Collateral Agent” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent for the First Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated First Lien Representative” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien

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Obligations has not occurred, the First Lien Representative for the First Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Second Lien Collateral Agent” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent for the Second Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Second Lien Representative” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Representative for the Second Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

“Designation” means a designation of Additional First Lien Debt, Additional Second Lien Debt or Indebtedness under a Replacement First Lien Credit Agreement in substantially the form of Exhibit III attached hereto.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge” means, with respect to any Series of First Lien Obligations or Series of Second Lien Obligations, the date on which such Series of First Lien Obligations or Series of Second Lien Obligations, as the case may be, are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the applicable First Lien Documents or Second Lien Documents.  The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.5, the date on which the Discharge of Initial First Lien Obligations and the Discharge of each additional Series of First Lien Obligations has occurred; provided, that the Discharge of Initial First Lien Obligations shall be deemed not to have occurred if a Replacement First Lien Credit Agreement is entered into.

“Discharge of Initial First Lien Obligations” means, except to the extent otherwise provided in Section 5.5, the Discharge of all Initial First Lien Obligations.

“Discharge of Second Lien Obligations” means the date on which the Discharge of each Series of Second Lien Obligations has occurred.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a)                                 foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of

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(whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Lien Documents or the Second Lien Documents, as applicable (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)                                 solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third Persons for the purposes of valuing, marketing, promoting or selling Collateral;

(c)                                  receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d)                                 the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the proceeds thereof;

(e)                                  the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral; or

(f)                                   otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Documents or Second Lien Documents, as applicable (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral).

An “Enforcement Action” will also include the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Documents or the Second Lien Documents, as applicable, with the consent of the applicable First Lien Collateral Agent (or First Lien Secured Parties) or Second Lien Collateral Agent (or Second Lien Secured Parties).

For the avoidance of doubt, none of the following shall be deemed to constitute an Enforcement Action: (i) the exercise of rights pursuant to Section 5.11 of the Initial First Lien Credit Agreement (or any substantially similar provision in any Additional First Lien Document or Second Lien Document) by the Initial First Lien Representative or any other Secured Party during the continuance of a Cash Dominion Period (as defined in the Initial First Lien Credit Agreement, or any substantially similar definition in any Additional First Lien Document or Second Lien Document), including the notification of account debtors, depository institutions or any other Person to deliver proceeds of any Collateral to the applicable Secured Party in accordance with Section 5.11 of the Initial First Lien Credit Agreement (or any substantially similar provision in any Additional First Lien Document or Second Lien Document), (ii) the consent by the Initial First Lien Representative or any other Secured Party to a store closing sale, going out of business sale or other disposition by any Grantor of any of the Collateral, (iii) the

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reduction of advance rates or sub-limits by the Initial First Lien Representative or any other Secured Party, or (iv) the imposition of Reserves (as defined in the Initial First Lien Credit Agreement, or any substantially similar definition in any Additional First Lien Document or Second Lien Document) by the Initial First Lien Representative or any other Secured Party.

“First Lien Collateral” means any “Collateral” as defined in any First Lien Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Document as security for any First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Secured Party.

“First Lien Collateral Agent” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Secured Parties, the Initial First Lien Collateral Agent and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Secured Parties in respect thereof, the Person serving as collateral agent (or the equivalent) for such Additional First Lien Obligations and that is named as the First Lien Collateral Agent in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), an “Additional First Lien Collateral Agent”).

“First Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable First Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or pursuant to which any such Lien is perfected.

“First Lien Debt” means the Initial First Lien Debt and any Additional First Lien Debt.

“First Lien Declined Liens” has the meaning set forth in Section 2.3(b).

“First Lien Documents” means the Initial First Lien Documents and any Additional First Lien Documents.

“First Lien Obligations” means the Initial First Lien Obligations and any Additional First Lien Obligations.

“First Lien Pari Passu Intercreditor Agreement” means an agreement among each First Lien Representative and each First Lien Collateral Agent allocating rights among the various Series of First Lien Obligations, in form and substance reasonably acceptable to the Initial First Lien Collateral Agent and the Borrower.

“First Lien Representative” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Secured Parties, the Initial First Lien Representative and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Secured Parties thereunder each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the First Lien Representative in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), an “Additional First Lien Representative”).

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“First Lien Secured Parties” means the Initial First Lien Secured Parties and any Additional First Lien Secured Parties.

“Governmental Authority” means any federal, state local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Grantors” means the Company and each Subsidiary which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Hedge Agreements” means a Swap Contract entered into by the Company or a Restricted Subsidiary with a counterparty as permitted under the First Lien Documents or the Second Lien Documents, as the case may be.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Indebtedness” means indebtedness in respect of borrowed money and indebtedness evidenced by bonds, debentures, notes or similar instruments, as well as reimbursement and other obligations in respect of letters of credit; for avoidance of doubt, “Indebtedness” shall not include Hedging Obligations or Bank Product Obligations.

“Initial First Lien Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial First Lien Credit Agreement” means that certain REVOLVING CREDIT AGREEMENT, dated as of October 25, 2013, among MARIPOSA INTERMEDIATE HOLDINGS LLC, as Holdings, MARIPOSA MERGER SUB LLC, as the Borrower, the Lenders party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and shall also include any Replacement First Lien Credit Agreement.

“Initial First Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial First Lien Documents.

“Initial First Lien Documents” means the Initial First Lien Credit Agreement and the other “Loan Documents” as defined in the Initial First Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial First Lien Obligations.

“Initial First Lien Obligations” means the “Obligations” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

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“Initial First Lien Secured Parties” means the “Secured Parties” as defined in the Initial First Lien Credit Agreement.

“Initial Second Lien Agreement” means that certain [   ], dated as of [   ], among [     ].

“Initial Second Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial Second Lien Documents.  Initial Second Lien Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Grantor issued in exchange thereof.

“Initial Second Lien Documents” means that certain Initial Second Lien Agreement and the other Loan Documents as defined in the Initial Second Lien Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial Second Lien Obligations.

“Initial Second Lien Obligations” means the “Obligations” as defined in the Initial Second Lien Documents.

“Initial Second Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Second Lien Secured Parties” means the “Secured Parties” as defined in the Initial Second Lien Documents.

“Insolvency or Liquidation Proceeding” means:

(a)                                 any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)                                 any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c)                                  any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)                                 any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I or Exhibit II hereto, as applicable, required to be delivered by a Representative and a Collateral Agent to each other then-existing Representative and Collateral Agent pursuant to Section 8.7 hereof in order to include Additional First Lien Debt or Additional Second Lien Debt hereunder and to become the Representative or Collateral Agent, as the case may be, hereunder in respect thereof for the applicable Additional First Lien Secured Parties or applicable

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Additional Second Lien Secured Parties, as the case may be, under such Additional First Lien Debt or Additional Second Lien Debt.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Obligations” means all obligations of every nature of the Company and each other Grantor from time to time owed to any agent or trustee, the First Lien Secured Parties, the Second Lien Secured Parties or any of them or their respective Affiliates under the First Lien Documents or the Second Lien Documents whether for principal, interest, payments for early termination of hedge agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Documents or the Second Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.6(b).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness whether of the same principal amount or greater or lesser principal amount in exchange or replacement for such Indebtedness, in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933,

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substantially identical notes (having the same guarantees and collateral provisions) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement First Lien Collateral Agent” means, in respect of any Replacement First Lien Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement First Lien Credit Agreement.

“Replacement First Lien Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Initial First Lien Credit Agreement in accordance with the terms of the First Lien Pari Passu Intercreditor Agreement so long as, after giving effect to such Refinancing, the agreement that was the Initial First Lien Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the First Lien Collateral and (ii) becomes the Initial First Lien Credit Agreement hereunder by designation as such pursuant to Section 8.7.

“Replacement First Lien Representative” means, in respect of any Replacement First Lien Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement First Lien Credit Agreement.

“Representative” means any First Lien Representative and/or any Second Lien Representative, as the context may require.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Company or the applicable Grantor.

“Restricted Subsidiaries” has the meaning set forth in the Initial First Lien Credit Agreement and, after the Discharge of Initial First Lien Obligations, such term shall have the meaning set forth in any First Lien Documents then in effect.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b).

“Second Lien Collateral” means any “Collateral”  as defined in any Second Lien Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a Second Lien Document as security for any Second Lien Obligation and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Second Lien Secured Party.

“Second Lien Collateral Agent” means (i) in the case of any Initial Second Lien Obligations or the Initial Second Lien Secured Parties, the Initial Second Lien Collateral Agent and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Secured Parties thereunder, the Person serving as collateral agent (or the equivalent) for such Additional Second Lien Obligations and that is named as the Second Lien Collateral Agent in

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respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), an “Additional Second Lien Collateral Agent”).

“Second Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable Second Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or pursuant to which any such Lien is perfected.

“Second Lien Debt” means the Initial Second Lien Debt and any Additional Second Lien Debt.

“Second Lien Declined Liens” has the meaning set forth in Section 2.3(b).

“Second Lien Documents” means the Initial Second Lien Documents and any Additional Second Lien Documents.

“Second Lien Mortgage” means each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Obligations” means the Initial Second Lien Obligations and any Additional Second Lien Obligations.

“Second Lien Pari Passu Intercreditor Agreement” means an agreement among each Second Lien Representative and each Second Lien Collateral Agent allocating rights among the various Series of Second lien Obligations, in form and substance reasonably satisfactory to the Initial Second Lien Representative and the Borrower.

“Second Lien Representative” means (i) in the case of the Initial Second Lien Obligations or the Initial Second Lien Secured Parties, the Initial Second Lien Representative and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Secured Parties in respect thereof, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the Second Lien Representative in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), an “Additional Second Lien Representative”).

“Second Lien Secured Parties” means the Initial Second Lien Secured Parties and any Additional Second Lien Secured Parties.

“Secured Obligations” means the First Lien Obligations and/or the Second Lien Obligations, as the context may require.

“Secured Parties” means the First Lien Secured Parties and/or the Second Lien Secured Parties, as the context may require.

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“Series” means, (x) with respect to First Lien Debt or Second Lien Debt, all First Lien Debt or Second Lien Debt, as applicable, represented by the same Representative acting in the same capacity and (y) with respect to First Lien Obligations or Second Lien Obligations, all such obligations secured by same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be.  Notwithstanding the foregoing, the Initial First Lien Obligations shall constitute a single Series for purposes of this Agreement.

“Short Fall” has the meaning set forth in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options for forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including such obligations or liabilities under any Master Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2          Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)                                 any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified,

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renewed or extended and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b)                                 any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(c)                                  the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)                                 all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)                                  the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.        Lien Priorities.

2.1          Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Lien Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each Second Lien Representative and each Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees that:

(a)                                 any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b)                                 any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative, any Second Lien Collateral Agent, any Second Lien Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations.  All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such

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Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2          Prohibition on Contesting Liens; No Marshalling.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each Second Lien Secured Party represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of each First Lien Secured Party represented by it, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Secured Parties in the First Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.  Until the Discharge of First Lien Obligations, no Second Lien Representative, Second Lien Collateral Agent or Second Lien Secured Party will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3          No New Liens.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a)                                 grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any particular Series of First Lien Obligations if the First Lien Documents in respect thereof prohibit the applicable First Lien Collateral Agent from accepting a Lien on such asset or property or such First Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series of First Lien Obligations (so long as the same remains prohibited or declined), a “First Lien Declined Lien”); or

(b)                                 grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations; provided that this provision will not be violated with respect to any particular Series of Second Lien Obligations if the Second Lien Documents in respect thereof prohibit the applicable Second Lien Collateral Agent from accepting a Lien on such asset or property or such Second Lien Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series of Second Lien

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Obligations (so long as the same remains prohibited or declined), a “Second Lien Declined Lien” and, together with the First Lien Declined Liens, the “Declined Liens”).

If any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party shall hold any Lien (other than a First Lien Declined Lien) on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to a first-priority Lien, other than any Declined Lien, securing all First Lien Obligations under the First Lien Collateral Documents, then such Second Lien Representative, Second Lien Collateral Agent or Second Lien Secured Party shall notify the Designated First Lien Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, other than any such Lien that would constitute a Declined Lien, on such assets or property to each First Lien Collateral Agent as security for the First Lien Obligations represented by it, such Second Lien Representative, Second Lien Collateral Agent and Second Lien Secured Parties shall be deemed to hold and have held such Lien for the benefit of each First Lien Representative, First Lien Collateral Agent and the other First Lien Secured Parties, other than any First Lien Secured Parties whose First Lien Documents prohibit them from taking such Liens, as security for the First Lien Obligations.  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any First Lien Representative, First Lien Collateral Agent and/or the First Lien Secured Parties, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, cash and cash equivalents may be pledged to secure reimbursement obligations in respect of letters of credit without granting a Lien thereon to secure any other First Lien Obligations or any other Second Lien Obligations.

2.4                               Similar Liens and Agreements.  Except as provided in Section 2.3, the parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical.  In furtherance of the foregoing and of Section 8.11, the parties hereto agree, subject to the other provisions of this Agreement:

(a)                                 upon request by any First Lien Collateral Agent or any Second Lien Collateral Agent, to cooperate in good faith (and to direct their respective counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b)                                 that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 2.3, shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

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2.5                               Perfection of Liens.  Except for the arrangements contemplated by Section 5.4, none of the First Lien Representatives, First Lien Collateral Agents or the First Lien Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Secured Parties.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand and such provisions shall not impose on the First Lien Representatives, First Lien Collateral Agents, the First Lien Secured Parties, the Second Lien Representatives, the Second Lien Collateral Agents, the Second Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

SECTION 3.                         Enforcement.

3.1                               Exercise of Remedies.

(a)                                 Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Secured Parties:

(1)                                 will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Designated Second Lien Representative and/or the Designated Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of (i) the date on which a Second Lien Representative declared the existence of any Event of Default under (and as defined in) any Second Lien Document and demanded the repayment of all the principal amount of any Second Lien Obligations thereunder; and (ii) the date on which the First Lien Representatives received notice from such Second Lien Representative of such declarations of such Event of Default and demand for payment (the “Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, any First Lien Representative, any First Lien Collateral Agent or the applicable First Lien Secured Parties shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Designated Second Lien Representative);

(2)                                 will not contest, protest or object to any foreclosure proceeding or action brought by any First Lien Representative, any First Lien

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Collateral Agent or any First Lien Secured Party or any other exercise by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise (including any Enforcement Action initiated by or supported by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party); and

(3)                                 subject to their rights under clause (a)(1) above will not object to the forbearance by any First Lien Representative, any First Lien Collateral Agent or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1.

(b)                                 Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Representatives, the First Lien Collateral Agents and the First Lien Secured Parties shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt, except that Second Lien Representatives shall have the credit bid rights set forth in Section 3.1(c)(6)), and subject to Section 5.1, make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party; provided that any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of any First Lien Obligations are distributed in accordance with Section 4.1 hereof.  In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Representatives, First Lien Collateral Agents and the First Lien Secured Parties may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party and regardless of whether any such exercise is adverse to the interest of any Second Lien Secured Party.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)                                  Notwithstanding the foregoing, any Second Lien Representative, any Second Lien Collateral Agent and any Second Lien Secured Party may:

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(1)                                 file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(2)                                 take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Representative, any First Lien Collateral Agent or the First Lien Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)                                 file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)                                 vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party may be inconsistent with the provisions of this Agreement;

(5)                                 exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6)                                 bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Representative or such Second Lien Collateral Agent and Second Lien Secured Parties represented by it are permitted to retain the proceeds thereof in accordance with

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Section 4.2 of this Agreement.  Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)                                 Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(1)                                 each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that such Second Lien Representative or such Second Lien Collateral Agent and such Second Lien Secured Parties represented by it will not take any action that would hinder any exercise of remedies under the First Lien Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)                                 each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby waives any and all rights such Second Lien Representative or such Second Lien Collateral Agent or such Second Lien Secured Parties represented by it may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party seeks to enforce or collect the First Lien Obligations or Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party is adverse to the interest of any Second Lien Secured Party; and

(3)                                 each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e)                                  Except as specifically set forth in this Agreement, the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any

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Insolvency or Liquidation Proceeding with respect to any Grantor or otherwise taking any action that is inconsistent with the terms of this Agreement); provided that in the event that any Second Lien Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f)                                   Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them or as a result of any other violation by any Second Lien Secured Party of the express terms of this Agreement.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party may have with respect to the First Lien Collateral.

3.2                               Actions Upon Breach; Specific Performance. If any Second Lien Secured Party, in contravention of the terms of this Agreement, in any way takes, or attempts to or threatens to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption and admission by such Second Lien Secured Party that relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Secured Parties, it being understood and agreed by each Second Lien Representative and each Second Lien Collateral Agent, on behalf of each Second Lien Secured Party represented by it, that (i) the First Lien Secured Parties’ damages from actions of any Second Lien Secured Party may at that time be difficult to ascertain and may be irreparable and (ii) each Second Lien Secured Party waives any defense that the Grantors and/or the First Lien Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.  Each of the First Lien Representatives and/or First Lien Collateral Agents may demand specific performance of this Agreement.  Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party.  No provision of this Agreement shall constitute or be deemed to constitute a waiver by any First Lien Representative or any First Lien Collateral Agent on behalf of itself and the First Lien Secured Parties represented by it of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

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SECTION 4.                         Payments.

4.1                               Application of Proceeds.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by any First Lien Representative, any First Lien Collateral Agent or any First Lien Secured Party shall be applied by the First Lien Collateral Agents or the First Lien Representatives, as applicable, to the First Lien Obligations in such order as specified in the relevant First Lien Documents (including the ABL/Term Loan/Notes Intercreditor Agreement, to the extent then in effect) and, if then in effect, the First Lien Pari Passu Intercreditor Agreement; provided, that any non-cash Collateral or non-cash proceeds will be held by the applicable First Lien Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable.  Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall (x) unless a Discharge of Second Lien Obligations has already occurred, deliver any proceeds of Collateral held by it to the Designated Second Lien Collateral Agent, to be applied by the Designated Second Lien Collateral Agent and the other Second Lien Collateral Agents or Second Lien Representatives, as applicable, to the applicable Second Lien Obligations in such order as specified in the applicable Second Lien Collateral Documents and, if then in effect, the Second Lien Pari Passu Intercreditor Agreement and (y) if a Discharge of Second Lien Obligations has already occurred, deliver such proceeds of Collateral to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same.

4.2                               Payments Over.

(a)                                 So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Secured Party in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The Designated First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Representatives, Second Lien Collateral Agents or any such other Second Lien Secured Party.  This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(b)                                 So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof received by any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral not in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Designated First Lien

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Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct; provided that with respect to Collateral this Section 4.2(b) shall only be applicable if the exercise of such right or remedy by any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Secured Party has the effect of discharging the Lien of any First Lien Representative or First Lien Collateral Agent on such Collateral.  The Designated First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Representatives, the Second Lien Collateral Agents or any such other Second Lien Secured Party.  This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(c)                                  So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party shall receive any distribution of money or other property in respect of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements. Any Lien received by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(d)                                 Each Second Lien Representative and Second Lien Collateral Agent, for and on behalf of itself and each applicable Second Lien Secured Party, expressly acknowledges and agrees that (i) as of the date hereof, the Initial First Lien Credit Agreement includes a revolving commitment, that in the ordinary course of business the Initial First Lien Representative under the Initial First Lien Credit Agreement and the Initial First Lien Secured Parties will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral (each such term as defined in the ABL/Term Loan/Notes Intercreditor Agreement, as in effect on the date hereof, and whether or not subsequently in effect) or the release of any Lien by the Initial First Lien Collateral Agent upon any portion of the Collateral in connection with a permitted disposition under the Initial First Lien Credit Agreement shall constitute an exercise of remedies prohibited under this Agreement; (ii) subject to the limitations set forth herein, the amount of the Initial First Lien Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Initial First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Initial First Lien Obligations may be increased and, subject to Section 8.7, replaced or Refinanced, in each event, without notice to or consent by the Second Lien Secured Parties and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral (each such term as defined in the ABL/Term Loan/Notes Intercreditor Agreement, as in effect on the date hereof, and whether or not subsequently in effect) received by any Initial First Lien Representative or Initial First Lien Collateral Agent

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may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the Initial First Lien Obligations at any time.

SECTION 5.                         Other Agreements.

5.1                               Releases.

(a)                                 If in connection with any Enforcement Action by any First Lien Representative or any First Lien Collateral Agent or any other exercise of any First Lien Representative’s or any First Lien Collateral Agent’s remedies in respect of the Collateral, in each case prior to the Discharge of First Lien Obligations, such First Lien Collateral Agent, for itself or on behalf of any of the First Lien Secured Parties, releases any of its Liens on any part of the Collateral or such First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties, releases any Grantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released.  If in connection with any Enforcement Action or other exercise of rights and remedies by any First Lien Representative or any First Lien Collateral Agent, in each case prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such First Lien Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each Second Lien Collateral Agent with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such First Lien Collateral Agent.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself or on behalf of any Second Lien Secured Parties represented by it, shall promptly execute and deliver to the First Lien Representatives, First Lien Collateral Agents or such Grantor such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Grantor may request to effectively confirm the foregoing releases.

(b)                                 If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of the First Lien Documents and not expressly prohibited under the terms of the Second Lien Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Representative’s and/or First Lien Collateral Agent’s remedies in respect of the Collateral, which shall be governed by Section 5.1(a) above), any First Lien Collateral Agent, for itself or on behalf of any of the First Lien Secured Parties represented by it, releases any of its Liens on any part of the Collateral, or any First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties represented by it, releases any Grantor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties represented by it, on such

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Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each Second Lien Secured Party represented by it, shall promptly execute and deliver to the First Lien Representatives, the First Lien Collateral Agents or such Grantor such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c)                                  Until the Discharge of First Lien Obligations occurs, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby irrevocably constitutes and appoints the Designated First Lien Collateral Agent and any officer or agent of the Designated First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Representative, such Second Lien Collateral Agent and such Second Lien Secured Parties or in the Designated First Lien Collateral Agent’s own name, from time to time in the Designated First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.  This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d)                                 Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent, any First Lien Representative or First Lien Secured Parties (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new Liens or additional guarantees from any Grantor, then each Second Lien Collateral Agent, for itself and for the Second Lien Secured Parties represented by it, shall be granted a Lien on any such Collateral (except to the extent such Lien represents a Second Lien Declined Lien with respect to the Second Lien Debt represented by such Second Lien Collateral Agent), subject to the lien subordination provisions of this Agreement, and each Second Lien Representative, for itself and for the Second Lien Secured Parties represented by it, shall be granted an additional guaranty, as the case may be.

5.2                               Insurance and Condemnation Awards.  Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral.  Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral shall be paid to the Designated First Lien Collateral Agent for the

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benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Documents (including for purposes of cash collateralization of letters of credit) and, thereafter, if a Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Documents, to the Designated Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties to the extent required under the Second Lien Documents and then, and if a Discharge of Second Lien Obligations has occurred, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of First Lien Obligations has occurred, if any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, then it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3                               Confirmation of Subordination in Second Lien Collateral Documents.  The Company agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the collateral agent pursuant to this Agreement and the exercise of any right or remedy by the collateral agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [        ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among DEUTSCHE BANK AG NEW YORK BRANCH, as Initial First Lien Representative, DEUTSCHE BANK AG NEW YORK BRANCH, as Initial First Lien Collateral Agent, [    ], as Initial Second Lien Representative, [    ], as Initial Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the Designated First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Documents covering such Collateral.

5.4                               Gratuitous Bailee/Agent for Perfection.

(a)                                 Each First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as gratuitous bailee for the Second Lien Collateral Agents (such bailment being intended, among other

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things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.4.  Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of any First Lien Collateral Agent, such First Lien Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Collateral Agents, subject to the terms and conditions of this Section 5.4.

(b)                                 No First Lien Collateral Agent shall have any obligation whatsoever to the other First Lien Secured Parties, the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Secured Parties to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4.  The duties or responsibilities of any First Lien Collateral Agent under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c)                                  No First Lien Collateral Agent or any other First Lien Secured Party shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any Second Lien Representative or any other Second Lien Secured Party and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Secured Parties hereby waive and release the First Lien Collateral Agents and the other First Lien Secured Parties from all claims and liabilities arising pursuant to any First Lien Collateral Agent’s role under this Section 5.4 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral.  It is understood and agreed that the interests of the First Lien Collateral Agents and the other First Lien Secured Parties, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties on the other hand, may differ and the First Lien Collateral Agents and the other First Lien Secured Parties shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Representatives, the Second Lien Collateral Agents or other Second Lien Secured Parties.

(d)                                 Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), (x) unless a Discharge of Second Lien Obligations has not already occurred, to the Designated Second Lien Collateral Agent and (y) if a Discharge of Second Lien Obligations has already occurred, to the Company or to whomever may be lawfully entitled to receive the same.  Following the Discharge of First Lien Obligations, each First Lien Collateral Agent further agrees to take all other action reasonably requested by any Second Lien Collateral Agent at the expense of the Company in connection with the Second Lien Collateral Agents obtaining a first-priority security interest in the Collateral.  After the Discharge of First Lien Obligations has

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occurred, upon the Discharge of Second Lien Obligations, each Second Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), to the Company or to whomever may be lawfully entitled to receive the same.

5.5                               When Discharge of Obligations Deemed to Not Have Occurred.

(a)                                 If, at any time after the Discharge of First Lien Obligations has occurred or contemporaneously therewith, the Company enters into any Refinancing of any First Lien Document evidencing a First Lien Obligation which Refinancing is permitted by the Second Lien Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Additional First Lien Representative and Additional First Lien Collateral Agent in respect of such Refinancing each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Refinancing of the applicable First Lien Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional First Lien Representative and the Additional First Lien Collateral Agent under such new First Lien Documents shall be a First Lien Representative and First Lien Collateral Agent, respectively, for all purposes of this Agreement.  Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2) of this Agreement, each Second Lien Representative and Second Lien Collateral Agent shall promptly (x) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional First Lien Representative and/or such Additional First Lien Collateral Agent shall reasonably request in order to provide to such Additional First Lien Representative and such Additional First Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (y) deliver to such Additional First Lien Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow such Additional First Lien Collateral Agent to obtain control of such Pledged Collateral).  If the Additional First Lien Obligations under the Additional First Lien Documents in respect of such Refinancing are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of Second Lien Obligations, such Lien on such assets constitutes a Second Lien Declined Lien.

(b)                                 If, at any time after the Discharge of Second Lien Obligations has occurred or contemporaneously therewith, the Company enters into any Refinancing of any Second Lien Document evidencing a Second Lien Obligation which Refinancing is permitted by the First Lien Documents, then such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement

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(other than with respect to any actions taken as a result of the occurrence of such first Discharge of Second Lien Obligations), and, from and after the date on which the Additional Second Lien Representative and Additional Second Lien Collateral Agent in respect of such Refinancing each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Refinancing of the applicable Second Lien Document shall automatically be treated as Second Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional Second Lien Representative and the Additional Second Lien Collateral Agent under such new Second Lien Documents shall be a Second Lien Representative and Second Lien Collateral Agent, respectively, for all purposes of this Agreement.  Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2) of this Agreement, each First Lien Representative and Second Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional Second Lien Representative and/or such Additional Second Lien Collateral Agent shall reasonably request in order to provide to such Additional Second Lien Representative and such Additional Second Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement.  If the Additional Second Lien Obligations under the Additional Second Lien Documents in respect of such Refinancing are secured by assets of the Grantors constituting Collateral that do not also secure the First Lien Obligations, then the First Lien Obligations shall be secured at such time by a first priority Lien on such assets to the same extent provided in the First Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of First Lien Obligations, such Lien on such assets constitutes a First Lien Declined Lien.

5.6                               Purchase Right.

(a)                                 Without prejudice to the enforcement of any of the First Lien Secured Parties’ remedies under the First Lien Documents, this Agreement, at law or in equity or otherwise, the First Lien Secured Parties agree that, if there is (i) an acceleration of any of the First Lien Obligations in accordance with the terms of the applicable First Lien Documents, (ii) a payment default under any First Lien Document that has not been cured or waived by the applicable First Lien Secured Parties within 60 days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor (each, a “Purchase Event”), then the Second Lien Secured Parties (on a pro rata basis based on their outstanding Second Lien Obligations, unless otherwise agreed among such Second Lien Secured Parties) may purchase, by submitting a notice (a “Purchase Notice”) within fifteen Business Days of any such Purchase Event, the entire aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (including unfunded commitments under any Initial First Lien Document) at the Purchase Price.

(b)                                 The “Purchase Price” will equal the sum of (1) the full amount of all First Lien Obligations then outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs and,

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in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Lien Secured Party to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums, (2) the cash collateral (the “LC Cash Collateral”) to be furnished to the First Lien Secured Parties providing letters of credit under the First Lien Documents in such amounts (not to exceed 103% thereof) as such First Lien Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in connection with any such outstanding and undrawn letters of credit and (3) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the First Lien Secured Parties under or pursuant to the First Lien Documents on the date of purchase.

(c)                                  The Second Lien Secured Parties desiring to purchase all the First Lien Obligations (the “Purchasing Creditors”) will deliver a Purchase Notice to the Designated First Lien Representative that (i) is signed by the Purchasing Creditors; (ii) states that it is a Purchase Notice under this Section 5.6; (iii) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 5.6, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors; (iv) represents and warrants that the Purchase Notice is in conformity with the Second Lien Documents and any other binding agreement among Second Lien Secured Parties; and (v) designates a date on which the purchase will occur (the “Purchase Date”), that is (x) at least five but not more than ten Business Days after the Designated First Lien Representative’s receipt of the Purchase Notice, and (y) not more than twenty-five Business Days after the Purchase Event.  Upon the Designated First Lien Representative’s receipt of an effective Purchase Notice conforming to this Section 5.6, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Secured Parties will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this Section 5.6.

(d)                                 On the Purchase Date, (i) the Purchasing Creditors and the Designated First Lien Representative will execute and deliver an assignment agreement in form and substance satisfactory to the Designated First Lien Representative, (ii) the Purchasing Creditors will pay the Purchase Price to the Designated First Lien Representative by wire transfer of immediately available funds, (iii) the Purchasing Creditors will deposit with the Designated First Lien Representative or its designee by wire transfer of immediately available funds, the LC Cash Collateral and (iv) each of the Purchasing Creditors will execute and deliver to the Designated First Lien Representative a waiver and release of all claims arising out of this Agreement, the relationship between the First Lien Secured Parties and the Second Lien Secured Parties in connection with the First Lien Documents and the Second Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.6.

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(e)                                  Promptly after the closing of the purchase of all First Lien Obligations pursuant to this Section 5.6, the Designated First Lien Representative will distribute the Purchase Price to the First Lien Secured Parties in accordance with the terms of the First Lien Documents.  The Designated First Lien Representative will apply the LC Cash Collateral to reimburse the First Lien Secured Parties providing letters of credit for drawings under such letters of credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees.  When all such letters of credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear.  If for any reason the LC Cash Collateral is less than the amount owing with respect to such letters of credit, then the Purchasing Creditors will, in proportion to their interests determined as of the time of demand for such reimbursement, promptly reimburse the Designated First Lien Representative (who will then pay the applicable First Lien Secured Parties) the amount of the deficiency.

(f)                                   Each First Lien Secured party will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.6.

(g)                                  The purchase and sale of the First Lien Obligations under this Section 5.6 will be without recourse and without representation or warranty of any kind by the First Lien Secured Parties, except that the First Lien Secured Parties shall severally and not jointly represent and warrant to the Second Lien Secured Parties that on the date of such purchase, immediately before giving effect to the purchase;

(1)                                 the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Secured Parties, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(2)                                 each First Lien Secured Party owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Documents, in which case the Purchase Price will be appropriately adjusted so that the Second Lien Secured Parties do not pay amounts represented by participation interests to the extent that the Second Lien Secured Parties expressly assume the obligations under such participation interests).

5.7                               Designation of Hedging/Bank Product Obligations.  With respect to any Hedging Obligations and Bank Product Obligations that would otherwise constitute both First Lien Obligations and Second Lien Obligations hereunder, such Hedging Obligations and Bank Product Obligations shall solely constitute First Lien Obligations for all purposes of this Agreement unless at the time that the Company or any of its Restricted Subsidiaries enters into the related Hedge Agreement or agreement giving rise to Bank Product Obligations, the Company shall designate the related Hedging Obligations and/or Bank Product Obligations

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under such Hedge Agreement or agreement giving rise to Bank Product Obligations as Second Lien Obligations in a written designation to the related Hedge Bank or provider of Bank Product Obligation with a copy to each Representative in which case such Hedging Obligations and Bank Product Obligations shall solely constitute Second Lien Obligations for all purposes of this Agreement.

SECTION 6.                         Insolvency or Liquidation Proceedings.

6.1                               Finance and Sale Issues.  Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Representative shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which such First Lien Representative, such First Lien Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, will not object to such Cash Collateral use or DIP Financing, including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to any First Lien Representative and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated First Lien Representative or to the extent permitted by Section 6.3).  No Second Lien Secured Party may provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations; provided that if no First Lien Secured Party offers to provide DIP Financing to the extent permitted under this Section 6.1 on or before the date of the hearing to approve DIP Financing, then a Second Lien Secured Party may seek to provide DIP Financing (which DIP Financing shall consist solely of additional financing and shall not include any rollup of the Second Lien Obligations) secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and the First Lien Secured Parties may object thereto.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that it will not seek consultation rights in connection with, and it will not object to or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Secured Parties have consented to such sale, liquidation or other disposition.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition, if the requisite First Lien Secured Parties have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Secured Parties will be deemed to have consented to the sale or

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disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Lien Secured Parties under Section 363(k) of the Bankruptcy Code.

6.2                               Relief from the Automatic Stay.  Until the Discharge of First Lien Obligations has occurred, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Representatives or (ii) oppose (or support any other Person in opposing) any request by any First Lien Representative or First Lien Collateral Agent for relief from such stay.

6.3                               Adequate Protection.

(a)                                 Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that none of them shall contest (or support any other Person contesting):

(1)                                 any request by any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party for adequate protection under any Bankruptcy Law; or

(2)                                 any objection by any First Lien Representative, any First Lien Collateral Agent or other First Lien Secured Party to any motion, relief, action or proceeding based on such First Lien Representative, First Lien Collateral Agent or First Lien Secured Party claiming a lack of adequate protection.

(b)                                 Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1)                                 if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each Second Lien Collateral Agent, for itself or on behalf of any of the Second Lien Secured Parties represented by it, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2)                                 the Second Lien Representatives, the Second Lien Collateral Agents and Second Lien Secured Parties shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that

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as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Secured Parties represented by it, is granted a Lien on such additional collateral, which Lien shall be senior to the Lien of the applicable Second Lien Representatives, Second Lien Collateral Agents and Second Lien Secured Parties on the same basis as the other Liens of the Second Lien Secured Parties on the Collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Secured Parties represented by it, is granted replacement Liens on the Collateral, which Liens shall be senior to the Lien of the applicable Second Lien Representatives, Second Lien Collateral Agents and Second Lien Secured Parties on the same basis as the other Liens of the Second Lien Secured Parties on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, is granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Representatives and the other Second Lien Secured Parties; and (D) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, is granted cash payments with respect to interest on the First Lien Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Documents and accruing from the date the applicable Second Lien Representative is granted such relief.  If any Second Lien Secured Party receives Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”) and the First Lien Secured Parties do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then each Second Lien Secured Party shall pay over to the First Lien Secured Parties an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by such Second Lien Secured Party and (ii) the amount of the short-fall (the “Short Fall”) in payment in full of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Secured Parties in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Secured Parties shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Secured Parties pro rata in exchange for the Pay-Over Amount.  Notwithstanding anything herein to the contrary, the First Lien Secured Parties shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Secured Parties made pursuant to this Section 6.3(b).

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(c)                                  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4                               No Waiver.  Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Representative or any other First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Representative or any other Second Lien Secured Party, including the seeking by any Second Lien Representative or any other Second Lien Secured Party of adequate protection or the asserting by any Second Lien Representative or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

6.5                               Avoidance Issues.  If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Secured Party shall be entitled to a reinstatement of its First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6                               Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7                               Post-Petition Interest.

(a)                                 None of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party shall oppose or seek to challenge any claim by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the First Lien Collateral Agents on behalf of the First Lien Secured Parties on the Collateral or any other First Lien Secured Party’s Lien, without

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regard to the existence of the Liens of the Second Lien Collateral Agents on behalf of the Second Lien Secured Parties on the Collateral.

(b)           None of any First Lien Representative, First Lien Collateral Agent or any other First Lien Secured Party shall oppose or seek to challenge any claim by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agents on behalf of the Second Lien Secured Parties on the Collateral (after taking into account the amount of all First Lien Obligations (including as described in Section 6.9)).

6.8          Waiver.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, waives any claim it may hereafter have against any First Lien Secured Party arising out of the election of any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9          Separate Grants of Security and Separate Classification.  Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of the First Lien Secured Parties represented by it, acknowledges and agrees that:

(a)           the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b)           because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest,

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including any additional interest payable pursuant to the First Lien Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Secured Parties with respect to the Collateral, with each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Collateral Agent, for itself and on behalf of the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

6.10        Effectiveness in Insolvency or Liquidation Proceedings.  The Parties acknowledge that this Agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

SECTION 7.        Reliance; Waivers; Etc.

7.1          Reliance.  Other than any reliance on the terms of this Agreement, each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, acknowledges that it and such First Lien Secured Parties have, independently and without reliance on any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement.  Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, acknowledges that it and such Second Lien Secured Parties have, independently and without reliance on any First Lien Representative, any First Lien Collateral Agent or any other First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2          No Warranties or Liability.  Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, acknowledges and agrees that no Second Lien Representative or other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Second Lien Secured Parties will be entitled to manage and supervise their respective extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

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Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, acknowledges and agrees that no First Lien Representative or other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties shall have no duty to the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Secured Parties, and the First Lien Representatives and the other First Lien Secured Parties shall have no duty to the Second Lien Representatives or any of the other Second Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3          No Waiver of Lien Priorities.

(a)           No right of the First Lien Secured Parties, the First Lien Representatives, the First Lien Collateral Agents or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Secured Party, First Lien Representative or First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which any other First Lien Representative, First Lien Collateral Agent or any First Lien Secured Party, or any of them, may have or be otherwise charged with.

(b)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Documents and subject to the provisions of Section 8.7), the First Lien Secured Parties, the First Lien Representatives, the First Lien Collateral Agents and any of them may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, without incurring any liabilities to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

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(1)           change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty of any of the First Lien Obligations or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Representative, any First Lien Collateral Agent or any of the other First Lien Secured Parties, the First Lien Obligations or any of the First Lien Documents;

(2)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to any of the First Lien Secured Parties, the First Lien Representatives or the First Lien Collateral Agents, or any liability incurred directly or indirectly in respect thereof;

(3)           settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4)           exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person or any security, and elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(c)           Except as otherwise expressly provided herein, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, also agrees that the First Lien Secured Parties, the First Lien Representatives and the First Lien Collateral Agents shall have no liability to such Second Lien Representative, such Second Lien Collateral Agent or any such Second Lien Secured Parties, and such Second Lien Representative and such Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby waives any claim against any First Lien Secured Party, any First Lien Representative or any First Lien Collateral Agent arising out of any and all actions which the First Lien Secured Parties, any First Lien Representative or any First Lien Collateral Agent may take or permit or omit to take with respect to:

(1)           the First Lien Documents (other than this Agreement);

(2)           the collection of the First Lien Obligations; or

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(3)           the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees that the First Lien Secured Parties, the First Lien Representatives and the First Lien Collateral Agents have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d)           Until the Discharge of First Lien Obligations, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any First Lien Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4          Obligations Unconditional.  All rights, interests, agreements and obligations of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b)           except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Document;

(c)           except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d)           the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)           any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of any First Lien Representative, any First Lien Collateral Agent, the First Lien Obligations, any First Lien Secured Party, any Second Lien Representative, any Second Lien

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Collateral Agent, the Second Lien Obligations or any Second Lien Secured Party in respect of this Agreement.

SECTION 8.        Miscellaneous.

8.1          Integration/Conflicts.  This Agreement, the First Lien Documents and the Second Lien Documents represent the entire agreement of the Grantors, the First Lien Secured Parties and the Second Lien Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by the First Lien Secured Parties or the Second Lien Secured Parties relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control.

8.2          Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to any Second Lien Representative or any other Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon.  Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect:

(a)           with respect to any First Lien Representative and any First Lien Collateral Agent, the First Lien Secured Parties represented by it and their First Lien Obligations, on the date on which the First Lien Obligations of such First Lien Secured Parties are Discharged, subject to the rights of the First Lien Secured Parties under Section 6.5; and

(b)           with respect to any Second Lien Representative and any Second Lien Collateral Agent, the Second Lien Secured Parties represented by it and their

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Second Lien Obligations, on the date on which the Second Lien Obligations of such Second Lien Secured Parties are Discharged;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3          Amendments; Waivers.

(a)           No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b)           Notwithstanding the foregoing, without the consent of any First Lien Secured Party or Second Lien Secured Party, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.7 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations or Additional Second Lien Secured Parties or Additional Second Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c)           Notwithstanding the foregoing, without the consent of any other Representative, Collateral Agent or First Lien Secured Party, the Designated First Lien Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations in compliance with this Agreement.

8.4          Information Concerning Financial Condition of the Grantors and their Subsidiaries.  The First Lien Representatives, the First Lien Collateral Agents and the First Lien Secured Parties, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.  The First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall have no duty to advise the Second Lien Representatives, the Second Lien Collateral Agents or any other Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien

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Representative, any Second Lien Collateral Agent or any other Second Lien Secured Party, it or they shall be under no obligation:

(a)           to make, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)           to provide any additional information or to provide any such information on any subsequent occasion;

(c)           to undertake any investigation; or

(d)           to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5          Subrogation.  With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives, the Second Lien Collateral Agents or the other Second Lien Secured Parties pays over to any of the First Lien Representatives, the First Lien Collateral Agents or the other First Lien Secured Parties under the terms of this Agreement, such Second Lien Secured Parties, Second Lien Representatives and Second Lien Collateral Agents shall be subrogated to the rights of such First Lien Representatives, First Lien Collateral Agents and First Lien Secured Parties; provided that each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.  The Company and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative, Second Lien Collateral Agent or other Second Lien Secured Party that are paid over to any First Lien Representative, First Lien Collateral Agent or other First Lien Secured Party pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6          Application of Payments.  All payments received by any First Lien Representative, First Lien Collateral Agent or other First Lien Secured Party may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents (subject to the First Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement, in each case if then in effect).  Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, agrees to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

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8.7          Additional Debt Facilities.

(a)           To the extent, but only to the extent, permitted by the provisions of the First Lien Documents and the Second Lien Documents, the Company may (x) incur or issue and sell one or more series or classes of Indebtedness that the Company designates as Additional First Lien Debt and/or one or more series or classes of Indebtedness that the Company designates as Additional Second Lien Debt (each, “Additional Debt”) or (y) incur Indebtedness under any Replacement First Lien Credit Agreement that is secured on an equal and ratable basis with the Liens (other than any First Lien Declined Liens) securing the Additional First Lien Obligations.

Any such series or class of Additional First Lien Debt may be secured by a first-priority, senior Lien on the Collateral, in each case under and pursuant to the First Lien Collateral Documents for such Series of Additional First Lien Debt, if and subject to the condition that, unless such Indebtedness is part of an existing Series of Additional First Lien Debt represented by a First Lien Representative and First Lien Collateral Agent already party to this Agreement, the First Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect), the Additional First Lien Representative and the Additional First Lien Collateral Agent of any such Additional First Lien Debt each becomes a party to this Agreement, the First Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7.  Any Indebtedness and other Initial First Lien Obligations under any Replacement First Lien Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Initial First Lien Documents, if and subject to the condition that the Replacement First Lien Representative and Replacement First Lien Collateral Agent, acting on behalf of the holders of such Initial First Lien Obligations, each becomes a party to this Agreement, the First Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7.  Upon any Additional First Lien Representative and Additional First Lien Collateral Agent, or Replacement First Lien Representative and Replacement First Lien Collateral Agent, as the case may be, so becoming a party hereto and becoming a party to the First Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) in accordance with the terms thereof, all Additional First Lien Obligations of such Series or all Initial First Lien Obligations under any Replacement First Lien Credit Agreement, as applicable, shall also be entitled to be so secured by a senior Lien on the Collateral in accordance with the terms hereof and thereof.

Any such series or class of Additional Second Lien Debt may be secured by a second-priority, subordinated Lien on the Collateral, in each case under and pursuant to the relevant Second Lien Collateral Documents for such Series of Additional Second Lien Debt, if and subject to the condition, unless such Indebtedness is part of an existing Series of Additional Second Lien Debt represented by a Second Lien Representative and Second Lien Collateral Agent already party to this Agreement, the Second Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect), the Additional Second Lien Representative and Additional Second

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Lien Collateral Agent of any such Additional Second Lien Debt each becomes a party to this Agreement, the Second Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7.  Upon any Additional Second Lien Representative so becoming a party hereto and becoming a party to the Second Lien Pari Passu Intercreditor Agreement and the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) in accordance with the terms thereof, all Additional Second Lien Obligations of such Series shall also be entitled to be so secured by a subordinated Lien on the Collateral in accordance with the terms hereof and thereof.

(b)           In order for an Additional Representative and an Additional Collateral Agent, or, in the case of a Replacement First Lien Credit Agreement, the Replacement First Lien Representative and the Replacement First Lien Collateral Agent in respect thereof, to become a party to this Agreement:

(1)           such Additional Representative and such Additional Collateral Agent or such Replacement First Lien Representative and such Replacement First Lien Collateral Agent shall have executed and delivered to each other then-existing Representative (A) a Joinder Agreement substantially in the form of Exhibit I hereto (if such Representative is an Additional Second Lien Representative and such Collateral Agent is an Additional Second Lien Collateral Agent) or Exhibit II hereto (if such Representative is an Additional First Lien Representative and such Collateral Agent is an Additional First Lien Collateral Agent or in the case of a Replacement First Lien Credit Agreement) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative and such Collateral Agent) pursuant to which (x) such Additional Representative becomes a Representative hereunder, such Additional Collateral Agent becomes a Collateral Agent hereunder and the related First Lien Secured Parties or Second Lien Secured Parties, as applicable, become subject hereto and bound hereby or (y) such Replacement First Lien Representative becomes the Initial First Lien Representative hereunder and such Replacement First Lien Collateral Agent becomes the Initial First Lien Collateral Agent hereunder, such Replacement First Lien Credit Agreement becomes the Initial First Lien Credit Agreement hereunder and such Initial First Lien Obligations and holders of such Initial First Lien Obligations become subject hereto and bound hereby and (B) a joinder agreement to the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) in the form required thereby or such other form as may be acceptable to the parties thereto;

(2)           the Company shall have delivered a Designation to each other then-existing Collateral Agent substantially in the form of Exhibit III hereto, pursuant to which a Responsible Officer of the Company shall (A) identify the Indebtedness to be designated as Additional First Lien Obligations, Additional Second Lien Obligations, or Initial First Lien Obligations, as applicable, and the initial aggregate principal amount of such Indebtedness, (B) specify the name and address of the applicable Additional Representative and Additional Collateral

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Agent or the Replacement First Lien Representative and Replacement First Lien Collateral Agent, (C) certify that such Additional Debt or Initial First Lien Obligations is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and that the conditions set forth in this Section 8.7 are satisfied with respect to such Additional Debt or Initial First Lien Obligations, as applicable and (D) in the case of a Replacement First Lien Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement First Lien Credit Agreement and is designated as a Replacement First Lien Credit Agreement; and

(3)           the Company shall have delivered to each other Collateral Agent true and complete copies of each of the First Lien Documents or Second Lien Documents, as applicable, relating to such Additional First Lien Debt, Additional Second Lien Debt, or the Replacement First Lien Credit Agreement, as applicable, certified as being true and correct by a Responsible Officer of the Company.

(c)           The Additional Second Lien Documents or Additional First Lien Documents, as applicable, relating to such Additional Obligations shall provide that each of the applicable Secured Parties with respect to such Additional Obligations will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Obligations.

(d)           Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent or an Additional Second Lien Representative and an Additional Second Lien Collateral Agent or the Replacement First Lien Representative and the Replacement First Lien Collateral Agent, in each case, in accordance with this Section 8.7, each other Representative and Collateral Agent shall acknowledge receipt thereof by countersigning a copy thereof and returning the same to such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Additional Second Lien Representative and such Additional Second Lien Collateral Agent or the Replacement First Lien Representative and the Replacement First Lien Collateral Agent, as the case may be; provided that the failure of any Representative or Collateral Agent to so acknowledge or return the same shall not affect the status of such Additional Obligations as Additional First Lien Obligations or Additional Second Lien Obligations, or a Replacement First Lien Credit Agreement, as the case may be, if the other requirements of this Section 8.7 are complied with.

(e)           With respect to any incurrence, issuance or sale of Indebtedness after the date hereof under the Additional First Lien Documents or Additional Second Lien Documents of a Series of Additional First Lien Debt or Series of Additional Second Lien Debt whose Representative and Collateral Agent is already each a party to this Agreement, the ABL/Term Loan/Notes Intercreditor Agreement (if then in effect) and the First Lien Pari Passu Intercreditor Agreement or Second Lien Pari Passu Intercreditor Agreement, as applicable, the requirements of Section 8.7(b) shall not be applicable and

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such Indebtedness shall automatically constitute Additional First Lien Debt or Additional Second Lien Debt so long as (i) such Indebtedness is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and (ii) the provisions of paragraph (c) above have been complied with; provided, further, however that with respect to any such Indebtedness incurred, issued or sold pursuant to the terms of any Additional First Lien Documents or Additional Second Lien Documents of such existing Series of Additional First Lien Debt or Additional Second Lien Debt as such terms existed on the date the Representative and Collateral Agent for such Series of Additional First Lien Debt or Additional Second Lien Debt executed the Joinder Agreement, the requirements of clause (i) of this paragraph (e) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

8.8          Submission to Jurisdiction; Certain Waivers.  Each of the Company, each other Grantor, and each Representative and each Collateral Agent, on behalf of itself and the applicable Secured Parties for whom it is acting, hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)           agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)           agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document or Second Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d)           waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Collateral Document in any court referred to in paragraph (a) of this Section 8.8 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

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(e)           consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 8.10 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law); and

(f)            agrees that service as provided in paragraph (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

8.9          WAIVER OF JURY TRIAL.

EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR SECOND LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS AND SECOND LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.10        Notices.  All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement shall be sent to the applicable Second Lien Representative and the applicable First Lien Representative, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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8.11        Further Assurances.  Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties represented by it, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any First Lien Representative and First Lien Collateral Agent or any Second Lien Representative and Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.12        Agency Capacities.  Except as expressly provided herein, Deutsche Bank AG New York Branch, is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial First Lien Secured Parties.  Except as expressly provided herein, each other Representative and Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Secured Parties under the First Lien Documents or Second Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

8.13        GOVERNING LAW.  THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.14        Binding on Successors and Assigns.  This Agreement shall be binding upon the First Lien Representatives, the First Lien Secured Parties, the other First Lien Secured Parties, the Second Lien Representatives, the Second Lien Secured Parties, the other Second Lien Secured Parties, the Company and the other Grantors, and their respective successors and assigns.  If any of the First Lien Representatives, the First Lien Collateral Agents, the Second Lien Representatives or the Second Lien Collateral Agents resigns or is replaced pursuant to the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.  No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.15        Section Headings.  Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.16        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this

50

Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.17        Authorization.  By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.18        No Third Party Beneficiaries/Provisions Solely to Define Relative Rights.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Secured Parties on the one hand and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Secured Parties on the other hand.  Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Secured Parties or as among the Second Lien Secured Parties; as among the First Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Pari Passu Intercreditor Agreement and as among the Second Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Pari Passu Intercreditor Agreement (provided that, solely as among any Initial Second Lien Secured Parties party to the Initial First Lien Credit Agreement, the Initial Second Lien Documents shall define the relative rights and priorities of such Second Lien Secured Parties (as among each other) with respect to the Collateral (including, without limitation, as to waterfalls, voting rights and intercreditor provisions contained therein as applicable among such First Lien Secured Parties)).  Nothing herein shall be construed to limit the relative rights and obligations as among the parties to the ABL/Term Loan/Notes Intercreditor Agreement; as among such Persons, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the ABL/Term Loan/Notes Intercreditor Agreement.  Other than as set forth in Section 8.3, none of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor may rely on the terms hereof.  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.19        No Indirect Actions.  Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.20        Additional Grantors.  In the event any Subsidiary shall have granted a Lien on any of its assets to secure any Secured Obligations, the Company shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”.  Upon the

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execution and delivery by any Subsidiary of a joinder hereto in form and substance satisfactory to each Collateral Agent, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein.  The execution and delivery of any such joinder shall not require the consent of any other party hereto.  The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this [Second] Lien Intercreditor Agreement as of the date first written above.

DEUTSCHE BANK AG NEW YORK BRANCH,
as Initial First Lien Representative and as Initial First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[NOTICE ADDRESS]

[ ]
as Initial Second Lien Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

NEIMAN MARCUS GROUP LTD LLC

By:
Name:
Title:

[NOTICE ADDRESS]

GRANTORS:
[INSERT NAME OF OTHER GRANTORS]

By:
Name:
Title:

[NOTICE ADDRESS]

Exhibit I to the
Second Lien Intercreditor Agreement

[FORM OF] SECOND LIEN JOINDER AGREEMENT NO. [ ] dated as of [      ], 20[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Second Lien Intercreditor Agreement”), among DEUTSCHE BANK AG NEW YORK BRANCH, as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent and the additional Representatives from time to time a party thereto, and acknowledged and agreed to by NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “Company”), certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur Additional Second Lien Debt and to secure such Additional Second Lien Debt and related Additional Second Lien Obligations with a lien on the Collateral and to have such Additional Second Lien Debt guaranteed by the Grantors, in each case under and pursuant to the applicable Additional Second Lien Documents, each of the Additional Second Lien Representative and the Additional Second Lien Collateral Agent in respect of such Additional Second Lien Debt is required to become a Representative and Collateral Agent, respectively, under, and the Additional Second Lien Secured Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement.  Section 8.7 of the Second Lien Intercreditor Agreement provides that such Additional Second Lien Representative and Additional Second Lien Collateral Agent may become a Representative and Collateral Agent, respectively, under, and such Additional Second Lien Secured Parties may become subject to and bound by, the Second Lien Intercreditor Agreement pursuant to the execution and delivery by the Additional Second Lien Representative and Additional Second Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Second Lien Intercreditor Agreement.  The undersigned Additional Second Lien Representative (the “New Representative”) and Additional Second Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Second Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a Second Lien Representative and a Second Lien Collateral Agent, respectively, under, and the related Additional Second Lien Secured Parties represented by it become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein as a Second Lien Representative and a Second Lien Collateral Agent, respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and the Additional Second Lien Secured Parties represented by it, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Lien Representative and a Second Lien

1

Collateral Agent, respectively, and to the Additional Second Lien Secured Parties represented by it as Second Lien Secured Parties.  Each reference to a “Representative” or “Second Lien Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative, each reference to a “Collateral Agent” or “Second Lien Collateral Agent” in the Second Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent and each reference to “Second Lien Secured Parties” shall include the Additional Second Lien Secured Parties represented by such New Representative and New Collateral Agent.  The Second Lien Intercreditor Agreement is incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Second Lien Intercreditor Agreement and (iii) the Second Lien Documents relating to such Additional Second Lien Debt provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the Additional Second Lien Secured Parties in respect of such Additional Second Lien Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Lien Secured Parties.

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement.  All communications and

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notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE REPRESENTATIVE],
as [Insert title of Representative]

4

By:
Name:
Title:

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE COLLATERAL AGENT],
as [Insert title of Collateral Agent]

By:
Name:
Title:

5

Exhibit II to the
Second Lien Intercreditor Agreement

[FORM OF] FIRST LIEN JOINDER AGREEMENT NO. [ ] dated as of [      ], 20[  ] to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Second Lien Intercreditor Agreement”), among DEUTSCHE BANK AG NEW YORK BRANCH, as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by NEIMAN MARCUS GROUP LTD LLC, a [             ]  (the “Company”), certain subsidiaries and parent entities of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur [Additional First Lien Debt][Initial First Lien Obligations under the Replacement First Lien Credit Agreement] after the date of the Second Lien Intercreditor Agreement and to secure such [Additional First Lien Debt and related Additional First Lien Obligations][Initial First Lien Obligations] with a lien on the Collateral and to have such [Additional First Lien Debt and related Additional First Lien Obligations][Initial First Lien Obligations] guaranteed by the Grantors, in each case under and pursuant to the [applicable Additional First Lien Documents][Initial First Lien Documents], each of the [Additional First Lien Representative and the Additional First Lien Collateral Agent in respect of such Additional First Lien Debt and related Additional First Lien Obligations][Replacement First Lien Representative and Replacement First Lien Collateral Agent] is required to become [a Representative and Collateral Agent][the Initial First lien Representative and the Initial First Lien Collateral Agent], respectively, under, and the [Additional First Lien Secured Parties][Initial First Lien Secured Parties] in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement.  Section 8.7 of the Second Lien Intercreditor Agreement provides that such [Additional First Lien Representative and Additional First Lien Collateral Agent may become a Representative and Collateral Agent][Replacement First Lien Representative and Replacement First Lien Collateral Agent may become the Initial First Lien Representative and Initial First Lien Collateral Agent], respectively, under, and such [Additional First Lien Secured Parties][Initial First Lien Secured Parties] may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the [Additional First Lien Representative and Additional First Lien Collateral Agent][Replacement First Lien Representative and Replacement First Lien Collateral Agent] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Second Lien Intercreditor Agreement.  The undersigned [Additional First Lien Representative][Replacement First Lien Representative] (the “New Representative”) and [Additional First Lien Collateral Agent][Replacement First Lien Collateral Agent] (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Second Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

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In accordance with Section 8.7 of the Second Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a [First Lien Representative and a First Lien Collateral Agent][the Initial First Lien Representative and the Initial First Lien Collateral Agent], respectively, under, and the related [Additional First Lien][Initial First Lien] Secured Parties represented by it become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein [a First Lien Representative and a First Lien Collateral Agent][the Initial First Lien Representative and the Initial First Lien Collateral Agent], respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and the [Additional First Lien][Initial First Lien] Secured Parties represented by it, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as [a First Lien Representative and a First Lien Collateral Agent][the Initial First Lien Representative and Initial First Lien Collateral Agent], respectively, and to the [Additional First Lien][Initial First Lien] Secured Parties represented by it as [First Lien Secured Parties][Initial First Lien Secured Parties].  Each reference to a [“Representative” or “First Lien Representative”][“Initial First Lien Representative”] in the Second Lien Intercreditor Agreement shall be deemed to [include][refer] the New Representative, each reference to a [“Collateral Agent” or “First Lien Collateral Agent”][“Initial First Lien Collateral Agent”] in the Second Lien Intercreditor Agreement shall be deemed to [include][refer] the New Collateral Agent and each reference to [“First Lien Secured Parties”][“Initial First Lien Secured Parties”] shall include the [Additional First Lien Secured Parties][Initial First Lien Secured Parties] represented by such New Representative and New Collateral Agent.  The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of the Second Lien Intercreditor Agreement and (iii) the [First Lien Documents relating to such Additional First Lien Debt provide][Replacement First Lien Credit Agreement provides] that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the [Additional First Lien][Initial First Lien] Secured Parties in respect of such [Additional First Lien Debt][Initial First Lien Obligations] will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as [First Lien Secured Parties][Initial First Lien Secured Parties].

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

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Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Second Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Second Lien Intercreditor Agreement.  All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

3

IN WITNESS WHEREOF, the New Representative and the New Collateral Agent have duly executed this Joinder Agreement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE REPRESENTATIVE], as [Insert title of Representative]

By:
Name:
Title:

4

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE COLLATERAL AGENT], as [Insert title of Collateral Agent ]

By:
Name:
Title:

5

Exhibit III to the
Second Lien Intercreditor Agreement

[FORM OF] DEBT DESIGNATION NO. [ ] (this “Designation”) dated as of [      ], 20[  ] with respect to the SECOND LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “Second Lien Intercreditor Agreement”), among DEUTSCHE BANK AG NEW YORK BRANCH, as Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First Lien Secured Parties, [          ], as Initial Second Lien Representative, [      ], as Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agent from time to time a party thereto, and acknowledged and agreed to by NEIMAN MARCUS GROUP LTD LLC, a Delaware limited liability company (the “Company”), and certain subsidiaries and parent entities of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

This Designation is being executed and delivered in order to designate [additional][replacement] secured Obligations of the Company and the Grantors as [Additional First Lien Debt][Additional Second Lien Debt][Initial First Lien Obligations under the Replacement First Lien Credit Agreement] entitled to the benefit of and subject to the terms of the Second Lien Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Company hereby certifies on behalf of the Company that:

1.                                      [Insert name of the Company or other Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [            ] pursuant to the following agreement:  [describe credit/loan agreement indenture or other agreement giving rise to Additional First Lien Debt or Additional Second Lien Debt, as the case may be][Replacement Credit Agreement] (the “Designated Agreement”) which will be [Additional First Lien Obligations][Additional Second Lien Obligations][Initial First Lien Obligations] for purposes of the Second Lien Intercreditor Agreement.

2.                                      The incurrence of the Designated Obligations is permitted by each applicable First Lien Document and Second Lien Document.

3.                                      Conform the following as applicable; Pursuant to and for the purposes of Section 8.7 of the Second Lien Intercreditor Agreement, (i) the Designated Agreement is hereby designated as [an “Additional First Lien Document”] [an  “Additional Second Lien Document”][the “Replacement First Lien Credit Agreement”] [and][,] (ii) the Designated Obligations are hereby designated as [“Additional First Lien Obligations”] [“Additional Second Lien Obligations”][“Initial First Lien Obligations”] [insert for Replacement Credit Agreements only: and (iii) the Designated Agreement satisfies the requirements of a Replacement Credit Agreement].

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4.                                      a.  The name and address of the [Representative][Replacement First Lien Representative] for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

b.  The name and address of the [Collateral Agent][Replacement First Lien Collateral Agent] for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Company has caused this Designation to be duly executed by the undersigned Responsible Officer as of the day and year first above written.

NEIMAN MARCUS GROUP LTD LLC

By:
Name:
Title:

3

EXHIBIT I

FILO INTERCREDITOR PROVISIONS

Section 1                                              Definitions.

In this Exhibit I (the “FILO Intercreditor Provisions”), capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement to which this Exhibit is attached.  In addition, the following terms shall have the following meanings:

“ABL Term Loan Obligations” means all present or future loans, advances, debts, liabilities and obligations (whether or not performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to any Term Loan Claimholder in respect of any ABL Term Loan, whether or not evidenced by a Note, arising under the Agreement or any of the other Loan Documents, including all principal, interest, fees, expenses, charges, indemnities and other amounts (including interest, fees, expenses and other amounts accrued or incurred on and after the filing of a petition initiating any Insolvency or Liquidation Proceeding, whether or not such interest or fees are deemed to accrue, or such expenses or other amounts are incurred, after the filing of such petition and whether or not allowed or allowable as a claim in such proceeding).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors as now or hereafter in effect.

“Collateral Proceeds” means any proceeds, dividends, distributions or other payments (whether in cash, securities or other property) in respect of, or in substitution or exchange for, any Collateral or any Liens or claims on, based on or otherwise arising from or with respect to any Collateral (including claims in any Insolvency or Liquidation Proceeding), or from any sale or other disposition of any Collateral or any liquidation, foreclosure or similar transaction with respect to any Collateral.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Revolving Facility Claimholder” means, at any relevant time, the holders of Revolving Facility Claims at such time, including without limitation the Revolving Lenders and the Administrative Agent to the extent it is owed any Revolving Facility Claims by any Loan Party.

“Term Loan Claimholder” means, at any relevant time, the holders of ABL Term Loan Obligations at such time, including without limitation the ABL Term Loan Lenders and the Administrative Agent to the extent it is owed any ABL Term Loan Obligations by any Loan Party.

Section 2                                              Agreements Among Claimholders.

(a)                                 In any Insolvency or Liquidation Proceeding, the Revolving Facility Claimholder may seek adequate protection in the form of current post-petition interest payments, incurred fees and expenses, or other cash payments.  If, in any Insolvency or Liquidation Proceeding, the Revolving Facility Claimholders and the Term Loan Claimholders as a group are granted adequate protection in the form of current post-petition interest payments, incurred fees and expenses, or other cash payments, then the Term Loan Claimholders agree that the Revolving Facility Claimholders shall be entitled to receive all such payments until they have actually received the full amount of post-petition interest, fees, and expenses owed or to be owed thereto as of the date of each such payment(s), before any distribution from, or in respect of, any such post-petition payments may be made to the Term Loan Claimholders, with the Term Loan Claimholders hereby acknowledging and agreeing to turn over to the Revolving Facility Claimholders any Collateral Proceeds (including proceeds of post-petition assets) otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Loan Claimholders.

(b)                                 In any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to vote on any proposed plan under Chapter 11 of the Bankruptcy Code, but agree they shall only do so in the manner as expressly instructed by the Required Lenders or their agent.  The Term Loan Claimholders further agree that they will not raise any objection to, oppose, or otherwise take any action that could hinder, delay, interfere with, or impede the approval and confirmation of any plan under Chapter 11 of the Bankruptcy Code that is supported or proposed by the Required Lenders.

(c)                                  The Term Loan Claimholders agree that in any Insolvency or Liquidation Proceeding, their claims in respect of the Collateral or otherwise would not be “substantially similar” to those of the Revolving Facility Claimholders, as such term is utilized in Section 1122(a) of the Bankruptcy Code, and, therefore, shall be placed into a separate class of creditors from those of the Revolving Facility Claimholders for voting and all other purposes under any proposed plan under Chapter 11 of the Bankruptcy Code and will in any case not raise any objection to, oppose or otherwise take action that could interfere with such treatment of their claims in such manner.  The Term Loan Claimholders further agree that they will not vote to accept any proposed plan under Chapter 11 of the Bankruptcy Code that does not so separately classify their claims from those of the Revolving Facility Claimholders (except to the extent they are otherwise expressly instructed to do so by the Required Lenders or their agent).

(d)                                 If, notwithstanding the foregoing clause (c), in any Insolvency or Liquidation Proceeding, it is held that the claims of the Revolving Facility Claimholders and Term Loan Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Revolving Facility Claimholders shall be entitled to receive, in addition to Collateral Proceeds distributed to them from, or in respect of, principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs, premium and other charges, irrespective of whether all or any portion of the claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding pursuant to Section 506(b) of the Bankruptcy Code or otherwise, until the Discharge of ABL Revolving Claims, before any distribution of Collateral Proceeds is made in respect of the claims held by the Term Loan Claimholders, with the Term Loan Claimholders hereby acknowledging and agreeing to promptly turn over to the Administrative Agent for distribution to the Revolving Facility Claimholders in accordance with Section 2.18(3) of the Agreement any Collateral Proceeds otherwise received or receivable by them, without offset, defense, deduction or counterclaim of any kind, nature or description to the extent necessary to effectuate the intent of this sentence, until the Discharge of ABL Revolving Claims, even if such turnover has the effect of reducing the claim or recovery of the Term Loan Claimholders.

(e)                                  If (i) any Revolving Facility Claims are determined to be unsecured in part for purposes of Section 506(a) of the Bankruptcy Code, but would not have been deemed unsecured in part for such purposes, or would have been deemed to be unsecured in part by a lesser amount for such purposes, or (ii) any payments received in respect of any Revolving Facility Claims are voided, set aside or otherwise required to be returned, but would not have been voided, set aside or otherwise required to be returned, in either case if the ABL Term Loans had been subject to a separate junior lien on the Collateral, and any payment or distribution is made in respect of the Collateral to or for the benefit or account of the Term Loan Claimholders, such payment or distribution shall be held in trust for the benefit of Revolving Facility Claimholders up to an amount equal to the additional amount that would have been paid, payable or distributed in respect of the Revolving Facility Claims, or not voided, set aside or otherwise required to be returned, if such separate junior lien had existed, and shall be promptly transferred or delivered to the Administrative Agent for application to the Revolving Facility Claims in the manner provided in Section 2.18(3) of the Agreement.

(f)                                   Anything contained herein to the contrary notwithstanding, the Term Loan Claimholders shall not be entitled to share in or receive any Collateral Proceeds or any liens or claims on, based on or otherwise arising from or with respect to any Collateral (including claims in any Insolvency or Liquidation Proceeding), until the Discharge of ABL Revolving Claims or to the extent that the aggregate amount of the Revolving Facility Claims and ABL Term Loan Obligations then outstanding exceeds the aggregate value of the Collateral (net of prior liens and encumbrances) so that no portion of the claims of the Revolving Facility Claimholders in such Insolvency or Liquidation Proceeding shall be deemed an unsecured claim as a result of such excess.

Section 3                                              Exercise of Remedies.

(a)                                 So long as the Discharge of ABL Revolving Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Loan Party:

(i)                                     the Term Loan Claimholders:

(A)                               will not, independently without the express consent and, if requested by the Administrative Agent or the Required Lenders, a joinder by the Required Lenders (or the Administrative Agent on their behalf), exercise or seek to exercise any rights or remedies (including any right of set-off or recoupment) with respect to any Collateral (including the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Term Loan Claimholders and/or the Administrative Agent is a party) or institute or commence (or join with any other Person, other than the Required Lenders, in commencing) any enforcement, collection, execution, levy or foreclosure action or proceeding (including any Insolvency or Liquidation Proceeding) with respect to any Lien held by it or for its benefit under the Security Documents or otherwise;

(B)                               will not contest, protest or object to any foreclosure proceeding or action brought by the Revolving Facility Claimholders or the Administrative Agent, on behalf of any or all of the Revolving Facility Claimholders, or any other exercise by the Revolving Facility Claimholders, or the Administrative Agent, on behalf of any or all of the Revolving Facility Claimholders, of any rights and remedies relating to the Collateral or otherwise under the Security Documents, applicable law or otherwise, provided that the respective interests of the Term Loan Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2.18(3) of the Agreement;

(C)                               will not object to the forbearance by the Revolving Facility Claimholders, or the Administrative Agent, on behalf of the Revolving Facility Claimholders, or the refusal of the Revolving Facility Claimholders, or the Administrative Agent, on behalf of the Revolving Facility Claimholders, to consent to any requested act by the Term Loan Claimholders, or from the Revolving Facility Claimholders, or the Administrative Agent, on behalf of the Revolving Facility Claimholders, bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; and

(D)                               will not, independently, without the express written consent and, if required by the Administrative Agent or the Required Lenders, a joinder by the Required Lenders, file, pursuant to Section 109 or 303 of the Bankruptcy Code or otherwise, a petition in order to commence an Insolvency or Liquidation Proceeding against any Borrower and/or any other Loan Party (an “Involuntary Insolvency Proceeding”).  In the event that any Revolving Facility Claimholder or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, files a petition with the bankruptcy court pursuant to Section 109 of the Bankruptcy Code in order to commence an Involuntary Insolvency Proceeding, the Term Loan Claimholders agree that they will not oppose such petition or support any Person opposing such petition.

(ii)                                  Subject to Section 4 of these FILO Intercreditor Provisions, the Revolving Lenders and the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Term Loan Claimholders or the Administrative Agent, acting on behalf of the Term Loan Claimholders; except, however, that, if requested by the Administrative Agent, the Term Loan Claimholders shall join and shall otherwise support any such action taken by the Revolving Facility Claimholders; provided, that

(A)                               in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Loan Party, the Term Loan Claimholders may file a proof of claim or statement of interest with respect to the ABL Term Loan Obligations;

(B)                               the Term Loan Claimholders may join in any action undertaken by the Revolving Facility Claimholders in order to preserve or protect the Lien of the Administrative Agent on the Collateral; and

(C)                               the Term Loan Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of these FILO Intercreditor Provisions.

In exercising rights and remedies with respect to the Collateral, the Revolving Lenders and the Administrative Agent, on behalf of the Revolving Facility Claimholders, may enforce the provisions of the Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  The Term Loan Claimholders agree that the Revolving Facility Claimholders are not acting as the agent of the Term Loan Claimholders and do not otherwise owe them any fiduciary duty, and may instead act for all purposes in a manner that maximizes the interests of the Revolving Facility Claimholders.  Such exercise and enforcement shall include the rights of an agent appointed by the Required Lenders to sell or otherwise dispose of Collateral upon foreclosure, or to consent to the sale or other disposition of Collateral by or on behalf of any Loan Party, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)                                 The ABL Term Lenders agree that they will not take or receive any Collateral Proceeds in connection with the exercise of any right or remedy (including set-off or recoupment) with respect to any Collateral, and that any Collateral or Collateral Proceeds taken or received by the Administrative Agent, for the benefit of the Term Loan Claimholders, will be paid over to, or held by, the Administrative Agent for the benefit of the Revolving Facility Claimholders, unless and until the Discharge of ABL Revolving Claims occurs.  Without limiting the generality of the foregoing, unless and until the Discharge of ABL Revolving Claims occurs, except as expressly provided in Section 3(a)(ii) of these FILO Intercreditor Provisions, the sole right of the Term Loan Claimholders with respect to the Collateral is for the Administrative Agent to hold a Lien on the Collateral to secure the ABL Term Loan Obligations owing to them pursuant to the Loan Documents for the period and to the extent granted therein.

(c)                                  Subject to the proviso in clause (ii) of Section 3(a) and Section 3(d) of these FILO Intercreditor Provisions, the ABL Term Lenders agree that (i) the Term Loan Claimholders will not take any action that would hinder, delay or impede or object to any exercise of remedies of the Revolving Facility Claimholders (or the Administrative Agent on behalf of any or all of the Revolving Facility Claimholders or in accordance with the directions of the Required Lenders) under the Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and whether by the Administrative Agent on behalf of the Revolving Facility Claimholders or by any Loan Party with the consent of the Required Lenders, and (ii) the ABL Term Lenders hereby waive any and all rights they may have as a secured creditor or otherwise to object to the manner or order in which the Revolving Loan Claimholders (or the Administrative Agent on behalf of the Revolving Loan Claimholders) seek to enforce or collect the Revolving Facility Claims or the Liens granted in any of the Collateral.

(d)                                 The ABL Term Lenders hereby acknowledge and agree that no covenant, agreement or restriction contained in the Loan Documents shall be deemed to restrict in any way the rights and remedies of the Revolving Facility Claimholders with respect to the Collateral as set forth in the Agreement (including, without limitation, these FILO Intercreditor Provisions) and the other Loan Documents.

(e)                                  If any Term Loan Claimholder, contrary to the Agreement (including, without limitation, these FILO Intercreditor Provisions) commences or participates in any action or proceeding against any Loan Party or the Collateral, the Administrative Agent or the Revolving Lenders may interpose in the name of the Revolving Facility Claimholders the making of the Agreement (including, without limitation, these FILO Intercreditor Provisions) as a defense or dilatory plea.

(f)                                   Should any Term Loan Claimholder, contrary to the Agreement (including, without limitation, these FILO Intercreditor Provisions), in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to the Agreement (including, without limitation, these FILO Intercreditor Provisions), or fail to take any action required by these FILO Intercreditor Provisions, the Administrative Agent or the Revolving Lenders (in its own name or in the name of a Loan Party) may obtain relief against such Term Loan Claimholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Term Loan Claimholders that (i) the Revolving Facility Claimholders’ damages from such actions may be difficult to ascertain and may be irreparable, and (ii) the Term Loan Claimholders waive any defense that the Revolving Facility Claimholders cannot demonstrate damage or can be made whole by the awarding of damages and any requirement for the posting of a bond.

Section 4                                              Insolvency and Liquidation Proceedings.

(a)                                 Use of Cash Collateral and Financing Issues.  Until the Discharge of ABL Revolving Claims has occurred, if any Borrower or any other Loan Party shall be subject to any Insolvency or Liquidation Proceeding and the Required Lenders, or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, shall desire to permit the use of cash collateral on which the Revolving Loan Claimholders or any other creditor has a Lien or to permit any Borrower or any other Loan Party to obtain financing, from one or more of the Revolving Lenders (including under the Agreement) under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (each, a “DIP Financing”), then the Term Loan Claimholders and the Administrative Agent, acting on behalf of the Term Loan Claimholders, (A) agree that they will raise no objection to such use of cash collateral or DIP Financing, nor support any other Person objecting to, such use of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, or to the extent expressly permitted by Section 4(d) of these FILO Intercreditor Provisions) and, to the extent the Liens securing the Revolving Facility Claims are subordinated to or pari passu with any such DIP Financing provided by the Revolving Lenders, the Term Loan Claimholders agree that the Administrative Agent may subordinate the Liens in the Collateral to the extent held for the benefit of the Term Loan Claimholders to (x) the Liens securing such DIP Financing (and all obligations relating thereto), (y) any adequate protection Liens provided to the Administrative Agent on behalf of the Revolving Facility Claimholders or any of them (or any other agent on their behalf) and (z) any “carveout” for professional or United States Trustee fees agreed to by the Revolving Lenders or the Administrative Agent (or any other agent), acting on behalf of the Revolving Facility Claimholders; and (B) agree that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice.  If any Loan Party shall be subject to any Insolvency or Liquidation Proceeding, the Term Loan Claimholders agree that (other than with respect to any DIP Financing provided by any or all of the Revolving Lenders in accordance with the immediately preceding sentence and except as otherwise may be instructed by the Required Lenders) they will not consent to provide or participate in, or otherwise support, any DIP Financing that, pursuant to Section 364(d) of the Bankruptcy Code or otherwise, would be secured by a lien on any portion of the Collateral that is senior or equal to the lien of the Administrative Agent for the benefit of the any or all of the Revolving Facility Claimholders (or any other agent acting on their behalf) on the Collateral.  The Term Loan Claimholders further agree that, except as otherwise instructed by Required Facility Claimholders, they will join in or otherwise support any objection filed by the Revolving Lenders to any proposed DIP Financing by any Person that would be secured by a lien on any portion of the Collateral that is senior or equal to the liens of the Administrative Agent held for the benefit of the Revolving Facility Claimholders on the Collateral.

(b)                                 Sale Issues.  The Term Loan Claimholders agree that they will not raise any objection to or oppose a sale or other disposition of any Collateral (including any post-petition assets subject to liens in favor of the Lenders or the Administrative Agent on behalf of any Lenders or any other agent) free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Required Lenders under the Agreement have consented to such sale or disposition of such assets, so long as the interests of the Term Loan Claimholders in the Collateral (and any post-petition assets subject to liens in favor of the Lenders or the Administrative Agent on behalf of Lenders or any other agent) attach to the proceeds thereof, subject to the terms of the Agreement (including, without limitation, these FILO Intercreditor Provisions).  If requested by the Required Lenders in connection therewith, the Term Loan Claimholders shall affirmatively consent to such a sale or disposition and take such other action as may be required in connection therewith.

(c)                                  Relief from the Automatic Stay.  Until the Discharge of ABL Revolving Claims has occurred, the Term Loan Claimholders agree that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of, and, if required by Agent or the Required Lenders, a joinder in any such action by, the Required Lenders, or (ii) oppose any request by any Revolving Facility Claimholder (or the Administrative Agent on behalf of any Revolving Facility Claimholder) to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral.

(d)                                 Adequate Protection.

(i)                                     The Term Loan Claimholders agree that none of them shall contest (or support any other person contesting) (A) any request by the Revolving Facility Claimholders or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, for adequate protection or (B) any objection by the Revolving Facility Claimholders to any motion, relief, action or proceeding based on the Revolving Facility Claimholders claiming a lack of adequate protection.  In any Insolvency or Liquidation Proceeding, the Term Loan Claimholders may not, without the express written consent of, or joinder by, the Required Lenders, independently seek adequate protection in respect of the ABL Term Loan Obligations.  In the event the Revolving Facility Claimholders seek or request adequate protection in respect of Revolving Facility Claims and such adequate protection is granted in the form of additional collateral, then the Term Loan Claimholders agree that their rights in respect of any Lien on such additional collateral securing the ABL Term Loan Obligations shall be junior to the rights in respect of such Liens securing the Revolving Facility Claims and any DIP Financing (and all obligations relating thereto) and to any other Liens granted to the Revolving Facility Claimholders (or the Administrative Agent or any other agent for the benefit of any or all of Revolving Facility Claimholders) as adequate protection, in each case on the same basis as set forth in Section 2.18(3) of the Agreement.

(ii)                                  Similarly, if the Revolving Facility Claimholders and the Term Loan Claimholders are granted adequate protection in the form of a superpriority claim, then the Term Loan Claimholders agree that their interest in any such superpriority claim will be junior in all respects to interests of the Revolving Facility Claimholders in such superpriority claim.

(e)                                  No Waiver.  Nothing contained herein shall prohibit or in any way limit the Revolving Facility Claimholders or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Term Loan Claimholders in violation of the Agreement (including, without limitation, these FILO Intercreditor Provisions), including the seeking by the Term Loan Claimholders or the Administrative Agent, acting on behalf of the Term Loan Claimholders, of adequate protection or the asserting by the Term Loan Claimholders or the Administrative Agent, acting on behalf of the Term Loan Claimholders, of any of its rights and remedies under the Loan Documents or otherwise without the express written consent of the Required Lenders; provided, however, that this Section 4(e) shall not limit the rights of the Term Loan Claimholders under the proviso in Section 3(a)(ii) or under Section 4(d) or Section 4(h), in each case of these FILO Intercreditor Provisions.

(f)                                   Avoidance Issues.  In addition to any other rights provided to the Revolving Facility Claimholders hereunder (including Section 2(e) of these FILO Intercreditor Provisions), if any Revolving Facility Claimholder is required in any Insolvency or Liquidation Proceeding, or otherwise, to turn over or otherwise pay to the estate of any Borrower or any other Loan Party any amount in respect of a Revolving Facility Claim (a “Recovery”), then such Revolving Facility Claimholders shall be entitled to a reinstatement of Revolving Facility Claims with respect to all such recovered amounts.  If the Agreement (including, without limitation, these FILO Intercreditor Provisions) shall have been terminated prior to such Recovery, the Agreement (including, without limitation, these FILO Intercreditor Provisions), shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.  Collateral or Collateral Proceeds received by the Term Loan Claimholders or the Administrative Agent, acting on behalf of the Term Loan Claimholders, after the Discharge of ABL Revolving Claims and prior to the reinstatement of such Revolving Facility Claims shall be delivered to the Revolving Lenders upon such reinstatement.

(g)                                  Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Revolving Facility Claims and on account of ABL Term Loan Obligations, then, to the extent the debt obligations distributed on account of the Revolving Facility Claims and on account of the ABL Term Loan Obligations are secured by Liens upon the same property, the provisions of the Agreement (including, without limitation, these FILO

Intercreditor Provisions) will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(h)                                 Post-Petition Claims.

(i)                                     Neither the Term Loan Claimholders nor the Administrative Agent, acting on behalf of the Term Loan Claimholders, shall oppose or seek to challenge any claim by the Revolving Facility Claimholders or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, for allowance in any Insolvency or Liquidation Proceeding of Revolving Facility Claims consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Collateral subject to the Lien of the Administrative Agent to secure the Revolving Facility Claims, without regard to the existence of the Lien of the Administrative Agent to secure the ABL Term Loan Obligations.

(ii)                                  Neither the Revolving Facility Claimholders nor the Administrative Agent, acting on behalf of the Revolving Facility Claimholders shall oppose or seek to challenge any claim by the Term Loan Claimholders or the Administrative Agent, acting on behalf of the Term Loan Claimholders, for allowance in any Insolvency or Liquidation Proceeding of ABL Term Loan Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Term Loan Claimholders’ Lien on the Collateral (after taking into account the Revolving Facility Claims).

(i)                                     Waiver.  The Term Loan Claimholders waive any claim they may hereafter have against the Revolving Facility Claimholders arising out of the election of the Revolving Facility Claimholders or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, of the application of Section 1111(b)(2) of the Bankruptcy Code, or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

(j)                                    Expense Claims.  Neither the Term Loan Claimholders nor the Administrative Agent, acting on behalf of the Term Loan Claimholders, will (i) contest the payment of fees, expenses or other amounts to any Revolving Facility Claimholder or the Administrative Agent, acting on behalf of the Revolving Facility Claimholders, under Section 506(b) of the Bankruptcy Code or otherwise to the extent provided for in the Agreement (including, without limitation, these FILO Intercreditor Provisions) or (ii) assert or enforce, at any time prior to the Discharge of ABL Revolving Claims, any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Revolving Facility Claims for costs or expenses of preserving or disposing of any Collateral.

(k)                                 Other Matters.  To the extent that any Term Loan Claimholder or the Administrative Agent, acting on behalf of the Term Loan Claimholders, has or acquires rights under Section 361, Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Collateral, the Term Loan Claimholders agree not to assert any of such rights without the prior written consent of the Required Lenders; provided that if requested by the Required Lenders, the ABL Term Lenders shall timely exercise such rights in the manner requested by the Required Lenders, including any rights to payments in respect of such rights.

(l)                                     Effectiveness in Insolvency or Liquidation Proceedings.  Sections 1 through Section 4 of these FILO Intercreditor Provisions, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding.  All references in such Sections to any Loan Party shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

EXHIBIT J

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the      day of              , 2019, by and between [NMG NOTES PROPCO LLC](1)/[NMG TERM LOAN PROPCO LLC](2), a Delaware limited liability company (hereinafter called “Sublandlord”), and                       , a                       (hereinafter called “Subtenant”);

W I T N E S S E T H:

WHEREAS, Sublandlord is a wholly-owned subsidiary of Subtenant;

WHEREAS, Subtenant was party as tenant to that certain [lease, sublease or sub-sublease], dated [   ] with                   , a                as landlord (“Landlord”), as more particularly described on Exhibit A annexed hereto and made a part hereof  (hereinafter called the “Prime Lease”);

WHEREAS, Subtenant, as the prior tenant under the Prime Lease, leased the demised premises located at                 (the “Leased Premises”);

WHEREAS, Subtenant, as assignor, and Sublandlord, as assignee, entered into an Assignment and Assumption of Lease (the “Assignment”) pursuant to which Subtenant assigned to Sublandlord all of Subtenant’s right, title and interest in and to the leasehold interest in the Prime Lease; and

WHEREAS, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the Leased Premises, of which Subtenant is currently in possession and on which Subtenant is currently operating a [Neiman Marcus] [Bergdorf Goodman] store (hereinafter, the “Store”), all upon the terms and subject to the conditions and provisions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                      Demise; Use.  Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Leased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used solely for the purposes permitted under the Prime Lease, including operating the Store in accordance with all operating covenants and requirements (including with respect to trade name) of the Prime Lease.

2.                                      Term.  The term (the “Term”) of this Sublease shall commence on                , 2019 (the “Commencement Date”) and, unless sooner terminated pursuant to the provisions hereof, shall terminate on the earlier of the one-year anniversary of the Commencement Date (such date, and each applicable subsequent anniversary following an

(1)  Use for PropCo Assets

(2)  Use for New Term Loan Assets

extension pursuant to the proviso to this sentence, the “Scheduled Expiry Date”) and the prior termination of the term of the Prime Lease for any reason whatsoever; provided, the Term shall automatically be extended by an additional year after the Scheduled Expiry Date (subject to prior termination of the Prime Lease) if neither party has delivered to the other written notice of its intent to terminate this Sublease at least ten (10) business days prior to the Scheduled Expiry Date.

3.                                      Base Rent.

(a)                                 Subtenant shall pay to Landlord directly on behalf of Sublandlord annual fixed rental (hereinafter called “Base Rent”) for the Leased Premises equal to the [Base Rent] (as defined in the Prime Lease) payable by Sublandlord to Landlord under the Prime Lease.  Base Rent shall be due and payable pursuant to the terms and provisions of the Prime Lease.

(b)                                 All Base Rent and Additional Rent (as defined below) shall be paid directly to Landlord at the address designated under the Prime Lease or by notice from Landlord or at such other place as Sublandlord may designate by notice to Subtenant.

4.                                      Additional Rent; Payments; Interest.

(a)                                 In addition to Base Rent, Subtenant shall also pay to Sublandlord all other charges, costs, expenses, fees and other amounts, including real property taxes and assessments, sewer rents, utilities, common area charges, and percentage or contingent rent, including late payments, interest, and costs and fees of collection, including attorney fees (collectively “Additional Rent”) payable by Sublandlord under the Prime Lease.  Without limiting the foregoing, Subtenant shall maintain and provide to Landlord all reports and accountings with respect to rent, issues and profits and percentage rent of Subtenant with respect to the Leased Premises required under the Prime Lease.

(b)                                 Each amount due pursuant to Subsection 4(a) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable no later than the date on which any such amount is due and payable under the Prime Lease.

(c)                                  All amounts other than Base Rent payable to, or on behalf of, Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease.  All past due installments of Base Rent and additional rent shall bear interest from the date that is the earlier of the date provided in the Prime Lease for the applicable payment or five (5) business days following receipt of written notice thereof from Sublandlord until paid at the rate per annum equal to the greater of the rate provided in the Prime Lease or three percent (3%) in excess of the Prime Rate (as hereinafter defined) (the “Default Rate”) in effect from time to time, which rate shall change from time to time as of the effective date of each change in the Prime Rate, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.  For the purposes of this Sublease, the term “Prime Rate” shall mean the base rate on corporate loans at large U.S. money centers or commercial banks as published from time to time by the Wall Street Journal.

(d)                                 As and to the extent provided in the Prime Lease or as Landlord and Subtenant may otherwise agree, Subtenant shall pay Landlord on the due dates as provided in the Prime Lease or as otherwise agreed by the parties, for all services requested by Subtenant which are billed by Landlord directly to Subtenant rather than Sublandlord, all of which shall constitute Additional Rent.

5.                                      Condition of Leased Premises.  Subtenant, as the present occupant and operator of the Leased Premises, acknowledges and agrees that it takes the Leased Premises “as is”, “where is” and “with all faults”, and that Sublandlord does not make any warranties, representations or promises with respect to the Leased Premises or the Prime Lease of any kind whatsoever, express or implied, including without limitation with respect to state of title, physical condition or environmental condition, or fitness for any particular use. Subtenant’s taking possession of the Leased Premises pursuant to this Sublease shall be conclusive evidence as against Subtenant that the Leased Premises were in good order and satisfactory condition when Subtenant took possession.  No promise of Sublandlord to alter, remodel or improve the Leased Premises, except as may be expressly provided herein, and no representation respecting the condition of the Leased Premises have been made by Sublandlord to Subtenant.  Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession (including any rejection of this Sublease in bankruptcy), Subtenant shall surrender the Leased Premises in the condition required pursuant to the Prime Lease (including environmental matters).

6.                                      The Prime Lease.

(a)                                 This Sublease and all rights, privileges and interests of Subtenant hereunder and with respect to the Leased Premises are subject to all of the terms, conditions, covenants, warranties, representations and provisions of the Prime Lease.  Notwithstanding any provision to the contrary in the Assignment, as between Sublandlord and Subtenant, Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Leased Premises, all of Sublandlord’s obligations, warranties, representations, covenants, agreements, provisions and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease. Without limitation of the foregoing:

(i)                                     Subtenant shall not make any changes, alterations or additions in or to the Leased Premises except as otherwise expressly provided in the Prime Lease or herein;

(ii)                                  If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Landlord and Sublandlord.  Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent.  All such consents shall be at the sole cost and expense of Subtenant;

(iii)                               Sublandlord shall have the right during all normal business hours upon reasonable prior notice to Subtenant to enter upon and inspect the Leased

Premises.  Without limiting the foregoing, all rights given to Landlord and its agents and representatives by the Prime Lease to enter and/or inspect the Leased Premises shall inure to the benefit of Sublandlord and their respective agents and representatives with respect to the Leased Premises;

(iv)                              Sublandlord shall also have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease;

(v)                                 Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease; and

(vi)                              Subtenant shall not do anything or suffer or permit anything to be done which could result in a default or breach under the Prime Lease or permit the Prime Lease, with the passage of time or the service of notice or both, to be cancelled or terminated (or which could limit or prohibit Sublandlord from exercising any option or right of renewal, first negotiation, first refusal or right of expansion under the Prime Lease).

(b)                                 In addition to the other covenants and obligations under this Sublease and the Prime Lease as incorporated herein, and without limitation of the foregoing, Sublandlord agrees as follows, subject in each case to the due and punctual performance and observance of all covenants and obligations of Subtenant hereunder:

(i)                                     Sublandlord shall not do anything which could reasonably be expected to result in a default under the Prime Lease; provided, however, that Sublandlord shall not be in default of this covenant to the extent the default under the Prime Lease is caused or attributable (in whole or in part) by Subtenant, its shareholders, partners, members, directors, officers, employees, agents, customers or invitees.

(ii)                                  Sublandlord shall not amend, modify or terminate the Prime Lease, without the prior written consent of Subtenant, which may be withheld in its sole discretion to the extent the same could increase Subtenant’s liabilities or obligations under this Sublease.

(iii)                               If any action to be taken by Subtenant or any other matter would require the consent or approval of Sublandlord under this Sublease, but not Landlord under the Prime Lease, Sublandlord’s consent or approval shall not be unreasonably withheld, conditioned or delayed.  If any action to be taken by Subtenant or any other matter would require the consent or approval of Landlord under the Prime Lease, (i) Sublandlord shall be deemed to have consented to or approved such request if Landlord consents to or approves the same, and (ii) Sublandlord shall be deemed not to have consented to or approved such request if Landlord does not consent to or approve the same.

(iv)                              Sublandlord shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest in this

Sublease, whether voluntarily, by operation of law or otherwise (including a merger or transfer of voting control in Sublandlord), in each case without the prior written consent of Subtenant, which may be withheld in its sole discretion.

(c)                                  Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i)                                     Subtenant shall not assign, mortgage, pledge, hypothecate, or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, directly or indirectly, by operation of law or otherwise, or permit the use of the Leased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Leased Premises or any part thereof;

(ii)                                  in the event of any condemnation or casualty damage or destruction of the Leased Premises, Sublandlord shall have no obligation to restore the Leased Premises, all such obligations (if any) of Sublandlord as the tenant under the Prime Lease (if any) to be performed by Subtenant; provided that neither rental nor additional rent or other payments hereunder shall abate or be suspended by reason of any condemnation, damage to or destruction of the Leased Premises or any part thereof, unless, and then only to the extent that, rental and additional rent and such other payments actually abate under the Prime Lease with respect to the Leased Premises on account of such event;

(iii)                               Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Leased Premises;

(iv)                              Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option or right of first refusal, first negotiation or first offer to extend the term of the Prime Lease or lease additional space; and

(v)                                 In the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of the Prime Lease shall, in all instances, govern and control.

(d)                                 It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, inducements, rent or other concessions or abatements, allowances, tenant improvements or landlord’s work, if any, made by Landlord in the Prime Lease.  With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord.  Sublandlord shall not be liable in any respect,  in damages or otherwise, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.

(e)                                  Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, unless Subtenant attorns to Landlord by written instrument.

(f)                                   Nothing contained in this Sublease shall be construed to release the Sublandlord of any of its obligations or liabilities owed to Landlord under the Prime Lease.

7.                                      Default by Subtenant.

(a)                                 Upon the happening of any of the following:

(i)                                     Subtenant fails to pay any Base Rent or Additional Rent within five (5) days after the date it is due;

(ii)                                  Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for five (5) business days after notice thereof from Sublandlord to Subtenant;

(iii)                               Subtenant fails to perform or observe any other covenant, obligation or agreement set forth in this Sublease and such failure continues until the earlier of (1) ten (10) business days after notice thereof from Sublandlord to Subtenant or (2) any earlier date specified for default under the Prime Lease, any Superior Interest or any Ancillary Document, as the case may be; or

(iv)                              any other event occurs which involves Subtenant or the Leased Premises or any part thereof and which would constitute a default under the Prime Lease if it involved Sublandlord (or any agent. representative, officer, director, manager or shareholder of Subtenant) or the Leased Premises, subject to any notice and cure periods thereunder;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without any further demand or notice, and without limitation of any other rights and remedies available to it  hereunder or at law or in equity, all of which rights are hereby expressly reserved, any and all of the equivalent rights and remedies of Landlord set forth in the Prime Lease with respect to the Leased Premises in the event of a default by Sublandlord thereunder (including without limitation the right to terminate this Sublease and recover possession of the Leased Premises free of all rights and interests of Subtenant).

(b)                                 In the event Subtenant fails or refuses to make any payment or perform any covenant, obligation or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant, obligation or agreement (but shall not have any obligation to Subtenant to do so).  In such event, all amounts so paid and all amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord or Landlord in connection therewith, together with interest at the Default Rate, shall be additional rent hereunder.

8.                                      Nonwaiver.  Failure of Sublandlord to declare any default or delay in taking any action, or partial exercise of any rights or remedies, in connection therewith shall not waive such default.  No receipt of moneys or performance of obligations by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice of termination or eviction shall reinstate, continue or extend the term or Subtenant’s right of occupancy or possession or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys or performance of obligations.

9.                                      Cumulative Rights and Remedies.  All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

10.                               Waiver of Claims and Indemnity.

(a)                                 Subtenant hereby releases and waives any and all claims against Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees for injury or damage to person, property or business sustained in or about the Leased Premises by Subtenant other than by reason of gross negligence or willful misconduct and except in any case which would render this release and waiver void under applicable law.

(b)                                 Subtenant agrees to indemnify, defend and hold harmless Landlord and its beneficiaries, Sublandlord and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, liabilities, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising out of or with respect to or from Subtenant’s use, possession or occupancy (or rights thereto) of the Leased Premises (including such use, possession or occupancy by Subtenant prior to the commencement of the Term in its capacity as prior tenant under the Prime Lease), or any events or occurrences on, under, or about the Leased Premises, Subtenant’s construction or authorization of any work or leasehold improvements in the Leased Premises or from any breach or default on the part of Subtenant in the performance of any agreement, covenant, obligation, warranty or representation of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Leased Premises, other than by reason of gross negligence or willful misconduct on the part of any of the foregoing indemnitees.  In case any action or  proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord (and, if provided in the Prime Lease, by Landlord).

(c)                                  Subtenant acknowledges that prior to the assignment to, and assumption by, Sublandlord of the Prime Lease, Subtenant was the tenant under the Prime Lease, and agrees that all of Subtenant’s liabilities and obligations under this Sublease, including, without limitation, Subtenant’s indemnification obligations under Section 10(b), shall apply to the extent such liabilities or obligations arise from any matter first arising or accruing during Subtenant’s tenancy and occupancy of the Leased Premises under the

Prime Lease (the “Subtenant Occupancy Period”).  Sublandlord acknowledges and agrees that such obligations of Subtenant shall not apply to any matter first arising or accruing during the period of time (i) prior to the Subtenant Occupancy Period, or (ii) after the expiration or earlier termination of the Term of this Sublease, except to the extent such liabilities or obligations expressly survive such expiration or termination.

11.                               Waiver of Subrogation.  Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or any personal property of any person therein, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies.

12.                               Successors and Assigns.  This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.  The provisions of Subsection 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.

13.                               Entire Agreement.  This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Leased Premises.  No prior agreement or understanding pertaining to the same shall be valid or of any force or effect.  The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

14.                               Notices.

(a)                                 In the event any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Leased Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.

(b)                                 Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Leased Premises shall be in writing and shall not be effective for any purpose unless the same shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid; provided, however, that all notices of default shall be served either by personal delivery with a receipt requested or by overnight air courier service, addressed as follows:

if to Sublandlord:	[ ]
One Marcus Square 1618 Main Street Dallas, Texas 75201 Attention: Tracy M. Preston, Esq. Facsimile: (214) 743-7611

if to Subtenant:	[ ] One Marcus Square 1618 Main Street Dallas, Texas 75201 Attention: Tracy M. Preston, Esq. Facsimile: (214) 743-7611

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery.  Either party may change its address for receipt of notices by giving notice to the other party.

15.                               Electronic Transmission; Counterparts.  Sublandlord and Subtenant may deliver executed signature page(s) to this Sublease by electronic transmission to the other party, which electronic copy shall be deemed to be an original executed signature page.  This Sublease may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page.

16.  Superior Interests; Ancillary Documents.  Except as expressly provided herein to the contrary, Subtenant acknowledges and agrees that this Sublease is expressly subject and subordinate to, and Subtenant shall observe and perform, Sublandlord’s obligations with respect to, (a) all  superior fee, leasehold and mortgage or security interests affecting the Leased Premises (collectively, “Superior Interests”) existing as of the date hereof until such time as such Superior Interests are terminated or released, (b) all future Superior Interests to the extent expressly provided in Superior Interests existing as of the date hereof until such time such future Superior Interests are terminated or released, and (c) all ancillary agreements and documents (including, without limitation, reciprocal easement and/or operating agreements affecting the Lease Premises as of the date hereof (including any of the same identified on Exhibit A, collectively, the “Ancillary Documents”)), as all such Superior Interests and Ancillary Documents may hereinafter be amended or supplemented from time to time.

[Signature Pages Follow]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

SUBLANDLORD:	SUBTENANT:

[NMG NOTES PROPCO LLC] /[NMG TERM LOAN PROPCO LLC]

By:	By:

Its:	Its:

Exhibit A

Ancillary Documents

ANNEX D

Amended and Restated ABL Guarantee and Collateral Agreement

See Exhibit 10.4.